Form 10-K, Exhibit 13
period 1996-12-31
FLUSHING FINANCIAL CORP
filed 1997-03-31
CIK 923139

[LOGO]

---------------------
FFC
Flushing
Financial Corporation
---------------------



                         Flushing Financial Corporation
                         ------------------------------
                               1996 Annual Report





                                                               [LOGO]
                                                               -----------------
                                                               FSB
                                                               Flushing
                                                               Savings Bank, FSB
                                                               -----------------

Flushing Financial Corporation
Corporate Profile


Flushing Financial Corporation, a Delaware corporation, was organized in May 1994 as the holding company for Flushing Savings Bank, FSB, a federally chartered, FDIC insured savings institution originally organized in 1929.

The Bank is a consumer-oriented savings institution primarily engaged in attracting deposits from the local communities of Queens, Nassau, Brooklyn and Manhattan and investing such deposits and other available funds primarily in originations or purchases of one-to-four family residential loans, multi-family mortgage loans and commercial real estate loans.

Flushing Financial Corporation's common stock is publicly traded on the Nasdaq National Market under the symbol "FFIC".


Flushing Financial Corporation
Table of Contents


Financial Highlights                                                          1
To Our Shareholders                                                           2
Selected Financial Data                                                       5
Management's Discussion & Analysis of
  Financial Condition & Results of Operations                                 7
Consolidated Financial Statements                                            17
Notes to Consolidated Financial Statements                                   22
Report of Independent Accountants                                            40
Corporate & Shareholder Information                           Inside Back Cover

Flushing Financial Corporation
Financial Highlights


===================================================================================================================================
At or for the Year Ended December 31,                                                                1996                    1995
-----------------------------------------------------------------------------------------------------------------------------------

Selected Financial Data                                                               (Dollars in thousands, except per share data)
Total assets .......................................................................            $   775,343             $   708,384
Loans receivable, net ..............................................................                382,781                 280,126
Mortgage-backed securities .........................................................                141,038                 179,300
Other securities ...................................................................                190,857                 202,147
Real estate owned, net .............................................................                  1,218                   1,869
Deposits ...........................................................................                584,479                 559,864
Stockholders' equity(1) ............................................................                133,281                 141,330
Book value per share ...............................................................            $     16.15             $     16.39
===================================================================================================================================

Selected Operating Data
Net interest income ................................................................            $    28,759             $    21,807
Net income .........................................................................                  6,715                   3,286
Earnings per share(2) ..............................................................            $      0.84           Not meaningful
===================================================================================================================================

Financial Ratios
Return on average assets ...........................................................                   0.89%                   0.53%
Net interest margin ................................................................                   4.01                    3.74
Net interest rate spread ...........................................................                   3.29                    3.51
Efficiency ratio ...................................................................                  58.33                   64.69
Equity to total assets .............................................................                  17.19                   19.95
Non-performing assets to total assets ..............................................                   0.47                    0.97
Allowance for possible loan losses to gross loans ..................................                   1.39                    1.85
Allowance for possible loan losses to non-performing loans .........................                 225.79                  106.61
===================================================================================================================================

(1) Reflects unrealized loss of $1.2 million on securities available for sale, net of taxes at December 31, 1996 and an unrealized gain of $1.6 million at December 31, 1995.

(2) The Company completed its initial public offering on November 21, 1995. Earnings of the Company from the period November 21, 1995 through December 31, 1995 year end were $655,000 which, based on 7,935,552 weighted average shares outstanding for the same period equals $0.08 per share.



  [THE FOLLOWING TABLES WERE PRESENTED AS BAR CHARTS IN THE PRINTED MATERIAL]


<<<<<<<<<<<<<<<<<<<<<<<<INSERT TABLES>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>>

Flushing Financial Corporation
To Our Shareholders, Customers and Friends:




1996 marked increased profitability and
{the fifth year}  of
improvement in asset quality




1996, our first full year as a public company, was a year of solid accomplishment, with significant increases achieved in net income and earnings per share as we continued to leverage our strong capital position and shift our asset base to a higher yielding mix.

We reported net income of $6.7 million or $0.84 per share--more than double that of a year ago. Total assets grew by 9.5 percent to $775.3 million, reflecting principally the achievement of our planned growth in both the residential and multi-family mortgage loan portfolios. Total mortgage loans increased during the year by $103.6 million, or 36 percent, while securities available for sale declined by $49.6 million as we accelerated implementation of our asset mix strategy, while maintaining our strict underwriting standards.

Net interest income improved, principally as a result of the expansion of our loan originations during the year, which were funded through deposit growth and leveraged by borrowings from the Federal Home Loan Bank (FHLB). We stated in last year's report that we would employ such leveraging strategies when we concluded that the risk/ reward criteria met our standards. The improvement in net interest income was offset somewhat by continued increases in the cost of a changing deposit mix as depositors moved to higher-cost certificates of deposits
(CDs).

Despite the asset growth, we continued to monitor our expenses carefully and actually achieved a reduction in non-interest expense from a year ago. As a consequence, our efficiency ratio improved to 58 percent from 65 percent a year ago. We intend to continue to improve our efficiency ratio going forward and are implementing improvements to our operations infrastructure.

In addition to increased profitability, 1996 marked the fifth year of improvement in asset quality, by all standard measures. Some measures of the progress are:


o Total non-performing assets as a percentage of total assets has declined to
0.47 percent at 1996 year end from 0.97 percent a year earlier.

o Our ratio of allowances for loan losses to non-performing assets increased sharply to 149.94 percent from 77.52 percent a year ago.

o The real estate owned account was reduced by 35 percent, the third year of improvement, and amounted to $1.2 million at 1996 year end compared to over $1.9 million a year ago.

Our significant capital strength continues to be reflected in the Bank's regulatory capital ratios, which exceed, in all cases, the minimum regulatory requirements. That capital foundation, together with the Bank's continued earnings performance, led the Board of Directors to initiate payment of cash dividends on common stock and authorize a series of stock repurchase programs with the objective of enhancing shareholder value. Specifically:

o In September, the Board initiated a quarterly cash dividend policy with an initial indicated annual dividend rate of $0.16 per share. The Board declared quarterly cash dividends of $0.04 per share on the common stock payable in October and December, 1996 and March, 1997. The Board will continue to review the level of dividends quarterly, based on earnings, financial conditions, capital requirements and other factors.

o In June, and again in December of 1996, we announced our intention to repurchase up to 1,126,038 shares in the aggregate, representing approximately 13 percent of our outstanding common stock, in open market transactions. As of December 31, 1996, we had repurchased 667,650 common shares at a cost of $12.2 million, leaving 458,388 shares to be repurchased under our Share Repurchase Programs. Our total shares outstanding at December 31, 1996 were 8,250,497.

In order to safeguard the interests of its shareholders, the Board of Directors adopted a Stockholder Rights Plan on September 18, 1996. The rights plan is designed to preserve long-term values and protect shareholders against stock accumulations and other abusive tactics that might be used to acquire control of the Company for an inadequate value.

[PHOTO]

Gerard P. Tully, Sr.                          John F. McConnell

Our focus in 1997 will be to continue to {pursue} structured and orderly growth


As we have said previously, we have a plan to grow this institution to increase the value of your investment and a very strong capital position with which to implement that plan. Our focus in 1997 will be to continue to pursue structured and orderly growth and to reallocate the mix of our assets toward the achievement of an appropriate, sustainable rate of return on equity to our shareholders. Elements of the plan include:

o The growth of our customer base through the introduction of new and enhanced loan and other products that address the specific needs of our target markets, while continuing to adhere to our established underwriting and investment standards to ensure continued high asset quality.

o The continued improvements in our already high standard of service excellence and the accelerated pace of new systems implementation bank-wide.

o The pursuit of an expansion strategy that is accretive to earnings, including appropriate acquisition opportunities.

o Maintaining our reputation as a quality, community-involved financial institution.

The Company's employees at every level are the front line in the quality of service we render to our customers and are instrumental in achieving our plans. To them, we express our gratitude for the accomplishments to date, as well as those to come.

On behalf of all of your management and Board of Directors, may we express our appreciation to our original shareholders and to those who have joined us in the last year. We assure you that we are dedicated to increasing shareholder value and appreciate the confidence you have evidenced by your investment in Flushing Financial.

We would like to particularly express our sincere gratitude to Mr. Thomas R. Trent, who has recently retired from our Board of Directors after thirty years of service. His knowledge of the banking industry, his sound judgment and the respect he commanded will be deeply missed.



/s/ Gerard P. Tully, Sr.
Gerard P. Tully, Sr.
Chairman


/s/ James F. McConnell
James F. McConnell
President and
Chief Executive Officer

Flushing Financial Corporation
Selected Financial Data


====================================================================================================================================
At and for the years ended December 31,                           1996           1995           1994           1993          1992
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets ..............................................    $ 775,343      $ 708,384      $ 592,014      $ 615,501     $ 596,258
Loans, net ................................................      382,781        280,126        252,116        254,591       295,280
Investment securities .....................................         --             --             --             --         257,379
Securities held to maturity ...............................         --             --           90,945         58,129          --
Securities available for sale .............................      331,895        381,447        195,978        249,639          --
Real estate owned, net ....................................        1,218          1,869          3,468          7,762         8,532
Deposits ..................................................      584,479        559,864        532,141        561,456       551,449
Stockholders' equity ......................................      133,281        141,330         40,115         45,345        37,734
Book value per share(1) ...................................        16.15          16.39           --             --            --

Selected Operating Data
Interest and dividend income ..............................    $  55,061      $  44,705      $  42,511      $  43,604     $  48,330
Interest expense ..........................................       26,302         22,898         19,440         20,030        25,474
                                                               ---------------------------------------------------------------------
    Net interest income ...................................       28,759         21,807         23,071         23,574        22,856
Provision for loan losses .................................          418            496            246          2,522         2,809
                                                               ---------------------------------------------------------------------
    Net interest income after provision
      for loan losses .....................................       28,341         21,311         22,825         21,052        20,047
                                                               ---------------------------------------------------------------------
Non-interest income:
  Net gains (losses) on sales of securities
    and loans .............................................          126           (316)          (122)         2,004         2,329
  Amortization of deferred gain from
    sale of real estate ...................................         --            2,784           --             --            --
  New York State gains tax refund .........................         --              387           --             --            --
  Other income ............................................        1,623          1,830          1,321          1,426           849
                                                               ---------------------------------------------------------------------
    Total non-interest income .............................        1,749          4,685          1,199          3,430         3,178
                                                               ---------------------------------------------------------------------
Non-interest expense:
  General and administrative ..............................       17,906         16,818         15,732         15,191        14,173
  Expenses on real estate owned, net ......................          318            540            526          1,572           807
  Recovery (Provision) for deposits at Nationar ...........         (660)           660           --             --            --
  Conversion expenses .....................................         --            2,222           --             --            --
                                                               ---------------------------------------------------------------------
    Total non-interest expense ............................       17,564         20,240         16,258         16,763        14,980
                                                               ---------------------------------------------------------------------
Income before income taxes and cumulative
  effect of changes in accounting principles ..............       12,526          5,756          7,766          7,719         8,245
Income tax provision ......................................        5,811          2,470          3,331          3,114         4,749
                                                               ---------------------------------------------------------------------
Income before cumulative effect of changes
  in accounting principles ................................        6,715          3,286          4,435          4,605         3,496
Net cumulative effect of change in
    accounting principle ..................................         --             --             --              718          --
                                                               ---------------------------------------------------------------------
    Net income ............................................    $   6,715      $   3,286      $   4,435      $   5,323     $   3,496
====================================================================================================================================
Earnings per share(2) .....................................    $    0.84      Not meaningful      --             --            --
Dividends declared per share ..............................    $    0.08           --             --             --            --


                                               (Footnotes on the following page)

Flushing Financial Corporation
Selected Financial Data


====================================================================================================================================
At and for the years ended December 31,                           1996           1995           1994           1993          1992
------------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data
Performance ratios:
  Return on average assets(3)(4) ..........................         0.89%          0.53%          0.70%          0.76%         0.59%
  Return on average equity(3) .............................         4.90           6.08          10.66          11.05          9.92
  Average equity to average assets(4) .....................        18.17           8.70           6.56           6.86          5.98
  Equity to total assets ..................................        17.19          19.95           6.78           7.37          6.33
  Interest rate spread during period ......................         3.29           3.51           3.82           3.95          3.97
  Net interest margin(4) ..................................         4.01           3.74           3.90           4.10          4.12
  Non-interest expense to average assets(4) ...............         2.33           3.26           2.56           2.76          2.54
  General and administrative expense to
    average assets(4) .....................................         2.38           2.71           2.48           2.50          2.41
  Efficiency ratio ........................................        58.33          64.69          65.48          62.05         61.03
  Average interest-earning assets to average
    interest-bearing liabilities(4) .......................        1.20x          1.06x          1.03x          1.04x         1.03x

Regulatory capital ratios(5):
  Tangible capital ........................................        12.67%         14.85%          7.87%          7.37%         6.33%
  Core capital ............................................        12.67          14.85           7.87           7.37          6.33
  Total risk-based capital ................................        27.43          30.48          17.01          13.93         12.61

Asset quality ratios:
  Non-performing loans to gross loans(6) ..................         0.62%          1.74%          2.05%          4.47%         7.39%
  Non-performing assets to total assets(7) ................         0.47           0.97           1.48           3.16          5.16
  Net charge-offs to average loans(4) .....................         0.09           0.21           0.24           0.47          0.47
  Allowance for loan losses to gross loans ................         1.39           1.85           2.07           2.19          1.51
  Allowance for loan losses to total
    non-performing assets(7) ..............................       149.94          77.52          61.17          29.41         14.81
  Allowance for loan losses to total
    non-performing loans(6) ...............................       225.79         106.61         101.11          48.94         20.49

Full-service customer facilities ..........................            7              7              7              7             7


Market Price of Common Stock

Flushing Financial Corporation Common Stock is traded on the Nasdaq National Market under the symbol "FFIC". As of December 31, 1996, the Company had approximately 1,079 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. At December 31, 1996, the last trading date in 1996 for Nasdaq, the Company's stock closed at $18.125. The following table shows the high and low closing sales price of the Common Stock during the period indicated. The Common Stock began trading November 21, 1995.

                                                                        1996                                      1995
                                                          --------------------------------------------------------------------------
                                                            High                   Low                  High                   Low
                                                          ==========================================================================
First Quarter ..............................              $15.6250              $14.3750                    NA                    NA
Second Quarter .............................               17.2500               14.7500                    NA                    NA
Third Quarter ..............................               18.8750               16.2500                    NA                    NA
Fourth Quarter .............................               19.0000               17.6250              $15.3750              $14.1250


(1) Calculated by dividing net equity of $133.3 million and $141.3 million at December 31, 1996 and 1995, respectively, by 8,250,497 and 8,625,000 shares outstanding at December 31, 1996 and 1995, respectively.

(2) The Company completed its initial public offering on November 21, 1995. Earnings of the Company from the period November 21, 1995 through December 31, 1995 year end were $655,000 which, based on 7,935,552 weighted average shares outstanding for the same period, equals to $0.08 per share. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per shares. The weighted average shares outstanding for the year ended December 31, 1996 was 8,009,189.

(3) Fiscal year 1993 reflects income before cumulative effects of changes in accounting principles.

(4) Average balances for 1992 are derived from month-end balances. Average balances for 1993, 1994, 1995 and 1996 are derived from daily balances. Management does not believe this produces a materially different result.

(5) The Bank exceeded all minimum regulatory capital requirements during the periods presented.

(6) Non-performing loans consist of non-accrual loans and loans delinquent 90 days or more that are still accruing.

(7) Non-performing assets consists of non-performing loans and real estate owned.

Flushing Financial Corporation

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

Flushing Financial Corporation ("Holding Company") is the parent holding company for Flushing Savings Bank, FSB ("Bank"), a federally chartered stock savings bank. On November 21, 1995, the Bank completed its Conversion ("Conversion") from a federally chartered mutual savings bank to a federally chartered stock savings bank. The following discussion of financial condition and results of operations include the collective results of the Holding Company and the Bank (collectively the "Company"), but reflects principally the Bank's activities. Unless otherwise indicated, for periods prior to November 21, 1995, the date the Holding Company acquired the Bank, reference to the Company reflects only the Bank's activities.

The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations, primarily in (i) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans and commercial real estate loans; (ii) mortgage loan surrogates such as mortgage-backed securities and; (iii) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates co-operative apartment loans, construction and consumer loans.

The Company's results of operations depend primarily on net interest income, which is the difference between the interest income earned on its loan and securities portfolios and its cost of funds, consisting primarily of interest paid on deposit accounts and borrowed funds. Net interest income is determined by the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average cost of interest-bearing liabilities, and the average balance of interest-earning assets compared to the average balance of interest-bearing liabilities. The Company also generates non-interest income from loan fees, service charges on deposit accounts, mortgage servicing fees, prepayment penalties, late charges and other fees and net gains and losses on sales of securities and loans. The Company's operating expenses consist principally of employee compensation and benefits, occupancy and equipment costs, federal deposit insurance premiums, other general and administrative expenses and income tax expense. The Company's results of operations also can be significantly affected by its periodic provision for loan losses and specific provision for losses on real estate owned ("REO"). Such results also are significantly affected by general economic and competitive conditions, including changes in market interest rates, the strength of the local economy, government policies and actions of regulatory authorities.

Statements contained in this Annual Report relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth in the preceding paragraph, and under captions "Management Strategy", "Comparison of Operating Results for the Years Ended December 31, 1995 and 1996", "Comparison of Operating Results for the Years Ended December 31, 1994 and 1995" and "Other Trends and Contingencies" below, and elsewhere in this Annual Report and in other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company has no obligations to update these forward-looking statements.

Flushing Savings Bank, FSB

The Bank was organized in 1929 as a New York State chartered mutual savings bank. On May 10, 1994, the Bank converted to a federally chartered mutual savings bank and changed its name from Flushing Savings Bank to Flushing Savings Bank, FSB. As a federal savings bank, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). The Bank's deposits are insured to the maximum allowable amount by the Bank Insurance Fund ("BIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC").

Management Strategy

Management's strategy is to continue the Bank's focus as a consumer-oriented institution serving its local markets. In further ance of this objective, the Company intends to (1) continue its primary emphasis on one-to-four family residential mortgage lending while continuing to increase its emphasis on the origination of multi-family and commercial real estate loans, (2) seek to maintain asset quality, (3) seek to manage deposit growth and maintain low cost of funds, and (4) seek to manage interest rate risk. The Company has in the past increased growth through acquisitions of branches of other financial institutions, and will pursue growth through acquisitions that are accretive to earnings. There can be no assurance that the Company will be able to effectively implement this strategy. The Company's strategy is subject to change by the Board of Directors.

One-to-Four Family, Multi-Family and Commercial Real Estate Lending. Although the Company has traditionally emphasized the origination and acquisition of one-to-four family residential mortgage loans, which include adjustable rate mortgage ("ARM") loans, fixed rate mortgage loans and home equity loans, it has also originated substantial volumes of multi-family and commercial real estate loans. The Company's strategy contemplates an increased emphasis on multi-family and commercial real estate loans, but the Company expects that one-to-four family residential mortgage loans will continue to account for the largest volume of new loans. At December 31, 1996, the Company's one-to-four family residential mortgage loans, multi-family real estate loans and commercial real estate loans amounted to $236.5 million (60.68%), $104.9 million (26.91%) and $46.7 million (11.98%), respectively, of gross loans.

The Company seeks to increase its originations of one-to-four family, multi-family and commercial real estate loans through more aggressive marketing and by maintaining competitive interest rates and origination fees. The Company's increased marketing efforts include advertising in its local markets and increased contacts with mortgage brokers and other professionals who may serve as referral sources. Since 1994, the Company has expanded its relationship with mortgage bankers who originate one-to-four family mortgage loans in the New York metropolitan area that are then purchased by the Company. Purchases of such loans increased from $18.8 million during 1995 to $39.9 million during 1996.

Fully underwritten one-to-four family residential mortgage loans generally are considered by the banking industry to have less risk than other types of loans. Multi-family income-producing real estate loans and commercial real estate loans generally have higher yields than one-to-four family loans and shorter terms to maturity, but typically involve higher principal amounts and generally expose the lender to a greater risk of credit loss than one-to-four family residential mortgage loans. The Company's increased emphasis on multi-family and commercial real estate loans can be expected to increase the overall level of credit risk inherent in the Company's loan portfolio. The greater risk associated with multi-family and commercial real estate loans may require the Company to increase its provisions for loan losses and to maintain an allowance for loan losses as a percentage of total loans in excess of the allowance currently maintained by the Company.

Maintain Asset Quality. By adherence to its strict underwriting standards and aggressive charge-offs of possible losses from impaired loans, the Company has continued to strengthen its loan portfolio, as evidenced by the increase in the Company's ratio of allowance for loan losses to non-performing loans from 106.61% at December 31, 1995 to 225.79% at December 31, 1996. The Company seeks to maintain its loans in performing status through, among other things, strict collection efforts and consistent monitoring of non-performing assets. To this end, the Company has created an internal loan review committee to review the quality of loans and report to the Loan Committee of the Board of Directors of the Bank on a monthly basis. From time to time, the Company has and may continue to make sales of non-performing assets. At December 31, 1996 non-performing assets totaled $3.6 million, a decline of $3.3 million from $6.9 million at December 31, 1995. Total non-performing assets as a percentage of total assets has consistently declined from 5.16% at December 31, 1992, to 0.97% at December 31, 1995, and to 0.47% at December 31, 1996.

Managing Deposit Growth and Maintaining Low Cost of Funds. The Company has a relatively stable retail deposit base drawn from its market area through its seven full service offices. Although the Company seeks to retain existing deposits and maintain depositor relationships by offering quality service and competitive interest rates to its customers, the Company seeks to keep deposit growth within reasonable limits. During the low interest rate environment in 1995 and 1996, the Bank has experienced a shift by depositors from low cost savings, NOW and money market accounts to higher cost cer tificates of deposit accounts. It is management's intention to balance its goal to remain competitive in interest rates on deposits while seeking to manage its cost of funds to fund its strategies. Historically, the Company has relied on its deposit base as its principal source of funding. In May 1994, the Bank became a member of the Federal Home Loan Bank of New York ("FHLB-NY"), which provides it with an additional source of low cost borrowing.

Managing Interest Rate Risk. The Company seeks to reduce its exposure to interest rate risk by increasing the interest rate sensitivity of its assets. The mix of loans originated by the Company (fixed-rate or ARM) is determined in large part by borrowers' preferences, and the proportion of loans originated as fixed-rate loans may increase should interest rates decline. The Company seeks to adjust the interest rate sensitivity of its assets by retaining ARM loans it originates, purchasing additional ARM loans or adjustable-rate mortgage-backed securities and fixed-rate mortgage-backed securities with remaining estimated lives of less than five years. In order to maintain flexibility in managing the Company's interest rate sensitive assets, substantially all of the fixed-rate residential mortgage loans originated by the Company since 1990 were made in conformance with Federal National Mortgage Association ("FNMA") requirements to facilitate sale in the secondary market. The Bank's current policy is to securitize or sell all of its newly originated, conforming fixed-rate 30-year residential mortgage loans and to hold the Bank's fixed-rate 15-year residential mortgage loans in portfolio. The Bank did not originate any 30-year fixed-rate residential mortgage loans in 1996.

Prevailing interest rates also affect the extent to which borrowers repay and refinance loans. In a declining interest rate environment, the number of loan payments and loan refinancings to lower than original interest rates may increase, as well as prepayments of mortgage-backed securities. Call provisions associated with the Company's investment in U.S. government agency and corporate securities may also adversely affect yield in a declining interest rate environment. Such prepayments and calls may adversely affect the yield of the Company's loan, mortgage-backed and other securities as the Company will have to reinvest the prepaid funds in a lower interest rate environment. However, the Company typically receives additional loan fees when existing loans are refinanced, which partially offset reduced yield on the Company's loan portfolio resulting from prepayments. In periods of low interest rates, the Company's level of core deposits also may decline if depositors seek higher yielding instruments or other investments not offered by the Company, which in turn may increase the Company's cost of funds and decrease its net interest margin to the extent alternative funding sources are utilized.

Interest Rate Sensitivity Analysis

A financial institution's exposure to the risks of changing interest rates may be analyzed, in part, by examining the extent to which its assets and liabilities are "interest rate sensitive" and by monitoring the institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, a positive gap may enhance net interest income in a rising rate environment and reduce net interest income in a falling rate environment. Conversely, a negative gap may enhance net interest income in a falling rate environment and reduce net interest income in a rising rate environment.

The table on the following page sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996 which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions based on recent historical experience of 22% per annum were applied to mortgage-backed securities. NOW accounts, Passbook accounts and Money Market accounts were assumed to have a withdrawal or "run-off" rate of 1%, 3% and 9%, respectively, based on recent historical experience. Management believes that these assumptions are indicative of actual prepayments and withdrawals experienced by the Company.


                                            ---------------------------------------------------------------------------------------
                                                          Interest Rate Sensitivity Gap Analysis At December 31, 1996
                                            ---------------------------------------------------------------------------------------
                                                                      More than   More than    More than
                                                                      One Year   Three Years   Five Years
                                            Six Months  Six Months    to Three     to Five       to Ten     More than
                                             and Less   to One Year     Years        Years        Years     Ten Years       Total
===================================================================================================================================
Interest-Earning Assets                                                  (Dollars in thousands)
Mortgage loans(1) ......................... $  20,986    $  50,588    $  97,711    $ 111,678    $  53,808    $  50,943    $ 385,714
Other loans(1) ............................       151          370          859          250           14         --          1,644
Short-term securities(2) ..................    27,465         --           --           --           --           --         27,465
Securities available for sale:
  Mortgage-backed securities(3) ...........    15,515       38,500       34,078       29,511       18,675        4,759      141,038
  Other(3) ................................     4,242        2,678       16,859       33,757      122,641       10,680      190,857
                                            ---------------------------------------------------------------------------------------
    Total interest-earning assets .........    68,359       92,136      149,507      175,196      195,138       66,382      746,718
                                            ---------------------------------------------------------------------------------------
Interest-Bearing Liabilities
Passbook accounts .........................     3,145        3,145       12,021       11,310       25,437      154,632      209,690
NOW accounts ..............................       107          107          422          414        1,000       19,358       21,408
Money market accounts .....................     1,133        1,133        3,939        3,262        5,908        9,805       25,180
Certificate of deposit accounts ...........   150,716       63,759       75,839       24,169         --           --        314,483
Mortgagors' escrow deposits ...............      --           --           --           --           --          3,425        3,425
Borrowed funds ............................    25,000         --         26,000         --           --           --         51,000
Other interest-bearing liabilities ........      --           --            298         --           --           --            298
                                            ---------------------------------------------------------------------------------------
    Total interest-bearing liabilities(4) . $ 180,101    $  68,144    $ 118,519    $  39,155    $  32,345    $ 187,220    $ 625,484
                                            ---------------------------------------------------------------------------------------
Interest rate sensitivity gap ............. $(111,742)   $  23,992    $  30,988    $ 136,041    $ 162,793    $(120,838)   $ 121,234
Cumulative interest-rate sensitivity gap .. $(111,742)   $ (87,750)   $ (56,762)   $  79,279    $ 242,072    $ 121,234    $ 121,234
Cumulative interest-rate sensitivity gap
  as a percentage of total assets(5) ......    (14.41)%     (11.32)%      (7.32)%      10.23%       31.22%       15.64%       15.64%
Cumulative net interest-earning
  assets as a percentage of
  interest-bearing liabilities ............     37.96%       64.65%       84.52%      119.53%      155.23%      119.38%      119.38%

(1) For purposes of the gap analysis, gross mortgage and other loans are reduced for non-performing loans.

(2)  Consists of interest-earning deposits.

(3)  Securities available for sale are presented at their amortized cost.

(4) Does not include non-interest-bearing demand accounts totaling $10.3 million at December 31, 1996.

(5) The Company's one year cumulative gap ratio declined from +0.18% at December 31, 1995 to -11.32% at December 31, 1996. This decline reflects an increase of $25.0 million in borrowings due within 6 months and a decline in mortgage-backed securities repricing within one year. This decline is partially offset by lower historical runoff rates for NOW, Passbook and Money Market accounts experienced by the Bank.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar estimated maturities or periods to repricing, they may react in differing degrees to changes in market interest rates and may bear rates that differ in varying degrees from the rates that would apply upon maturity and reinvestment or upon repricing. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in the level of interest rates, prepayments on loans and mortgage-backed securities, and deposit withdrawal or "run-off" levels, would likely deviate materially from those assumed in calculating the above table. In the event of an interest rate increase, some borrowers may be unable to meet the increased payments on their adjustable-rate debt. The interest rate sensitivity analysis assumes that the nature of the Company's assets and liabilities remains static. Interest rates may have an effect on customer preferences for deposits and loan products. Finally, the maturity and repricing characteristics of many assets and liabilities as set forth in the above table are not governed by contract but rather by management's best judgment based on current market conditions and anticipated business strategies.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amount of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company's consolidated statements of financial condition and the consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include amortization of fees which are considered adjustments to yields.


====================================================================================================================================
For the years ended December 31,                  1996                         1995                           1994
------------------------------------------------------------------------------------------------------------------------------------
                                                          Average                        Average                            Average
                                      Average              Yield/   Average               Yield/   Average                   Yield/
                                      Balance   Interest    Cost    Balance  Interest      Cost    Balance    Interest        Cost
                                     -----------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Assets
Interest-earning assets:
  Mortgage loans, net(1)(2)(3)  ..   $324,427   $ 28,940    8.92%   $261,738 $ 24,209      9.25%  $248,913   $ 22,834          9.17%
  Other loans, net(1)(2) .........      1,997        221   11.07       2,774      277      9.99      3,808        373          9.80
  Mortgage-backed securities(7) ..    160,371     10,422    6.50     180,178   11,603      6.44    177,205      9,693          5.47
  Other securities(7) ............    215,772     14,698    6.81     119,343    7,507      6.29    124,841      7,847          6.29
  Interest-earning deposits
    and federal funds sold .......     14,414        780    5.41      19,344    1,110      5.74     36,513      1,764          4.83
                                     -----------------------------------------------------------------------------------------------
Total interest-earning assets ....    716,981     55,061    7.68     583,377   44,706      7.66    591,280     42,511          7.19
                                                ----------------             ------------------              -----------------------
Non-interest-earning assets ......     36,736                         37,934                        42,914
                                     --------                       --------                      --------
      Total assets ...............   $753,717                       $621,311                      $634,194
                                     ========                       ========                      ========
Liabilities and Equity
Interest-bearing liabilities:
  Deposits:
    Passbook accounts ............   $214,843      6,142    2.86    $227,740    6,475      2.84   $277,249      7,902          2.85
    NOW accounts .................     19,483        370    1.90      18,520      349      1.88     19,163        363          1.89
    Money market accounts ........     26,470        741    2.80      31,145      869      2.79     42,026      1,155          2.75
    Certificate of deposit
      accounts ...................    296,867     16,848    5.68     260,462   14,597      5.60    204,399      8,971          4.39
    Subscription deposits ........       --         --      --         4,261      118      2.77     28,265        862          3.05
    Mortgagors' escrow
      deposits ...................      4,292         63    1.47       4,136       57      1.38      4,008         50          1.25
Securities sold with the
  agreement to repurchase ........       --         --      --           395       25      6.33        260         14          5.38
Other borrowed funds .............     36,396      2,099    5.77       4,767      337      7.07        247         18          7.29
Other interest-bearing liabilities        457         39    8.53         757       72      9.51      1,144        105          9.18
                                     -----------------------------------------------------------------------------------------------
Total interest-bearing liabilities    598,808     26,302    4.39     552,183   22,899      4.15    576,761     19,440          3.37
                                                ----------------             ------------------              -----------------------
Other liabilities(4) .............     17,975                         15,087                        15,842
                                     --------                       --------                      --------
      Total liabilities ..........    616,783                        567,270                       592,603
Equity ...........................    136,934                         54,041                        41,591
                                     --------                       --------                      --------
      Total liabilities
        and equity ...............   $753,717                       $621,311                      $634,194
                                     ========                       ========                      ========
Net interest income/net interest
  rate spread(5) .................               $28,759    3.29%             $21,807      3.51%             $ 23,071          3.82%
                                                ================             ==================              =======================
Net interest-earning assets/net
  interest margin(6)(7) ..........   $118,173               4.01%    $31,194               3.74%  $ 14,519                     3.90%
                                     ========               ================               ===============                     ====
Ratio of interest-earning assets
  to interest-bearing liabilities                           1.20x                          1.06x                               1.03x
                                                            ====                           ====                                ====


(1)  Average balances include non-accrual loans.

(2) Loan interest income includes loan fee income of approximately $1.0 million, $784,000 and $1.0 million for the years ended December 31, 1996, 1995 and 1994, respectively.

(3) Includes for 1995 a $371,000 non-recurring interest payment related to one loan sold in a prior period. Had this payment not been made, average yield on mortgage loans for 1995 would have been 9.11%.

(4)  Includes non-interest-bearing demand deposit accounts.

(5) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

(7) Includes both securities available for sale and securities held to maturity in 1994.

Rate/Volume Analysis

The following table presents the impact of changes in interest rates and in the volume of interest-earning assets and interest-bearing liabilities on the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by the prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by the prior volume) and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                              ---------------------------------------------------------------------
                                                                            Increase (Decrease) in Net Interest Income
                                                              ---------------------------------------------------------------------
                                                              Year Ended December 31, 1996       Year Ended December 31, 1995
                                                                 Compared to Year Ended             Compared to Year Ended
                                                                    December 31, 1995                  December 31, 1994
                                                              ---------------------------------------------------------------------
                                                                       Due to                              Due to
                                                              ---------------------                --------------------
                                                                Volume       Rate        Net        Volume       Rate        Net
====================================================================================================================================
                                                                                      (Dollars in thousands)
Interest-Earning Assets
Mortgage loans, net ........................................   $  5,799    $ (1,068)   $  4,731    $  1,176    $    199    $  1,375
Other loans ................................................        (78)         22         (56)       (101)          5         (96)
Mortgage-backed securities .................................     (1,276)         95      (1,181)        163       1,747       1,910
Interest-earning deposits and federal funds sold ...........       (283)        (47)       (330)       (829)        175        (654)
Other securities ...........................................      6,065       1,126       7,191        (346)          6        (340)
                                                              ---------------------------------------------------------------------
    Total interest-earning assets ..........................     10,227         128      10,355          63       2,132       2,195
                                                              ---------------------------------------------------------------------
Interest-Bearing Liabilities
Deposits:
  Passbook accounts ........................................       (333)       --          (333)     (1,427)       --        (1,427)
  NOW accounts .............................................         21        --            21         (14)       --           (14)
  Money market accounts ....................................       (128)       --          (128)       (299)         13        (286)
  Certificate of deposit accounts ..........................      2,039         212       2,251       2,461       3,165       5,626
  Subscription deposits ....................................       (118)       --          (118)       (744)       --          (744)
  Mortgagors' escrow deposits ..............................          6        --             6           2           5           7
Securities sold with the agreement to repurchase ...........       --          --          --             9           2          11
Other borrowed funds .......................................      2,211        (474)      1,737         319        --           319
Other interest-bearing liabilities .........................        (33)       --           (33)        (36)          3         (33)
                                                              ---------------------------------------------------------------------
    Total interest-bearing liabilities .....................      3,665        (262)      3,403         271       3,188       3,459
                                                              ---------------------------------------------------------------------
Net change in net interest income ..........................   $  6,562    $    390    $  6,952    $   (208)   $ (1,056)   $ (1,264)
====================================================================================================================================

Comparison of Operating Results for the Years Ended December 31, 1996 and 1995

General. Net income increased $3.4 million from $3.3 million for the year ended December 31, 1995 to $6.7 million for the year ended December 31, 1996. The increase is due primarily to an increase of $7.0 million, or 31.88%, in net interest income less related tax effect.

Interest Income. Interest income increased $10.4 million, or 23.16%, to $55.1 million for the year ended December 31, 1996 from $44.7 million for the year ended December 31, 1995. This increase was primarily due to an additional $4.7 million in interest and fee income on loans and an additional $6.0 million in interest and dividend income on securities during 1996 as compared to 1995. The increase in interest income from loans and securities was the result of higher average balances in mortgage loans and investment securities. The average balance of mortgage loans increased 23.95%, or $62.7 million from $261.7 million for 1995 to $324.4 million for 1996. The average balance of investment securities increased $76.6 million from $299.5 million for 1995 to $376.1 million for 1996. The increase in interest income on loans and securities was offset in part by a $330,000 decline in other interest income due to a $4.9 million decline in the average balance of federal funds sold and overnight interest-earning deposits from $19.3 million for 1995 to $14.4 million for 1996.

Interest Expense. Interest expense increased $3.4 million, or 14.86%, from $22.9 million for the year ended December 31, 1995 to $26.3 million for the year ended December 31, 1996. The increase in interest expense was due primarily to shifts in deposits from lower cost passbook and money market accounts to higher cost certificate of deposit accounts, and increased usage of borrowed funds. The average balances of certificates of deposit accounts increased $36.4 million from $260.5 million for the year ended December 31, 1995 to $296.9 million for the year ended December 31, 1996, while the average balances of passbook and money market accounts declined $12.9 million and $4.7 million, respectively, from 1995 as compared to 1996. The Bank also increased usage of FHLB-NY advances during 1996 as an alternative source of low cost funding to leverage its highly capitalized balance sheet. As a result, average balances for borrowed funds increased $31.3 million from $5.1 million for the year ended December 31, 1995 to $36.4 million for the year ended December 31, 1996.

Net Interest Income. Net interest income for the year ended December 31, 1996 totaled $28.8 million, a $7.0 million increase from 1995 net interest income of $21.8 million. This increase occurred primarily as a result of the $10.4 million increase in interest income, offset in part by the $3.4 million increase in interest expense. The net interest margin increased 27 basis points from 3.74% for the year ended December 31, 1995 to 4.01% for the year ended December 31, 1996. However, as a result of declining interest rates on mortgage loans, increasing interest rates on deposits due to the shift in deposit mix, and increased utilization of borrowed funds, the interest rate spread decreased 22 basis points from 3.51% for the year ended December 31, 1995 to 3.29% for the year ended December 31, 1996.

Provision for Loan Losses. Provision for loan losses for the year ended December 31, 1996 was $418,000 as compared to $496,000 for the year ended December 31, 1995. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, which increased $103.0 million, or 35.92%, from $286.8 million at December 31, 1995, and local and national economic conditions. As a result of sales of non-performing loans which reduced the total volume of non-performing loans held by the Company, the ratio of non-performing loans to gross loans improved from 1.74% at December 31, 1995 to 0.62% at December 31, 1996. As a result of the reduction in the overall level of non-performing loans, the Company's allowance for loan losses as a percentage of non-performing loans increased from 106.61% at December 31, 1995 to 225.79% at December 31, 1996. The ratio of allowance for loan losses to gross loans was 1.39% and 1.85% at December 31, 1996 and 1995, respectively.

Non-Interest Income. Non-interest income for the year ended December 31, 1996 totaled $1.7 million, a decrease of $2.9 million from 1995 levels. The decrease was primarily attributable to certain one time items recorded during the 1995 period consisting of amortization of deferred gains from the sale of real estate amounting to $2.8 million and the receipt of a $387,000 refund of New York State gains tax.

Non-Interest Expense. Non-interest expense for the year ended December 31, 1996 totaled $17.6 million, representing a decrease of $2.7 million from the year ended December 31, 1995. This decrease was primarily due to the nonrecurrence of a one-time write-off in 1995 of $2.2 million of deferred costs that were incurred in connection with the Conversion through March 31, 1995, and the recovery in 1996 of $660,000 loss provision made in 1995 for $4.4 million in demand deposits at Nationar, a New York State chartered trust company, which were frozen by the Superintendent of Banks of the State of New York pending the outcome of the Superintendent's liquidation of Nationar. The Company received back all of its deposits in 1996 and the $660,000 loss provision was recovered. The decline in non-interest expenses was also aided by an $822,000 decrease in federal deposit insurance premium from $824,000 for the year ended December 31, 1995 to $2,000 for the year ended December 31, 1996 as a result of a reduction by the FDIC in assessment rate, and a $637,000 decrease in directors' pension expense due to one time expenses incurred in 1995 related to the establishment of the plan. The decreases in non-interest expense were offset in part by an increase of $686,000 in salaries and employee benefits and additional expenses associated with being a publicly held company and costs associated with a proposed change in the Company's provider of data processing systems being implemented as part of the Company's strategy to enhance its systems to improve efficiencies.

Income Tax Provisions. Income tax expense for the year ended December 31, 1996 totaled $5.8 million, as compared to $2.5 million for the year ended December 31, 1995. This increase of $3.3 million, or 135.24%, was due to a 117.63% increase in income before taxes from $5.8 million for the year ended December 31, 1995 to $12.5 million for the year ended December 31, 1996. The effective tax rate for the year ended December 31, 1996 also increased to 46.39% from 42.92% for the year ended December 31, 1995. This increase in effective tax rates was partially the result of the repeal of favorable tax laws regarding provision for loan losses during 1996.

Comparison of Operating Results for the Years Ended December 31, 1995 and 1994

General. Net income decreased $1.1 million, or 25.92%, from $4.4 million for the year ended December 31, 1994 to $3.3 million for the year ended December 31, 1995. The decline was due primarily to a $1.3 million decrease in net interest income.

Interest Income. Interest income increased $2.2 million, or 5.16%, for the year ended December 31, 1995, from $42.5 million for the year ended December 31, 1994 to $44.7 million for the year ended December 31, 1995. This increase was primarily due to an additional $1.3 million in interest and fee income on loans and an additional $1.6 million in interest income on investment securities in the year of 1995 as compared to the year of 1994. The increase in the interest income from loans and securities was a result of higher average balances and yields in mortgage loans and mortgage-backed securities. The average balance of mortgage loans increased 5.15%, or $12.8 million, from $248.9 million for the year of 1994 to $261.7 million for the year of 1995, and the average yield on mortgage loans increased eight basis points from 9.17% for the year of 1994 to 9.25% for the year of 1995. Mortgage-backed securities' average balances increased $3.0 million from $177.2 million for the year of 1994 to $180.2 million for the year of 1995, and the average yield increased 97 basis points from 5.47% for the year of 1994 to 6.44% for the year of 1995 as the adjustable rate instruments repriced. The increase in interest income was offset in part by a decline in other interest income of $654,000 from $1.8 million for the year ended December 31, 1994 to $1.1 million for the year ended December 31, 1995, as the average balance in federal funds sold and overnight interest-bearing deposits declined by $17.2 million from $36.5 million for the year of 1994 to $19.3 million for the year of 1995.

Interest Expense. Interest expense increased $3.5 million, or 17.79%, from $19.4 million for the year ended December 31, 1994 to $22.9 million for the year ended December 31, 1995. The increase in interest expense was due primarily to shifts in deposits from lower cost passbook and money market accounts to higher cost certificate of deposit accounts. The average balances of certificates of deposit accounts increased $56.1 million from $204.4 million for the year of 1994 to $260.5 million for the year of 1995, while the average balances of passbook and money market accounts declined $49.5 million and $10.9 million, respectively, from the year of 1994 as compared to the year of 1995. The shift was due largely to increases in prevailing rates paid on six- to thirty-month certificates of deposit in the Bank's market area.

Net Interest Income. Net interest income for the year ended December 31, 1995 totaled $21.8 million, a $1.3 million decrease from 1994 net interest income of $23.1 million. This decrease occurred primarily as a result of a $3.5 million increase in interest expense, offset in part by $2.2 million increase in interest income. The net interest spread decreased from 3.82% for the year of 1994 to 3.51% for the year of 1995.

Provisions for Loan Losses. The provision for loan losses for the year ended December 31, 1995 was $496,000, compared to $246,000 for the year ended December 31, 1994. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the loan portfolio which increased $28.0 million from $257.5 million at December 31, 1994, and local and national economic conditions. As a result of sales on non-performing loans which reduced the total volume of non-performing loans held by the Company, the ratio of non-performing loans to gross loans improved from 2.05% at December 31, 1994 to 1.74% at December 31, 1995. As a result of the reduction in the overall level of non-performing loans, the Company's allowance for loan losses as a percentage of non-performing loans increased from 101.11% at December 31, 1994 to 106.61% at December 31, 1995.

Non-Interest Income. Non-interest income for the year ended December 31, 1995 totaled $4.7 million, an increase of $3.5 million, or 290.61%, over the prior year total of $1.2 million. The increase was primarily attributable to the amortization of deferred gains from the sale of real estate amounting to $2.8 million and the receipt of a $387,000 refund of New York State gains tax.

Non-Interest Expense. Non-interest expense for the year ended December 31, 1995 totaled $20.2 million, representing an increase of $3.9 million, or 24.50%, over 1994 expenses of $16.3 million. This increase was primarily due to a $2.2 million write-off of deferred costs that were incurred in connection with the Conversion through March 31, 1995; the creation of a directors' pension plan in 1995 with an expense of $718,000; the expense of $310,000 for a profit sharing plan established in 1995; and a $660,000 loss provision for demand deposits placed at Nationar, a New York State chartered trust company. On February 6, 1995, the Superintendent of Banks of the State of New York took possession of Nationar under the New York Banking Law due to its alleged unsafe and unsound condition. The Bank and its subsidiary had demand deposits at Nationar totaling $4.4 million that were frozen pending the outcome of the liquidation of Nationar. The increase in non-interest expense also reflects a $306,000 decline in gains on sale of real estate owned. The increase in non-interest expense was partially offset by a decline in federal deposit insurance premiums of $449,000, or 35.30%, as a result of a reduction in 1995 by the FDIC in the assessment rate applicable to banks whose deposits are insured by the BIF.

Income Tax Provisions. Income tax expense for the year ended December 31, 1995 totaled $2.5 million compared to $3.3 million for the year ended December 31, 1994. This decrease of $861,000, or 25.84%, was due to a 25.89% decrease in income before taxes from $7.8 million for the 1994 year to $5.8 million for the 1995 year. The effective tax rates for the years ended December 31, 1995 and 1994 were 42.92% and 42.89%, respectively.

Liquidity, Regulatory Capital and Capital Resources

The Company's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and other securities, proceeds from sales of securities and, to a lesser extent, proceeds from sales of loans. Deposit flows and mortgage prepayments, however, are greatly influenced by general interest rates, economic conditions and competition. The Bank also has an over-night line of credit of approximately $30.7 million with the FHLB-NY. In total, as of December 31, 1996, the Bank may borrow up to $220.2 million from the FHLB-NY in Federal Home Loan advances and over-night lines of credit. As of December 31, 1996, the Bank had borrowed $51.0 million in FHLB advances to fund investment opportunities.

Pursuant to OTS guidelines regarding liquidity requirements, the Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specific U.S. government securities, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 5%. OTS regulations also require the maintenance of an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed by the OTS for failure to meet these liquidity requirements. At December 31, 1996 and 1995, the Bank's liquidity ratio, computed in accordance with the OTS requirement, was 10.91% and 20.73%, respectively. Unlike the Bank, the Holding Company is not subject to OTS regulatory requirements on the maintenance of minimum levels of liquid assets.

The Company's most liquid assets are cash and cash equivalents, which include cash and due from banks, federal funds sold and overnight interest-earning deposits with original maturities of 90 days or less. The level of these assets is dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1996, cash and cash equivalents totaled $34.4 million, an increase of $15.1 million from December 31, 1995. The Company also held marketable securities available for sale with a carrying value of $331.9 million at December 31, 1996.

At December 31, 1996, the Company had outstanding loan commitments of $16.4 million, open lines of credit for borrowers of $388,000 and commitments to purchase mortgage loans of $24.3 million. The Company's total interest and operating expenses in 1996 were $26.3 million and $17.6 million, respectively. Certificates of deposit accounts which are scheduled to mature in one year or less as of December 31, 1996 totaled $214.5 million.

From the year ended December 31, 1995 as compared to the year ended December 31, 1996, cash flow provided by operating activities increased $9.5 million due to the increase in net interest income. This increase in operating cash flow helped fund the growth in the Company's loan portfolio, as net funds used to originate and purchase loans increased $75.7 million from $28.1 million for the year ended December 31, 1995 to $103.8 million for the year ended December 31, 1996. The growth in loan funding was also aided by an increase of $71.4 million in proceeds from sales and calls of securities available for sale.

Cash flow from financing activities declined $38.6 million as growth in deposits slowed from $44.3 million for the year of 1995 to $23.6 million for the year of 1996. The Company also used $12.2 million to finance repurchases of the Company's common stock in 1996, and paid dividends totaling $623,000 during 1996. Also, 1995 included a one time receipt of $72.2 million from issuance of common stock, net of expenses and depositor balances exchanged for common stock. Additional financing for 1996 was provided by the addition of $51.0 million FHLB-NY advance, borrowings. Total cash flow provided by financing activities during 1996 was $62.8 million.

At the time of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank was required by the OTS to establish a liquidation account which will be reduced to the extent that eligible account holders reduce their qualifying deposits. The balance of the liquidation account at December 31, 1996 was $19.6 million. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay a dividend or to repurchase any of its capital stock if the effect would be to cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the declaration or payment of dividends to its stockholders, although the source of such dividends could depend upon dividend payments from the Bank. The Holding Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets (the amount by which total assets exceed total liabilities) over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

Regulatory Capital Position. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards: tangible capital, core capital and total risk-based capital. Such classifications are used by the FDIC and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. At December 31, 1996 and 1995, the Bank exceeded each of the three OTS capital requirements. (See Note 16 of the Notes to Consolidated Financial Statements.)

Impact of Inflation and Changing Prices

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation affects the Company's operating expenses, and, because inflation may result in an increase in prevailing interest rates, inflation also may affect the Company's net interest margin. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, inflation tends to have its greatest effect on the Company's results of operations through its effect on interest rates. However, interest rates are affected by other factors in addition to the rate of inflation and do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

FASB has issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Earlier or retroactive application is not permitted. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Adoption of this pronouncement is not expected to have a material impact on the Company's consolidated financial statements.

Other Trends and Contingencies

The Company's net interest rate spread declined 22 basis points from 3.51% for the year ended December 31, 1995 to 3.29% for the year ended December 31, 1996. This decline was due primarily to a 24 basis point increase in costs of deposits and borrowings, partially offset by a 2 basis point increase in average yield on loans and other investments.

From December 31, 1995 through December 31, 1996, the Company experienced an aggregate decline of $5.9 million in its passbook savings account deposits and an aggregate increase of $30.2 million in certificate of deposit accounts as depositors shifted assets from passbook accounts to certificates of deposit, which pay a higher interest rate. This trend was also experienced in 1995, but to a greater degree than 1996. Although, the Company has not raised the interest rate offered on its passbook accounts, it has sought to maintain its certificates of deposit at competitive rates. During 1996, the Company also increased its utilization of FHLB-NY advances as an alternative source of funding. Borrowed funds totaled $51.0 million at December 31, 1996 with an average cost of 5.77% for the year of 1996 as compared to the average cost of 5.68% for certificates of deposit during 1996. There were no outstanding borrowed funds at December 31, 1995. These trends contributed to the increase in the Company's average cost of funds from 4.15% for the year ended December 31, 1995 to 4.39% for the year ended December 31, 1996. A continuation of these trends could result in a further increase in the Company's cost of funds and a narrowing of the Company's net interest margin.

Flushing Financial Corporation and Subsidiaries
Consolidated Statements of Financial Condition



====================================================================================================================================
December 31,                                                                                           1996                1995
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ..................................................................       $   7,472,155        $  11,883,639
Federal funds sold and overnight interest-earning deposits ...............................          26,953,000            7,438,000
Securities available for sale:
  Mortgage-backed securities .............................................................         141,038,177          179,300,164
  Other securities .......................................................................         190,856,985          202,147,039
Loans ....................................................................................         388,217,450          285,436,321
  Less: Allowance for loans losses .......................................................          (5,436,832)          (5,309,859)
                                                                                                 ----------------------------------
    Net loans ............................................................................         382,780,618          280,126,462
Interest and dividends receivable ........................................................           6,896,504            5,879,501
Real estate owned, net ...................................................................           1,218,296            1,869,431
Bank premises and equipment, net .........................................................           5,796,166            6,114,033
Other assets .............................................................................          12,330,603           13,626,246
                                                                                                 ----------------------------------
    Total assets .........................................................................       $ 775,342,504        $ 708,384,515
                                                                                                 ==================================

LIABILITIES
Due to depositors:
  Non-interest bearing ...................................................................       $  10,292,645        $  10,372,448
  Interest-bearing .......................................................................         570,761,937          547,034,746
Mortgagors' escrow deposits ..............................................................           3,424,764            2,456,948
Borrowed funds ...........................................................................          51,000,000                 --
Other liabilities ........................................................................           6,582,114            7,190,167
                                                                                                 ----------------------------------
    Total liabilities ....................................................................         642,061,460          567,054,309
                                                                                                 ----------------------------------
Commitments and contingencies (Note 17)

STOCKHOLDERS' EQUITY
Preferred stock, ($0.01 par value, authorized 5,000,000 shares) ..........................                --                   --
Common stock, ($0.01 par value, authorized 20,000,000 shares; 8,910,100 shares issued; 8,250,497 and 8,625,000 shares outstanding
  at December 31, 1996 and 1995, respectively) ...........................................              89,101               86,250
Additional paid-in capital ...............................................................         101,277,592           96,514,628
Treasury stock, at average cost (659,603 shares at December 31, 1996) ....................         (12,065,068)                --
Unearned compensation ....................................................................         (11,660,140)          (7,680,850)
Retained earnings ........................................................................          56,869,884           50,777,543
Net unrealized (loss) gain on securities available for sale, net of taxes ................          (1,230,325)           1,632,635
                                                                                                 ----------------------------------
    Total stockholders' equity ...........................................................         133,281,044          141,330,206
                                                                                                 ----------------------------------
    Total liabilities and stockholders' equity ...........................................       $ 775,342,504        $ 708,384,515
                                                                                                 ==================================


The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries
Consolidated Statements of Income*



====================================================================================================================================
For the years ended December 31,                                                  1996                 1995                 1994
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income
Interest and fees on loans ..........................................        $ 29,161,455         $ 24,485,869         $ 23,207,204
Interest and dividends on securities:
  Taxable interest ..................................................          24,707,890           18,573,668           16,931,545
  Tax-exempt interest ...............................................              63,205              106,322              152,511
  Dividends .........................................................             347,759              429,674              455,805
Other interest income ...............................................             780,400            1,110,034            1,763,750
                                                                             -------------------------------------------------------
    Total interest and dividend income ..............................          55,060,709           44,705,567           42,510,815
                                                                             -------------------------------------------------------
Interest expense
Deposits ............................................................          24,163,442           22,465,268           19,303,442
Other interest expense ..............................................           2,137,904              433,092              136,786
                                                                             -------------------------------------------------------
    Total interest expense ..........................................          26,301,346           22,898,360           19,440,228
                                                                             -------------------------------------------------------
    Net interest income .............................................          28,759,363           21,807,207           23,070,587
Provision for loan losses ...........................................             417,680              495,942              246,176
                                                                             -------------------------------------------------------
    Net interest income after provision for loan losses .............          28,341,683           21,311,265           22,824,411
                                                                             -------------------------------------------------------
Non-interest income
Other fee income ....................................................             763,074              724,759              691,924
Net gain (loss) on sales of securities and loans ....................             126,254             (316,045)            (122,135)
Amortization of deferred gain from sale of real estate ..............                --              2,784,422                 --
New York State gains tax refund .....................................                --                386,981                 --
Other income ........................................................             859,827            1,104,399              629,483
                                                                             -------------------------------------------------------
    Total non-interest income .......................................           1,749,155            4,684,516            1,199,272
                                                                             -------------------------------------------------------
Non-interest expense
Salaries and employee benefits ......................................           8,214,530            7,528,091            6,895,600
Directors' pension expense ..........................................              80,811              717,877                 --
Occupancy and equipment .............................................           2,092,953            1,994,915            2,072,451
Professional services ...............................................           2,013,003            1,563,181            1,848,660
Federal deposit insurance premiums ..................................               2,000              823,713            1,273,143
Data processing .....................................................           1,465,022              995,642              943,684
Depreciation and amortization .......................................             955,846              737,665              666,515
Real estate owned expenses ..........................................             318,304              539,920              525,709
(Recovery) Provision for deposits at Nationar .......................            (660,096)             660,096                 --
Conversion expenses .................................................                --              2,221,832                 --
Other operating .....................................................           3,082,180            2,457,077            2,031,828
                                                                             -------------------------------------------------------
    Total non-interest expense ......................................          17,564,553           20,240,009           16,257,590
                                                                             -------------------------------------------------------
Income before income taxes ..........................................          12,526,285            5,755,772            7,766,093
Provision for income taxes
Federal .............................................................           3,539,517            1,497,271            2,240,801
State and local .....................................................           2,271,373              972,879            1,090,047
                                                                             -------------------------------------------------------
    Total provision for income taxes ................................           5,810,890            2,470,150            3,330,848
                                                                             -------------------------------------------------------
Net income ..........................................................        $  6,715,395         $  3,285,622         $  4,435,245
                                                                             =======================================================

Net income per share ................................................        $       0.84         Not meaningful               --
Weighted average common shares and common stock
  equivalents outstanding ...........................................           8,009,189            7,935,552                 --


The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity




====================================================================================================================================
For the years ended December 31,                                                          1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Balance, beginning of year ......................................................   $      86,250             --               --
Issuance of 8,625,000 shares on November 21, 1995 ...............................            --      $      86,250             --
Restricted stock awards of 285,100 shares .......................................           2,851             --               --
                                                                                    ------------------------------------------------
    Balance, end of year ........................................................   $      89,101    $      86,250             --
                                                                                    ================================================

Additional Paid-In Capital
Balance, beginning of year ......................................................   $  96,514,628             --               --
Issuance of 8,625,000 shares on November 21, 1995,
  net of conversion costs of $2,658,413 .........................................            --      $  96,442,837             --
Release of shares from Employee Benefit Trust,
  20,658 and 22,100 shares for the year ended
  December 31, 1996 and 1995, respectively ......................................         134,128           71,791             --
Restricted stock awards of 298,400 shares .......................................       4,628,836             --               --
                                                                                    ------------------------------------------------
    Balance, end of year ........................................................   $ 101,277,592    $  96,514,628             --
                                                                                    ================================================

Treasury Stock
Balance, beginning of year ......................................................            --               --               --
Purchases of 667,653 common shares outstanding ..................................   $ (12,223,253)            --               --
Restricted stock award forfeitures, 5,250 shares ................................         (85,313)            --               --
Restricted stock award, 13,300 shares ...........................................         243,498             --               --
                                                                                    ------------------------------------------------
    Balance, end of year ........................................................   $ (12,065,068)            --               --
                                                                                    ================================================

Unearned Compensations
Balance, beginning of year ......................................................   $  (7,680,850)            --               --
Purchase of 690,000 shares on November 21, 1995
  for Employee Benefit Trust ....................................................            --      $  (7,935,000)            --
Release of shares from Employee Benefit Trust,
  20,658 and 22,100 shares for the year ended
  December 31, 1996 and 1995, respectively ......................................         237,583          254,150             --
Restricted stock awards of 298,400 shares .......................................      (4,875,185)            --               --
Restricted stock award forfeitures, 5,250 shares ................................          85,313             --               --
Accrued restricted stock award expense ..........................................         572,999             --               --
                                                                                    ------------------------------------------------
    Balance, end of year ........................................................   $ (11,660,140)   $  (7,680,850)            --
                                                                                    ================================================

Retained Earnings
Balance, beginning of year ......................................................   $  50,777,543    $  47,491,921    $  43,056,676
Net income ......................................................................       6,715,395        3,285,622        4,435,245
Cash dividends declared and paid ................................................        (623,054)            --               --
                                                                                    ------------------------------------------------
    Balance, end of year ........................................................   $  56,869,884    $  50,777,543    $  47,491,921
                                                                                    ================================================

Net Unrealized (Loss) Gain on Securities Available
  for Sale, Net of Taxes
Balance, beginning of year ......................................................   $   1,632,635    $  (7,377,253)   $   2,288,190
Change in net (loss) gain, net of taxes of approximately
  $(2,443,000), $7,899,000 and $(8,343,000) for the years
  ended December 31, 1996, 1995 and 1994, respectively,
  on securities available for sale ..............................................      (2,862,960)       9,009,888       (9,665,443)
                                                                                    ------------------------------------------------
    Balance, end of year ........................................................   $  (1,230,325)   $   1,632,635    $  (7,377,253)
                                                                                    ------------------------------------------------
Total stockholders' equity ......................................................   $ 133,281,044    $ 141,330,206    $  40,114,668
                                                                                    ================================================


The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flow




====================================================================================================================================
For the years ended December 31,                                                          1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income ......................................................................   $   6,715,395    $   3,285,622    $   4,435,245
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Provision for loan losses ...................................................         417,680          495,942          246,176
    Provision for losses on real estate owned ...................................         149,948          311,197          574,989
    (Recovery) Provision for deposits at Nationar ...............................        (660,096)         660,096             --
    Depreciation and amortization of bank premises and equipment ................         955,846          737,665          666,515
    Net (gain) loss on sales of securities and loans ............................        (126,254)         316,045          122,135
    Net gain on sales of real estate owned ......................................         (71,958)         (70,437)        (376,342)
    Amortization of unearned premium, net of
      accretion of unearned discount ............................................       1,187,865        1,815,108        2,880,239
    Amortization of deferred income .............................................        (933,277)        (646,718)        (864,513)
    Deferred income tax (benefit) provision .....................................         (42,000)        (461,113)       1,153,346
    Deferred compensation .......................................................         173,909           90,246           69,350
    Amortization of deferred gain from sale of real estate ......................            --         (2,784,422)            --
Origination of mortgage loans available for sale ................................            --           (626,000)     (13,339,562)
Proceeds from sales of loans available for sale .................................            --            633,264        3,150,664
Changes in operating assets and liabilities .....................................       4,444,271          (48,456)      (4,137,867)
Unearned compensation ...........................................................         944,710             --               --
                                                                                    ------------------------------------------------
      Net cash provided by (used in) operating activities .......................      13,156,039        3,708,039       (5,419,625)
                                                                                    ------------------------------------------------

Investing Activities
Purchases of bank premises and equipment ........................................        (637,979)      (1,192,403)        (645,201)
Purchases of securities available for sale ......................................    (141,594,000)    (149,751,000)     (75,562,000)
Purchases of securities held to maturity ........................................            --        (20,147,000)     (42,901,000)
Proceeds from sales and calls of securities available for sale ..................     128,355,254       56,984,691       79,485,201
Proceeds from maturities and prepayments
  of securities available for sale ..............................................      55,431,385       15,603,325       35,560,364
Proceeds from calls of securities held to maturity ..............................            --            249,000          841,000
Proceeds from maturities and prepayments of
  securities held to maturity ...................................................            --         16,759,441       18,092,270
Net originations and repayments of loans ........................................     (63,964,857)      (9,348,510)       6,847,119
Purchases of loans ..............................................................     (39,873,000)     (18,766,000)      (4,717,000)
Proceeds from sales of real estate owned ........................................       1,461,777        1,727,974        5,368,652
                                                                                    ------------------------------------------------
      Net cash (used in) provided by investing activities .......................     (60,821,420)    (107,880,482)      22,369,405
                                                                                    ------------------------------------------------


                                                                       Continued


====================================================================================================================================
For the years ended December 31,                                                          1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net (decrease) increase in non-interest bearing deposits ........................         (79,803)         369,577          122,893
Net increase (decrease) in interest-bearing deposits ............................      23,727,191       43,951,101      (29,420,937)
Net increase (decrease) in mortgagors' escrow deposits ..........................         967,816         (243,810)         (17,734)
Net (decrease) increase in securities sold with the
  agreement to repurchase .......................................................            --         (5,000,000)       5,000,000
Net increase (decrease) in borrowed funds .......................................      51,000,000      (10,000,000)      10,000,000
Issuance of common stock, net ...................................................            --         72,249,000             --
Purchases of treasury stock .....................................................     (12,223,253)            --               --
Cash dividends paid .............................................................        (623,054)            --               --
                                                                                    ------------------------------------------------
      Net cash provided by (used in) financing activities .......................      62,768,897      101,325,868      (14,315,778)
                                                                                    ------------------------------------------------
Net increase (decrease) in cash and cash equivalents ............................      15,103,516       (2,846,575)       2,634,002
Cash and cash equivalents, beginning of year ....................................      19,321,639       22,168,214       19,534,212
                                                                                    ------------------------------------------------
        Cash and cash equivalents, end of year ..................................   $  34,425,155    $  19,321,639    $  22,168,214
                                                                                    ================================================

Supplemental Cash Flow Disclosure
Interest paid ...................................................................   $  26,263,133    $  22,834,378    $  19,343,700
Income taxes paid ...............................................................       5,421,633        1,703,966        2,016,000
Non-cash activities:
  Loans originated as the result of real estate sales ...........................         306,568          482,292        1,563,408
  Loans transferred through the foreclosure of a related mortgage
    loan or through in-substance foreclosure to real estate owned ...............       1,262,024          870,582        2,362,039
Securitizations of mortgage loans into mortgage-backed securities ...............            --               --         15,796,000
Change in unrealized (loss) gain on securities available for sale ...............      (5,308,535)      16,799,000      (18,008,000)
Transfer of securities from held to maturity to available for sale ..............            --         93,296,000             --
Transfer of deposits at Nationar to other assets ................................            --          4,408,000             --
Transfer of depositor balances in exchange for common stock .....................            --         16,353,000             --



The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the years ended December 31, 1996, 1995 and 1994

1. Nature of Operations

Flushing Financial Corporation (the "Holding Company"), a bank holding company, was incorporated in May 1994 with authorized capital of 20,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock. On November 21, 1995, Flushing Savings Bank, FSB (the "Bank") converted from a mutual to capital stock form of ownership and the Holding Company acquired 100 percent of the outstanding common shares of the Bank. The transaction was accounted for in a manner similar to that of a pooling of interests. The Holding Company had no business or activity prior to its acquisition of the Bank on November 21, 1995. The consolidated financial statements presented for the years ended December 31, 1995 and 1994 reflect information on the Bank before its acquisition by the Holding Company. Flushing Financial Corporation and its wholly owned subsidiaries, Flushing Savings Bank, FSB and FSB Properties, Incorporated are collectively herein referred to as the "Company".

The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations, primarily in (i) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans, and commercial real estate loans; (ii) mortgage loan surrogates such as mortgage-backed securities and; (iii) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates co-operative apartment loans, construction and consumer loans. The Bank conducts its business through seven full-service banking offices, four of which are located in Queens County, one in Nassau County, one in Kings County (Brooklyn) and one in New York County (Manhattan), New York.

2. Summary of Significant Accounting Policies

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles ("GAAP") and general practices applicable to the banking industry. The policies which materially affect the determination of the Company's financial position, results of operations and cash flows are summarized below.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Flushing Financial Corporation and its wholly owned subsidiaries, Flushing Savings Bank, FSB and FSB Properties, Incorporated ("Properties"). Properties is an inactive subsidiary whose purpose was to manage real estate properties and joint ventures. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents:

For the purpose of reporting cash flows, the Company defines cash and due from banks, federal funds sold and overnight interest-earning deposits with original maturities of 90 days or less as cash and cash equivalents.

Cash and due from banks restriction:

Regulations of the Federal Reserve require the Company to maintain average reserve balances which place withdrawal and/or usage restrictions on cash and due from banks balances.

Securities available for sale:

Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be utilized for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs. Premiums and discounts are amortized or accreted, respectively, using the level-yield method. Realized gains and losses on the sales of securities are determined using the specific identification method. Unrealized gains and losses for available for sale securities are excluded from earnings and reported as a separate component of equity, net of taxes.

Unamortized loan origination fees:

The portion of loan origination fees that exceeds the direct costs of underwriting and closing loans is deferred. The deferred fees received in connection with a loan are amortized to income using the interest method over the shorter of the repricing period or the contractual life of the related loan.

Allowance for loan losses:

The Company maintains an allowance for loan losses at an amount which, in management's judgment, is adequate to absorb estimated losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the composition and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality and review of specific problem loans. The above factors may change significantly and therefore affect management's determination of the allowance for loan losses in the near term.

Accrual of income on loans:

Interest on loans is recognized as income when earned except to the extent that the underlying loan is deemed doubtful of collection and placed on non-accrual status. Loans are generally placed on non-accrual status when they become past due in excess of ninety days as to payment of principal or interest, and previously accrued interest is reversed. A non-accrual loan can be returned to accrual status after the loan meets certain criteria. Subsequent cash payments received on non-accrual loans that do not meet the criteria are applied first as a reduction of principal until all principal is recovered and then subsequently to interest.

Mortgage loans available for sale:

Mortgage loans available for sale consist of loans originated with the intent to sell. Mortgage loans available for sale are carried at market value. Changes in the market value are included in the determination of net income in the year in which the change occurs. Retained mortgage servicing rights relating to mortgage loans originated for sale are recognized as a separate assets, similar to purchased mortgage servicing rights. Capitalized mortgage servicing rights are assessed for impairment based upon the fair value of those rights.

Real estate owned:

Real estate owned consists of property acquired by foreclosure. These properties are carried at the lower of carrying amount or fair value less estimated costs to sell (hereinafter defined as fair value). This determination is made on an individual asset basis. If the fair value is less than the carrying amount, the deficiency is recognized as a valuation allowance. Further decreases to fair value will be recorded in this valuation allowance through a provision for losses on real estate owned. All gains will be deferred and amortized on the cost-recovery basis for the sale of real estate owned that is primarily financed by the Company. The Company utilizes estimates of fair value to determine the amount of its valuation allowance. Actual values may differ from those estimates.

Bank premises and equipment:

Bank premises and equipment are stated at cost, less depreciation accumulated on a straight-line basis over the estimated useful lives of the related assets (5 to 40 years). Leasehold improvements are amortized on a straight-line basis over the terms of the related leases or the lives of the assets, whichever is shorter.

Securities sold under agreements to repurchase:

Securities sold under agreements to repurchase are accounted for as collateralized financing and are carried at amounts at which the securities will be subsequently reacquired as specified in the respective agreements.

Earnings per share:

Earnings per share for the year ended December 31, 1996 was computed by dividing net income by the total of the weighted average number of commons shares outstanding and the additional dilutive effect of stock options outstanding during the period. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share. The dilutive effect of stock options are considered in both primary and fully diluted computations using the treasury stock method. Fully diluted earnings per share equal primary earnings per share for the year ended December 31, 1996. Earnings per share for the year ended December 31, 1995 were calculated using the weighted average number of common shares outstanding for the period from November 21, 1995 to December 31, 1995 of 7,935,552 shares, and net income of $655,000 for the period from November 21, 1995 to December 31, 1995, and accordingly were not meaningful.

Earnings per share has been computed based on the following:

====================================================================================================================================
                                                                                          1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Net income ......................................................................   $   6,715,395    $     655,000             --
Divided by:
  Weighted average common shares outstanding ....................................       7,973,613        7,935,552             --
  Weighted average common stock equivalents .....................................          35,576             --               --
                                                                                    ------------------------------------------------
    Total weighted average common shares outstanding and common stock equivalents       8,009,189        7,935,552             --
Earnings per share ..............................................................   $        0.84    $        0.08             --


3. Cash and Cash Equivalents

Cash and cash equivalents as of December 31, 1996, 1995 and 1994 are as follows:

====================================================================================================================================
                                                                                          1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks .........................................................   $   7,472,000    $  11,884,000    $  13,168,000
Federal funds sold and overnight interest-earning deposits ......................      26,953,000        7,438,000        9,000,000
                                                                                    ------------------------------------------------
    Total cash and cash equivalents .............................................   $  34,425,000    $  19,322,000    $  22,168,000
====================================================================================================================================


4. Loans

The composition of loans as of December 31, 1996 and 1995 are as follows:

====================================================================================================================================
                                                                                          1996                              1995
------------------------------------------------------------------------------------------------------------------------------------
One-to-four family ..............................................................      $223,245,000                     $155,435,000
Co-operative ....................................................................        13,273,000                       14,653,000
Multi-family ....................................................................       104,870,000                       69,140,000
Commercial ......................................................................        46,698,000                       45,215,000
Consumer ........................................................................         1,679,000                        2,328,000
                                                                                    ------------------------------------------------
  Gross loans ...................................................................       389,765,000                      286,771,000
Less: Unearned income ...........................................................         1,548,000                        1,335,000
                                                                                    ------------------------------------------------
    Total loans .................................................................      $388,217,000                     $285,436,000
====================================================================================================================================

The Bank had adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure", on January 1, 1995. Adoption of these Pronouncements has not had a significant impact on the Company's financial statements and did not affect the comparability of prior period credit risks. The total amount of loans on non-accrual status as of December 31, 1996, 1995 and 1994 were $2,408,000, $4,747,000 and $5,297,000, respectively. Total performing restructured loans were $0, $0 and $3,220,000 as of December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, impaired loans totaled $2,468,000; and $257,000, or 4.74%, of the allowance for loan losses relates to impaired loans. At December 31, 1995, impaired loans totaled $5,400,00; and $1,178,000 or 22% of the allowance for loan losses relates to impaired loans. The portion of the impaired loan amount above 100% of the loan-to-value ratio is charged off. Impaired loans include loans on non-accrual status and loans that are performing but deemed substandard by management. Impaired loans are analyzed on an individual basis.

The following is a summary of interest foregone on non-accrual and restructured loans:

====================================================================================================================================
                                                                    1996                     1995                      1994
                                                         ---------------------------------------------------------------------------
                                                         Non-accrual Restructured Non-accrual Restructured  Non-accrual Restructured
------------------------------------------------------------------------------------------------------------------------------------
Interest income that would have been
  recognized had the loans performed in
  accordance with their original terms ...............      $210,000      --      $365,000      $ 71,000      $944,000      $273,000
Less: Interest income included
  in the results of operations .......................        65,000      --        21,000        62,000       573,000       212,000
                                                         ---------------------------------------------------------------------------
Foregone interest ....................................      $145,000      --      $344,000      $  9,000      $371,000      $ 61,000
====================================================================================================================================

The following are changes in the allowance for loan losses:

====================================================================================================================================
                                                                        1996                      1995                      1994
------------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year ......................................   $ 5,310,000               $ 5,370,000               $ 5,723,000
Provision for loan losses .......................................       418,000                   496,000                   246,000
Charge-offs .....................................................      (535,000)               (1,052,000)                 (794,000)
Recoveries ......................................................       244,000                   496,000                   195,000
                                                                    ----------------------------------------------------------------
  Balance, end of year ..........................................   $ 5,437,000               $ 5,310,000               $ 5,370,000
====================================================================================================================================


5. Real Estate Owned

The following are changes in the allowance for losses on real estate owned:

====================================================================================================================================
                                                                              1996                   1995                   1994
------------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year ..........................................     $   388,000            $   774,000            $ 1,028,000
Provision ...........................................................         150,000                311,000                575,000
Reduction due to sales of real estate owned .........................        (257,000)              (697,000)              (829,000)
                                                                          ----------------------------------------------------------
  Balance, end of year ..............................................     $   281,000            $   388,000            $   774,000
====================================================================================================================================


6. Bank Premises and Equipment, Net

Bank premises and equipment at December 31, 1996 and 1995 are as follows:

====================================================================================================================================
                                                                                                   1996                      1995
------------------------------------------------------------------------------------------------------------------------------------
Land .....................................................................................     $   801,000               $   801,000
Building and leasehold improvements ......................................................       3,039,000                 3,039,000
Equipment and furniture ..................................................................       6,500,000                 5,927,000
                                                                                               -------------------------------------
  Total ..................................................................................      10,340,000                 9,767,000
Less: Accumulated depreciation and amortization ..........................................       4,544,000                 3,653,000
                                                                                               -------------------------------------
  Bank premises and equipment, net .......................................................     $ 5,796,000               $ 6,114,000
====================================================================================================================================


7. Accounting for Debt and Equity Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified in one of the following three categories and accounted for accordingly: (1) trading securities, (2) securities available for sale and (3) securities held to maturity.

The Company does not have any trading securities. Securities available for sale are recorded at estimated market value based on dealer quotations where available. Actual values may differ from estimates provided by outside dealers. Securities classified as held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount using the level-yield method.

In November 1995, the Financial Accounting Standards Board issued a special report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", herein referred to as "Special Report". The Special Report gave the Company a one-time opportunity to reconsider its ability and intent to hold securities to maturity, and allowed the Company to transfer securities from held-to-maturity to other categories, without tainting its remaining held-to-maturity securities. Management evaluated all securities held to maturity and concluded that it is the intent of management to hold these securities in a manner similar to the paragraph describing securities available for sale. Accordingly, on December 29, 1995, the Company moved all of its securities classified as held to maturity with a carrying value, fair value and unrealized gain of $93,296,000, $94,712,000 and $1,416,000, respectively, to available for sale.

The amortized cost and estimated market value of the Company's securities, classified as available for sale as of December 31, 1996 are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Gross            Gross
                                                                    Amortized        Estimated          Unrealized       Unrealized
                                                                       Cost         Market Value           Gains           Losses
                                                                  ==================================================================
Securities Available for Sale
U.S. Treasury securities and government agencies ...........      $150,045,000      $148,141,000      $    296,000      $  2,200,000
Corporate debt securities ..................................        33,251,000        33,553,000           409,000           107,000
Public utility debt securities .............................         4,305,000         4,294,000             8,000            19,000
Preferred stock ............................................         4,655,000         4,869,000           258,000            44,000
                                                                  ------------------------------------------------------------------
  Total other securities ...................................       192,256,000       190,857,000           971,000         2,370,000
Mortgage-backed securities .................................       141,917,000       141,038,000         1,497,000         2,376,000
                                                                  ------------------------------------------------------------------
  Total securities available for sale ......................      $334,173,000      $331,895,000      $  2,468,000      $  4,746,000
====================================================================================================================================

The amortized cost and estimated market value of the Company's securities, classified as available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Estimated
                                                                                                                            Market
                                                                                              Amortized Cost                Value
                                                                                              ======================================
Securities Available for Sale
Due in one year or less ..................................................................     $ 6,278,000               $ 6,283,000
Due after one year through five years ....................................................      50,361,000                50,515,000
Due after five years through ten years ...................................................     100,222,000                99,023,000
Due after ten years ......................................................................      35,395,000                35,036,000
                                                                                              --------------------------------------
  Total other securities .................................................................     192,256,000               190,857,000
Mortgage-backed securities ...............................................................     141,917,000               141,038,000
                                                                                              --------------------------------------
  Total securities available for sale ....................................................    $334,173,000              $331,895,000
====================================================================================================================================


The amortized cost and estimated market value of the Company's securities classified as available for sale at December 31, 1995, are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Gross            Gross
                                                                   Amortized         Estimated         Unrealized       Unrealized
Cost                                                                  Cost          Market Value          Gains           Losses
                                                                  ==================================================================
Securities Available for Sale
U.S. Treasury securities and government agencies ...........      $116,296,000      $116,728,000      $    740,000      $    308,000
Corporate debt securities ..................................        77,227,000        78,662,000         1,603,000           168,000
Public utility debt securities .............................         6,389,000         6,501,000           113,000             1,000
Preferred stock ............................................           250,000           256,000             6,000              --
                                                                  ------------------------------------------------------------------
  Total other securities ...................................       200,162,000       202,147,000         2,462,000           477,000
Mortgage-backed securities .................................       178,257,000       179,300,000         2,175,000         1,132,000
                                                                  ------------------------------------------------------------------
  Total securities available for sale ......................      $378,419,000      $381,447,000      $  4,637,000      $  1,609,000
====================================================================================================================================


For the year ended December 31, 1996, gross gains of $500,000 and losses of $374,000 were realized on sales of securities available for sale of $102,076,000. For the year ended December 31, 1995, gross gains of $334,000 and losses of $650,000 were realized on sales of securities available for sale of $57,000,000. For the year ended December 31, 1994, gross gains of $537,000 and losses of $662,000 were realized on sales of securities available for sale of $77,649,000.

8. Due to Depositors

Due to depositors as of December 31, 1996 and 1995, and the weighted average rate on deposits for the year ended December 31, 1996, are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Weighted
                                                                                                                       Average Cost
                                                                              1996                   1995                  1996
                                                                         ===========================================================
Interest-bearing deposits:
  Certificate of deposit accounts ....................................   $314,483,000           $284,302,000              5.69%
  Passbook savings accounts ..........................................    209,690,000            215,578,000              2.86
  Money market accounts ..............................................     25,180,000             27,590,000              2.85
  NOW accounts .......................................................     21,408,000             19,565,000              1.90
                                                                         -----------------------------------
    Total interest-bearing deposits ..................................    570,761,000            547,035,000
Non-interest bearing deposits
  Demand accounts ....................................................     10,293,000             10,372,000
                                                                         -----------------------------------
    Total due to depositors ..........................................   $581,054,000           $557,407,000
====================================================================================================================================


The aggregate amount of time deposits with a minimum denomination of $100,000 was $22,047,000 and $16,819,000 at December 31, 1996 and 1995, respectively.

Interest expense on deposits, for the years ended December 31, 1996, 1995 and 1994, respectively, is summarized as follows:

------------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                              1996                   1995                   1994
                                                                          ==========================================================
Certificate of deposit accounts .......................................   $16,848,000            $14,597,000            $ 8,971,000
Passbook savings accounts .............................................     6,142,000              6,475,000              7,902,000
Money market accounts .................................................       741,000                869,000              1,155,000
NOW accounts ..........................................................       370,000                349,000                363,000
Subscription deposits .................................................          --                  118,000                862,000
                                                                          ----------------------------------------------------------
  Total due to depositors .............................................    24,101,000             22,408,000             19,253,000
Mortgagors' escrow deposits ...........................................        63,000                 57,000                 50,000
                                                                          ----------------------------------------------------------
  Total deposit expense ...............................................   $24,164,000            $22,465,000            $19,303,000
====================================================================================================================================


9. Borrowed Funds

Borrowed funds totaled $51.0 million at December 31, 1996, consisting of FHLB-NY advances with contractual maturities ranging from one to three years. The weighted average interest rate of the borrowed funds at December 31, 1996 was 5.85%. There were no borrowed funds outstanding at December 31, 1995.


10. Income Taxes

Flushing Financial Corporation files consolidated Federal and combined New York State and New York City income tax returns with the Bank and Properties. Under SFAS No. 109, a deferred tax liability is recognized on all taxable temporary differences and a deferred tax asset would be recognized on all deductible temporary differences and operating losses and tax credit carryforwards. A valuation allowance is recognized to reduce the potential deferred tax asset if it is "more likely than not" that all or some portion of that potential deferred tax asset will not be realized. This Statement also requires companies to take into account changes in tax laws or rates when valuing the deferred income tax amounts they carry on their Consolidated Statement of Financial Condition.

Income tax provision (benefit) for the years ended December 31, 1996, 1995 and 1994, are summarized as follows:

====================================================================================================================================
For the years ended December 31,                                              1996                   1995                   1994
------------------------------------------------------------------------------------------------------------------------------------
Federal:
  Current .....................................................           $ 3,304,000            $ 1,951,000            $   741,000
  Deferred ....................................................               236,000               (454,000)             1,500,000
                                                                          ----------------------------------------------------------
    Total federal tax provision ...............................             3,540,000              1,497,000              2,241,000
                                                                          ----------------------------------------------------------
State and Local:
  Current .....................................................             2,549,000                980,000              1,437,000
  Deferred ....................................................              (278,000)                (7,000)              (347,000)
                                                                          ----------------------------------------------------------
    Total state and local tax provision .......................             2,271,000                973,000              1,090,000
                                                                          ----------------------------------------------------------
Total income tax provision ....................................           $ 5,811,000            $ 2,470,000            $ 3,331,000
====================================================================================================================================


The income tax provision in the consolidated statements of income has been provided at effective rates of 46%, 43% and 43% for the years ended December 31, 1996, 1995 and 1994, respectively. The effective rates differ from the statutory federal income tax rate as follows:

====================================================================================================================================
For the years ended December 31,                                           1996                  1995                   1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)
Taxes at federal statutory rate .................................   $ 4,258     34%      $ 1,957      34%       $ 2,640         34%
Increase (reduction) in taxes resulting from:
  State & local income tax, net of Federal income tax benefit ...     1,499     12           691      12            932         12
Other ...........................................................        54     --          (178)     (3)          (241)        (3)
                                                                    ----------------------------------------------------------------
    Taxes at effective rate .....................................   $ 5,811     46%      $ 2,470      43%       $ 3,331         43%
====================================================================================================================================


The components of the income taxes for the year ended December 31, 1996 and 1995; attributable to income from operations and changes in equity are as follows:

====================================================================================================================================
For the years ended December 31,                                              1996                   1995                   1994
------------------------------------------------------------------------------------------------------------------------------------
Income from operations ........................................           $     5,811            $     2,470            $     3,331
Equity:
  Change in fair value of securities available for sale .......                (2,443)                 7,899                 (8,343)
                                                                          ----------------------------------------------------------
    Total .....................................................           $     3,368            $    10,369            $    (5,012)
====================================================================================================================================


The components of the net deferred tax (asset) liability as of December 31, 1996 and 1995 are as follows:

====================================================================================================================================
For the years ended December 31,                                                                     1996                    1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (In thousands)
Deferred tax (asset):
  Postretirement benefits ......................................................               $    (1,781)             $    (1,072)
  Allowance for loan losses ....................................................                    (1,935)                  (2,060)
  Deferred income ..............................................................                       (90)                    (470)
  Unrealized losses on securities available for sale ...........................                    (1,048)                    --
  Other ........................................................................                      (320)                    (472)
                                                                                               ------------------------------------
  Deferred tax (asset) .........................................................                    (5,174)                  (4,074)
                                                                                               ------------------------------------
Deferred tax liabilities:
  Unrealized gains on securities available for sale ............................                      --                      1,395
  Depreciation expense .........................................................                       473                      346
  Other ........................................................................                        17                      134
                                                                                               ------------------------------------
    Deferred tax liability .....................................................                       490                    1,875
                                                                                               ------------------------------------
Net deferred tax (asset) in other assets .......................................               $    (4,684)             $    (2,199)
====================================================================================================================================

The Company has recorded a net deferred tax asset of $4,684,000. The realization is dependent on generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized.

11. Benefit Plans

The Company maintains a tax-qualified profit-sharing plan and the Bank maintains a 401(k) plan.Both plans are defined contribution plans which cover substantially all employees. Annual contributions are at the discretion of the Company's Board of Directors, but not to exceed the maximum amount allowable under the Internal Revenue Code. Contributions amounted to $419,000, $394,000 and $78,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Employee Benefit Trust:
As a part of the Conversion discussed in Note 14, an Employee Benefit Trust ("EBT") was established to assist the Company in funding its benefit plan obligations. The EBT borrowed $7,928,000 from the Company and used $7,000 of cash received from the Bank to purchase 690,000 shares of the common stock of the Company issued in the Conversion. The loan will be repaid principally from the Company's discretionary contributions to the EBT, or forgiven by the Company, over a period of 30 years. At December 31, 1996, the loan had an outstanding balance of $7,437,000, bearing an interest rate of 6.22% per annum. The loan obligation of the EBT is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the EBT or forgiven by the Company. Shares purchased with the loan proceeds are held in a suspense account for contribution to specified benefit plans as the loan is repaid or forgiven. Shares released from the suspense account are used solely for funding matching contributions under the Bank's 401(k) plan and contributions to the Company's profit-sharing plan. Since the Company's annual contributions are discretionary, compensation payable under the EBT cannot be estimated. For the year ended December 31, 1996, the Company recorded $372,000 of compensation expense under the EBT.

The shares pledged as collateral are reported as unallocated EBT shares in the stockholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The EBT shares as of December 31, 1996 and 1995 are as follows:

====================================================================================================================================
December 31,                                                                                        1996                     1995
------------------------------------------------------------------------------------------------------------------------------------
Shares owned by Employee Benefit Trust, beginning balance ......................                   667,900                   690,000
Shares released and allocated ..................................................                    20,658                       274
Shares committed to be released and allocated ..................................                      --                      21,826
                                                                                               -------------------------------------
  Shares owned by Employee Benefit Trust, ending balance .......................                   647,242                   667,900
====================================================================================================================================
Market value of unallocated shares .............................................               $11,731,000               $10,269,000
====================================================================================================================================


Restricted Stock Plan:

The 1996 Restricted Stock Incentive Plan became effective on May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The aggregate number of shares of common stock which may be issued under the Restricted Stock Plan to employees may not exceed 241,500 shares, and to Outside Directors may not exceed 103,500 shares, for a total of 345,000 shares (4% of the number of shares issued in the Company's initial public offering). Lapsed, forfeited or canceled awards and shares withheld from an award to satisfy tax obligations will not count against these limits, and will be available for subsequent grants. The shares distributed under the Restricted Stock Plan may be shares held in treasury or authorized but unissued shares.

On May 21, 1996, the Company issued 285,100 restricted common shares under the Restricted Stock Plan, valued at $16.25 per share, based on the average market price on May 20, 1996. Another 13,300 restricted shares were granted from treasury stock under the Restricted Stock Plan on December 17, 1996, valued at $18.2188 per share, based on the average market price on December 17, 1996. Both grants vest 20% per year over a five year period. Total restricted stock award expense accrued in 1996 was $573,000. Restricted stock forfeitures during 1996 totaled 5,250 shares.

====================================================================================================================================
                                                                                                                             Number
                                                                                                                           of Shares
------------------------------------------------------------------------------------------------------------------------------------
Restricted Stock Awards authorized ....................................................................                     345,000
Restricted Stock Awarded ..............................................................................                     298,400
Forfeitures ...........................................................................................                      (5,250)
                                                                                                                           --------
Shares available for future Restricted Stock Awards ...................................................                      51,850
====================================================================================================================================

Stock Option Plan:

The 1996 Stock Option Incentive Plan became effective on May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, nonstatutory stock options, and stock appreciation rights granted in tandem with such options. The aggregate number of shares of common stock which may be issued under the Stock Option Plan with respect to options granted to employees may not exceed 603,750 shares, and with respect to options granted to Outside Directors may not exceed 258,750 shares, for a total of 862,500 shares (10% of the number of shares issued in the Company's initial public offering). Lapsed, forfeited or canceled options will not count against these limits and will be available for subsequent grants. However, the cancellation of an option upon exercise of a related stock appreciation right will count against these limits. Options with respect to more than 75,000 shares of common stock may not be granted to any employee in any calendar year. The shares distributed under the Stock Option Plan may be shares held in treasury or authorized but unissued shares.

The Company issued stock options with respect to 737,750 shares on May 21, 1996 with an exercise price of $16.25 per share, based on the average market price on May 20, 1996. Stock options with respect to 26,600 shares were also issued on December 17, 1996 with an exercise price of $18.21 per share, based on the average market price on that date. Both grants vest 20% per year over a five year period. Stock options with respect to 10,500 shares were forfeited during the year ended December 31, 1996.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been as follows. However, the initial impact of the new rules, as per SFAS No. 123, may not be representative of the effect on income in future years because the options vest over several years and additional option grants may be made each year.

====================================================================================================================================
                                                                                                               1996
                                                                                               -------------------------------------
                                                                                                As Reported              Pro Forma
------------------------------------------------------------------------------------------------------------------------------------
Net income .....................................................................               $ 6,715,000               $ 6,436,000
Earnings per share .............................................................               $      0.84               $      0.80
====================================================================================================================================

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 1996 are as follows:

====================================================================================================================================
                                                                                                                         1996 Grants
                                                                                                                         -----------
Dividend yield ...................................................................................                             0.93%
Expected volatility ..............................................................................                            27.41%
Risk-free interest rate ..........................................................................                             6.58%
Expected option life .............................................................................                           7 Years
====================================================================================================================================

A summary of the status of the Company's Stock Option Plan as of December 31, 1996, and changes during the year is presented below:

                                                                                               -------------------------------------
                                                                                                                          Weighted
                                                                                                                           Average
                                                                                                                          Exercise
                                                                                                  Shares                    Price
====================================================================================================================================
Outstanding, beginning of year .................................................                      --                        --
Granted ........................................................................                   764,350               $     16.32
Exercised ......................................................................                      --                        --
Forfeited ......................................................................                    10,500               $     16.25
                                                                                               -----------
  Outstanding, end of year .....................................................                   753,850               $     16.32
                                                                                               ===========
Options exercisable at year-end ................................................                      none
                                                                                               ===========
Weighted-average fair value of options granted during the year .................               $ 4,620,000
                                                                                               ===========


The following table summarizes information about the Stock Option Plan at December 31, 1996:

                                     ----------------------------------------------------------------------------------------------
                                               Options Outstanding                               Options Exercisable
                                     ----------------------------------------------------------------------------------------------
                                                              Weighted
                                         Number                Average                       Number               Weighted
                                     Outstanding at           Remaining                  Exercisable at       Average Exercise
            Exercise Prices             12/31/96          Contractual Life                  12/31/96                Price
====================================================================================================================================

                $16.25                   727,250              9.5 Years                        --                    --
                $18.21                    26,600               10 Years                        --                    --
                                     --------------                                      --------------
                                         753,850                                                --
                                     ==============                                      ==============

Pension Plan:

The Company also has a defined benefit pension plan covering substantially all of its employees (the "Retirement Plan"). The benefits are based on years of service and the employee's compensation during the three consecutive years out of the final ten years of service which produces the highest average. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for the benefits attributed to service to date but also for those expected to be earned in the future.

The components of the net pension expense are as follows:

====================================================================================================================================
For the years ended December 31,                                              1996                   1995                   1994
------------------------------------------------------------------------------------------------------------------------------------
Service cost ..................................................           $   309,000            $   280,000            $   331,000
Interest cost .................................................               422,000                389,000                347,000
Amortization of transition asset ..............................                (5,000)                (5,000)                (5,000)
Amortization of past service liability ........................               (25,000)               (24,000)                 3,000
Return on plan assets .........................................              (505,000)              (422,000)              (416,000)
                                                                          ----------------------------------------------------------
  Net pension expense .........................................           $   196,000            $   218,000            $   260,000
====================================================================================================================================

The following table sets forth the funded status of the Retirement Plan and the amounts recognized in the consolidated statements of financial condition at December 31, 1996 and 1995.

==================================================================================================================================
December 31,                                                                                      1996                     1995
----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of $4,602,000
  and $4,403,000 as of December 31, 1996 and 1995, respectively ................             $ 4,946,000               $ 4,758,000
==================================================================================================================================
Projected benefit obligation for service rendered to date ......................             $(6,077,000)              $(5,726,000)
Plan assets at fair value ......................................................               7,255,000                 6,354,000
                                                                                             -------------------------------------
Plan assets in excess of projected benefit obligation ..........................               1,178,000                   628,000
Unrecognized net loss from past experience different from that assumed
  and effects of changes in assumptions ........................................                (733,000)                 (104,000)
Prior service cost not yet recognized in periodic pension cost .................                (184,000)                 (208,000)
Unrecognized net asset .........................................................                  (2,000)                   (8,000)
                                                                                             -------------------------------------
  Prepaid pension cost included in other assets ................................             $   259,000               $   308,000
==================================================================================================================================


For the years ended December 31, 1996 and 1995, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. Compensation was projected to increase 5.5% for each of the years ended December 31, 1996 and 1995. The expected long-term rate of return on assets was 8%. Assets in the Retirement Plan consist of various equity and fixed income funds.

The Bank has an Outside Director Retirement Plan (the "Directors' Plan"), which provides benefits to each outside director who serves or has agreed to serve as an outside director for two years or more subsequent to the February 1995 effective date of the Directors' Plan and whose years of service as an outside director (including service as a director or trustee of the Bank or any predecessor) plus age equal or exceed 75. Benefits are also payable to an outside director whose status as an outside director terminates because of disability or who is an outside director upon a change of control (as defined in the Directors' Plan). An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid before the director's retirement. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an outside director, 120 months, or until the director's death; provided, however, that a director's retirement benefits will be paid in a cash lump sum in the event of a change of control. No benefits will be payable to a director who is removed for cause. The Holding Company has guaranteed the payment of benefits under the Directors' Plan. Upon adopting the Directors' Plan, the Bank elected to immediately recognize the effect of adopting the Directors' Plan of approximately $644,000. In addition, the periodic cost of the Directors' Plan for the year ended December 31, 1995 was $74,000. Expenses for the Directors' Plan for the year ended December 31, 1996 totaled $59,000.

The following table sets forth the Directors' Plan's funded status and amounts recognized in the consolidated statements of financial condition at December 31, 1996 and 1995:

===================================================================================================================================
December 31,                                                                                       1996                     1995
-----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation ...............................................              $   729,000               $   678,000
===================================================================================================================================
  Projected benefit obligation for service rendered to date ....................              $  (729,000)              $  (678,000)
  Plan assets at fair value ....................................................                     --                        --
                                                                                              -------------------------------------
  Plan assets in excess of projected benefit obligation ........................                 (729,000)                 (678,000)
  Unrecognized gain ............................................................                  (41,000)                  (33,000)
                                                                                              -------------------------------------
  Accrued pension cost included in other liabilities ...........................              $  (770,000)              $  (711,000)
===================================================================================================================================

For the years ended December 31, 1996 and 1995, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. The level of future retainers were projected to remain constant.

12. Postretirement Benefits Other Than Pension

In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". This Statement established accounting standards for postretirement benefits other than pensions (hereinafter referred to as postretirement benefits). The Statement principally focuses on health care benefits, although it applies to all forms of postretirement benefits other than pensions.

The Company sponsors two defined benefit postretirement plans that cover all full time permanent employees and their spouses. One plan provides medical benefits through a fifty percent cost sharing arrangement. The other plan provides life insurance benefits and is noncontributory. These retiree programs are available to retirees with five years of service. Eligible retirees receive lifetime medical and life insurance coverage for themselves and lifetime medical coverage for their spouses.

Comprehensive medical plan benefits equal the lesser of the normal plan benefit or the total amount not paid by Medicare. Life insurance benefits for retirees are based on annual compensation and age at retirement. As of December 31, 1996, the Bank has not adopted a funding policy.

The following table sets forth the funded status and amounts recognized in the consolidated statement of financial condition:

Accumulated postretirement benefit obligation:
  Retirees ...........................................................................................................    $  666,000
  Fully eligible active plan participants ............................................................................       129,000
  Other active plan participants .....................................................................................       509,000
                                                                                                                          ----------
    Accumulated postretirement plan obligations ......................................................................     1,304,000
                                                                                                                          ----------
Plan assets at fair value ............................................................................................          --
Accumulated postretirement benefit obligation in excess of plan assets ...............................................     1,304,000
Unrecognized amounts:
  Past service liability .............................................................................................       824,000
  Accumulated net loss ...............................................................................................       130,000
                                                                                                                          ----------
    Postretirement benefit liability included in other liabilities ...................................................    $2,258,000
====================================================================================================================================


Assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligations as of December 31, 1996 are as follows:

Rate of return on plan assets .........................................................................................        NA
Discount rate .........................................................................................................       7.5%
Rate of increase in health care costs:
  Initial .............................................................................................................      10.0%
  Ultimate (year 2005) ................................................................................................       5.5%
Annual rate of salary increases .......................................................................................        NA

The health care cost year end rate assumes a grading down of 0.5% per year from the initial rate to the ultimate rate.

The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $113,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for the year ended by $8,000.

For the year ended December 31, 1996, the resulting net periodic postretirement benefit expense consisted of the following components:

Service cost--benefits earned during the period .......................................................................   $  49,000
Interest cost on accumulated postretirement benefit obligation ........................................................      96,000
Amortization of past service liability ................................................................................    (102,000)
                                                                                                                          ---------
  Net postretirement benefit expense ..................................................................................   $  43,000
====================================================================================================================================

13. Related Party Transactions

At December 31, 1996 and 1995, loans to officers and related persons of officers, directors and the Company aggregated approximately $1,140,000 and $1,162,000, respectively. During the year ended December 31, 1996, repayments totaled approximately $22,000.

14. Conversion Costs

On July 15, 1994, the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission became effective in accordance with
Section 8(a) of the Securities Act of 1933. In March 1995, the Company withdrew the registration statement on Form S-1 and de-registered the shares thereunder. Costs incurred of approximately $2,222,000 that were directly associated with the Conversion through March 31, 1995, were expensed effective March 31, 1995.


15. Stockholders' Equity

On November 21, 1995, the Company, through an initial public offering ("IPO"), completed the issuance and sale of 7,935,000 shares to the Bank's depositors and 690,000 shares to the Bank's Employee Benefit Trust ("EBT"). From the IPO, the Company received gross proceeds of $99,188,000, before reduction of $7,935,000 related to the EBT shares which were purchased through a loan from the Company to the EBT and $2,658,000 of IPO related expenses. Included in gross proceeds were $16,353,000 of bank depositor balances that were converted into IPO purchases of common stock.

At December 31, 1996, restricted stock awards of 51,850 shares remain available for future grants and stock options in respect to 108,650 shares were also available for future grants. Stock options in respect to 753,850 shares are outstanding and not exercised.

Additionally, the Bank established, in accordance with the requirements of the Office of Thrift Supervision ("OTS"), a liquidation account for $47,620,000 which was equal to its capital as of the date of the latest consolidated statement of financial condition appearing in the final IPO prospectus. The liquidation account is reduced as and to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in deposits do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. As of December 31, 1996, the Bank's liquidation account was $19,575,000 and was presented within retained earnings. Accordingly, at December 31, 1996, $19,575,000 of the Company's retained earnings was restricted by the liquidation account.

In addition to the restriction described above, the Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause the stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

Dividends paid for the year ended December 31, 1996 totaled $623,000. Starting in the third quarter of 1996, the Board of Directors declared a quarterly dividend payable of $0.04 per share, subject to the conditions stated above.

16. Regulatory Capital

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the FDIC and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. Set forth below is a summary of the Bank's compliance with OTS capital standards as of December 31, 1996 and 1995:

                                                                            December 31, 1996                  December 31, 1995
                                                                       -------------------------------------------------------------
                                                                                        Percent of                       Percent of
                                                                        Amount            Assets            Amount         Assets
===================================================================================================================================
Tangible capital:
  Capital level ...................................................    $  93,138         12.67%           $  98,939        14.85%
  Requirement .....................................................       11,028          1.50%               9,992         1.50%
  Excess ..........................................................    $  82,110         11.17%           $  88,947        13.35%

Core (Tier I) capital:
  Capital level ...................................................    $  93,138         12.67%           $  98,939        14.85%
  Requirement .....................................................       29,408          4.00%              26,646         4.00%
  Excess ..........................................................    $  63,730          8.67%           $  72,293        10.85%

Total risk-based capital:
  Capital level ...................................................    $  97,597         27.43%           $ 103,184        30.48%
  Requirement .....................................................       28,464          8.00%              27,082         8.00%
  Excess ..........................................................    $  69,133         19.43%           $  76,102        22.48%
===================================================================================================================================


17. Commitments and Contingencies

Commitments:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. The instruments involve, to varying degrees, elements of credit and market risks in excess of the amount recognized in the consolidated financial statements.

The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for loan commitments and lines of credit is represented by the contractual amounts of these instruments.

Commitments to extend credit (principally real estate mortgages), purchase mortgage loans and lines of credit (principally home equity lines of credit) amounted to approximately $16,365,000, $24,281,000 and $388,000, respectively, at December 31, 1996. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The following is a summary, as of December 31, 1996, of commitments to extend credit for fixed-rate real estate mortgages.

                      Total Commitments             Average Interest Rate             Average Commitment Term
                      ---------------------------------------------------------------------------------------
                         $1,821,000                         7.86%                            180 days

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and require payment of a fee. The Company evaluates each customer's credit worthiness on a case by case basis. Collateral held consists primarily of real estate.

The Company's minimum annual rental payments for Bank premises due under noncancellable leases are as follows:

                                                                                                               Minimum Rental
                                                                                                               --------------
                                                                                                               (In thousands)
Years ending December 31:
1997 ................................................................................................               $  395
1998 ................................................................................................                  401
1999 ................................................................................................                  407
2000 ................................................................................................                  414
2001 ................................................................................................                  414
Thereafter ..........................................................................................                1,044
                                                                                                                    ------
  Total minimum payments required ...................................................................               $3,075
====================================================================================================================================

The leases have escalation clauses for operating expenses and real estate taxes. Certain lease agreements provide for increases in rental payments based upon increases in the consumer price index. The Company has an option to renew the leases expiring in 2001 for two periods of five years each. Rent expense under these leases for the years ended December 31, 1996, 1995 and 1994 was approximately $406,000, $378,000 and $380,000, respectively.

Contingencies:

The Company is a defendant in various lawsuits. Management of the Company, after consultation with outside legal counsels, believes that the resolution of these various matters will not result in any material effect on the Company's consolidated financial condition, results of operations and cash flows.

18. Concentration of Credit Risk

The Company's lending is concentrated in residential and commercial real estate loans to borrowers in the metropolitan New York area. The Company evaluates each customer's credit worthiness on a case-by-case basis. The collateral obtained by the Company generally consists of first liens on residential real estate and commercial income producing real estate.

19. Disclosures About Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires that the Company disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, deposits, securities, commitments to lend and other items as defined in SFAS No. 107.

Fair value estimates are supposed to represent estimates of the amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in a forced liquidation. However, in many instances current exchange prices are not available for many of the Company's financial instruments, since no active market generally exists for a significant portion of the Bank's financial instruments. Accordingly, the Company uses other valuation techniques to estimate fair values of its financial instruments such as discounted cash flow methodologies and other methods allowable under SFAS No. 107.

Fair value estimates are subjective in nature and are dependent on a number of significant assumptions based on management's judgment regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. In addition, SFAS No. 107 allows a wide range of valuation techniques, therefore, it may be difficult to compare the Company's fair value information to independent markets or to other financial institutions' fair value information.

The Company generally holds its earning assets, other than securities available for sale, to maturity and settles its liabilities at maturity. However, fair value estimates are made at a specific point in time and are based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Accordingly, as assumptions change, such as interest rates and prepayments, fair value estimates change and these amounts may not necessarily be realized in an immediate sale.

SFAS No. 107 does not require disclosure about fair value information for items that do not meet the definition of a financial instrument or certain other financial instruments specifically excluded from its requirements. These items include core deposit intangibles and other customer relationships, premises and equipment, leases, income taxes, foreclosed properties and equity. Further, SFAS No. 107 does not attempt to value future income or business. These items are material and accordingly, the fair value information presented does not purport to represent, nor should it be construed to represent, the underlying "market" or franchise value of the Company.

The estimated fair value of each material class of financial instruments as of December 31, 1996 and 1995 and the related methods and assumptions used to estimate fair value are as follows:

Cash and due from banks, overnight interest-earning deposits and federal funds sold, interest and dividends receivable, mortgagors' escrow deposits, borrowed funds and other liabilities

The carrying amounts are a reasonable estimate of fair value.

Securities held to maturity and securities available for sale

The estimated fair values of securities held to maturity and securities held for sale are contained in Note 7 of notes to consolidated financial statements. Fair value is based upon quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities and adjusted for differences between the quoted instrument and the instrument being valued.

Loans

The estimated fair value of loans as of December 31, 1996 and 1995 is $396,140,000 and $289,969,000, respectively.

For commercial mortgages, fair value is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

For residential mortgages, co-operative, and condominium loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

For consumer loans, fair value is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

For non-accruing loans, fair value is generally estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

Due to depositors

The estimated fair value of deposits as of December 31, 1996 and 1995 was $581,638,000 and $550,317,000, respectively.

The fair values of demand, passbook savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying value). The fair value of fixed-maturity certificates of deposits are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

Other financial instruments

The fair values of commitments to sell, lend or borrow are estimated using the fees currently charged or paid to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties or on the estimated cost to terminate them or otherwise settle with the counterparties at the reporting date. For fixed-rate loan commitments to sell, lend or borrow, fair values also consider the difference between current levels of interest rates and committed rates (where applicable).

As of December 31, 1996 and 1995, the fair values of the above financial instruments approximate the recorded amounts of the related fees and was not considered to be material.

20. Recent Accounting Pronouncements

FASB has issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Earlier or retroactive application is not permitted. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Adoption of this pronouncement is not expected to have a material impact on the Company's consolidated financial statements.

21. Quarterly Financial Data (UNAUDITED)

Selected unaudited quarterly financial data for the fiscal year ended December 31, 1996 and 1995 is presented below:

====================================================================================================================================
                                                             1996                                           1995
                                       ---------------------------------------------------------------------------------------------
Unaudited                                  4th         3rd         2nd         1st         4th         3rd         2nd         1st
------------------------------------------------------------------------------------------------------------------------------------
                                                                              (In thousands)
Quarterly operating data
Interest income ...................    $ 14,427    $ 14,220    $ 13,514    $ 12,900    $ 11,889    $ 10,958    $ 10,905    $ 10,953
Interest expense ..................       6,962       6,797       6,401       6,142       6,132       5,894       5,713       5,159
                                       ---------------------------------------------------------------------------------------------
  Net interest income .............       7,465       7,423       7,113       6,758       5,757       5,064       5,192       5,794
Provision for loan losses .........          96          20         150         152          77         232          76         110
Other operating income ............         152         309         546         742         472       1,944       1,347         921
Other expense .....................       4,173       4,637       4,512       4,242       4,326       3,904       4,901       7,109
                                       ---------------------------------------------------------------------------------------------
 Income (loss) before
  income tax expense ..............       3,348       3,075       2,997       3,106       1,826       2,872       1,562        (504)
Income tax expense ................       1,617       1,404       1,346       1,444         758         782         376         554
                                       ---------------------------------------------------------------------------------------------
  Net income (loss) ...............    $  1,731    $  1,671    $  1,651    $  1,662    $  1,068    $  2,090    $  1,186    $ (1,058)
                                       =============================================================================================
Net income per share ..............    $   0.22    $   0.20    $   0.20    $   0.21    $   0.08        --          --          --
Dividends per share ...............    $   0.04    $   0.04        --          --          --          --          --          --
Average common shares
  outstanding .....................       7,753       8,181       8,086       7,957       7,936        --          --          --
====================================================================================================================================


22. Parent Company Only Financial Information

Earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment, any dividends would reduce the Holding Company's investment in the Bank, and any changes in the Bank's unrealized gain or loss on securities available for sale, net of taxes, would increase or decrease, respectively, the Holding Company's investment in the Bank. The condensed financial statements for the Holding Company at December 31, 1996 and 1995, and for the year ended December 31, 1996 and for the period from November 21, 1995 to December 31, 1995 are presented below:

====================================================================================================================================
                                                                                                           1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Condensed Statement of Financial Condition
Assets:
  Cash and due from banks ........................................................................   $     185,000    $     132,000
  Federal funds sold and overnight interest-earning deposit ......................................       9,600,000        3,038,000
  Securities available for sale:
    Mortgage-backed securities ...................................................................            --          6,000,000
    Other securities .............................................................................      31,300,000       31,446,000
  Interest receivable ............................................................................         387,000          257,000
  Receivable from Bank ...........................................................................            --            315,000
  Investment in Bank .............................................................................      92,066,000      100,429,000
  Other assets ...................................................................................         144,000            7,000
                                                                                                     ------------------------------
      Total assets ...............................................................................   $ 133,682,000    $ 141,624,000
====================================================================================================================================

                                                                       Continued

====================================================================================================================================
                                                                                                           1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
  Due to Bank ....................................................................................   $     247,000    $      16,000
  Other liabilities ..............................................................................         154,000          278,000
                                                                                                     ------------------------------
      Total liabilities ..........................................................................         401,000          294,000
                                                                                                     ------------------------------
Stockholders' equity:
  Common stock ...................................................................................          89,000           86,000
  Additional paid-in capital .....................................................................     101,278,000       96,515,000
  Unearned compensation ..........................................................................     (12,065,000)      (7,681,000)
  Treasury stock .................................................................................     (11,660,000)            --
  Retained earnings ..............................................................................      56,869,000       50,777,000
  Net unrealized gain (loss) on securities available for sale ....................................      (1,230,000)       1,633,000
                                                                                                     ------------------------------
      Total equity ...............................................................................     133,281,000      141,330,000
                                                                                                     ------------------------------
      Total liabilities and equity ...............................................................   $ 133,682,000    $ 141,624,000
====================================================================================================================================

Condensed Statement of Income
Interest income ..................................................................................   $   2,677,000    $     272,000
Other operating expenses .........................................................................         776,000           70,000
                                                                                                     ------------------------------
  Income before taxes and equity in undistributed earnings of subsidiary .........................       1,901,000          202,000
Income tax expense ...............................................................................         885,000           99,000
                                                                                                     ------------------------------
  Income before equity in undistributed earnings of subsidiary ...................................       1,016,000          103,000
Equity in undistributed earnings of the Bank .....................................................       5,699,000        3,183,000
                                                                                                     ------------------------------
      Net income .................................................................................   $   6,715,000    $   3,286,000
====================================================================================================================================

Condensed Statement of Cash Flow
Operating activities:
  Net income .....................................................................................   $   6,715,000    $   3,286,000
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Equity in undistributed earnings of the Bank .................................................      (5,699,000)      (3,183,000)
    Net change in operating assets and liabilities ...............................................       1,396,000         (143,000)
                                                                                                     ------------------------------
      Net cash provided by (used in) operating activities ........................................       2,412,000          (40,000)
                                                                                                     ------------------------------
Investing activities:
  Purchases of securities available for sale .....................................................       5,586,000      (37,446,000)
  Investment in Bank, net ........................................................................      11,500,000      (48,264,000)
                                                                                                     ------------------------------
      Net cash provided by (used in) investing activities ........................................      17,086,000      (85,710,000)
                                                                                                     ------------------------------
Financing activities:
  Issuance of common stock .......................................................................            --         88,920,000
  Purchase of treasury stock .....................................................................     (12,260,000)            --
  Cash dividends paid ............................................................................        (623,000)            --
                                                                                                     ------------------------------
      Net cash (used in) provided by financing activities ........................................     (12,883,000)      88,920,000
                                                                                                     ------------------------------
Net increase in cash and cash equivalents ........................................................       6,615,000        3,170,000
Cash and cash equivalents, beginning of year .....................................................       3,170,000             --
                                                                                                     ------------------------------
Cash and cash equivalents, end of year ...........................................................   $   9,785,000    $   3,170,000
====================================================================================================================================

Report of Independent Accountants



To the Board of Directors and Stockholders of Flushing Financial Corporation:

We have audited the accompanying consolidated statements of condition of FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flushing Financial Corporation and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/Coopers & Lybrand LLP



New York, New York
February 28, 1997

Flushing Financial Corporation


Executive Management

Gerard P. Tully, Sr.
Chairman of the Board

James F. McConnell
President & Chief Executive Officer

Michael J. Hegarty
Executive Vice President & Corporate Secretary

Monica C. Passick
Senior Vice President, Treasurer &
Chief Financial Officer

Henry A. Braun
Senior Vice President

Anna M. Piacentini
Senior Vice President


Board of Directors

Gerard P. Tully, Sr.--Chairman
Real estate development and management

James F. McConnell
President and CEO of Company and Bank

Michael J. Hegarty
EVP and Corporate Secretary of the Company and EVP and COO of the Bank

John M. Gleason
Funeral Services

Robert A. Marani
Commercial real estate development
and management

John O. Mead
Retired fabric manufacturer and marketer

Vincent F. Nicolosi
Attorney in Bayside, New York

Franklin F. Regan, Jr.
Attorney in Flushing, New York

John E. Roe, Sr.
Chairman and CEO of City Underwriting
Agency, Inc., insurance brokers

Michael J. Russo
Consulting engineer, real estate development and management, President and Director of Operations for Northeastern Aviation Corp., and
Chairman and CEO of Meadow Mechanical Corp.


Corporate Headquarters

Flushing Savings Bank, FSB
144-51 Northern Boulevard
Flushing, New York 11354
718-961-5400
facsimile 718-961-7646

Retail Branch Locations

Flushing
144-51 Northern Boulevard
718-961-5400

159-18 Northern Boulevard
718-961-7400

188-08 Hollis Court Boulevard
718-445-3351

Bayside
61-54 Springfield Boulevard
718-631-2200

New Hyde Park
661 Hillside Avenue
516-488-6400

Bay Ridge
7102 Third Avenue
718-836-8088

Manhattan
33 Irving Place
212-477-9360


Loan Originations

Flushing
144-51 Northern Boulevard
718-961-5400


Flushing Financial Corporation
Shareholder Information

Annual Meeting

The Annual Meeting of Shareholders of Flushing Financial Corporation will be held at 2:00 PM April 29, 1997 at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369.

Stock Listing
Nasdaq National Market
Symbol "FFIC"


Transfer Agent and Registrar

State Street Bank and Trust Company
c/o Boston EquiServe
P.O. Box 8200
Boston, Massachusetts 02266-8200
1-800-426-5523


Independent Certified
Public Accountants

Coopers & Lybrand L.L.P.
1301 Avenue of the Americas
New York, New York 10019-6012
212-259-1000


Legal Counsel

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
212-837-6000


Shareholder Relations

Kehoe, White, Savage & Company, Inc.
685 Fifth Avenue
New York, New York 10022
212-888-1616

Design: Curran & Connors, Inc.

[LOGO]
FSB
FLUSHING
SAVINGS BANK, FSB


Flushing Savings Bank
144-51 Northern Boulevard
Flushing, New York 11354