Form 10-K, Exhibit 13
period 1998-12-31
FLUSHING FINANCIAL CORP
filed 1999-03-31
CIK 923139

[PHOTOS]

                                                  FLUSHING FINANCIAL CORPORATION
Flushing
          Financial


                                                              1998 ANNUAL REPORT


                                   [GRAPHIC]


                                                  ON TARGET TO COMMUNITY BANKING

Flushing Financial Corporation and Subsidiaries

Corporate Profile

Flushing Financial Corporation, a Delaware corporation, was formed in May 1994 to serve as the holding company for Flushing Savings Bank, FSB, a federally chartered, FDIC insured savings institution originally organized in 1929.

The Bank is a consumer-oriented savings institution primarily engaged in attracting deposits from the local communities of Queens, Nassau, Brooklyn and Manhattan and investing such deposits and other available funds primarily in originations of multi-family mortgage loans, commercial real estate loans and one-to-four family residential loans.

Flushing Financial Corporation's common stock is publicly traded on the Nasdaq National Market(R) under the symbol of "FFIC."

Flushing Financial Corporation and Subsidiaries

Table of Contents

     1.   Financial Highlights

     2.   To Our Shareholders

     5.   Selected Financial Data

     7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     18.  Consolidated Financial Statements

     24.  Notes to Consolidated Financial Statements

     42.  Report of Independent Accountants

          IBC Corporate and Shareholder Information

Flushing Financial Corporation and Subsidiaries

Financial Highlights

===========================================================================================
At or for the year ended December 31,                             1998              1997
-------------------------------------------------------------------------------------------
                                               (Dollars in thousands, except per share data)
Selected Financial Data

Total assets .............................................   $   1,142,055    $   1,088,476
Loans receivable, net ....................................         750,555          598,421
Mortgage-backed securities ...............................         302,421          217,110
Other securities .........................................          24,269          139,602
Real estate owned, net ...................................              77              433
Deposits .................................................         664,059          655,911
Stockholders' equity .....................................         132,087          136,443
Dividends paid per common share ..........................   $        0.22    $        0.15
Book value per share .....................................   $       12.12    $       11.57
===========================================================================================

Selected Operating Data

Net interest income ......................................   $      36,144    $      32,071
Net income ...............................................          10,190            8,531
Basic earnings per share .................................   $        1.00    $        0.80
Diluted earnings per share ...............................   $        0.98    $        0.79
===========================================================================================

Financial Ratios

Return on average assets .................................            0.92%            0.96%
Return on average equity .................................            7.51             6.41
Net interest margin ......................................            3.43             3.74
Net interest rate spread .................................            2.88             3.06
Efficiency ratio .........................................           53.44            53.91
Equity to total assets ...................................           11.57            12.53
Non-performing assets to total assets ....................            0.23             0.27
Allowance for possible loan losses to gross loans ........            0.89             1.07
Allowance for possible loan losses to non-performing loans          260.36           263.38
===========================================================================================

                                                              DILUTED EARNINGS
  NET LOAN PORTFOLIO                NET INCOME                   PER SHARE
(dollars in millions)         (dollars in millions)              (dollars)

    1998     $751                 1998     $10.2                1998    $0.98
    1997     $598                 1997     $ 8.5                1997    $0.79
    1996     $383                 1996     $ 6.7                1996    $0.57
    1995     $280                 1995     $ 3.3

--------------------------------------------------------------------------------

[GRAPHIC]

     To Our Shareholders In 1998, Flushing Financial Corporation achieved its fourth consecutive year of increased earnings, balancing asset growth with profitability. As interest rate spreads narrowed, we improved income by increasing multi-family, residential and commercial real estate loan originations while continuing to concentrate on asset quality and also controlling costs. With our successful community banking approach, we affirm our strategic position as an independent community bank delivering value to our customers and you, our shareholders.

          Throughout 1998, Flushing Financial Corporation continued to implement its strategic plan to pursue structured and orderly growth and took tangible steps to explore new retail concepts and products to accommodate our customers' needs.


With our successful community banking approach, we affirm our strategic position as an independent community bank.

     o We significantly increased our loan portfolio by $152 million, or 25 percent from the prior year. For 1998, we originated loans of $110 million for one-to-four family residential mortgage loans, $84 million for multi-family real estate loans, $52 million for commercial real estate loans and $3 million in construction loans.

     o We maintained asset quality in 1998. Non-performing assets totaled only $2.7 million at December 31, 1998, a small decrease from the prior year. The allowance for loan losses to non-performing loans was 260 percent at the end of 1998.

     o    We expanded and deepened our  relationships  with small  businesses by
          providing  Small  Business   Administration   (SBA)  loans  and  other
          commercial loan products.

     o We opened our first in-store supermarket branch, offering complete banking services and flexible hours, through an alliance with the Edwards Supermarket chain. We believe this will prove to be a cost efficient means of branch expansion that will offer our customers greater access to our services and enable us to increase the Bank's presence and market penetration in the markets we serve.

     o We began offering a variety of investment and insurance products, including mutual funds, tax-deferred annuities and retirement planning services, through the newly established Flushing Service Corporation.

     We are pleased to report that net income increased in 1998 to $10.2 million, up 19.5 percent from the $8.5 million reported in 1997. Net interest income improved by 12.7 percent to $36.1 million as we shifted our asset mix to

--------------------------------------------------------------------------------

We intend to concentrate on originating multi-family, residential and commercial real estate loans and increasing core deposits.

[GRAPHIC]

     compensate for narrowing spreads and used an increased level of wholesale borrowings to fund asset growth.

     We continued to maintain control over operating costs in 1998 as evidenced by our stable efficiency ratio of 53.4 percent. We intend to continue our efforts to maintain and improve efficiency through further improvements to our operations infrastructure in the year ahead.

     Your Company improved shareholder value based on each of the following market indicators:

     o Diluted earnings per share increased 24 percent to a record $0.98 in 1998 from $0.79 in 1997.

     o Book value per share improved to $12.12 in 1998, up from $11.57 per share in 1997.

     o Dividends paid in 1998 increased 47 percent to $0.22 per share as compared to $0.15 per share paid in 1997. Moreover, we are happy to inform you that this trend is continuing and that we have increased our dividend payment to $0.08 per share for the first quarter of 1999.

     o Flushing declared a 3-for-2 stock split, distributed on September 30, 1998 in the form of a 50 percent stock dividend, which we believe will provide you with increased liquidity in the market for our stock.

     o Return on average equity increased to 7.5 percent in 1998 as compared to 6.4 percent in 1997 as we employed our capital base more profitably.

     o The Bank's regulatory equity ratios continued to be well in excess of its requirements. As of December 31, 1998 the Bank's risk-based equity was 19.4 percent and tangible and core equity were each 9.5 percent. This strong capital base allows us flexibility in pursuing alternative strategies for sustained future growth and increased shareholder value.

     o Flushing's strong capital position also enabled us to continue our stock repurchase programs. During 1998, 757,000 shares of our stock were repurchased at a cost of $14 million. Through December 31, 1998, approximately 19 percent of the common shares issued in connection with Flushing Financial Corporation's initial public offering, were repurchased at a cost of $34 million, thus enhancing the value of the remaining shares outstanding that you own. This strategy is continuing into 1999 with another program to repurchase five percent of our outstanding shares.

--------------------------------------------------------------------------------

     Looking Ahead 1999 will continue to be a year of change and exploration as Flushing Financial Corporation seeks to capitalize on its niche in the marketplace. As an independent community bank, we will differentiate ourselves through providing superior customer service as the strongest foundation for our future business growth.


Achieving our business goals will continue to be the basis for accomplishing the primary and broader objective of optimizing our shareholders' return on their investment.

     We intend to concentrate on our primary business of originating multi-family, residential and commercial real estate loans and increasing our core deposits. We expect to introduce new products and services, take advantage of cross selling opportunities, improve technology and expand our community involvement.

     We will continue to emphasize strong financial performance and look for opportunities for acquisitions and expansion that will be accretive to earnings.

     Achieving   our  business   goals  will   continue  to  be  the  basis  for
     accomplishing the primary and broader objective of optimizing our shareholders' return on their investment. We believe that we are well positioned to meet this objective.

     The  election  of James D.  Bennett  and  Louis C.  Grassi  to our Board of
     Directors in 1998 brings exceptionally strong business experience and perspective to our Board process. We welcome their contribution as we address the strategic and business challenges faced by Flushing Financial Corporation in the current market environment.

     Before closing, we wish to thank James F. McConnell who retired as President and Chief Executive Officer last October, after 24 years of dedicated service to the Bank. We are pleased that Jim will remain with us as a Director and consultant, allowing Flushing Financial Corporation to continue to draw upon his knowledge and many years of experience.

     Once again, we are grateful to the entire Board for its active guidance, to our employees for their service to our customers and commitment to the Bank, to our customers for their valued trust and to you, our shareholders, for the confidence you express through your investment in our institution.


     [PHOTO]                           [PHOTO]

Michael J. Hegarty             Gerard P. Tully, Sr.
President &                    Chairman of the Board
Chief Executive Officer

Flushing Financial Corporation and Subsidiaries

Selected Financial Data

====================================================================================================================================
At or for the year ended December 31,                          1998          1997            1996            1995          1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands, except per share data)

Selected Financial Condition Data
Total assets(1) ........................................    $1,142,055     $1,088,476     $  775,343      $  708,384     $  592,014
Loans, net(1) ..........................................       750,555        598,421        382,781         280,126        252,116
Securities held to maturity ............................            --             --             --              --         90,945
Securities available for sale ..........................       326,690        356,712        331,895         381,447        195,978
Real estate owned, net .................................            77            433          1,218           1,869          3,468
Deposits ...............................................       664,059        655,911        584,479         559,864        532,141
Borrowed funds .........................................       335,458        287,187         51,000              --         10,000
Stockholders' equity ...................................       132,087        136,443        133,281         141,330         40,115
Book value per share(2)(3) .............................         12.12          11.57          10.77           10.93             NA

Selected Operating Data
Interest and dividend income ...........................    $   82,846     $   66,866     $   55,061      $   44,705     $   42,511
Interest expense .......................................        46,702         34,795         26,302          22,898         19,440
                                                            ------------------------------------------------------------------------
  Net interest income ..................................        36,144         32,071         28,759          21,807         23,071
Provision for loan losses ..............................           214            104            418             496            246
                                                            ------------------------------------------------------------------------
  Net interest income after provision
    for loan losses ....................................        35,930         31,967         28,341          21,311         22,825
                                                            ------------------------------------------------------------------------
Non-interest income:
  Net gains (losses) on sales of securities
    and loans ..........................................           368             67            126            (316)          (122)
  Deferred gain from sale of real estate ...............            --             --             --           2,784             --
  Other income .........................................         2,927          2,596          1,623           2,217          1,321
                                                            ------------------------------------------------------------------------
    Total non-interest income ..........................         3,295          2,663          1,749           4,685          1,199
                                                            ------------------------------------------------------------------------
Non-interest expense:
  Other operating expenses .............................        23,023         19,324         18,224          17,358         16,258
  Provision (recovery) for deposits at Nationar ........            --             --           (660)            660             --
  Conversion expenses ..................................            --             --             --           2,222             --
                                                            ------------------------------------------------------------------------
    Total non-interest expense .........................        23,023         19,324         17,564          20,240         16,258
                                                            ------------------------------------------------------------------------
Income before income tax provision .....................        16,202         15,306         12,526           5,756          7,766
Income tax provision ...................................         6,012          6,775          5,811           2,470          3,331
                                                            ------------------------------------------------------------------------
    Net income .........................................    $   10,190     $    8,531     $    6,715      $    3,286     $    4,435
                                                            ========================================================================
Basic earnings per share(3)(4) .........................    $     1.00     $     0.80     $     0.57      Not meaningful         NA
Diluted earnings per share(3)(4) .......................    $     0.98     $     0.79     $     0.57      Not meaningful         NA
Dividends declared per share(3) ........................    $     0.22     $     0.15     $     0.05              --             NA
Dividend payout ratio ..................................          23.4%          18.9%           9.3%             --             NA

                                               (Footnotes on the following page)

Flushing Financial Corporation and Subsidiaries

Selected Financial Data

====================================================================================================================================
At or for the year ended December 31,                                1998           1997           1996          1995          1994
------------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data
Performance ratios:
  Return on average assets ..................................         0.92%          0.96%         0.89%         0.53%         0.70%
  Return on average equity ..................................         7.51           6.41          4.90          6.08         10.66
  Average equity to average assets ..........................        12.24          15.00         18.17          8.70          6.56
  Equity to total assets ....................................        11.57          12.53         17.19         19.95          6.78
  Interest rate spread during period ........................         2.88           3.06          3.29          3.51          3.82
  Net interest margin .......................................         3.43           3.74          4.01          3.74          3.90
  Non-interest expense to average assets ....................         2.08           2.18          2.33          3.26          2.56
  Efficiency ratio ..........................................        53.44          53.91         58.33         64.69         65.48
  Average interest-earning assets to average
    interest-bearing liabilities ............................        1.12x          1.17x         1.20x         1.06x         1.03x
Regulatory capital ratios(5):
  Tangible capital ..........................................         9.46%          9.11%        12.67%        14.85%         7.87%
  Core capital ..............................................         9.46           9.11         12.67         14.85          7.87
  Total risk-based capital ..................................        19.43          19.76         27.43         30.48         17.01
Asset quality ratios:
  Non-performing loans to gross loans(6) ....................         0.34%          0.41%         0.62%         1.74%         2.05%
  Non-performing assets to total assets(7) ..................         0.23           0.27          0.47          0.97          1.48
  Net charge-offs (recoveries) to average loans .............        (0.01)          0.01          0.09          0.21          0.24
  Allowance for loan losses to gross loans ..................         0.89           1.07          1.39          1.85          2.07
  Allowance for loan losses to total
    non-performing assets(7) ................................       252.83         223.94        149.94         77.52         61.17
  Allowance for loan losses to total
    non-performing loans(6) .................................       260.36         263.38        225.79        106.61        101.11
Full-service customer facilities ............................            8              7             7             7             7

(1) Includes the effect of the acquisition of New York Federal Savings Bank on September 9, 1997 in a purchase transaction valued at approximately $13.0 million in cash.

(2) Calculated by dividing stockholders' equity of $132.1 million and $136.4 million at December 31, 1998 and 1997, respectively, by 10,898,805 and 11,796,930 shares outstanding at December 31, 1998 and 1997, respectively.

(3) All per share data has been adjusted for the three-for-two stock split distributed on September 30, 1998 in the form of a stock dividend.

(4) The Company completed its initial public offering on November 21, 1995. Earnings of the Company from the period November 21, 1995 through December 31, 1995 year end were $655,000 which, based on 11,903,328 weighted average shares outstanding for the same period, equals $0.05 per share. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share. Unvested restricted stock awards are not included in basic earnings per share calculations, but are included in diluted earnings per share calculations.

(5) The Bank exceeded all minimum regulatory capital requirements during the periods presented.

(6) Non-performing loans consist of non-accrual loans and loans delinquent 90 days or more that are still accruing.

(7) Non-performing assets consists of non-performing loans and real estate owned.

Market Price of Common Stock

Flushing Financial Corporation Common Stock is traded on the Nasdaq National Market under the symbol "FFIC". As of December 31, 1998, the Company had approximately 890 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. At December 31, 1998, the last trading date in 1998 for Nasdaq, the Company's stock closed at $15.8125. The following table shows the high and low closing sales price of the Common Stock during the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions. All price and dividend information has been adjusted for the three-for-two stock split distributed on September 30, 1998 in the form of a stock dividend. See
Note 12 of Notes to Consolidated Financial Statements for dividend restrictions.

                                        1998                             1997
                            --------------------------------------------------------------
                             High       Low     Dividend       High      Low      Dividend
                            ==============================================================
First Quarter ..........    $17.25    $13.88    $  .05        $14.33    $11.59    $  .03
Second Quarter .........     19.50     16.25       .05         15.83     11.83       .04
Third Quarter ..........     20.33     12.58       .06         16.42     13.33       .04
Fourth Quarter .........     17.19     10.50       .06         16.50     14.00       .04

Flushing Financial Corporation and Subsidiaries

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

The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (i) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans and commercial real estate loans; (ii) mortgage loan surrogates such as mortgage-backed securities and; (iii) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans, Small Business Administration loans and other small business loans.

The Company's results of operations depend primarily on net interest income, which is the difference between the interest income earned on its loan and security portfolios, and its cost of funds, consisting primarily of interest paid on deposit accounts and borrowed funds. Net interest income is the result of the Company's interest rate margin, which is the difference between the average yield earned on interest-earning assets and the average cost of interest-bearing liabilities, and the average balance of interest-earning assets compared to the average balance of interest-bearing liabilities. The Company also generates non-interest income from loan fees, service charges on deposit accounts, mortgage servicing fees, late charges and other fees and net gains and losses on sales of securities and loans. The Company's operating expenses consist principally of employee compensation and benefits, occupancy and equipment costs, other general and administrative expenses and income tax expense. The Company's results of operations also can be significantly affected by its periodic provision for loan losses and specific provision for losses on real estate owned ("REO"). Such results also are significantly affected by general economic and competitive conditions, including changes in market interest rates, the strength of the local economy, government policies and actions of regulatory authorities.

The Company has in the past increased growth through acquisitions of financial institutions or branches of other financial institutions, and will pursue growth through acquisitions that are, or are expected to be within a reasonable time frame, accretive to earnings, as opportunities arise. On September 9, 1997, the Holding Company acquired New York Federal Savings Bank ("New York Federal") in a cash transaction valued at approximately $13 million.

In November 1997, the Bank established a wholly-owned real estate investment trust subsidiary, Flushing Preferred Funding Corporation ("FPFC"), and transferred $256.7 million in real estate loans from the Bank to the FPFC. On September 30, 1998, the Bank transferred an additional $69.7 million in real estate loans from the Bank to FPFC. The assets transferred to FPFC are viewed by regulators as part of the Bank's assets in consolidation. The establishment of FPFC provides an additional vehicle for access by the Company to the capital markets for future investment opportunities. In addition, under current law, all income earned by FPFC and distributed to the Bank in the form of a dividend has the effect of reducing the Company's income tax expense.

During the first quarter of 1998, the Bank formed Flushing Service Corporation ("FSC"), a service corporation to market insurance products and mutual funds. The insurance products and mutual funds sold are products of unrelated insurance and securities firms from which FSC earns a commission. FSC became fully operational during the month of June 1998.

On August 18, 1998, the Board of Directors of the Company declared a three-for-two split of the Company's common stock in the form of a 50% stock dividend, which was paid on September 30, 1998. Each stockholder received one additional share for every two shares of the Company's common stock held at the record date, September 10, 1998. Cash was paid in lieu of fractional shares. All share and per share amounts in this Annual Report have been retroactively restated to reflect the three-for-two split paid on September 30, 1998.

Statements contained in this Annual Report relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities Exchange Act of 1934. Forward looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth in the third paragraph of this section, and under captions "Management Strategy", "Other Trends and Contingencies" and "Year 2000 Compliance" below, and elsewhere in this Annual Report and in other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company has no obligations to update these forward-looking statements.

Flushing Financial Corporation and Subsidiaries

Flushing Savings Bank, FSB

The Bank was organized in 1929 as a New York State chartered mutual savings bank. On May 10, 1994, the Bank converted to a federally chartered mutual savings bank and changed its name from Flushing Savings Bank to Flushing Savings Bank, FSB. As a federal savings bank, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). The Bank's deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").

Management Strategy

Management's strategy is to continue the Bank's focus as a consumer-oriented institution serving its local markets. In furtherance of this objective, the Company intends to (1) continue its emphasis on the origination of one-to-four family residential mortgage, multi-family real estate and commercial real estate loans, (2) seek to maintain asset quality, (3) seek to manage deposit growth and maintain a low cost of funds, (4) seek to manage interest rate risk, and (5) explore new business opportunities. The Company has in the past increased growth through acquisitions of financial institutions and branches of other financial institutions, and will continue to pursue growth through acquisitions that are, or are expected to be within a reasonable time frame, accretive to earnings. There can be no assurance that the Company will be able to effectively implement this strategy. The Company's strategy is subject to change by the Board of Directors.

One-to-Four Family, Multi-Family Real Estate and Commercial Real Estate Lending. The Company has traditionally emphasized the origination and acquisition of one-to-four family residential mortgage loans, which include adjustable rate mortgage ("ARM") loans, fixed rate mortgage loans and home equity loans. However, in recent years, the Company has also placed emphasis on multi-family and commercial real estate loans. The Company expects to continue its emphasis on multi-family and commercial real estate loans as well as on one-to-four family residential mortgage loans. At December 31, 1998, the Company's one-to-four family residential mortgage loans, multi-family real estate loans and commercial real estate loans amounted to $372.0 million (49.0%), $277.4 million (36.6%) and $101.4 million (13.4%), respectively, of gross loans.

The Company seeks to increase its originations of one-to-four family, multi-family real estate and commercial real estate loans through aggressive marketing and by maintaining competitive interest rates and origination fees. The Company's marketing efforts include advertising in its local markets and frequent contacts with mortgage brokers and other professionals who serve as referral sources. As part of these efforts, the Company established relationships with mortgage bankers who originate one-to-four family mortgage loans in the New York metropolitan area that are then purchased by the Company. Loans purchased by the Company from these mortgage bankers comply with the Bank's underwriting standards. Purchases of such loans totaled $27.2 million during 1998 compared to $50.0 million during 1997. The acquisition of New York Federal in September of 1997 also augmented the Company's market share, adding $62.4 million of multi-family real estate loans, $11.7 million of commercial real estate loans and $0.9 million of one-to-four family loans at the time of the acquisition. The acquisition of New York Federal also expanded the Bank's line of loan products with the acquisition of $2.0 million in Small Business Administration loans.

Fully underwritten one-to-four family residential mortgage loans generally are considered by the banking industry to have less risk than other types of loans. Multi-family income-producing real estate loans and commercial real estate loans generally have higher yields than one-to-four family loans and shorter terms to maturity, but typically involve higher principal amounts and generally expose the lender to a greater risk of credit loss than one-to-four family residential mortgage loans. The Company's increased emphasis on multi-family and commercial real estate loans could increase the overall level of credit risk inherent in the Company's loan portfolio. The greater risk associated with multi-family and commercial real estate loans may require the Company to increase its provisions for loan losses and to maintain an allowance for loan losses as a percentage of total loans in excess of the allowance currently maintained by the Company. To date, the Company has not experienced significant losses in its multi-family and commercial real estate loan portfolios.

Maintain Asset Quality. By adherence to its strict underwriting standards the Bank has been able to minimize net losses from impaired loans with net charge-offs declining from $46,000 for the year ended December 31, 1997, to net recoveries of $74,000 for the year ended December 31, 1998. The Company has maintained the strength of its loan portfolio, as evidenced by the Company's ratio of its allowance for loan losses to non-performing loans of 260.36% at December 31, 1998, essentially unchanged from 263.38% at December 31, 1997. The Company seeks to maintain its loans in performing status through, among other things, strict collection efforts, and consistently monitors non-performing assets in an effort to return them to performing status. To this end, the Company maintains an internal loan review committee that reviews the quality of loans and reports to the Loan Committee of the Board of Directors of the Bank on a monthly basis. From time to time, the Company has sold and may continue to make sales of non-performing assets. Non-performing assets declined to $2.7 million at December 31, 1998 from $2.9 million at December 31, 1997. Non-performing assets as a percentage of total assets declined from 0.27% at December 31, 1997 to 0.23% at December 31, 1998.

Managing Deposit Growth and Maintaining Low Cost of Funds. The Company has a relatively stable retail deposit base drawn from its market area through its eight full-service offices. Although the Company seeks to retain existing deposits and maintain depositor relationships by offering quality service and competitive interest rates to its customers, the Company seeks to keep deposit growth within reasonable limits. During the current low interest rate environment, the Bank has experienced a shift by depositors from lower costing savings,

Flushing Financial Corporation and Subsidiaries


NOW and money market accounts to higher costing certificate of deposit accounts. Management intends to balance its goal to maintain competitive interest rates on deposits while seeking to manage its overall cost of funds to finance its strategies. Historically, the Company has relied on its deposit base as its principal source of funding. The Bank is also a member of the Federal Home Loan Bank of New York ("FHLB-NY"), which provides it with an additional source of borrowing which the Company has increasingly utilized.

Managing Interest Rate Risk. The Company seeks to reduce its exposure to interest rate risk by managing the interest rate sensitivity of its assets and extending the interest rate sensitivity of its liabilities. The mix of loans originated by the Company (fixed-rate or ARM) is determined in large part by borrowers' preferences, and the proportion of loans originated as fixed-rate loans may increase should interest rates decline. The Company seeks to adjust the interest rate sensitivity of its assets by retaining ARM loans it originates, and by purchasing additional ARM loans or adjustable-rate mortgage-backed securities and fixed-rate mortgage-backed securities with remaining estimated lives of less than five years. In order to maintain flexibility in managing the Company's interest rate sensitive assets, substantially all of the fixed-rate residential mortgage loans originated by the Company since 1990 were made in conformance with Federal National Mortgage Association ("FNMA") requirements to facilitate sale in the secondary market.

Prevailing interest rates also affect the extent to which borrowers repay and refinance loans. In a declining interest rate environment, the number of loan prepayments and loan refinancings may increase, as well as prepayments of mortgage-backed securities. Call provisions associated with the Company's investment in U.S. government agency and corporate securities may also adversely affect yield in a declining interest rate environment. Such prepayments and calls may adversely affect the yield of the Company's loan portfolio and mortgage-backed and other securities as the Company reinvests the prepaid funds in a lower interest rate environment. However, the Company typically receives additional loan fees when existing loans are refinanced, which partially offset the reduced yield on the Company's loan portfolio resulting from prepayments. In periods of low interest rates, the Company's level of core deposits also may decline if depositors seek higher yielding instruments or other investments not offered by the Company, which in turn may increase the Company's cost of funds and decrease its net interest margin to the extent alternative funding sources are utilized.

Exploring New Business Opportunities. As part of the Company's exploration in new retailing concepts and products, the Bank opened its first in-store supermarket branch in June 1998 in the neighborhood of New Hyde Park through an alliance with the Edwards Supermarket chain. The new supermarket branch can address virtually all of its customers' financial needs, with the added convenience of extended hours and time saving grocery store access. Also during the second quarter of 1998, the Company launched Flushing Service Corporation, which began offering mutual funds, tax-deferred annuities and other investment products, expanding the services offered by the Bank.

Also, in June 1998 the Bank established a Business and Community Development Department. In the Company's demanding and constantly evolving marketplace, it is expected that this office will play an active role in enhancing the Company's reputation as an essential player in the local economy, and expanding its participation in new business opportunities.

Management is currently reviewing the profitability of various new products to further expand the Company's product lines and market.

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

The  table  below  sets  forth  the  amounts  of  interest-earning   assets  and
interest-bearing liabilities outstanding at December 31, 1998 which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions for mortgage-backed securities are based on industry averages. Passbook and Money Market accounts were assumed to have a withdrawal or "run-off" rate of 3% and 7%, respectively, based on historical experience. Management believes that these assumptions are indicative of actual prepayments and withdrawals experienced by the Company.

Flushing Financial Corporation and Subsidiaries


                                            ----------------------------------------------------------------------------------------
                                                            Interest Rate Sensitivity Gap Analysis at December 31, 1998
                                            ----------------------------------------------------------------------------------------
                                            More than   More than    More than     More than
                                             Three        Three       One Year    Three Years  Five Years
                                             Months     Months to     to Three      to Five      to Ten     More than
                                            and Less     One Year      Years         Years        Years     Ten Years       Total
                                            ========================================================================================
                                                                            (Dollars in thousands)
Interest-Earning Assets
Mortgage loans ..........................   $ 20,144    $  93,575     $ 193,652     $177,007    $221,151    $  48,536    $  754,065
Other loans .............................        269          781         1,420          845       1,200           --         4,515
Short-term securities(1) ................     10,800           --            --           --          --           --        10,800
Securities available for sale:
  Mortgage-backed securities ............     15,797       49,804        89,577       57,082      64,049       26,112       302,421
  Other .................................      7,720          306         1,656           --       8,927        5,660        24,269
                                            ----------------------------------------------------------------------------------------
    Total interest-earning assets .......     54,730      144,466       286,305      234,934     295,327       80,308    $1,096,070
                                            ----------------------------------------------------------------------------------------
Interest-Bearing Liabilities
Passbook accounts .......................      1,530        4,590        11,692       11,001      24,740      150,396       203,949
NOW accounts ............................         --           --            --           --          --       26,788        26,788
Money market accounts ...................        498        1,494         3,573        3,090       6,021       13,763        28,439
Certificate of deposit accounts .........    101,768      150,813        87,910       28,861       1,463           --       370,815
Mortgagors' escrow deposits .............         --           --            --           --          --        6,563         6,563
Borrowed funds ..........................     32,260       52,073       155,786       45,000      50,000          339       335,458
                                            ----------------------------------------------------------------------------------------
    Total interest-bearing liabilities(2)   $136,056    $ 208,970     $ 258,961     $ 87,952    $ 82,224    $ 197,849    $  972,012
                                            ----------------------------------------------------------------------------------------
Interest rate sensitivity gap ...........   $(81,326)   $ (64,504)    $  27,344     $146,982    $213,103    $(117,541)
Cumulative interest rate sensitivity gap    $(81,326)   $(145,830)    $(118,486)    $ 28,496    $241,599    $ 124,058
Cumulative interest rate sensitivity gap
  as a percentage of total assets .......      (7.12)%     (12.77)%      (10.37)%       2.50%      21.15%       10.86%
Cumulative interest-earning assets
  as a percentage of cumulative
  interest-bearing liabilities ..........      40.23%       57.73%        80.38%      104.12%     131.21%      112.76%

(1)  Consists of interest-earning deposits.

(2) Does not include non-interest-bearing demand accounts totaling $27.5 million at December 31, 1998.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar estimated maturities or periods to repricing, they may react in differing degrees to changes in market interest rates and may bear rates that differ in varying degrees from the rates that would apply upon maturity and reinvestment or upon repricing. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in the level of interest rates, prepayments on loans and mortgage-backed securities, and deposit withdrawal or "run-off" levels, would likely deviate materially from those assumed in calculating the above table. In the event of an interest rate increase, some borrowers may be unable to meet the increased payments on their adjustable-rate debt. The interest rate sensitivity analysis assumes that the nature of the Company's assets and liabilities remains static. Interest rates may have an effect on customer preferences for deposits and loan products. Finally, the maturity and repricing characteristics of many assets and liabilities as set forth in the above table are not governed by contract but rather by management's best judgement based on current market conditions and anticipated business strategies.

Flushing Financial Corporation and Subsidiaries


Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amount of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company's Consolidated Statements of Financial Condition and the Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include amortization of fees that are considered adjustments to yields.

====================================================================================================================================
For the years ended December 31,                     1998                           1997                           1996
------------------------------------------------------------------------------------------------------------------------------------
                                                              Average                         Average                        Average
                                        Average               Yield/    Average               Yield/    Average              Yield/
                                        Balance    Interest    Cost     Balance    Interest    Cost     Balance   Interest    Cost
====================================================================================================================================
                                                                      (Dollars in thousands)
ASSETS
Interest-earning assets:
  Mortgage loans, net(1)(2) .......   $  660,475   $56,810      8.60%   $491,834    $41,835      8.51%   $324,427   $28,940    8.92%
  Other loans, net(1)(2) ..........        3,275       376     11.48       2,268        227     10.01       1,997       221   11.07
                                      ------------------------------    -----------------------------    --------------------------
    Total loans, net ..............      663,750    57,186      8.62     494,102     42,062      8.51     326,424    29,161    8.93
                                      ------------------------------    -----------------------------    --------------------------
  Mortgage-backed securities ......      314,685    20,887      6.64     180,615     12,651      7.00     160,371    10,422    6.50
  Other securities ................       44,578     3,025      6.79     151,400     10,422      6.88     215,772    14,698    6.81
                                      ------------------------------    -----------------------------    --------------------------
    Total securities ..............      359,263    23,912      6.66     332,015     23,073      6.95     376,143    25,120    6.68
                                      ------------------------------    -----------------------------    --------------------------
  Interest-earning deposits
    and federal funds sold ........       31,752     1,748      5.51      30,871      1,731      5.61      14,414       780    5.41
                                      ---------------------------------------------------------------------------------------------
Total interest-earning assets .....    1,054,765    82,846      7.85     856,988     66,866      7.80     716,981    55,061    7.68
                                                   -----------------                -----------------               ---------------
Non-interest-earning assets .......       52,945                          30,076                           36,736
                                      ----------                        --------                         --------
    Total assets ..................   $1,107,710                        $887,064                         $753,717
                                      ==========                        ========                         ========
LIABILITIES AND EQUITY
Interest-bearing liabilities:
  Deposits:
    Passbook accounts .............   $  202,291     5,549      2.74    $206,196      5,884      2.85    $214,843     6,142    2.86
    NOW accounts ..................       24,375       466      1.91      22,679        432      1.90      19,483       370    1.90
    Money market accounts .........       26,240       773      2.95      24,367        692      2.84      26,470       741    2.80
    Certificate of deposit accounts      376,787    21,128      5.61     342,898     19,487      5.68     296,867    16,848    5.68
    Mortgagors' escrow deposits ...        6,724        71      1.06       6,044         71      1.17       4,292        63    1.47
                                      ------------------------------    -----------------------------    --------------------------
    Total deposits ................      636,417    27,987      4.40     602,184     26,566      4.41     561,955    24,164    4.30
Other borrowed funds ..............      303,573    18,715      6.16     132,274      8,229      6.22      36,396     2,099    5.77
Other interest-bearing liabilities            --        --        --          --         --        --         457        39    8.53
                                      ---------------------------------------------------------------------------------------------
Total interest-bearing liabilities       939,990    46,702      4.97     734,458     34,795      4.74     598,808    26,302    4.39
                                                   -----------------                -----------------               ---------------
Other liabilities(3) ..............       32,115                          19,570                           17,975
                                      ----------                        --------                         --------
    Total liabilities .............      972,105                         754,028                          616,783
Equity ............................      135,605                         133,036                          136,934
                                      ----------                        --------                         --------
    Total liabilities and equity ..   $1,107,710                        $887,064                         $753,717
                                      ==========                        ========                         ========
Net interest income/net interest
  rate spread(4) ..................                $36,144      2.88%               $32,071      3.06%              $28,759    3.29%
                                                   =================                =================               ===============
Net interest-earning assets/net
  interest margin(5) ..............   $  114,775                3.43%   $122,530                 3.74%   $118,173              4.01%
                                      ==========                ====    ========                 ====    ========              ====
Ratio of interest-earning assets
  to interest-bearing liabilities .                             1.12x                            1.17x                         1.20x
                                                                ====                             ====                          ====

(1)  Average balances include non-accrual loans.

(2) Loan interest income includes loan fee income of approximately $969,000, $912,000 and $1.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

(3)  Includes non-interest-bearing demand deposit accounts.

(4)  Interest rate spread represents the difference  between the average rate on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.

(5) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

Flushing Financial Corporation and Subsidiaries


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

                                                               ---------------------------------------------------------------------
                                                                              Increase (Decrease) in Net Interest Income
                                                               ---------------------------------------------------------------------
                                                                 Year Ended December 31, 1998        Year Ended December 31, 1997
                                                                    Compared to Year Ended             Compared to Year Ended
                                                                       December 31, 1997                  December 31, 1996
                                                               ---------------------------------------------------------------------
                                                                      Due to                              Due to
                                                               --------------------                -------------------
                                                                Volume      Rate          Net       Volume       Rate         Net
====================================================================================================================================
                                                                                       (Dollars in thousands)
Interest-Earning Assets
Mortgage loans, net ........................................   $ 14,351    $    624    $ 14,975    $ 14,933    $ (2,038)   $ 12,895
Other loans ................................................        101          48         149          30         (24)          6
Mortgage-backed securities .................................      9,385      (1,149)      8,236       1,316         913       2,229
Other securities ...........................................     (7,349)        (48)     (7,397)     (4,384)        108      (4,276)
Interest-earning deposits and federal funds sold ...........         49         (32)         17         890          61         951
                                                               ---------------------------------------------------------------------
  Total interest-earning assets ............................     16,537        (557)     15,980      12,785        (980)     11,805
                                                               ---------------------------------------------------------------------
Interest-Bearing Liabilities
Deposits:
  Passbook accounts ........................................       (111)       (224)       (335)       (258)         --        (258)
  NOW accounts .............................................         32           2          34          62          --          62
  Money market accounts ....................................         53          28          81         (59)         10         (49)
  Certificate of deposit accounts ..........................      1,925        (284)      1,641       2,615          24       2,639
  Mortgagors' escrow deposits ..............................          8          (8)         --           8          --           8
Other borrowed funds .......................................     10,655        (169)     10,486       5,532         598       6,130
Other interest-bearing liabilities .........................         --          --          --         (39)         --         (39)
                                                               ---------------------------------------------------------------------
  Total interest-bearing liabilities .......................     12,562        (655)     11,907       7,861         632       8,493
                                                               ---------------------------------------------------------------------
Net change in net interest income ..........................   $  3,975    $     98    $  4,073    $  4,924    $ (1,612)   $  3,312
====================================================================================================================================

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

General. Net income increased $1.7 million to $10.2 million, or $0.98 per common share, for the year ended December 31, 1998 from $8.5 million, or $0.79 per common share, for the year ended December 31, 1997. This is due primarily to an increase of $4.1 million in net interest income and an increase of $632,000 in non-interest income, which were partially offset by an increase of $3.7 million in non-interest expense.

Interest Income. Interest income increased $15.9 million, or 23.9%, to $82.8 million for the year ended December 31, 1998 from $66.9 million for the year ended December 31, 1997. This increase was primarily due to an increase of $15.1 million in interest and fees on loans during 1998 and an increase of $839,000 in interest and dividends on investment securities. The increase in interest and fee income from loans reflects a $169.6 million increase in the average balance of loans to $663.8 million during 1998, and an eleven basis point increase in the yield on loans. The increase in interest and dividend income from investment securities reflects a $27.2 million increase in the average balances of investment securities during 1998 to $359.3 million which, however, was partially offset by a 29 basis point decline in the yield on investment securities. Other interest income remained constant at $1.7 million in both 1998 and 1997.

Interest Expense. Interest expense increased $11.9 million, or 34.2%, from $34.8 million for the year ended December 31, 1997 to $46.7 million for the year ended December 31, 1998. The increase in interest expense is due to a $205.5 million increase in the average balance of total interest-bearing liabilities to $940.0 million during 1998, and a 23 basis point increase in the cost of interest-bearing liabilities. The increase in the average balance and cost of funds reflects the Bank's use of higher costing FHLB-NY advances as an alternative source of funding to leverage its highly capitalized balance sheet.

Flushing Financial Corporation and Subsidiaries


The average balance for deposits increased $34.2 million to $636.4 million for 1998 which, however, was partially offset by a one basis point decline in the cost of deposits to 4.40% for 1998. The increase in deposits also reflects a shift in depositor preferences from lower costing passbook accounts to higher costing certificate of deposit accounts. The average balance for borrowed funds increased $171.3 million from $132.3 million for 1997 to $303.6 million for 1998, the effect of which, however, was partially offset by a decline in the cost of borrowed funds of six basis points to 6.16% during 1998.

NET INTEREST INCOME.

Net interest income for the year ended December 31, 1998 totaled $36.1 million, an increase of $4.0 million from $32.1 million for 1997. The net interest margin, however, declined 31 basis points from 3.74% for the year ended December 31, 1997 to 3.43% for the year ended December 31, 1998. This decline in margin is the result of a 23 basis point increase in the average cost of funds from 4.74% for 1997 to 4.97% for 1998 as the Company increased utilization of higher costing borrowed funds to fund asset growth. The increased cost of funds was partially offset by a five basis point increase in the average yield of interest-earning assets, primarily a result of an increase in the average balance of loans. Despite the decline in margin, net interest income increased 12.7% from 1997 to 1998 due to the higher average balance of interest-earning assets.

Provision for Loan Losses. Provision for loan losses for the year December 31, 1998 was $214,000 as compared to $104,000 for the year ended December 31, 1997. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, and local and national economic conditions. The ratio of non-performing loans to gross loans improved to 0.34% at December 31, 1998 from 0.41% at December 31, 1997. The allowance for loan losses as percentage of non-performing loans was 260.36% and 263.38% at December 31, 1998 and 1997, respectively. The ratio of allowance for loan losses to gross loans was 0.89% and 1.07% at December 31, 1998 and 1997, respectively. The Company experienced net recoveries of $74,000 in 1998 while in the year ended December 31, 1997 the Company incurred net charge-offs of $46,000.

Non-Interest Income. Non-interest income for the year ended December 31, 1998 totaled $3.3 million, an increase of $632,000, or 23.7%, from the 1997 level of $2.7 million. The increase is due primarily to increased fee income from mortgage and banking services, increased gains on sales of securities and the guaranteed portion of Small Business Administration loans, and an increase in dividends on FHLB-NY stock. The year ended December 31, 1997 also included the receipt of $436,000 associated with settlements of contract disputes.

Non-Interest Expense. Non-interest expense for the year ended December 31, 1998 totaled $23.0 million, representing an increase of $3.7 million, or 19.1% from the year ended December 31, 1997. This increase is primarily attributable to the full year impact of the acquisition of New York Federal Savings Bank in September 1997. Salaries and professional services expense increased a net of $2.6 million, which included $1.5 million of expenses associated with the planned retirement of a senior executive and one-time payouts under certain employees' employment agreements. Despite the increased costs, the efficiency ratio improved to 53.4% for 1998 compared to 53.9% for 1997.

Income Tax Provisions. Income tax expense for the year ended December 31, 1998 totaled $6.0 million, compared to $6.8 million for the year ended December 31, 1997. This represents a decline of 7.2% in the effective tax rate of 44.3% for the year ended December 31, 1997 to 37.1% for the year ended December 31, 1998. This decline reflects the ancillary benefit of the Bank's implementation of a real estate investment trust in November of 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

General. Net income increased $1.8 million to $8.5 million, or $0.79 per common share, for the year ended December 31, 1997 from $6.7 million, or $0.57 per common share, for the year ended December 31, 1996. This was due primarily to an increase of $3.3 million in net interest income, partially offset by an increase of $1.8 million in non-interest expense.

Interest Income. Interest income increased $11.8 million, or 21.4%, to $66.9 million for the year ended December 31, 1997 from $55.1 million for the year ended December 31, 1996. This increase was primarily due to an additional $12.9 million in interest and fees on loans during 1997, offset in part by a $2.0 million decrease in interest and dividends on investment securities. The increase in interest and fee income from loans was a result of higher average loan balances which increased from $326.4 million for 1996 to $494.1 million in 1997. The decline in interest and dividend income from investment securities was the result of a $44.1 million dollar decline in the average balances of the investment securities during 1997 as compared to 1996. Other interest income also increased by $1.0 million due to an increase in the average balance of federal funds sold.

Flushing Financial Corporation and Subsidiaries


Interest Expense. Interest expense increased $8.5 million, or 32.3%, from $26.3 million for the year ended December 31, 1996 to $34.8 million for the year ended December 31, 1997. The increase in interest expense was due primarily to a $95.9 million increase in the average balances of borrowed funds from $36.4 million for 1996 to $132.3 million for 1997. The Company also increased its usage of FHLB-NY advances as an alternative source of funding to leverage its highly capitalized balance sheet. The increase in the average balances for deposits from $557.7 million for 1996 to $596.1 million for 1997 also contributed to the increase in interest expense. The increase in deposits also reflected a shift in depositor preferences from lower costing passbook and money market accounts to higher costing certificate of deposit accounts.

Net Interest Income. Net interest income for the year ended December 31, 1997 totaled $32.1 million, an increase of $3.3 million from 1996 net interest income of $28.8 million. Net interest margin, however, declined 27 basis points from 4.01% for the year ended December 31, 1996 to 3.74% for the year ended December 31, 1997. This decline in margin was the result of a 35 basis point increase in the average cost of funds from 4.39% for 1996 to 4.74% for 1997 as the Company increased utilization of borrowed funds and interest rates on deposits increased due to the shift in deposit mix. Partially offsetting this decline in margin was a 12 basis point increase in the average yield of interest-earning assets, primarily as a result of an increase in multi-family and commercial real estate loans. Interest rate spread also declined by 23 basis points from 3.29% for 1996 to 3.06% for 1997. Despite this decline in margin and spread, net interest income increased 11.5% from 1996 to 1997 due to the increased loan volume.

Provision for Loan Losses. Provision for loan losses for the year ended December 31, 1997 was $104,000 as compared to $418,000 for the year ended December 31, 1996. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, local and national economic conditions, overall portfolio quality and review of specific problem loans. As a result of sales of non-performing assets, which reduced the total volume of non-performing loans held by the Company, the ratio of non-performing loans to gross loans improved from 0.62% at December 31, 1996 to 0.41% December 31, 1997. Also as a result of the reduction in the overall level of non-performing loans, the Company's allowance for loan losses as percentage of non-performing loans increased from 225.79% December 31, 1996 to 263.38% at December 31, 1997. The ratio of allowance for loan losses to gross loans was 1.07% and 1.39% at December 31, 1997 and 1996, respectively. Net charge-offs declined $266,000 from $312,000 for the year ended December 31, 1996 to $46,000 for the year ended December 31, 1997.

Non-Interest Income. Non-interest income for the year ended December 31, 1997 totaled $2.7 million, an increase of $914,000 from 1996 levels. The increase was due to a planned increase in loan and other fees and the receipt of $436,000 associated with settlements of contract disputes, offset in part by a decline in gain on sales of securities.

Non-Interest Expense. Non-interest expense for the year ended December 31, 1997 totaled $19.3 million, representing an increase of $1.8 million from the year ended December 31, 1996. This increase was primarily attributable to the acquisition of New York Federal in September 1997, and by a onetime recovery of a provision for deposits at Nationar in 1996 of $660,000. The effect of these factors was offset in part by a $430,000 decline in professional service expense and a $592,000 decline in data-processing expense as the Company converted to a new data processor in 1997.

Income Tax Provisions. Income tax expense for the year ended December 31, 1997 totaled $6.8 million, as compared to $5.8 million for the year ended December 31, 1996. This represents a decline of 2.1% in the effective tax rate of 46.4% for the year ended December 31, 1996 to 44.3% for the year ended December 31, 1997. This decline reflects the ancillary benefit of the Bank's implementation of a real estate investment trust in November of 1997.

LIQUIDITY,  REGULATORY CAPITAL AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans, mortgage-backed and other securities, proceeds from sales of securities and, to a lesser extent, proceeds from sales of loans. Deposit flows and mortgage prepayments, however, are greatly influenced by general interest rates, economic conditions and competition. At December 31, 1998, the Bank had an over-night line of credit of approximately $46.2 million with the FHLB-NY. In total, as of December 31, 1998, the Bank may borrow up to $280.3 million from the FHLB-NY in Federal Home Loan advances and over-night lines of credit. As of December 31, 1998, the Bank had borrowed $215.5 million in FHLB-NY advances. There was no over-night line of credit outstanding at December 31, 1998. In addition, the Bank had $120.0 million in reverse repurchase agreements with the FHLB-NY to fund lending and investment opportunities. (See Note 8 of Notes to Consolidated Financial Statements.)

Flushing Financial Corporation and Subsidiaries


Pursuant  to OTS  regulations  regarding  liquidity  requirements,  the  Bank is required to maintain an average daily balance of liquid assets (cash, and certain securities with detailed maturity limitations and marketability requirements) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. The OTS may vary the amount of the liquidity requirement by regulation, but only within pre-established statutory limits of no less than 4% and no greater than 10%. For the greater part of 1997, OTS regulation set the liquidity requirement at 5%, with a 1% short term liquidity requirement. Amendments to OTS regulations, effective November 27, 1997, reduced the liquidity requirement from 5% to 4% and removed the 1% short term liquidity requirement. In addition, these amendments eliminated the requirement that obligations of FNMA, GNMA and FHLMC must have five years or less remaining until maturity to qualify as a liquid asset. At December 31, 1998 and 1997 the Bank's liquidity ratio, computed in accordance with the OTS requirement, was 18.28% and 24.53%, respectively. Unlike the Bank, the Holding Company is not subject to OTS regulatory requirements on the maintenance of minimum levels of liquid assets.

The Company's most liquid assets are cash and cash equivalents, which include cash and due from banks, overnight interest-earning deposits and federal funds sold with original maturities of 90 days or less. The level of these assets is dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1998, cash and cash equivalents totaled $22.7 million, a decrease of $67.6 million from December 31, 1997. The Company also held marketable securities available for sale with a carrying value of $326.7 million at December 31, 1998.

At December 31, 1998, the Company had outstanding loan commitments of $42.5 million, open lines of credit for borrowers of $2.7 million and commitments to purchase mortgage loans of $6.6 million. The Company's total interest and operating expenses in 1998 were $46.7 million and $23.0 million, respectively. Certificates of deposit accounts which are scheduled to mature in one year or less as of December 31, 1998 totaled $252.6 million.

During 1998, funds provided by the Company's operating activities amounted to $19.9 million. These funds, together with $39.7 million provided by financing activities and $90.4 million available at the beginning of the year, were utilized to fund net investing activities of $127.2 million. Financing activities were primarily provided by FHLB-NY borrowings with original maturities greater than one year and reverse repurchase agreements. Additional funds were provided by principal payments and calls on loans and securities. The primary investment activity of the Company is the origination and purchase of loans, and the purchase of mortgage-backed securities. During 1998, the Bank had loan originations of $223.0 million and purchased $27.2 million of loans. Further, during 1998, the Company purchased $251.6 million of mortgage-backed and other securities.

At the time of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank was required by the OTS to establish a liquidation account which is reduced as and to the extent that eligible account holders reduce their qualifying deposits. The balance of the liquidation account at December 31, 1998 was $12.4 million. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay a dividend or to repurchase any of its capital stock if the effect would be to cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the declaration or payment of dividends to its stockholders, although the source of such dividends could depend upon dividend payments from the Bank. The Holding Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets (the amount by which total assets exceed total liabilities) over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

Regulatory Capital Position. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards: tangible capital, core capital and total risk-based capital. Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. At December 31, 1998 and 1997, the Bank exceeded each of the three OTS capital requirements. (See Note 13 of the Notes to Consolidated Financial Statements.)

INTEREST RATE RISK

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in fair value of investments due to changes in interest rate risk. Generally, the fair value of financial investments such as loans and securities fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Company's interest-earning assets which could adversely affect the Company's results of operations if sold, or, in the case of securities classified as available for sale, the Company's stockholders' equity if retained.

Flushing Financial Corporation and Subsidiaries


The Company manages the mix of interest-earning assets and interest-bearing liabilities on a continuous basis to maximize return and adjust risk exposure. On a quarterly basis, management prepares the "Earnings and Economic Exposure to Changes In Interest Rate" report for review by the Board of Directors, as summarized below. This report quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 400 basis points, assuming the yield curves of the rate shocks will be parallel to each other. Net portfolio value is defined as interest-earning assets net of interest-bearing liabilities. All changes in income and value are measured as percentage changes from the projected net interest income and net portfolio value at the base interest rate scenario. The base interest rate scenario assumes interest rates at December 31, 1998 and various estimates regarding prepayment and call activities are made at each level of rate shock. Actual results could differ significantly from these estimates. The Company's current interest rate exposure is within the guidelines set forth by the Board of Directors, with the exceptions of the plus 200, 300 and 400 basis points which exceed the guidelines of minus 30.00%, minus 45.00% and minus 60%, respectively. These exceptions have been reviewed with the Board of Directors. Management is taking steps to bring these exposures within the guidelines.

                                                         Projected Percentage Change In
                                                   -------------------------------------------
Change in Interest Rate                            Net Interest Income     Net Portfolio Value
==============================================================================================
-400 Basis Points .........................              6.00%                   31.00%
-300 Basis Points .........................              5.00                    22.00
-200 Basis Points .........................              3.00                    14.00
-100 Basis Points .........................              1.00                     7.00
Base Interest Rate ........................                --                       --
+100 Basis Points .........................             -4.00                   -16.00
+200 Basis Points .........................            -11.00                   -34.00
+300 Basis Points .........................            -18.00                   -52.00
+400 Basis Points .........................            -25.00                   -68.00

IMPACT OF NEW ACCOUNTING STANDARDS

In June of 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which amends SFAS No. 52 and 107, and supercedes FASB Statements No. 80, 105 and 119. This Pronouncement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of these derivatives at fair value. Adoption of this Pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

In October of 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", an amendment of SFAS No. 65. This Pronouncement amends SFAS No. 65 to permit classification as trading, available for sale, or held to maturity mortgage-backed securities retained after the securitization of mortgage loans held for sale. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Adoption of this Pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

OTHER TRENDS AND CONTINGENCIES

The Company's net interest rate margin declined 31 basis points from 3.74% for the year ended December 31, 1997 to 3.43% for the year ended December 31, 1998. This decline was due primarily to a 23 basis point increase in the average cost of deposits and borrowings as the Company increased utilization of higher costing borrowed funds to fund balance sheet growth. The increased cost of funds was partially offset by a five basis point increase in average yield on loans and other investments and the higher average balance of interest-earning assets.

Comparing 1998 to 1997, the Company experienced an increase in the average balance of deposits of $34.2 million, of which $33.9 million was in higher costing certificates of deposits. The Company seeks to maintain its certificates of deposit at competitive rates. Starting in 1996, the Company had increased its utilization of FHLB-NY advances as an alternative source of funding. Borrowed funds averaged $303.6 million for 1998 with an average cost of 6.16% as compared to an average balance of $132.3 million for 1997 with an average cost of 6.22%. These trends contributed to the increase in the Company's average cost of funds from 4.74% for the year ended December 31, 1997 to 4.97% for the year ended December 31, 1998. A continuation of these trends could result in a further increase in the Company's cost of funds and a narrowing of the Company's net interest margin.

Flushing Financial Corporation and Subsidiaries


YEAR 2000 COMPLIANCE

The Company utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company's third party data processing vendors, and purchased software operating on in-house computer networks. As the year 2000 approaches, a critical business issue has emerged regarding how existing software, such as application programs and operating systems, will accommodate the year 2000 date value. In the past, such software was programmed to assume that all year values begin with "19". In response to this business concern, the Company established, in 1997, a Year 2000 Task Force ("Y2K Task Force") to evaluate whether its computer systems will function properly in the year 2000, and report to the Board of Directors on a monthly basis. With the implementation of the Y2K Task Force, actions were taken to remedy the Company's year 2000 problems and management expects internal systems to be year 2000 compliant by March 31, 1999. However, given the inherent uncertainty in the year 2000 problem, there can be no assurances that the Company will meet its target date for compliance. The Company plans to continue monitoring its year 2000 readiness until the year 2000.

Since its formation, the Y2K Task Force has contacted parties with which the Company has material relationships, including the Company's data processing vendors, and software suppliers to determine whether the systems used, or relied upon, by the Company are year 2000 compliant, and if not to assess the corrective steps being taken. The Company has also contacted all borrowers with loan balances outstanding in excess of two million dollars to assess the state of each such party's year 2000 readiness, and is currently awaiting their response for assessment. The Company's investment securities portfolio, which amounted to 28.6% of total assets at December 31, 1998, consists primarily of U.S. government securities or U.S. government agency backed mortgage-backed securities. Although the Company is attempting to monitor and evaluate the efforts of these other parties, it cannot control the success of their efforts.

The Company's data processing vendors and the majority of other vendors have indicated that their hardware and/or software is or will be year 2000 compliant prior to the date change. The Company's in-house systems for which year 2000 compliance could not be assured are being replaced. Assessment and testing for year 2000 compliance has been performed on in-house systems and for the Company's third party data processing vendors. The anticipated costs to upgrade various in-house equipment is approximately $100,000, of which $48,000 has already been expensed. These costs consist primarily of software version upgrades. The foregoing estimate of costs does not include the time that internal staff is devoting to testing and monitoring year 2000 compliance, although these activities are not expected to involve significant incremental cost. Based on compliance efforts and testing through December 31, 1998, management does not believe that costs of year 2000 compliance will have a material adverse effect on the Company's consolidated financial condition, results of operations, or cash flow.

The Company is also dependent in its business upon the availability of public utilities, including communications and power services. The Company cannot predict the year 2000 readiness of such utilities or the outcome of their remediation efforts.

The Company believes that the most reasonably likely worst case scenario, should the Company's in-house and third party vendor systems not meet the year 2000 compliance, would be an inability to process banking transactions, calculate investment yields and costs, send and receive electronic data with third parties, or engage in similar normal business activities. Should the Company need to manually calculate and complete transactions, assuming a doubling in manpower, the cost of alternative methods of doing business is projected to be approximately $250,000 in additional expenses per month.

Management believes that a more likely scenario, if the Company's systems are not year 2000 compliant, would be a temporary disruption of service to its customers. The Company is of the opinion that its contingency plans would mitigate the long-term effect of such a scenario and that a temporary disruption would not have a material adverse effect on its consolidated financial condition, results of operations or cash flow.

In the unanticipated event that the Company experiences a disruption of service, the Company has developed contingency plans that management believes will combat the unavailability of each mission critical system, including the identification of reasonable substitutes for the functions of such systems. Some of these contingency plans have already been in place for unanticipated data processing vendor downtime that occurs during the normal course of business.

The discussion above of the Company's efforts, and management's expectations, relating to year 2000 compliance are forward-looking statements, which are based on management's best estimate of various factors involving numerous assumptions. The Company's ability to achieve year 2000 compliance and the level of incremental costs associated therewith could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.

Flushing Financial Corporation and Subsidiaries

Consolidated Statements of Financial Condition

====================================================================================================================================
December 31,                                                                                           1998                1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands, except share data)
ASSETS
Cash and due from banks ......................................................................       $    11,934        $     8,258
Federal funds sold and overnight interest-earning deposits ...................................            10,800             82,094
Securities available for sale:
  Mortgage-backed securities .................................................................           302,421            217,110
  Other securities ...........................................................................            24,269            139,602
Loans ........................................................................................           757,317            604,895
  Less: Allowance for loan losses ............................................................            (6,762)            (6,474)
                                                                                                     ------------------------------
  Net loans ..................................................................................           750,555            598,421
Interest and dividends receivable ............................................................             7,120              9,282
Real estate owned, net .......................................................................                77                433
Bank premises and equipment, net .............................................................             6,441              6,493
Federal Home Loan Bank of New York stock .....................................................            17,320             14,356
Goodwill .....................................................................................             5,004              5,370
Other assets .................................................................................             6,114              7,057
                                                                                                     ------------------------------
  Total assets ...............................................................................       $ 1,142,055        $ 1,088,476
                                                                                                     ==============================

LIABILITIES
Due to depositors:
  Non-interest-bearing .......................................................................       $    27,505        $    19,263
  Interest-bearing ...........................................................................           629,991            631,748
Mortgagors' escrow deposits ..................................................................             6,563              4,900
Borrowed funds ...............................................................................           335,458            287,187
Other liabilities ............................................................................            10,451              8,935
                                                                                                     ------------------------------
  Total liabilities ..........................................................................         1,009,968            952,033
                                                                                                     ------------------------------
Commitments and contingencies (Note 14)

STOCKHOLDERS' EQUITY
Preferred stock, ($0.01 par value,  authorized 5,000,000 shares; none issued)                                 --                 --
Common stock, ($0.01 par value, authorized 20,000,000 shares;
  11,355,678 and 12,842,410 shares issued at December 31, 1998 and 1997, respectively; 10,898,805 and 11,796,930 shares outstanding
  at December 31, 1998 and 1997, respectively) ...............................................               114                 89
Additional paid-in capital ...................................................................            75,452            101,717
Treasury stock, at average cost (456,873 and 1,045,480 shares at
  December 31, 1998 and 1997, respectively) ..................................................            (6,949)           (19,666)
Unearned compensation ........................................................................            (9,332)           (10,922)
Retained earnings ............................................................................            71,460             63,766
Accumulated other comprehensive income, net of taxes .........................................             1,342              1,459
                                                                                                     ------------------------------
  Total stockholders' equity .................................................................           132,087            136,443
                                                                                                     ------------------------------
  Total liabilities and stockholders' equity .................................................       $ 1,142,055        $ 1,088,476
                                                                                                     ==============================

The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries

Consolidated Statements of Income

====================================================================================================================================
For the years ended December 31,                                                        1998               1997               1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           (In thousands, except per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans ..................................................          $ 57,186          $ 42,062          $ 29,162
Interest and dividends on securities:
  Taxable interest ..........................................................            23,670            22,779            24,708
  Tax-exempt interest .......................................................                18                47                63
  Dividends .................................................................               224               247               348
Other interest income .......................................................             1,748             1,731               780
                                                                                       --------------------------------------------
  Total interest and dividend income ........................................            82,846            66,866            55,061
                                                                                       --------------------------------------------
INTEREST EXPENSE
Deposits ....................................................................            27,987            26,566            24,164
Other interest expense ......................................................            18,715             8,229             2,138
                                                                                       --------------------------------------------
  Total interest expense ....................................................            46,702            34,795            26,302
                                                                                       --------------------------------------------
    Net interest income .....................................................            36,144            32,071            28,759
Provision for loan losses ...................................................               214               104               418
                                                                                       --------------------------------------------
    Net interest income after provision for loan losses .....................            35,930            31,967            28,341
                                                                                       --------------------------------------------
NON-INTEREST INCOME
Other fee income ............................................................             1,386             1,190               763
Net gain on sales of securities and loans ...................................               368                67               126
Other income ................................................................             1,541             1,406               860
                                                                                       --------------------------------------------
  Total non-interest income .................................................             3,295             2,663             1,749
                                                                                       --------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits ..............................................            12,454            10,213             8,214
Occupancy and equipment .....................................................             1,943             1,908             2,093
Professional services .......................................................             1,943             1,583             2,013
Federal deposit insurance premiums ..........................................               102                87                 2
Data processing .............................................................             1,231               873             1,465
Depreciation and amortization of premises and equipment .....................               984               804               956
Real estate owned expenses, net .............................................                98               109               318
Recovery for deposits at Nationar ...........................................                --                --              (660)
Other operating .............................................................             4,268             3,747             3,163
                                                                                       --------------------------------------------
  Total non-interest expense ................................................            23,023            19,324            17,564
                                                                                       --------------------------------------------
Income before income taxes ..................................................            16,202            15,306            12,526
PROVISION FOR INCOME TAXES
Federal .....................................................................             5,044             4,491             3,540
State and local .............................................................               968             2,284             2,271
                                                                                       --------------------------------------------
  Total provision for income taxes ..........................................             6,012             6,775             5,811
                                                                                       --------------------------------------------
Net income ..................................................................          $ 10,190          $  8,531          $  6,715
                                                                                       ============================================
Basic earnings per share ....................................................          $   1.00          $   0.80          $   0.57
Diluted earnings per share ..................................................          $   0.98          $   0.79          $   0.57

The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

====================================================================================================================================
For the years ended December 31,                                                               1998          1997            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (In thousands, except share data)
COMMON STOCK
Balance, beginning of year ............................................................     $      89      $      89      $      86
Restricted stock awards of 427,650 shares .............................................            --             --              3
Stock dividend (3,785,168 shares, 1,339,590 shares funded
  from Treasury) ......................................................................            25             --             --
                                                                                            ---------------------------------------
  Balance, end of year ................................................................     $     114      $      89      $      89
                                                                                            =======================================
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year ............................................................     $ 101,717      $ 101,278      $  96,515
Stock dividend ........................................................................       (26,914)            --             --
Release of shares from Employee Benefit Trust (29,220,  27,060 and 30,987 shares for the years ended
  December 31, 1998, 1997 and 1996, respectively) .....................................           238            204            134
Restricted stock awards ( 45,750 and 447,600 shares for the years
  ended December 31, 1997 and 1996, respectively) .....................................            --            104          4,629
Tax benefit of unearned compensation ..................................................           411            131             --
                                                                                            ---------------------------------------
  Balance, end of year ................................................................     $  75,452      $ 101,717      $ 101,278
                                                                                            =======================================
TREASURY STOCK
Balance, beginning of year ............................................................     $ (19,666)     $ (12,065)     $      --
Purchases of common shares outstanding (757,146, 420,477
  and 667,653 shares for the years ended December 31, 1998,
  1997 and 1996, respectively) ........................................................       (14,239)        (8,247)       (12,223)
Stock dividend ........................................................................        26,889             --             --
Restricted stock award forfeitures (20,900, 3,300 and 5,250 shares
  for the years ended December 31, 1998, 1997 and 1996, respectively) .................          (410)           (54)           (85)
Restricted stock awards (25,000, 30,500 and 13,300 shares for the
  years ended December 31, 1998, 1997 and 1996, respectively) .........................           520            560            243
Repurchase of restricted stock awards (21,112 shares) .................................          (484)            --             --
Options exercised (23,175, and 7,400 shares for the years ended
  December 31, 1998 and 1997, respectively) ...........................................           441            140             --
                                                                                            ---------------------------------------
  Balance, end of year ................................................................     $  (6,949)     $ (19,666)     $ (12,065)
                                                                                            =======================================
UNEARNED COMPENSATION
Balance, beginning of year ............................................................     $ (10,922)     $ (11,660)     $  (7,681)
Release of shares from Employee Benefit Trust (29,220,  27,060 and 30,987 shares for the year ended
  December 31, 1998, 1997 and 1996, respectively) .....................................           248            240            238
Restricted stock awards (25,000, 45,750 and 447,600 shares for the
  years ended December 31, 1998, 1997 and 1996, respectively) .........................          (470)          (665)        (4,875)
Restricted stock award forfeitures (20,900, 4,950 and 7,875 shares
  for the years ended December 31, 1998, 1997 and 1996, respectively) .................           410             54             85
Restricted stock award expense ........................................................         1,402          1,109            573
                                                                                            ---------------------------------------
  Balance, end of year ................................................................     $  (9,332)     $ (10,922)     $ (11,660)
                                                                                            =======================================

                                                                       Continued

Flushing Financial Corporation and Subsidiaries

====================================================================================================================================
For the years ended December 31,                                                               1998          1997            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (In thousands, except share data)
RETAINED EARNINGS
Balance, beginning of year ............................................................     $  63,766      $  56,869      $  50,777
Net income ............................................................................        10,190          8,531          6,715
Stock options exercised (23,175 and 11,100 shares for the years ended
  December 31, 1998 and 1997, respectively) ...........................................           (66)           (19)            --
Restricted stock awards (25,000 shares) ...............................................           (50)            --             --
Cash dividends declared and paid ......................................................        (2,380)        (1,615)          (623)
                                                                                            ---------------------------------------
  Balance, end of year ................................................................     $  71,460      $  63,766      $  56,869
                                                                                            =======================================
ACCUMULATED OTHER COMPREHENSIVE
INCOME, NET OF TAXES
Balance, beginning of year ............................................................     $   1,459      $  (1,230)     $   1,633
Change in net unrealized gain (loss), net of taxes of approximately $(38),
  $2,290 and $(2,385) for the years ended December 31, 1998,
  1997 and 1996, respectively, on securities available for sale .......................           (52)         2,717         (2,795)
Less: Reclassification adjustment for gains included in net income, net of taxes of approximately $37, $24 and $58 for the years ended
  December 31, 1998, 1997 and 1996, respectively ......................................           (65)           (28)           (68)
                                                                                            ---------------------------------------
  Balance, end of year ................................................................     $   1,342      $   1,459      $  (1,230)
                                                                                            =======================================
TOTAL STOCKHOLDERS' EQUITY ............................................................     $ 132,087      $ 136,443      $ 133,281
                                                                                            =======================================
COMPREHENSIVE INCOME
Net income ............................................................................     $  10,190      $   8,531      $   6,715
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities .............................................          (117)         2,689         (2,863)
                                                                                            ---------------------------------------
Comprehensive income ..................................................................     $  10,073      $  11,220      $   3,852
                                                                                            =======================================

The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries

Consolidated Statements  of Cash  Flow

====================================================================================================================================
For the years ended December 31,                                                              1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         (In thousands)
OPERATING ACTIVITIES
Net income ............................................................................     $  10,190      $   8,531      $   6,715
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses ...........................................................           214            104            418
  Provision for losses on real estate owned ...........................................            33             --            150
  Recovery for deposits at Nationar ...................................................            --             --           (660)
  Depreciation and amortization of bank premises and equipment ........................           984            804            956
  Amortization of goodwill ............................................................           366            122             --
  Net (gain) loss on sales of securities ..............................................          (102)           (52)          (126)
  Net gain on sales of loans ..........................................................          (266)           (15)            --
  Net loss (gain) on sales of real estate owned .......................................            14            109            (72)
  Amortization of unearned premium, net of accretion of unearned discount .............         2,315            653          1,188
  Amortization of deferred income .....................................................          (832)          (858)          (933)
  Deferred income tax (benefit) provision .............................................           523           (155)           (42)
  Deferred compensation ...............................................................           210            164            174
Changes in other assets and liabilities ...............................................         4,392           (748)         4,443
Unearned compensation .................................................................         1,888          1,029            945
                                                                                            ---------------------------------------
Net cash provided by operating activities .............................................        19,929          9,688         13,156
                                                                                            ---------------------------------------
INVESTING ACTIVITIES
Purchases of bank premises and equipment ..............................................          (932)        (1,501)          (638)
Purchases of Federal Home Loan Bank shares ............................................        (2,964)        (8,938)            --
Purchases of securities available for sale ............................................      (251,575)      (168,527)      (141,594)
Proceeds from sales and calls of securities available for sale ........................       186,370        108,060        128,355
Proceeds from maturities and prepayments of securities available for sale .............        93,010         40,198         55,432
Net originations and repayments of loans ..............................................      (123,743)       (91,786)       (63,965)
Purchases of loans ....................................................................       (28,020)      (124,988)       (39,873)
Proceeds from sales of real estate owned ..............................................           616            489          1,462
Acquisition of New York Federal, net of cash and cash equivalents .....................            --         (5,171)            --
                                                                                            ---------------------------------------
Net cash used in investing activities .................................................      (127,238)      (252,164)       (60,821)
                                                                                            ---------------------------------------

                                                                       Continued
22

Flushing Financial Corporation and Subsidiaries

====================================================================================================================================
For the years ended December 31,                                                              1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         (In thousands)
FINANCING ACTIVITIES
Net increase (decrease) in non-interest-bearing deposits ..............................     $   8,242      $  11,797      $     (80)
Net (decrease) increase in interest-bearing deposits ..................................        (1,757)        60,985         23,727
Net increase (decrease) in mortgagors' escrow deposits ................................         1,663         (1,350)           968
Net (decrease) increase in short-term borrowed funds ..................................       (30,000)         5,000         25,000
Increases in long-term borrowed funds .................................................        78,271        231,187         26,000
Purchases of treasury stock, net ......................................................       (14,348)        (7,601)       (12,223)
Cash dividends paid ...................................................................        (2,380)        (1,615)          (623)
                                                                                            ---------------------------------------
  Net cash provided by financing activities ...........................................        39,691        298,403         62,769
                                                                                            ---------------------------------------
Net increase (decrease) in cash and cash equivalents ..................................       (67,618)        55,927         15,104
Cash and cash equivalents, beginning of year ..........................................        90,352         34,425         19,321
                                                                                            ---------------------------------------
  Cash and cash equivalents, end of year ..............................................     $  22,734      $  90,352      $  34,425
                                                                                            ---------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid .........................................................................     $  45,394      $  33,254      $  26,263
Income taxes paid .....................................................................         4,976          6,532          5,422
Non-cash activities:
  Loans originated as the result of real estate sales .................................            40            637            307
  Loans transferred through the foreclosure of a related mortgage
    loan to real estate owned .........................................................           420            374          1,262

The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements
For the years ended December 31, 1998, 1997 and 1996

1.   Nature of Operations

Flushing Financial Corporation (the "Holding Company"), a Delaware business corporation, is a savings and loan holding company organized at the direction of its subsidiary, Flushing Savings Bank, FSB (the "Bank"), in connection with the Bank's conversion from a mutual to capital stock form of organization. The Holding Company and its direct and indirect wholly-owned subsidiaries, the Bank, Flushing Preferred Funding Corporation, Flushing Service Corporation and FSB Properties, Incorporated are collectively herein referred to as the "Company".

The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (i) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans, and commercial real estate loans; (ii) mortgage loan surrogates such as mortgage-backed securities and; (iii) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans and Small Business Administration loans. The Bank conducts its business through eight full-service banking offices, four of which are located in Queens County, two in Nassau County, one in Kings County (Brooklyn) and one in New York County (Manhattan), New York.

2.   Summary of Significant Accounting Policies

The accounting and reporting policies of the Company follow generally accepted accounting principles ("GAAP") and general practices applicable to the banking industry. The policies which materially affect the determination of the
Company's financial position, results of operations and cash flows are summarized below.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Flushing Financial Corporation and its wholly direct and indirect owned subsidiaries, the Bank, Flushing Preferred Funding Corporation ("FPFC"),
Flushing Service Corporation ("FSC") and FSB Properties, Incorporated ("Properties"). FPFC is a real estate investment trust incorporated on November 5, 1997 to hold a portion of the Bank's mortgage loans to facilitate access to capital markets. FSC was formed to market insurance products and mutual funds. Properties is an inactive subsidiary whose purpose was to manage real estate properties and joint ventures. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Cash and cash equivalents:

For the purpose of reporting cash flows, the Company defines cash and due from banks, overnight interest-earning deposits and federal funds sold with original maturities of 90 days or less as cash and cash equivalents.

Securities available for sale:

Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be utilized for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs. Premiums and discounts are amortized or accreted, respectively, using the level-yield method. Realized gains and losses on the sales of securities are determined using the specific identification method. Unrealized gains and losses on securities available for sale are excluded from earnings and reported as accumulated other comprehensive income, net of taxes.

Unamortized loan origination fees:

The portion of loan origination fees that exceeds the direct costs of underwriting and closing loans is deferred. The deferred fees received in connection with a loan are recognized as an adjustment of the loan's yield over the shorter of the repricing period or the contractual life of the related loan by the interest method, which results in a constant rate of return.

Flushing Financial Corporation and Subsidiaries


Allowance for loan losses:

The Company maintains an allowance for loan losses at an amount which, in management's judgment, is adequate to absorb estimated losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

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

Federal Home Loan Bank Stock:

In connection with the Bank's borrowings from the FHLB-NY, the Bank is required to purchase shares of FHLB-NY non-marketable capital stock at par. Such shares are redeemed by FHLB-NY at par with reductions in the Bank's borrowing levels. The Bank carries this investment at historical cost.

Securities sold under agreements to repurchase:

Securities   sold  under   agreements  to   repurchase   are  accounted  for  as
collateralized financing and are carried at amounts at which the securities will be subsequently reacquired as specified in the respective agreements.

Goodwill:

The portion of the discount on the estimated fair value of net assets acquired in the acquisition of New York Federal is amortized using the interest method over the estimated lives of the related assets or liabilities. The cost of acquisition is amortized using the straight-line method over fifteen years. The Company periodically reviews its goodwill for possible impairment.

Earnings per share:

Basic earnings per share for the years ended December 31, 1998, 1997 and 1996 was computed by dividing net income by the total weighted average number of common shares outstanding, including only the vested portion of restricted stock awards. Diluted earnings per share includes the additional dilutive effect of stock options outstanding and the unvested portions of restricted stock awards during the period. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share. The weighted average shares outstanding have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend that was distributed on September 30, 1998.

Earnings per share has been computed based on the following:

====================================================================================================================================
(Amounts in thousands except per share data)                                                      1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Net income ...............................................................................       $10,190       $ 8,531       $ 6,715
Divided by:
  Weighted average common shares outstanding .............................................        10,194        10,660        11,702
  Weighted average common stock equivalents ..............................................           241           156            65
                                                                                                 -----------------------------------
Total weighted average common shares outstanding & common stock equivalents ..............        10,435        10,816        11,767
Basic earnings per share .................................................................       $  1.00       $  0.80       $  0.57
Diluted earnings per share ...............................................................       $  0.98       $  0.79       $  0.57
====================================================================================================================================

Flushing Financial Corporation and Subsidiaries


3.   Loans

The composition of loans as of December 31, 1998 and 1997 are as follows:

================================================================================
(In thousands)                                           1998             1997
--------------------------------------------------------------------------------
One-to-four family ...........................         $361,786         $289,286
Multi-family .................................          277,437          230,229
Commercial ...................................          101,401           68,182
Co-operative .................................           10,238           12,065
Construction .................................            3,203            2,797
Small Business Administration ................            2,616            2,789
Consumer and other ...........................            1,899            1,385
                                                       -------------------------
  Gross loans ................................          758,580          606,733
Less: Unearned income ........................            1,263            1,838
                                                       -------------------------
    Total loans ..............................         $757,317         $604,895
================================================================================

The total amount of loans on non-accrual status as of December 31, 1998, 1997 and 1996 was $2,597,000, $2,458,000 and $2,408,000, respectively. At December
31, 1998,  impaired  loans totaled  $2,597,000;  and  $137,000,  or 2.0%, of the allowance for loan losses relates to impaired loans. At December 31, 1997, impaired loans totaled $2,771,000; and $330,000, or 5.1%, of the allowance for loan losses relates to impaired loans. The portion of the impaired loan amount above 100% of the loan-to-value ratio is charged off. Impaired loans include loans on non-accrual status and loans that are performing but deemed substandard by management. Impaired loans are analyzed on an individual basis. The average balance of impaired loans was $3,094,000, $2,637,000 and $3,947,000 for 1998,
1997 and 1996, respectively.

The following is a summary of interest foregone on non-accrual loans:

===============================================================================================
(In thousands)                                                               1998   1997   1996
-----------------------------------------------------------------------------------------------
Interest income that would have been recognized had the loans performed in
  accordance with their original terms ...................................   $222   $180   $210
Less: Interest income included  in the results of operations .............     42     --     65
                                                                             ------------------
Foregone interest ........................................................   $180   $180   $145
===============================================================================================

The following are changes in the allowance for loan losses:

===================================================================================================
(In thousands)                                                         1998        1997       1996
---------------------------------------------------------------------------------------------------
Balance, beginning of year ........................................   $ 6,474    $ 5,437    $ 5,310
Provision for loan losses .........................................       214        104        418
Additional allowance acquired with the purchase of New York Federal        --        979         --
Charge-offs .......................................................      (103)      (206)      (535)
Recoveries ........................................................       177        160        244
                                                                      -----------------------------
  Balance, end of year ............................................   $ 6,762    $ 6,474    $ 5,437
===================================================================================================

4.   Real Estate Owned

The following are changes in the allowance for losses on real estate owned:

===================================================================================================
(In thousands)                                                    1998         1997          1996
---------------------------------------------------------------------------------------------------
Balance, beginning of year ..............................        $  74         $ 281         $ 388
Provision ...............................................           33            --           150
Reduction due to sales of real estate owned .............         (107)         (207)         (257)
                                                                 ----------------------------------
  Balance, end of year ..................................        $  --         $  74         $ 281
===================================================================================================

Flushing Financial Corporation and Subsidiaries


5.   Bank Premises and Equipment, Net

Bank premises and equipment at December 31, 1998 and 1997 are as follows:

================================================================================
(In thousands)                                                 1998       1997
--------------------------------------------------------------------------------
Land ...................................................     $   801     $   801
Building and leasehold improvements ....................       3,483       3,317
                                                             -------------------
Equipment and furniture ................................       8,101       7,383

  Total ................................................      12,385      11,501

Less: Accumulated depreciation and amortization ........       5,944       5,008
                                                             -------------------
  Bank premises and equipment, net .....................     $ 6,441     $ 6,493
================================================================================

6.   Accounting for Debt and Equity Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified in one of the following three categories and accounted for accordingly: (1) trading securities, (2) securities available for sale and (3) securities held to maturity.

The Company did not hold any trading securities or securities held to maturity during the years ended December 31, 1998, 1997 and 1996. Securities available for sale are recorded at estimated fair value based on dealer quotations where available. Actual values may differ from estimates provided by outside dealers. Securities classified as held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount using the level-yield method.

The amortized cost and estimated fair value of the Company's securities, classified as available for sale as of December 31, 1998 are as follows:

                                                         ---------------------------------------------------------------
                                                                                               Gross            Gross
                                                         Amortized         Estimated         Unrealized       Unrealized
(In thousands)                                              Cost           Fair Value          Gains            Losses
========================================================================================================================
U.S. Treasury securities and government agencies          $ 13,213          $ 13,425          $    212          $     --
Corporate debt securities ......................             4,711             4,710                 4                 5
Public utility debt securities .................               945               944                --                 1
Other ..........................................             4,699             5,190               598               107
                                                          --------------------------------------------------------------
  Total other securities .......................            23,568            24,269               814               113
Mortgage-backed securities .....................           300,637           302,421             2,090               306
                                                          --------------------------------------------------------------
  Total securities available for sale ..........          $324,205          $326,690          $  2,904          $    419
========================================================================================================================

The amortized cost and estimated fair value of the Company's securities, classified as available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         -----------------------
                                                                       Estimated
                                                         Amortized        Fair
(In thousands)                                             Cost          Value
================================================================================
Due in one year or less ..........................       $  7,637       $  8,026
Due after one year through five years ............          1,600          1,656
Due after five years through ten years ...........          8,763          8,927
Due after ten years ..............................          5,568          5,660
                                                         -----------------------
  Total other securities .........................         23,568         24,269
Mortgage-backed securities .......................        300,637        302,421
                                                         -----------------------
  Total securities available for sale ............       $324,205       $326,690
================================================================================

Flushing Financial Corporation and Subsidiaries


The amortized cost and estimated fair value of the Company's securities classified as available for sale at December 31, 1997, are as follows:

                                                          --------------------------------------------------------------
                                                                                               Gross             Gross
                                                          Amortized        Estimated         Unrealized        Unrealized
(In thousands)                                              Cost           Fair Value          Gains             Losses
========================================================================================================================
U.S. Treasury securities and government agencies          $120,106          $120,123          $    366          $    349
Corporate debt securities ......................            13,149            13,178                36                 7
Public utility debt securities .................             2,247             2,271                33                 9
Other ..........................................             3,374             4,030               665                 9
                                                          --------------------------------------------------------------
  Total other securities .......................           138,876           139,602             1,100               374
Mortgage-backed securities .....................           215,159           217,110             2,683               732
                                                          --------------------------------------------------------------
  Total securities available for sale ..........          $354,035          $356,712          $  3,783          $  1,106
========================================================================================================================

For the year ended December 31, 1998, gross gains of $387,000 and losses of $285,000 were realized on sales of securities available for sale. For the year ended December 31, 1997, gross gains of $506,000 and losses of $454,000 were realized on sales of securities available for sale. For the year ended December 31, 1996, gross gains of $500,000 and losses of $374,000 were realized on sales of securities available for sale.

7.   Due to Depositors

Due to depositors as of December 31, 1998 and 1997, and the weighted average rate on deposits at December 31, 1998, are as follows:

=========================================================================================
                                                                              Weighted
                                                                             Average Cost
(Dollars in thousands)                         1998              1997            1998
-----------------------------------------------------------------------------------------
Interest-bearing deposits:
  Certificate of deposit accounts .          $370,815          $382,729          5.47%
  Passbook savings accounts .......           203,949           201,668          2.29
  Money market accounts ...........            28,439            23,526          2.69
  NOW accounts ....................            26,788            23,825          1.90
                                             --------------------------
    Total interest-bearing deposits           629,991           631,748
Non-interest-bearing deposits:
  Demand accounts .................            27,505            19,263
                                             --------------------------
    Total due to depositors .......          $657,496          $651,011
=========================================================================================

The aggregate amount of time deposits with denominations greater than $100,000 was $30,549,000 and $29,856,000 at December 31, 1998 and 1997, respectively.

Interest expense on deposits, for the years ended December 31, 1998, 1997 and 1996, respectively, is summarized as follows:

================================================================================
For the years ended December 31,                1998         1997        1996
--------------------------------------------------------------------------------
                                                         (In thousands)

Certificate of deposit accounts .........      $21,128      $19,487      $16,848
Passbook savings accounts ...............        5,549        5,884        6,142
Money market accounts ...................          773          692          741
NOW accounts ............................          466          432          370
                                               ---------------------------------
  Total due to depositors ...............       27,916       26,495       24,101
Mortgagors' escrow deposits .............           71           71           63
                                               ---------------------------------
  Total deposit expense .................      $27,987      $26,566      $24,164
================================================================================

Flushing Financial Corporation and Subsidiaries


8.   Borrowed Funds

Borrowed funds as of December 31, 1998 and 1997, respectively, are summarized as follows:

================================================================================
                                          1998                   1997
                                  ----------------------------------------------
                                             Weighted                 Weighted
At December 31,                     Amount  Average Rate    Amount  Average Rate
--------------------------------------------------------------------------------
                                             (Dollars in thousands)
Short-term borrowings:(1)
  Reverse repurchase agreements   $     --        --%      $ 20,000       5.91%
  FHLB-NY advances ............     15,000      5.78%        10,000       6.35%
                                  ----------------------------------------------
    Total short-term borrowings     15,000      5.78%        30,000       6.05%
                                  ----------------------------------------------
Long-term borrowings:
  Reverse repurchase agreements    120,000      5.83%        80,000       5.82%
  FHLB-NY advances ............    200,458      6.30%       177,112       6.34%
                                  ----------------------------------------------
    Total long-term borrowings     320,458      6.11%       257,112       6.18%
                                  ----------------------------------------------
Other borrowings ..............         --                       75
                                  ----------------------------------------------
    Total borrowings ..........   $335,458                 $287,187
================================================================================

(1)  Borrowings with an original maturity date of less than one year.

As part of the Company's strategy to finance investment opportunities and manage its cost of funds, the Company enters into reverse repurchase agreements with the  Federal  Home  Loan  Bank of New York  ("FHLB-NY").  These  agreements  are recorded as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The securities underlying the agreements are held in the name of the FHLB-NY. FHLB-NY, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agrees to resell to the Company the same securities at the maturities of the agreements. The Company retains the right of substitution of collateral throughout the terms of the agreements. All the reverse repurchase agreements are collateralized by mortgage-backed securities. Information relating to these agreements at or for the years ended December 31, 1998 and 1997 is as follows:

===============================================================================================
(Dollars in thousands)                                                       1998        1997
-----------------------------------------------------------------------------------------------
Book value of collateral ...............................................   $135,555    $114,408
Estimated fair value of collateral .....................................    136,579     115,547
Average balance of outstanding agreements during the year ..............    110,274       6,904
Maximum balance of outstanding agreements at a month end during the year    130,000     100,000
Average interest rate of outstanding agreements during the year ........       5.81%       5.84%
===============================================================================================

Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by all of the Bank's stock in the FHLB-NY, certain qualifying mortgage loans, mortgage-backed and mortgage-related securities, and other securities not otherwise pledged in an amount at least equal to 110% of the advances outstanding.

9.   Income Taxes

Flushing Financial Corporation files consolidated Federal and combined New York State and New York City income tax returns with its subsidiaries, with the exception of FPFC, which files separate Federal, New York State and New York City income tax returns as a real estate investment trust entity. A deferred tax liability is recognized on all taxable temporary differences and a deferred tax asset is recognized on all deductible temporary differences and operating losses and tax credit carryforwards. A valuation allowance is recognized to reduce the potential deferred tax asset if it is "more likely than not" that all or some portion of that potential deferred tax asset will not be realized. This Company must also take into account changes in tax laws or rates when valuing the deferred income tax amounts it carries on its Consolidated Statements of Financial Condition.

The Company's annual tax liability for New York State and New York City was the greater of a tax based on "entire net income", "alternative entire net income", "taxable assets" or a minimum tax. For the year ended December 31, 1998, the Company's state and city tax was based on "alternative entire net income", while the Company's state and city tax liability for the years ended December 31, 1997 and 1996 was based on "entire net income".

Flushing Financial Corporation and Subsidiaries


Income tax provisions (benefits) for the years ended December 31, 1998, 1997 and 1996, are summarized as follows:

================================================================================
For the years ended December 31,                 1998         1997        1996
--------------------------------------------------------------------------------
                                                        (In thousands)
Federal:
  Current ..................................    $ 5,532     $ 5,148     $ 3,304
  Deferred .................................       (488)       (657)        236
                                                --------------------------------
    Total federal tax provision ............      5,044       4,491       3,540
                                                --------------------------------
State and Local:
  Current ..................................        (43)      1,782       2,549
  Deferred .................................      1,011         502        (278)
                                                --------------------------------
    Total state and local tax provision ....        968       2,284       2,271
                                                --------------------------------
    Total income tax provision .............    $ 6,012     $ 6,775     $ 5,811
================================================================================

The income tax provision in the Consolidated Statements of Income has been provided at effective rates of 37%, 44% and 46% for the years ended December 31, 1998, 1997 and 1996, respectively. The effective rates differ from the statutory federal income tax rate as follows:

================================================================================================================================
For the years ended December 31,                                         1998                   1997                  1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
Taxes at federal statutory rate .............................   $ 5,671         35%    $ 5,357         35%    $ 4,258        34%
Increase (reduction) in taxes resulting from:
  State & local income tax, net of Federal income tax benefit       629          4       1,485         10       1,499        12
  Other .....................................................      (288)        (2)        (67)        (1)         54        --
                                                                ----------------------------------------------------------------
    Taxes at effective rate .................................   $ 6,012         37%    $ 6,775         44%    $ 5,811        46%
================================================================================================================================

The components of the income taxes for the years ended December 31, 1998, 1997 and 1996; attributable to income from operations and changes in equity are as follows:

========================================================================================================
For the years ended December 31,                                            1998       1997       1996
--------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Income from operations .................................................   $ 6,012    $ 6,775    $ 5,811
Equity:
  Change in fair value of securities available for sale ................       (75)     2,266     (2,443)
  Compensation expense for tax purposes in excess of that recognized for
    financial reporting purposes .......................................      (411)      (131)        --
                                                                           -----------------------------
    Total ..............................................................   $ 5,526    $ 8,910    $ 3,368
========================================================================================================

The components of the net deferred tax asset as of December 31, 1998 and 1997 are as follows:

================================================================================
For the years ended December 31,                                1998        1997
--------------------------------------------------------------------------------
                                                                (In thousands)
Deferred tax asset:
  Postretirement benefits ................................     $2,683     $1,989
  Allowance for loan losses ..............................        267      1,545
  Deferred income ........................................         --        230
  Other ..................................................        870        518
                                                               -----------------
    Deferred tax asset ...................................      3,820      4,282
                                                               -----------------
  Deferred tax liabilities:
  Unrealized gains on securities available for sale ......      1,143      1,218
  Depreciation ...........................................        542        492
  Other ..................................................         11         --
                                                               -----------------
    Deferred tax liability ...............................      1,696      1,710
                                                               -----------------
      Net deferred tax asset included in other assets ....     $2,124     $2,572
================================================================================

Flushing Financial Corporation and Subsidiaries


The Company has recorded a net deferred tax asset of $2,124,000. This represents the anticipated net federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for federal, state, and local tax purposes in each of the past three years and in management's opinion, in view of the Company's previous, current and projected future earnings trend, such net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at December 31, 1998.

10.  Benefit Plans

Defined Contribution Plans:

The Company maintains a profit-sharing plan and the Bank maintains a 401(k) plan. Both plans are tax-qualified defined contribution plans which cover substantially all employees. Annual contributions are at the discretion of the Company's Board of Directors, but not to exceed the maximum amount allowable under the Internal Revenue Code. Currently, annual matching contributions under the Bank's 401(k) plan equal fifty percent of the employee's contributions, up to a maximum of three percent of the employee's compensation. The Board of Director's discretion to amend these arrangements is limited to prospective changes only. Annual contributions by the Bank into the 401(k) plan for employees vests 20% per year over a five year period. Compensation expense recorded by the Company and its subsidiaries for these plans amounted to $526,000, $469,000 and $419,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

Employee Benefit Trust:

An Employee Benefit Trust ("EBT") has been established to assist the Company in funding its benefit plan obligations. In connection with the Bank's conversion, the EBT borrowed $7,928,000 from the Company and used $7,000 of cash received from the Bank to purchase 1,035,000 shares of the common stock of the Company. The loan will be repaid principally from the Company's discretionary contributions to the EBT and dividend payments received on common stock held by the EBT, or will be forgiven by the Company, over a period of 30 years. At December 31, 1998 the loan had an outstanding balance of $6,949,000, bearing a fixed interest rate of 6.22% per annum. The loan obligation of the EBT is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the EBT or forgiven by the Company. Shares purchased with the loan proceeds are held in a suspense account for contribution to specified benefit plans as the loan is repaid or forgiven. Shares released from the suspense account are used solely for funding matching contributions under the Bank's 401(k) plan and contributions to the Company's profit-sharing plan. Since annual contributions are discretionary with the Company or dependent upon employee contributions, compensation payable under the EBT cannot be estimated. For the years ended December 31, 1998, 1997 and 1996, the Company funded $463,000, $411,000 and
$372,000, respectively, of its contributions to the Bank's 401(k) and profit sharing plans from the EBT.

The shares held in the suspense account are pledged as collateral and are reported as unallocated EBT shares in stockholders' equity. As shares are released from the suspense account, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The EBT shares as of December 31, 1998 and 1997 are as follows:

=====================================================================================
December 31,                                                   1998          1997
-------------------------------------------------------------------------------------
Shares owned by Employee Benefit Trust, beginning balance       943,803       970,863
Shares released and allocated ...........................        29,220        27,060
                                                            -------------------------
Shares owned by Employee Benefit Trust, ending balance ..       914,583       943,803
                                                            =========================
Market value of unallocated shares ......................   $14,462,000   $15,022,000
=====================================================================================

Flushing Financial Corporation and Subsidiaries


Restricted Stock Plan:

The 1996 Restricted Stock Incentive Plan ("Restricted Stock Plan") became effective on May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The aggregate number of shares of common stock which may be issued under the Restricted Stock Plan, as amended, may not exceed 474,750 shares to employees, and may not exceed 155,250 shares to Outside Directors, for a total of 630,000 shares. Lapsed, forfeited or canceled awards and shares withheld from an award to satisfy tax obligations will not count against these limits, and will be available for subsequent grants. The shares distributed under the Restricted Stock Plan may be shares held in treasury or authorized but unissued shares. The following table summarizes certain activity for the Restricted Stock Plan after giving effect to the 3-for-2 common stock split.

===========================================================================================================
For the years ended December 31,                                             1998         1997       1996
-----------------------------------------------------------------------------------------------------------
Shares available for future Restricted Stock Awards at beginning of year     58,390      77,775          --
Shares authorized for Restricted Stock Awards ..........................    112,500          --     517,500
Restricted Stock Awards ................................................    (32,000)    (45,750)   (447,600)
Restricted shares repurchased to satisfy tax obligations ...............     28,132      21,415          --
Forfeitures ............................................................     28,050       4,950       7,875
                                                                            -------------------------------
Shares available for future Restricted Stock Awards at end of year .....    195,072      58,390      77,775
===========================================================================================================

All grants vest 20% per year over a five year period with full vesting in the event of death, disability, retirement or a change in control. Total restricted stock award expense in 1998, 1997 and 1996 was $1,402,000, $1,109,000 and
$573,000, respectively.

Stock Option Plan:

The 1996 Stock Option  Incentive Plan ("Stock Option Plan") became  effective on
May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, nonstatutory stock options, and stock appreciation rights granted in tandem with such options. The aggregate number of shares of common stock which may be issued under the Stock Option Plan, as amended, with respect to options granted to employees may not exceed 1,130,625 shares, and with respect to options granted to Outside Directors may not exceed 463,125 shares, for a total of 1,593,750 shares. Lapsed, forfeited or canceled options will not count against these limits and will be available for subsequent grants. However, the cancellation of an option upon exercise of a related stock appreciation right will count against these limits. Options with respect to more than 112,500 shares of common stock may not be granted to any employee in any calendar year. The shares distributed under the Stock Option Plan may be shares held in treasury or authorized but unissued shares. All grants vest over a five year period. The following table summarizes certain information regarding the Stock Option Plan after giving effect to the 3-for-2 common stock split.

                                                                       --------------------
                                                                                    Weighted
                                                                        Shares      Average
                                                                       Underlying   Exercise
                                                                        Options      Price
===========================================================================================
Balance outstanding December 31, 1996 ..............................    1,130,775    $10.88
Granted ............................................................       91,500    $14.53
Exercised ..........................................................      (11,100)   $10.83
Forfeited ..........................................................       (9,900)   $10.83
                                                                        -------------------
Balance outstanding December 31, 1997 ..............................    1,201,275    $11.54
Granted ............................................................       64,000    $14.70
Exercised ..........................................................      (34,763)   $10.83
Forfeited ..........................................................      (56,100)   $14.34
                                                                        -------------------
Balance Outstanding December 31, 1998 ..............................    1,174,412    $11.20
                                                                        ===================
Shares available for future stock option awards at December 31, 1998      373,475
===========================================================================================

Flushing Financial Corporation and Subsidiaries


The following table summarizes information about the Stock Option Plan at December 31, 1998:

                                -------------------------------------------------------------------------------------
                                         Options Outstanding                             Options Exercisable
                                -------------------------------------------------------------------------------------
                                                          Weighted                                          Weighted
                                   Number                  Average                   Number                  Average
                                Outstanding at            Remaining              Exercisable at             Exercise
   Exercise Prices                12/31/98             Contractual Life             12/31/98                  Price
=====================================================================================================================
       $10.83                    1,034,212                7.4 Years                  490,162                $   10.83
    $12.00-$15.00                  118,200                8.8 Years                   41,280                $   13.65
    $15.01-$19.00                   22,000                9.5 Years                      600                $   15.58
                                -------------------------------------------------------------------------------------
    $10.83-$19.00                1,174,412                7.6 Years                  532,042                $   11.05
=====================================================================================================================

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

================================================================================
(Dollars in thousands,
except per share data)                      1998             1997          1996
--------------------------------------------------------------------------------
Net income:
  As reported .......................      $10,190          $8,531        $6,715
  Pro forma .........................      $ 9,540          $8,101        $6,421
Diluted earnings per share:
  As reported .......................      $  0.98          $ 0.79        $ 0.57
  Pro forma .........................      $  0.91          $ 0.75        $ 0.55
================================================================================

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 1998, 1997 and 1996 are as follows:

================================================================================
                                         1998 Grants   1997 Grants  1996 Grants
--------------------------------------------------------------------------------
Dividend yield ......................          1.50%         1.21%         0.93%
Expected volatility .................         35.22%        28.55%        27.41%
Risk-free  interest rate ............          4.38%         6.08%         6.58%
Expected option life ................      7 Years       7 years       7 Years
================================================================================

Pension Plans:

The Company also has a defined benefit pension plan covering substantially all of its employees (the "Retirement Plan"). The benefits are based on years of service and the employee's compensation during the three consecutive years out of the final ten years of service that produces the highest average. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for the benefits attributed to service to date but also for those expected to be earned in the future.

The components of the net pension expense are as follows:

================================================================================
For the years ended December 31,                     1998       1997      1996
--------------------------------------------------------------------------------
        (In thousands)

Service cost ..................................     $ 341      $ 298      $ 309
Interest cost .................................       517        487        422
Amortization of transition asset ..............        --         (2)        (5)
Amortization of past service liability ........       (24)       (24)       (25)
Amortization of unrecognized gain .............       (34)        --         --
Return on plan assets .........................      (701)      (581)      (505)
                                                    ----------------------------
  Net pension expense .........................     $  99      $ 178      $ 196
================================================================================

Flushing Financial Corporation and Subsidiaries


The following table sets forth for the Retirement Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31, 1998 and 1997.

===========================================================================================================
For the years ended December 31,                                                         1998       1997
-----------------------------------------------------------------------------------------------------------
                                                                                          (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year .............................................   $ 7,270    $ 6,077
Service cost ........................................................................       341        298
Interest cost .......................................................................       517        487
Actuarial loss ......................................................................       189        619
Benefits paid .......................................................................      (218)      (211)
Plan amendments .....................................................................        99         --
                                                                                        -------------------
Benefit obligation at end of year ...................................................     8,198      7,270
                                                                                        -------------------
Change in plan assets:
Market value of assets at beginning of year .........................................     8,863      7,255
Actual return on plan assets ........................................................        20      1,626
Employer contributions ..............................................................        52        193
Benefits paid .......................................................................      (218)      (211)
                                                                                        -------------------
Market value of plan assets at end of year ..........................................     8,717      8,863
                                                                                        -------------------
Funded status .......................................................................       519      1,593
Unrecognized net gain from past experience different from that assumed and effects of
  changes in assumptions ............................................................      (194)    (1,144)
Prior service cost not yet recognized in periodic pension cost ......................      (134)      (159)
                                                                                        -------------------
Prepaid pension cost included in other assets .......................................   $   191    $   290
===========================================================================================================

Assumptions used in 1998, 1997 and 1996 to develop periodic pension amounts were:

================================================================================
                                                         1998     1997     1996
--------------------------------------------------------------------------------
Weighted average discount rate ......................    6.75%    7.25%    7.50%
Rate of increase in future compensation levels ......    4.00%    5.00%    5.50%
Expected long-term rate of return on assets .........    8.50%    8.00%    8.00%
================================================================================

The Bank has an Outside Director Retirement Plan (the "Directors' Plan"), which provides benefits to each outside director whose years of service as an outside director (including service as a director or trustee of the Bank or any predecessor) plus age equal or exceed 75. Benefits are also payable to an outside director whose status as an outside director terminates because of disability or who is an outside director upon a change of control (as defined in the Directors' Plan). An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid, plus fees paid to such director for attendance at Board meetings during the twelve month period prior to retirement. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an outside director or 120 months, provided, however, that a director's retirement benefits will be paid in a cash lump sum in the event of a change of control. In the event of the director's death, the surviving spouse shall receive the equivalent benefit. No benefits will be payable to a director who is removed for cause. The Holding Company has guaranteed the payment of benefits under the Directors' Plan. Upon adopting the Directors' Plan, the Bank elected to immediately recognize the effect of adopting the Directors' Plan.

The components of the net pension expense for the Directors' Plan are as follows:

================================================================================
For the years ended December 31,                         1998     1997     1996
--------------------------------------------------------------------------------
                                                               (In thousands)

Service cost .....................................       $--       $ 9       $ 8
Interest cost ....................................        --        --        51
Amortization of past service liability ...........        83        83        --
                                                         -----------------------
Net pension expense ..............................       $83       $92       $59
================================================================================

Flushing Financial Corporation and Subsidiaries


The following table sets forth for the Directors' Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31, 1998 and 1997:

==============================================================================================================
December 31,                                                                                 1998        1997
--------------------------------------------------------------------------------------------------------------
                                                                                              (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year .................................................   $ 1,654    $ 1,641
Service cost ............................................................................        --          9
Actuarial loss ..........................................................................        97         22
Benefits paid ...........................................................................       (22)       (18)
Plan amendments .........................................................................       224         --
                                                                                            ------------------
Benefit obligation at end of year .......................................................     1,953      1,654
                                                                                            ------------------
Change in plan assets:
Market value of assets at beginning of year .............................................        --         --
Employer contributions ..................................................................        22         18
Benefits paid ...........................................................................       (22)       (18)
                                                                                            ------------------
Market value of assets at end of year ...................................................        --         --
                                                                                            ------------------
Funded status ...........................................................................    (1,953)    (1,654)
Unrecognized net loss (gain) from past experience different from that assumed and effects
  of changes in assumptions .............................................................        79        (18)
Prior service cost not yet recognized in periodic pension cost ..........................       969        828
                                                                                            ------------------
  Accrued pension cost included in other liabilities ....................................   $  (905)   $  (844)
==============================================================================================================

For the years ended December 31, 1998, 1997 and 1996, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.75%, 7.25% and 7.75%, respectively. The level of future retainers and meeting fees was projected to remain constant.

11.  Postretirement Benefits Other Than Pension

The Company sponsors two defined postretirement benefit plans that cover all full-time permanent employees and their spouses. One plan provides medical benefits through a fifty percent cost sharing arrangement. The other plan provides life insurance benefits and is noncontributory. These retiree programs are available to retirees with five years of service. Under these programs, eligible retirees receive lifetime medical and life insurance coverage for themselves and lifetime medical coverage for their spouses.

Comprehensive medical plan benefits equal the lesser of the normal plan benefit or the total amount not paid by Medicare. Life insurance benefits for retirees are based on annual compensation and age at retirement. As of December 31, 1998, the Bank has not adopted a funding policy.

The following table sets forth for the postretirement plans, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition:

==============================================================================================================
December 31,                                                                               1998        1997
--------------------------------------------------------------------------------------------------------------
                                                                                              (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year ..............................................    $ 1,660     $ 1,304
Service cost .........................................................................        118          69
Actuarial loss .......................................................................        188         110
Benefits paid ........................................................................      1,153         243
Plan amendments ......................................................................       (112)        (66)
                                                                                          -------------------
Benefit obligation at end of year ....................................................      3,007       1,660
                                                                                          -------------------
Change in plan assets:
Market value of assets at beginning of year ..........................................         --          --
Employer contributions ...............................................................        112          66
Benefits paid ........................................................................       (112)        (66)
                                                                                          -------------------
Market value of assets at end of year ................................................         --          --
                                                                                          -------------------
Funded status ........................................................................     (3,007)     (1,660)

Unrecognized net loss from past experience different from that assumed and effects
  of changes in assumptions ..........................................................      1,202         113
Prior service cost not yet recognized in periodic expense ............................       (619)       (722)
                                                                                          -------------------
  Accrued postretirement cost included in other liabilities ..........................    $(2,424)    $(2,269)
==============================================================================================================

Assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligations as of December 31, 1998, 1997 and 1996 are as follows:

==============================================================================================================
For the years ended December 31,                                         1998             1997           1996
--------------------------------------------------------------------------------------------------------------
Rate of return on plan assets ...............................              NA              NA              NA
Discount rate ...............................................            6.75%           7.25%           7.50%
Rate of increase in health care costs:
  Initial ...................................................            6.75%           7.50%          10.00%
  Ultimate (year 2005) ......................................            5.00%           5.00%           5.50%
Annual rate of salary increases .............................              NA              NA              NA
==============================================================================================================

The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $327,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for the year then ended by $38,000.

For the year ended December 31, 1998, 1997 and 1996, the resulting net periodic postretirement benefit expense consisted of the following components:

==============================================================================================================
For the years ended December 31,                                       1998             1997            1996
--------------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
Service cost ..............................................           $ 118            $  69            $  49
Interest cost .............................................             188              110               96
Amortization of unrecognized loss .........................              63               --               --
Amortization of past service liability ....................            (102)            (102)            (102)
                                                                      ----------------------------------------
Net postretirement benefit expense ........................           $ 267            $  77            $  43
==============================================================================================================

12.  Stockholders' Equity

Dividend Restrictions:

In connection with the Bank's conversion from mutual to stock form in November 1995, a special liquidation account was established at the time of conversion, in accordance with the requirements of the Office of Thrift Supervision ("OTS"), which was equal to its capital as of June 30, 1995. The liquidation account is reduced as and to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in deposits do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. As of December 31, 1998, the Bank's liquidation account was $12.4 million and was presented within retained earnings. Accordingly, the Bank's retained earnings were restricted by that amount.

In addition to the restriction described above, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause the stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

Stock Split:

The Company declared a three-for-two stock split which was distributed on September 30, 1998 in the form of a stock dividend. This dividend was not paid on shares held in treasury. Shares issued and outstanding for prior years have been restated to reflect this three-for-two stock split.

Treasury Stock Transactions:

During 1998, the Holding Company repurchased 757,146 shares of its outstanding common stock. Also during 1998, 1,339,590 shares of Treasury stock were used to pay the stock dividend discussed above. At December 31, 1998, the Company had 456,873 shares of Treasury stock which, among other things, could be held to satisfy obligations under the Company's Restricted Stock Plan and Stock Option Plan. Treasury stock is being accounted for using the average cost method.

Flushing Financial Corporation and Subsidiaries


13.  Regulatory Capital

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of December 31, 1998, the Bank has been categorized as "well-capitalized" by the OTS under the prompt corrective action regulations and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards as of December 31, 1998 and 1997:

================================================================================
                                      December 31, 1998      December 31, 1997
                                    ---------------------   --------------------
                                               Percent of             Percent of
(Dollars in thousands)               Amount      Assets      Amount     Assets
===============================================================================
Tangible capital:
  Capital level ...............     $105,535      9.46%     $ 95,355      9.11%
  Requirement .................       16,729      1.50%       15,708      1.50%
  Excess ......................     $ 88,806      7.96%     $ 79,647      7.61%
Core (Tier I) capital:
  Capital level ...............     $105,535      9.46%     $ 95,355      9.11%
  Requirement .................       44,611      4.00%       41,887      4.00%
  Excess ......................     $ 60,924      5.46%     $ 53,468      5.11%
Total risk-based capital:
  Capital level ...............     $112,297     19.43%     $101,794     19.76%
  Requirement .................       46,238      8.00%       41,212      8.00%
  Excess ......................     $ 66,059     11.43%     $ 60,582     11.76%
===============================================================================

14.  Commitments and Contingencies

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

Commitments to extend credit (principally real estate mortgages), purchase mortgage loans and lines of credit (principally home equity lines of credit) amounted to approximately $42,476,000, $6,601,000 and $2,697,000, respectively, at December 31, 1998. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

As of December 31, 1998, commitments to extend credit for fixed-rate real estate mortgages amounted to $15.3 million, with an average interest rate of 7.42%.

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and require payment of a fee. The Company evaluates each customer's credit worthiness on a case by case basis. Collateral held consists primarily of real estate.

Flushing Financial Corporation and Subsidiaries


The Company's minimum annual rental payments for Bank premises due under non-cancelable leases are as follows:

--------------------------------------------------------------------------------
                                                                  Minimum Rental
================================================================================
                                                                 (In thousands)

Years ending December 31:
1999 ............................................................     $  484
2000 ............................................................        498
2001 ............................................................        516
2002 ............................................................        533
2003 ............................................................        554
Thereafter ......................................................      1,633
                                                                      ------
  Total minimum payments required ...............................     $4,218
================================================================================

The leases have escalation clauses for operating expenses and real estate taxes. Certain lease agreements provide for increases in rental payments based upon increases in the consumer price index. Rent expense under these leases for the years ended December 31, 1998, 1997 and 1996 was approximately $451,000, $449,000 and $406,000, respectively.

Contingencies:

The Company is a defendant in various lawsuits. Management of the Company, after consultation with outside legal counsels, believes that the resolution of these various matters will not result in any material effect on the Company's consolidated financial condition, results of operations or cash flows.

15. Concentration of Credit Risk

The Company's lending is concentrated in one-to-four family and multi-family residential real estate and commercial real estate loans to borrowers in the metropolitan New York area. The Company evaluates each customer's credit worthiness on a case-by-case basis under the Company's established underwriting policies. The collateral obtained by the Company generally consists of first liens on one-to-four family and multi-family residential real estate and commercial income producing real estate.

16.  Disclosures About Fair Value of Financial Instruments

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

Further, SFAS No. 107 does not attempt to value future income or business. These items may be material and accordingly, the fair value information presented does not purport to represent, nor should it be construed to represent, the underlying "market" or franchise value of the Company.

Flushing Financial Corporation and Subsidiaries


The estimated fair value of each material class of financial instruments as of December 31, 1998 and 1997 and the related methods and assumptions used to estimate fair value are as follows:

Cash and due from banks, overnight interest-earning deposits and federal funds sold, FHLB-NY stock, interest and dividends receivable, mortgagors' escrow deposits, borrowed funds and other liabilities:

The  carrying  amounts  are a  reasonable  estimate  of fair  value.

Securities available for sale:

The estimated fair values of securities available for sale are contained in Note 6 of notes to consolidated financial statements. Fair value is based upon quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities and adjusted for differences between the quoted instrument and the instrument being valued.

Loans:

The estimated fair value of loans as of December 31, 1998 and 1997 is $777,715,000 and $608,164,000, respectively.

Fair value is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

For non-accruing loans, fair value is generally estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

Due to depositors:

The estimated fair value of deposits as of December 31, 1998 and 1997 was $661,494,000 and $653,300,000, respectively.

The fair values of demand, passbook savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying value). The fair value of fixed-maturity certificates of deposits are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

Other financial instruments:

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

As of December 31, 1998 and 1997, the fair values of the above financial instruments approximate the recorded amounts of the related fees and were not considered to be material.

17.  Recent Accounting Pronouncements

In June of 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which amends SFAS No. 52 and 107, and it supercedes FASB Statements No. 80, 105 and 119. This Pronouncement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of these derivatives at fair value. Adoption of this Pronouncement is not expected to have a material impact on the Company's financial position or results of its operations.

In October of 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", an amendment of SFAS No. 65. This Pronouncement amends SFAS No. 65 to permit classification as trading, available for sale, or held to maturity mortgage-backed securities retained after the securitization of mortgage loans held for sale. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Adoption of this Pronouncement is not expected to have a material impact on the Company's financial position or results of its operations.

Flushing Financial Corporation and Subsidiaries


18.  Quarterly Financial Data (unaudited)

Selected unaudited quarterly financial data for the fiscal years ended December 31, 1998 and 1997 is presented below:

====================================================================================================================================
                                                                       1998                                    1997
------------------------------------------------------------------------------------------------------------------------------------
                                                         4th      3rd       2nd       1st       4th        3rd      2nd       1st
------------------------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands, except per share data)
Quarterly operating data:
Interest income ....................................   $20,989   $20,828   $20,532   $20,497   $18,903   $17,366   $15,940   $14,658
Interest expense ...................................    12,003    11,968    11,302    11,429    10,649     9,132     7,994     7,021
                                                       -----------------------------------------------------------------------------
  Net interest income ..............................     8,986     8,860     9,230     9,068     8,254     8,234     7,946     7,637
Provision for loan losses ..........................        40        15        42       116        37        --        47        20
Other operating income .............................       803       962       770       760     1,014       774       444       431
Other expense ......................................     5,396     6,032     5,660     5,936     5,324     5,013     4,434     4,554
                                                       -----------------------------------------------------------------------------
Income before income tax expense ...................     4,353     3,775     4,298     3,776     3,907     3,995     3,909     3,494
Income tax expense .................................     1,589     1,317     1,555     1,551     1,582     1,802     1,786     1,604
                                                       -----------------------------------------------------------------------------
  Net income .......................................   $ 2,764   $ 2,458   $ 2,743   $ 2,225   $ 2,325   $ 2,193   $ 2,123   $ 1,890
                                                       =============================================================================
Basic earnings per share ...........................   $  0.28   $  0.24   $  0.26   $  0.21   $  0.22   $  0.21   $  0.20   $  0.17
Diluted earnings per share .........................   $  0.27   $  0.24   $  0.25   $  0.21   $  0.21   $  0.20   $  0.19   $  0.17
Dividends per share ................................   $  0.06   $  0.06   $  0.05   $  0.05   $  0.04   $  0.04   $   .04   $  0.03
Average common shares outstanding for
  Basic earnings per share .........................     9,919    10,209    10,436    10,419    10,562    10,632    10,688    10,760
  Diluted earnings per share .......................    10,119    10,454    10,725    10,670    10,787    10,809    10,805    10,860
====================================================================================================================================

19.  Parent Company Only Financial Information

Earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment, any dividends would reduce the Holding Company's investment in the Bank, and any changes in the Bank's unrealized gain or loss on securities available for sale, net of taxes, would increase or decrease, respectively, the Holding Company's investment in the Bank. The condensed financial statements for the Holding Company at and for the years ended December 31, 1998 and 1997 are presented below:

=====================================================================================
                                                                1998          1997
-------------------------------------------------------------------------------------
                                                                 (In thousands)
Condensed Statements of Financial Condition
Assets:
  Cash and due from banks .................................   $     463    $     243
  Federal funds sold and overnight interest-earning deposit       3,500        6,500
  Securities available for sale:
    Mortgage-backed securities ............................      10,850           --
    Other securities ......................................       6,193       28,005
    Interest receivable ...................................         108          402
    Investment in Bank ....................................     111,602      101,840

  Other assets ............................................         425            2
                                                              -----------------------
    Total assets ..........................................   $ 133,141    $ 136,992
                                                              ======================
Liabilities:
  Other liabilities .......................................   $   1,054    $     549
                                                              -----------------------
    Total liabilities .....................................       1,054          549
                                                              -----------------------
Stockholders' equity:
  Common stock ............................................         114           89

  Additional paid-in capital ..............................      75,452      101,717
  Unearned compensation ...................................      (9,332)     (10,922)
  Treasury stock ..........................................      (6,949)     (19,666)
  Retained earnings .......................................      71,460       63,766

  Accumulated other comprehensive income, net of taxes ....       1,342        1,459
                                                              -----------------------
    Total equity ..........................................     132,087      136,443
                                                              -----------------------
    Total liabilities and equity ..........................   $ 133,141    $ 136,992
=====================================================================================

                                                                       Continued

Flushing Financial Corporation and Subsidiaries

============================================================================================================
                                                                                        1998         1997
------------------------------------------------------------------------------------------------------------
                                                                                          (In thousands)
Condensed Statements of Income
Interest income ...................................................................   $  1,831    $  2,391
Other operating expenses ..........................................................        500         478
                                                                                      ----------------------
  Income before taxes and equity in undistributed earnings of subsidiary ..........      1,331       1,913
Income tax expense ................................................................        545         848
                                                                                      ----------------------
  Income before equity in undistributed earnings of subsidiary ....................        786       1,065
Equity in undistributed earnings of the Bank ......................................      9,404       7,466
                                                                                      ----------------------
  Net income ......................................................................   $ 10,190    $  8,531
                                                                                      ======================
Condensed Statements of Cash Flow
Operating activities:
Net income ........................................................................   $ 10,190    $  8,531
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of the Bank ..................................     (9,404)     (7,466)
    Net change in operating assets and liabilities ................................        451        (149)
    Amortization of unearned premium, net of accretion of unearned discount .......        118           2
    Net gain on sales of securities ...............................................         (8)         --
    Unearned compensation, net ....................................................      1,888       1,029
                                                                                      ----------------------
      Net cash provided by operating activities ...................................      3,235       1,947
                                                                                      ----------------------
Investing activities:
  Purchases of securities available for sale ......................................    (26,835)     (3,075)
  Proceeds from sales and calls of securities available for sale ..................     37,548       7,302
                                                                                      ----------------------
      Net cash provided by investing activities ...................................     10,713       4,227
                                                                                      ----------------------
Financing activities:
  Purchase of treasury stock ......................................................    (14,348)     (7,601)
  Cash dividends paid .............................................................     (2,380)     (1,615)
                                                                                      ----------------------
      Net cash used in financing activities .......................................    (16,728)     (9,216)
                                                                                      ----------------------
Net decrease in cash and cash equivalents .........................................     (2,780)     (3,042)
Cash and cash equivalents, beginning of year ......................................      6,743       9,785
                                                                                      ----------------------
Cash and cash equivalents, end of year ............................................   $  3,963    $  6,743
============================================================================================================

Rpeort of Independent Accountants

To the Board of Directors and Stockholders of Flushing Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FLUSHING FINANCIAL CORPORATION and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

New York, New York
January 26, 1999

Flushing Financial Corporation and Subsidiaries
Corporate Information

Executive Management

Gerard P. Tully, Sr.
Chairman of the Board

Michael J. Hegarty
President & Chief Executive Officer

Monica C. Passick
Senior Vice President, Treasurer &
Chief Financial Officer

Henry A. Braun
Senior Vice President

Anna M. Piacentini
Senior Vice President &
Corporate Secretary

Board of Directors

Gerard P. Tully, Sr.--Chairman
Real estate development and management

Michael J. Hegarty
President & Chief Executive Officer of the
Company and Bank

James D. Bennett
Attorney in Rockville Centre, New York

John M. Gleason
Funeral Services and Real Estate

Louis C. Grassi
Managing Partner of Grassi & Co., CPAs, P.C.

Robert A. Marani
Commercial real estate development
and management

James F. McConnell
Retired President & CEO of Company
and Bank

John O. Mead
Retired fabric manufacturer and marketer

Vincent F. Nicolosi
Attorney in Bayside, New York

Franklin F. Regan, Jr.
Attorney in Flushing, New York

John E. Roe, Sr.
Chairman and CEO of City Underwriting
Agency, Inc., insurance brokers

Michael J. Russo
Consulting engineer, President and
Director of Operations for Northeastern
Aviation Corp.

Corporate Headquarters

Flushing Savings Bank, FSB
144-51 Northern Boulevard
Flushing, New York 11354
facsimile 718-961-7646

Retail Branch Locations

Flushing
144-51 Northern Boulevard
718-961-5400

159-18 Northern Boulevard
718-961-7400

188-08 Hollis Court Boulevard
718-445-3351

Bayside
51-54 Springfield Boulevard
718-631-2200

New Hyde Park
661 Hillside Avenue
516-488-6400

In-store Branch (Edwards Supermarket)
653 Hillside Avenue
516-354-4652

Bay Ridge
7102 Third Avenue
718-836-8088

Manhattan
33 Irving Place
212-477-9360

Loan Originations

Flushing
144-51 Northern Boulevard
718-961-5400

New York Federal Division
33 Irving Place
212-477-9424


Flushing Financial Corporation and Subsidiaries

Shareholder Information

Annual Meeting

The Annual Meeting of Shareholders of
Flushing Financial Corporation will be held at 2:00 pm May 18, 1999 at the LaGuardia
Marriott located at 102-05 Ditmars Boulevard,
East Elmhurst, New York 11369.

Stock Listing

Nasdaq National Market(R)
Symbol "FFIC"

Transfer Agent and Registrar

State Street Bank and Trust Company
c/o EquiServe
P.O. Box 8200
Boston, Massachusetts 02266-8200
1-800-426-5523

Independent Certified
Public Accountants

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
212-596-8000

Legal Counsel

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
212-837-6000

Shareholder Relations

Kehoe, White, Van Negris and Company, Inc.
766 Madison Avenue
New York, New York 10021
212-396-0606

                     Designed by Curran & Connors, Inc. / www.curran-connors.com

                                     [LOGO]