Form 10-K, Exhibit 13
period 1999-12-31
FLUSHING FINANCIAL CORP
filed 2000-03-30
CIK 923139

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                    SELECTED FINANCIAL DATA
    FLUSHING   =================================================================
FINANCIAL CORP.

====================================================================================================================================
At or for the year ended December 31,                      1999            1998            1997            1996             1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA
Total assets(1) ......................................  $1,249,529      $1,142,055      $1,088,476      $  775,343       $  708,384
Loans, net(1) ........................................     875,886         750,555         598,421         382,781          280,126
Securities available for sale ........................     285,016         326,690         356,712         331,895          381,447
Real estate owned, net ...............................         368              77             433           1,218            1,869
Deposits .............................................     666,941         664,059         655,911         584,479          559,864
Borrowed funds .......................................     451,831         335,458         287,187          51,000               --
Stockholders' equity .................................     118,176         132,087         136,443         133,281          141,330
Book value per share(2) (3) ..........................       12.15           12.12           11.57           10.77            10.93

SELECTED OPERATING DATA
Interest and dividend income .........................  $   87,143      $   82,846      $   66,866      $   55,061       $   44,705
Interest expense .....................................      47,795          46,702          34,795          26,302           22,898
                                                        ---------------------------------------------------------------------------
  Net interest income ................................      39,348          36,144          32,071          28,759           21,807
Provision for loan losses ............................          36             214             104             418              496
                                                        ---------------------------------------------------------------------------
  Net interest income after provision for loan losses       39,312          35,930          31,967          28,341           21,311
                                                        ---------------------------------------------------------------------------
Non-interest income:
  Net gains (losses) on sales of securities and loans          252             368              67             126             (316)
  Deferred gain from sale of real estate .............          --              --              --              --            2,784
  Other income .......................................       3,622           2,927           2,596           1,623            2,217
                                                        ---------------------------------------------------------------------------
    Total non-interest income ........................       3,874           3,295           2,663           1,749            4,685
                                                        ---------------------------------------------------------------------------
Non-interest expense:
  Other operating expenses ...........................      22,646          23,023          19,324          18,224           17,358
  Provision (recovery) for deposits at Nationar ......          --              --              --            (660)             660
  Conversion expenses ................................          --              --              --              --            2,222
                                                        ---------------------------------------------------------------------------
    Total non-interest expense .......................      22,646          23,023          19,324          17,564           20,240
                                                        ---------------------------------------------------------------------------
Income before income tax provision ...................      20,540          16,202          15,306          12,526            5,756
Income tax provision .................................       7,805           6,012           6,775           5,811            2,470
                                                        ---------------------------------------------------------------------------
    Net income .......................................  $   12,735      $   10,190      $    8,531      $    6,715       $    3,286
                                                        ===========================================================================

Basic earnings per share(3) (4) ......................  $     1.40      $     1.00      $     0.80      $     0.57   Not meaningful
Diluted earnings per share(3) (4) ....................  $     1.37      $     0.98      $     0.79      $     0.57   Not meaningful
Dividends declared per share(3) ......................  $     0.32      $     0.22      $     0.15      $     0.05               --
Dividend payout ratio ................................        22.9%           22.0%           18.9%            9.3%              --

                                               (Footnotes on the following page)
                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                    SELECTED FINANCIAL DATA
    FLUSHING   =================================================================
FINANCIAL CORP.

====================================================================================================================================
At or for the year ended December 31,                                1999          1998           1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA
Performance ratios:
  Return on average assets ......................................     1.08%         0.92%          0.96%         0.89%         0.53%
  Return on average equity ......................................    10.31          7.51           6.41          4.90          6.08
  Average equity to average assets ..............................    10.49         12.24          15.00         18.17          8.70
  Equity to total assets ........................................     9.46         11.57          12.53         17.19         19.95
  Interest rate spread ..........................................     3.05          2.88           3.06          3.29          3.51
  Net interest margin ...........................................     3.49          3.43           3.74          4.01          3.74
  Non-interest expense to average assets ........................     1.92          2.08           2.18          2.33          3.26
  Efficiency ratio ..............................................    51.54         53.44          53.91         58.33         64.69
  Average interest-earning assets to average
     interest-bearing liabilities ...............................     1.11x         1.12x          1.17x         1.20x         1.06x
Regulatory capital ratios(5):
  Tangible capital ..............................................     8.28%         9.46%          9.11%        12.67%        14.85%
  Core capital ..................................................     8.28          9.46           9.11         12.67         14.85
  Total risk-based capital ......................................    16.33         19.43          19.76         27.43         30.48
Asset quality ratios:
  Non-performing loans to gross loans(6) ........................     0.36%         0.34%          0.41%         0.62%         1.74%
  Non-performing assets to total assets(7) ......................     0.29          0.23           0.27          0.47          0.97
  Net charge-offs (recoveries) to average loans .................       --         (0.01)          0.01          0.09          0.21
  Allowance for loan losses to gross loans ......................     0.77          0.89           1.07          1.39          1.85
  Allowance for loan losses to total non-performing assets(7) ...   191.29        252.83         223.94        149.94         77.52
  Allowance for loan losses to total non-performing loans(6) ....   213.29        260.36         263.38        225.79        106.61
  Full-service customer facilities ..............................        9             8              7             7             7

(1) Includes the effect of the acquisition of New York Federal Savings Bank on September 9, 1997 in a purchase transaction valued at approximately $13.0 million in cash.

(2) Calculated by dividing stockholders' equity of $118.2 million and $132.1 million at December 31, 1999 and 1998, respectively, by 9,725,971 and 10,898,805 shares outstanding at December 31, 1999 and 1998, respectively.

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

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                 MARKET PRICE OF COMMON STOCK
    FLUSHING   =================================================================
FINANCIAL CORP.

Flushing Financial Corporation Common Stock is traded on the Nasdaq National Market(R) under the symbol "FFIC". As of December 31, 1999 the Company had approximately 837 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. At December 31, 1999 the last trading date in 1999 for Nasdaq(R), the Company's stock closed at $14.8125. The following table shows the high and low sales price of the Common Stock during the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions. All price and dividend information has been adjusted for the three-for-two stock split distributed on September 30, 1998 in the form of a stock dividend. See Note 12 of Notes to Consolidated Financial Statements for dividend restrictions.

===============================================================================================
                                            1999                             1998
                               ----------------------------------------------------------------
                                High       Low      Dividend      High       Low      Dividend
                               ================================================================
First Quarter ..............   $16.38     $13.75     $  .08      $17.25     $13.88     $  .05
Second Quarter .............    15.63      12.88        .08       19.50      16.25        .05
Third Quarter ..............    19.13      15.38        .08       20.33      12.58        .06
Fourth Quarter .............    17.00      14.38        .08       17.19      10.50        .06

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                  MANAGEMENT'S DISCUSSION AND
    FLUSHING             ANALYSIS OF FINANCIAL CONDITION
FINANCIAL CORP.             AND RESULTS OF OPERATIONS
               =================================================================

GENERAL

Flushing Financial Corporation ("Holding Company") is the parent holding company for Flushing Savings Bank, FSB ("Bank"), a federally chartered stock savings bank. On November 21, 1995, the Bank completed its Conversion ("Conversion") from a federally chartered mutual savings bank to a federally chartered stock savings bank. The following discussion of financial condition and results of operations includes the collective results of the Holding Company and the Bank (collectively the "Company"), but reflects principally the Bank's activities.

The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (i) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans and commercial real estate loans; (ii) mortgage loan surrogates such as mortgage-backed securities; and (iii) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans, Small Business Administration loans and other small business loans.

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

The Bank has also sought increased growth through the opening of new branches. In June 1998, the Bank opened its first in-store supermarket branch in the neighborhood of New Hyde Park. In November 1999, the Bank opened its second in-store supermarket branch in Co-Op City in the Bronx. A traditional branch is scheduled to open in the second quarter of 2000 at a new location in Flushing, Queens.

In November 1997, the Bank established a real estate investment trust subsidiary, Flushing Preferred Funding Corporation ("FPFC"). The Bank has transferred, in the aggregate, $326.4 million in real estate loans to FPFC. The assets transferred to FPFC are viewed by regulators as part of the Bank's assets in consolidation. The establishment of FPFC provides an additional vehicle for access by the Company to the capital markets for future investment opportunities.

During 1998, the Bank formed Flushing Service Corporation ("FSC"), a service corporation to market insurance products and mutual funds. The insurance products and mutual funds sold are products of unrelated insurance and securities firms from which FSC earns a commission.

As part of the Company's strategy to find ways to best utilize its available capital, during 1999 Flushing Financial Corporation continued its stock repurchase programs by repurchasing 1,268,900 shares of its common stock, bringing the total number of treasury shares, at December 31, 1999, to 1,629,707 and the total number of outstanding common shares to 9,725,971. At December 31, 1999, 388,945 shares remain to be repurchased under the current stock repurchase program.

Statements contained in this Annual Report relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth in the third paragraph of this section, and under captions "Management Strategy", "Other Trends and Contingencies" and "Year 2000 Compliance" below, and elsewhere in this Annual Report and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential", or " continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligations to update these forward-looking statements.

                    sustaining growth/securing opportunities

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

MANAGEMENT STRATEGY

Management's strategy is to continue the Bank's focus as a consumer-oriented institution serving its local markets. In furtherance of this objective, the Company intends to (1) continue its emphasis on the origination of one-to-four family residential mortgage, multi-family real estate and commercial real estate loans, (2) seek to maintain asset quality, (3) seek to manage deposit growth and maintain a low cost of funds, (4) seek to manage interest rate risk, and (5) explore new business opportunities. The Company has in the past increased growth through acquisitions of financial institutions and branches of other financial institutions, and will continue to pursue growth through acquisitions that are, or are expected to be within a reasonable time frame, accretive to earnings. The company has also opened new branches and is planning to open an additional branch in the second quarter of 2000. There can be no assurance that the Company will be able to effectively implement this strategy. The Company's strategy is subject to change by the Board of Directors.

One-to-Four Family, Multi-Family Real Estate and Commercial Real Estate Lending. The Company has traditionally emphasized the origination and acquisition of one-to-four family residential mortgage loans, which include adjustable rate mortgage ("ARM") loans, fixed rate mortgage loans and home equity loans. However, in recent years, the Company has also placed emphasis on multi-family and commercial real estate loans. The Company expects to continue its emphasis on multi-family and commercial real estate loans as well as on one-to-four family residential mortgage loans. During 1999, loan originations and purchases were $106.6 million for one-to-four family residential mortgage loans, $77.9 million for multi-family real estate loans, $50.6 million for commercial real estate loans and $8.2 million for construction loans. At December 31, 1999, the Company's one-to-four family residential mortgage loans, multi-family real estate loans and commercial real estate loans amounted to $423.1 million (47.9%), $310.6 million (35.2%) and $137.1 million (15.5%), respectively, of gross loans.

The Company seeks to increase its originations of one-to-four family, multi-family real estate and commercial real estate loans through aggressive marketing and by maintaining competitive interest rates and origination fees. The Company's marketing efforts include advertising in its local markets and frequent contacts with mortgage brokers and other professionals who serve as referral sources. In addition, to a lesser extent, the Company established relationships with mortgage bankers who originate one-to-four family mortgage loans in the New York metropolitan area that are then purchased by the Company. Loans purchased by the Company from these mortgage bankers comply with the Bank's underwriting standards. The acquisition of New York Federal in September of 1997 also augmented the Company's market share, adding $62.4 million of multi-family real estate loans, $11.7 million of commercial real estate loans and $0.9 million of one-to-four family loans at the time of the acquisition. The acquisition of New York Federal also expanded the Bank's line of loan products with the acquisition of $2.0 million in Small Business Administration loans.

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

Maintain Asset Quality. By adherence to its strict underwriting standards the Bank has been able to minimize net losses from impaired loans with net recoveries of $20,000 and $74,000 for the years ended December 31, 1999 and 1998, respectively. The Company has maintained the strength of its loan portfolio, as evidenced by the Company's ratio of its allowance for loan losses to non-performing loans of 213.29% and 260.36% at December 31, 1999 and 1998, respectively. The Company seeks to maintain its loans in performing status through, among other things, strict collection efforts, and consistently monitors non-performing assets in an effort to return them to performing status. To this end, the Company maintains an internal loan review committee that reviews the quality of loans and reports to the Loan Committee of the Board of Directors of the Bank on a monthly basis. From time to time, the Company has sold and may continue to make sales of non-performing assets. Non-performing assets amounted to $3.6 million at December 31, 1999 and $2.7 million at December 31, 1998. Non-performing assets as a percentage of total assets were 0.29% at December 31, 1999 and 0.23% at December 31, 1999.

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

Managing Deposit Growth and Maintaining Low Cost of Funds. The Company has a relatively stable retail deposit base drawn from its market area through its nine full-service offices. Although the Company seeks to retain existing deposits and maintain depositor relationships by offering quality service and competitive interest rates to its customers, the Company seeks to keep deposit growth within reasonable limits. Management intends to balance its goal to maintain competitive interest rates on deposits while seeking to manage its overall cost of funds to finance its strategies. Historically, the Company has relied on its deposit base as its principal source of funding. The Bank is also a member of the Federal Home Loan Bank of New York ("FHLB-NY"), which provides it with an additional source of borrowing, which the Company has increasingly utilized to provide funding for asset growth which has increased net interest income.

Managing Interest Rate Risk. The Company seeks to manage its interest rate risk by actively reviewing the repricing and maturities of its interest rate sensitive assets and liabilities. The mix of loans originated by the Company (fixed or ARM) is determined in large part by borrowers preferences and prevailing market conditions. The Company seeks to manage the interest rate risk of the loan portfolio by actively managing its security portfolio and borrowings. By adjusting the mix of fixed and adjustable rate securities, as well as the maturities of the securities, the Company has the ability to manage the combined interest rate sensitivity of its assets. In order to maintain flexibility in managing the Company's interest rate sensitive assets, the majority of fixed rate residential mortgage loans originated by the Company in recent years were made in accordance with Federal National Mortgage Association ("FNMA") requirements to facilitate sale in the secondary market. Additionally, the Company seeks to balance the interest rate sensitivity of its assets by managing the maturities of its liabilities.

Prevailing interest rates also affect the extent to which borrowers repay and refinance loans. In a declining interest rate environment, the number of loan prepayments and loan refinancings may increase, as well as prepayments of mortgage-backed securities. Call provisions associated with the Company's investment in U.S. government agency and corporate securities may also adversely affect yield in a declining interest rate environment. Such prepayments and calls may adversely affect the yield of the Company's loan portfolio and mortgage-backed and other securities as the Company reinvests the prepaid funds in a lower interest rate environment. However, the Company typically receives additional loan fees when existing loans are refinanced, which partially offset the reduced yield on the Company's loan portfolio resulting from prepayments. In periods of low interest rates, the Company's level of core deposits also may decline if depositors seek higher yielding instruments or other investments not offered by the Company, which in turn may increase the Company's cost of funds and decrease its net interest margin to the extent alternative funding sources are utilized. An increasing interest rate environment would tend to extend the lives of fixed rate mortgages and mortgage-backed securities, which could adversely affect net interest income.

Exploring New Business Opportunities. As part of the Company's exploration in new retailing concepts and products, the Bank opened its first in-store supermarket branch in June 1998 in the neighborhood of New Hyde Park through an alliance with the Edwards Supermarket chain. A second in-store Edwards Supermarket branch was opened in November 1999 in Co-Op City in the Bronx. These supermarket branches can address virtually all of their customers' financial needs, with the added convenience of extended hours and time saving grocery store access. During the second quarter of 1998, the Company launched Flushing Service Corporation, which began offering mutual funds, tax-deferred annuities and other investment products, expanding the services offered by the Bank.

The Bank also established, in June 1998, a Business and Community Development Department. In the Company's demanding and constantly evolving marketplace, this office plays an active role in enhancing the Company's reputation as an essential player in the local economy, and expanding its participation in new business opportunities.

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

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

The table below sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions for mortgage-backed securities are based on industry averages. Passbook and Money Market accounts were assumed to have a withdrawal or "run-off" rate of 5%, based on historical experience. Management believes that these assumptions are indicative of actual prepayments and withdrawals experienced by the Company.

                                            ----------------------------------------------------------------------------------------
                                                        Interest Rate Sensitivity Gap Analysis at December 31, 1999
                                            ----------------------------------------------------------------------------------------
                                                          More Than    More Than    More Than     More Than
                                             Three         Three        One Year   Three Years   Five Years
                                             Months       Months to     to Three     to Five       to Ten     More Than
                                            and Less      One Year        Years      Years         Years      Ten Years     Total
                                            ========================================================================================
                                                                          (Dollars in thousands)
INTEREST-EARNING ASSETS
Mortgage loans ..........................   $ 14,870     $  73,048     $ 225,070    $ 179,691      $299,310    $ 84,995   $  876,984
Other loans .............................        396         1,071         1,688        2,593            --          --        5,748
Short-term securities(1) ................      5,875            --            --           --            --          --        5,875
Securities available for sale:
  Mortgage-backed securities ............      7,605        27,548        44,890       37,104        66,208      85,667      269,022
  Other .................................        919            --         1,047           --         5,906       8,122       15,994
                                            ----------------------------------------------------------------------------------------
    Total interest-earning assets .......     29,665       101,667       272,695      219,388       371,424     178,784    1,173,623
                                            ----------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Passbook accounts .......................      2,449         7,347        18,146       16,377        34,294     117,297      195,910
NOW accounts ............................         --            --            --           --            --      27,463       27,463
Money market accounts ...................        505         1,515         3,740        3,375         7,067      24,176       40,378
Certificate of deposit accounts .........     83,194       129,599       128,688       29,169         1,027          --      371,677
Mortgagors' escrow deposits .............         --            --            --           --            --      11,023       11,023
Borrowed funds ..........................     30,000        86,174       180,334       80,000        75,000         323      451,831
                                            ----------------------------------------------------------------------------------------
    Total interest-bearing liabilities(2)   $116,148     $ 224,635     $ 330,908    $ 128,921      $117,388    $180,282   $1,098,282
                                            ----------------------------------------------------------------------------------------
Interest rate sensitivity gap ...........   $(86,483)    $(122,968)    $ (58,213)   $  90,467      $254,036    $ (1,498)
Cumulative interest rate sensitivity gap    $(86,483)    $(209,451)    $(267,664)   $(177,197)     $ 76,839    $ 75,341
Cumulative interest rate sensitivity gap
  as a percentage of total assets .......      (6.93)%      (16.79)%      (21.46)%     (14.20)%        6.16%       6.04%
Cumulative interest-earning assets
  as a percentage of cumulative
  interest-bearing liabilities ..........      25.54%        38.54%        60.15%       77.87%       108.37%     106.86%

(1)  Consists of interest-earning deposits.

(2) Does not include non-interest bearing demand accounts totaling $20.5 million at December 31, 1999.

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

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

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

INTEREST RATE RISK

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in fair value of certain investments due to changes in interest rates. Generally, the fair value of financial investments such as loans and securities fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Company's interest-earning assets which could adversely affect the Company's results of operations if such assets were sold, or, in the case of securities classified as available for sale, decreases in the Company's stockholders' equity, if such securities were retained.

The Company manages the mix of interest-earning assets and interest-bearing liabilities on a continuous basis to maximize return and adjust its exposure to interest rate risk. On a quarterly basis, management prepares the "Earnings and Economic Exposure to Changes in Interest Rate" report for review by the Board of Directors, as summarized below. This report quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. The Company has been calculating the changes in the net interest income and net portfolio value for several years. During 1999, the OTS placed its focus on the net portfolio value ratio. This is now the ratio used by the OTS to measure the interest rate sensitivity of the Company. Net portfolio value is defined as the market value of assets net of the market value of liabilities. The market value of assets and liabilities is determined using a discounted cash flow calculation. The net portfolio value ratio is the ratio of the net portfolio value to the market value of assets. All changes in income and value are measured as percentage changes from the projected net interest income and net portfolio value at the base interest rate scenario. The base interest rate scenario assumes interest rates at December 31, 1999. Various estimates regarding prepayment assumptions are made at each level of rate shock. Actual results could differ significantly from these estimates. The Company is within the guidelines established by the Board of Directors for each interest rate level for Net Interest Income and the Net Portfolio Value Ratio. However, for Net Portfolio Value, the Company does not meet the guidelines established by the Board of Directors for plus 100 and 300 basis points, which exceed the Board's guidelines of minus 15% and minus 45%, respectively. These exceptions have been reviewed with the Board of Directors, and steps are being taken to bring these exposures within guidelines.

                                      Projected Percentage Change In
                                -----------------------------------------   Net Portfolio
Change in Interest Rate         Net Interest Income   Net Portfolio Value    Value Ratio
=========================================================================================
-300 basis points...............       5.08%                  24.14%            16.05%
-200 basis points...............       5.69                   20.54             15.96
-100 basis points...............       4.77                   15.09             15.60
Base interest rate..............         --                      --             14.05
+100 basis points...............      -6.37                  -16.56             12.19
+200 basis points...............     -13.50                  -33.14             10.17
+300 basis points...............     -20.83                  -48.32              8.17

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amount of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company's Consolidated Statements of Financial Condition and the Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include amortization of fees that are considered adjustments to yields.

===============================================================================================================================
For the years ended December 31,                              1999                                           1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                         Average                                       Average
                                               Average                   Yield/              Average                    Yield/
                                               Balance      Interest      Cost               Balance      Interest       Cost
===============================================================================================================================
                                                                                                    (Dollars in thousands)
ASSETS
Interest-earning assets:
  Mortgage loans, net(1) (2)...........      $  800,668       $65,998      8.24%            $  660,475      $56,810       8.60%
  Other loans, net(1) (2)..............           5,515           545      9.88                  3,275          376      11.48
                                             -----------------------------------            -----------------------------------
    Total loans, net...................         806,183        66,543      8.25                663,750       57,186       8.62
                                             -----------------------------------            -----------------------------------
  Mortgage-backed securities...........         287,154        18,703      6.51                314,685       20,887       6.64
  Other securities.....................          20,331         1,212      5.96                 44,578        3,025       6.79
                                             -----------------------------------            -----------------------------------
    Total securities...................         307,485        19,915      6.48                359,263       23,912       6.66
                                             -----------------------------------            -----------------------------------
  Interest-earning deposits and
    federal funds sold.................          12,346           685      5.55                 31,752        1,748       5.51
                                             -----------------------------------            -----------------------------------
Total interest-earning assets..........       1,126,014        87,143      7.74              1,054,765       82,846       7.85
                                                             -------------------                            -------------------
Non-interest-earning assets............          52,174                                         52,945
                                             ----------                                     ----------
  Total assets.........................      $1,178,188                                     $1,107,710
                                             ==========                                     ==========

LIABILITIES AND EQUITY
Interest-bearing liabilities:
  Deposits:
    Passbook accounts..................      $  200,601         4,156      2.07             $  202,291        5,549       2.74
    NOW accounts.......................          26,281           499      1.90                 24,375          466       1.91
    Money market accounts..............          36,191         1,105      3.05                 26,240          773       2.95
    Certificate of deposit accounts....         364,947        19,130      5.24                376,787       21,128       5.61
    Mortgagors' escrow deposits........          11,718            92      0.79                  6,724           71       1.06
                                             -----------------------------------            -----------------------------------
      Total deposits...................         639,738        24,982      3.91                636,417       27,987       4.40
  Other borrowed funds.................         379,259        22,813      6.02                303,573       18,715       6.16
                                             -----------------------------------            -----------------------------------
Total interest-bearing liabilities.....       1,018,997        47,795      4.69                939,990       46,702       4.97
                                                             -------------------                            -------------------
Other liabilities(3)...................          35,655                                         32,115
                                             ----------                                     ----------
  Total liabilities....................       1,054,652                                        972,105
Equity.................................         123,536                                        135,605
                                             ----------                                     ----------
  Total liabilities and equity.........      $1,178,188                                     $1,107,710
                                             ==========                                     ==========
Net interest income/net interest
  rate spread(4).......................                       $39,348      3.05%                            $36,144       2.88%
                                                             ===================                            ===================
Net interest-earning assets/net
  interest margin(5)...................      $  107,017                    3.49%            $  114,775                    3.43%
                                             ==========                    =====            ==========                    =====
Ratio of interest-earning assets to
  interest-bearing liabilities.........                                    1.11x                                          1.12x
                                                                           =====                                          =====


=====================================================================================
For the years ended December 31,                                 1997
-------------------------------------------------------------------------------------
                                                                            Average
                                                   Average                   Yield/
                                                   Balance     Interest       Cost
=====================================================================================

ASSETS
Interest-earning assets:
  Mortgage loans, net(1) (2)...........            $491,834      $41,835       8.51%
  Other loans, net(1) (2)..............               2,268          227      10.01
                                                   ----------------------------------
    Total loans, net...................             494,102       42,062       8.51
                                                   ----------------------------------
  Mortgage-backed securities...........             180,615       12,651       7.00
  Other securities.....................             151,400       10,422       6.88
                                                   ----------------------------------
    Total securities...................             332,015       23,073       6.95
                                                   ----------------------------------
  Interest-earning deposits and
    federal funds sold.................              30,871        1,731       5.61
                                                   ----------------------------------
Total interest-earning assets..........             856,988       66,866       7.80
                                                                 --------------------
Non-interest-earning assets............              30,076
                                                   --------
  Total assets.........................            $887,064
                                                   ========

LIABILITIES AND EQUITY
Interest-bearing liabilities:
  Deposits:
    Passbook accounts..................            $206,196        5,884       2.85
    NOW accounts.......................              22,679          432       1.90
    Money market accounts..............              24,367          692       2.84
    Certificate of deposit accounts....             342,898       19,487       5.68
    Mortgagors' escrow deposits........               6,044           71       1.17
                                                   ----------------------------------
      Total deposits...................             602,184       26,566       4.41
  Other borrowed funds.................             132,274        8,229       6.22
                                                   ----------------------------------
Total interest-bearing liabilities.....             734,458       34,795       4.74
                                                                 --------------------
Other liabilities(3)...................              19,570
                                                   --------
  Total liabilities....................             754,028
Equity.................................             133,036
                                                   --------
  Total liabilities and equity.........            $887,064
                                                   ========
Net interest income/net interest
  rate spread(4).......................                          $32,071       3.06%
                                                                 ====================
Net interest-earning assets/net
  interest margin(5)...................            $122,530                    3.74%
                                                   ========                  ========
Ratio of interest-earning assets to
  interest-bearing liabilities.........                                        1.17x
                                                                             ========

(1)  Average balances include non-accrual loans.

(2) Loan interest income includes loan fee income of approximately $1,304,000, $969,000 and $912,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(3)  Includes non-interest bearing demand deposit accounts.

(4) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

               Flushing Financial Corporation 1999 annual report

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

                                                           -------------------------------------------------------------------------
                                                                            Increase (Decrease) in Net Interest Income
                                                           -------------------------------------------------------------------------
                                                              Year Ended December 31, 1999              Year Ended December 31, 1998
                                                                 Compared to Year Ended                    Compared to Year Ended
                                                                    December 31, 1998                         December 31, 1997
                                                           -------------------------------------------------------------------------
                                                                   Due to                                   Due to
                                                           ---------------------                    --------------------
                                                            Volume       Rate           Net         Volume        Rate         Net
====================================================================================================================================
                                                                                 (Dollars in thousands)
INTEREST-EARNING ASSETS
Mortgage loans, net....................................    $12,057      $(2,869)     $ 9,188        $14,351       $ 624     $14,975
Other loans............................................        257          (88)         169            101          48         149
Mortgage-backed securities.............................     (1,828)        (356)      (2,184)         9,385      (1,149)      8,236
Other securities.......................................     (1,646)        (167)      (1,813)        (7,349)        (48)     (7,397)
Interest-earning deposits and federal funds sold.......     (1,069)           6       (1,063)            49         (32)         17
                                                           -------------------------------------------------------------------------
  Total interest-earning assets........................      7,771       (3,474)       4,297         16,537        (557)     15,980
                                                           -------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Deposits:
  Passbook accounts....................................        (46)      (1,347)      (1,393)          (111)       (224)       (335)
  NOW accounts.........................................         36           (3)          33             32           2          34
  Money market accounts................................        294           38          332             53          28          81
  Certificate of deposit accounts......................       (664)      (1,334)      (1,998)         1,925        (284)      1,641
  Mortgagors' escrow deposits..........................         53          (32)          21              8          (8)         --
Other borrowed funds...................................      4,662         (564)       4,098         10,655        (169)     10,486
                                                           -------------------------------------------------------------------------
  Total interest-bearing liabilities...................      4,335       (3,242)       1,093         12,562        (655)     11,907
                                                           -------------------------------------------------------------------------
Net change in net interest income......................    $ 3,436      $  (232)     $ 3,204        $ 3,975        $ 98     $ 4,073
====================================================================================================================================

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

General. Net income increased $2.5 million, or 25.0%, to $12.7 million, or $1.37 per common share, for the year ended December 31, 1999 from $10.2 million, or $0.98 per common share, for the year ended December 31, 1998. This is due to an increase of $3.2 million in net interest income, an increase of $579,000 in non-interest income, and a decrease of $377,000 in non-interest expense, which were partially offset by an increase of $1.8 million in income tax expense due to the higher income level.

Interest Income. Interest income increased $4.3 million, or 5.2%, to $87.1 million for the year ended December 31, 1999 from $82.8 million for the year ended December 31, 1998. This increase was primarily due to an increase of $9.4 million in interest and fees on loans during 1999, which was partially offset by a decrease of $4.0 million in interest and dividends on investment securities and a $1.1 million decrease in other interest income. The increase in interest and fee income from loans reflects a $142.4 million increase in the average balance of loans to $806.2 million during 1999, which, however, was partially offset by a 37 basis point decrease in the yield on loans, as loans were originated at rates below the average earning rate of the loan portfolio and higher rate mortgages were refinanced at lower rates. The decrease in interest and dividend income from investment securities reflects a $51.8 million decrease in the average balances of investment securities during 1999 to $307.5 million, coupled with an 18 basis point decline in the yield on investment securities. The decrease in other interest income is due to a $19.4 million decline in the average balance of money market investments. The decrease in the average balance of investment securities and money market investments is due to the Company investing these funds in higher yielding loans and/or utilizing the funds to reduce certain short-term borrowed funds.

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

Interest Expense. Interest expense increased $1.1 million, or 2.3%, to $47.8 million for the year ended December 31, 1999 from $46.7 million for the year ended December 31, 1998. The increase in interest expense is due to a $79.0 million increase in the average balance of total interest-bearing liabilities to $1,019.0 million during 1999, partially offset by a 28 basis point decrease in the cost of interest-bearing liabilities. The increase in the average balance reflects the Bank's increased use of FHLB-NY advances as an alternative source of funding to leverage its highly capitalized balance sheet.

The average balance for deposits increased $3.3 million to $639.7 million for 1999. The cost of deposits declined 49 basis points to 3.91% during 1999 as certificates of deposit renewed at lower rates and the rate paid on passbook accounts was reduced. The average balance for borrowed funds increased $75.7 million to $379.3 million for 1999 from $303.6 million for 1998, the effect of which, however, was partially offset by a decline in the cost of borrowed funds of fourteen basis to 6.02% during 1999.

Net Interest Income. Net interest income for the year ended December 31, 1999 totaled $39.3 million, an increase of $3.2 million from $36.1 million for 1998. The net interest margin improved six basis points to 3.49% for the year ended December 31, 1999 from 3.43% for the year ended December 31, 1998. The improvement in the margin is primarily due to a 28 basis point decline in the average cost of funds to 4.69% for 1999 from 4.97% for 1998, which, however, was partially offset by an eleven basis point decline in the average yield of interest-earning assets.

Provision for Loan Losses. Provision for loan losses for the year ended December 31, 1999 was $36,000 as compared to $214,000 for the year ended December 31, 1998. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, and local and national economic conditions. The ratio of non-performing loans to gross loans remained steady at 0.36% at December 31, 1999 from 0.34% at December 31, 1998. The allowance for loan losses as percentage of non-performing loans was 213.29% and 260.36% at December 31, 1999 and 1998, respectively. The ratio of allowance for loan losses to gross loans was 0.77% and 0.89% at December 31, 1999 and 1998, respectively. The Company experienced net recoveries of $20,000 and $74,000 for the years ended December 31, 1999 and 1998, respectively.

Non-Interest Income. Non-interest income for the year ended December 31, 1999 totaled $3.9 million, an increase of $579,000, or 17.6%, from $3.3 million over the same period in 1998. The increase is due to increased fee income from mortgage operations and banking services and an increase in dividends on FHLB-NY stock, partially offset by decreased gains on sales of securities and loans.

Non-Interest Expense. Non-interest expense for the year ended December 31, 1999 totaled $22.6 million, representing a decrease of $0.4 million, or 1.6% from the year ended December 31, 1998. Salaries and employee benefits expense decreased $1.2 million, which is primarily attributable to one-time, non-recurring compensation expenses recorded during 1998. This decrease was partially offset by increases in professional services and other operating expense. Closely monitoring our resources management, we were able to improve our efficiency ratio to 51.5% for 1999 compared to 53.4% for 1998.

Income Tax Provisions. Income tax expense for the year ended December 31, 1999 totaled $7.8 million, compared to $6.0 million for the year ended December 31, 1998. This increase is primarily attributed to the increase of $4.3 million in income before income taxes. The effective tax rate was 38.0% for the year ended December 31, 1999 compared to 37.1% for the year ended December 31, 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

General. Net income increased $1.7 million to $10.2 million, or $0.98 per common share, for the year ended December 31, 1998 from $8.5 million, or $0.79 per common share, for the year ended December 31, 1997. This was due primarily to an increase of $4.1 million in net interest income and an increase of $632,000 in non-interest income, which were partially offset by an increase of $3.7 million in non-interest expense.

Interest Income. Interest income increased $15.9 million, or 23.9%, to $82.8 million for the year ended December 31, 1998 from $66.9 million for the year ended December 31, 1997. This increase was primarily due to an increase of $15.1 million in interest and fees on loans during 1998 and an increase of $839,000 in interest and dividends on investment securities. The increase in interest and fee income from loans reflected a $169.6 million increase in the average balance of loans to $663.8 million during 1998, and an eleven basis point increase in the yield on loans. The increase in interest and dividend income from investment securities reflected a $27.2 million increase in the average balances of investment securities during 1998 to $359.3 million which, however, was partially offset by a 29 basis point decline in the yield on investment securities. Other interest income remained constant at $1.7 million in both 1998 and 1997.

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

Interest Expense. Interest expense increased $11.9 million, or 34.2%, from $34.8 million for the year ended December 31, 1997 to $46.7 million for the year ended December 31, 1998. The increase in interest expense was due to a $205.5 million increase in the average balance of total interest-bearing liabilities to $940.0 million during 1998, and a 23 basis point increase in the cost of interest-bearing liabilities. The increase in the average balance and cost of funds reflected the Bank's use of higher costing FHLB-NY advances as an alternative source of funding.

The average balance for deposits increased $34.2 million to $636.4 million for 1998 which, however, was partially offset by a one basis point decline in the cost of deposits to 4.40% for 1998. The increase in deposits also reflected a shift in depositor preferences from lower costing passbook accounts to higher costing certificate of deposit accounts. The average balance for borrowed funds increased $171.3 million from $132.3 million for 1997 to $303.6 million for 1998, the effect of which, however, was partially offset by a decline in the cost of borrowed funds of six basis points to 6.16% during 1998.

Net Interest Income. Net interest income for the year ended December 31, 1998 totaled $36.1 million, an increase of $4.0 million from $32.1 million for 1997. The net interest margin, however, declined 31 basis points from 3.74% for the year ended December 31, 1997 to 3.43% for the year ended December 31, 1998. This decline in margin was the result of a 23 basis point increase in the average cost of funds from 4.74% for 1997 to 4.97% for 1998 as the Company increased utilization of higher costing borrowed funds to fund asset growth. The increased cost of funds was partially offset by a five basis point increase in the average yield of interest-earning assets, primarily a result of an increase in the average balance of loans. Despite the decline in margin, net interest income increased 12.7% from 1997 to 1998 due to the higher average balance of interest-earning assets.

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

Non-Interest Income. Non-interest income for the year ended December 31, 1998 totaled $3.3 million, an increase of $632,000, or 23.7%, from the 1997 level of $2.7 million. The increase was due primarily to increased fee income from mortgage and banking services, increased gains on sales of securities and the guaranteed portion of Small Business Administration loans, and an increase in dividends on FHLB-NY stock. The year ended December 31, 1997 also included the receipt of $436,000 associated with settlements of contract disputes.

Non-Interest Expense. Non-interest expense for the year ended December 31, 1998 totaled $23.0 million, representing an increase of $3.7 million, or 19.1% from the year ended December 31, 1997. This increase was primarily attributable to the full year impact of the acquisition of New York Federal Savings Bank in September 1997. Salaries and professional services expense increased a net of $2.6 million, which included $1.5 million of expenses associated with the planned retirement of a senior executive and one-time payouts under certain employees' employment agreements. Despite the increased costs, the efficiency ratio improved to 53.4% for 1998 compared to 53.9% for 1997.

Income Tax Provisions. Income tax expense for the year ended December 31, 1998 totaled $6.0 million, compared to $6.8 million for the year ended December 31, 1997. This represented a decline of 7.2% in the effective tax rate of 44.3% for the year ended December 31, 1997 to 37.1% for the year ended December 31, 1998. This decline reflected the ancillary benefit of the Bank's implementation of a real estate investment trust in November of 1997.

LIQUIDITY, REGULATORY CAPITAL AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans, mortgage-backed and other securities, proceeds from sales of securities and, to a lesser extent, proceeds from sales of loans. Deposit flows and mortgage prepayments, however, are greatly influenced by general interest rates, economic conditions and competition. At December 31, 1999, the Bank had an approved overnight line of credit of $50.0 million with the FHLB-NY. In total, as of December 31, 1999, the Bank may borrow up to $372.1 million from the FHLB-NY in Federal Home Loan advances and over-night lines of credit. As of December 31, 1999, the Bank had borrowed $341.8 million in FHLB-NY advances. There were no funds outstanding at December 31, 1999 under the over-night line of credit with the FHLB-NY. In addition, the Bank had $110.0 million in repurchase agreements with the FHLB-NY to fund lending and investment opportunities. (See Note 8 of Notes to Consolidated Financial Statements.)

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

Pursuant to OTS regulations regarding liquidity requirements, the Bank is required to maintain an average daily balance of liquid assets (cash, and certain securities with detailed maturity limitations and marketability requirements) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. The OTS may vary the amount of the liquidity requirement by regulation, but only within pre-established statutory limits of no less than 4% and no greater than 10%. The current OTS liquidity requirement is 4%. At December 31, 1999 and 1998 the Bank's liquidity ratio, computed in accordance with the OTS requirement, was 9.72% and 18.28%, respectively. Unlike the Bank, the Holding Company is not subject to OTS regulatory requirements on the maintenance of minimum levels of liquid assets.

The Company's most liquid assets are cash and cash equivalents, which include cash and due from banks, overnight interest-earning deposits and federal funds sold with original maturities of 90 days or less. The level of these assets is dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1999, cash and cash equivalents totaled $34.9 million, an increase of $12.2 million from December 31, 1998. The Company also held marketable securities available for sale with a carrying value of $285.0 million at December 31, 1999.

At December 31, 1999, the Company had outstanding loan commitments of $30.4 million, open lines of credit for borrowers of $2.2 million and commitments to purchase mortgage loans of $10.6 million. The Company's total interest and operating expenses in 1999 were $47.8 million and $22.6 million, respectively. Certificates of deposit accounts which are scheduled to mature in one year or less as of December 31, 1999 totaled $212.8 million.

During 1999, funds provided by the Company's operating activities amounted to $17.0 million. These funds, together with $96.7 million provided by financing activities and $22.7 million available at the beginning of the year, were utilized to fund net investing activities of $101.5 million. Financing activities were primarily provided by FHLB-NY borrowings with original maturities greater than one year. Additional funds were provided by principal payments and calls on loans and securities. The primary investment activity of the Company is the origination and purchase of loans, and the purchase of mortgage-backed securities. During 1999, the Bank had loan originations of $233.6 million and purchased $15.9 million of loans. Further, during 1999, the Company purchased $75.4 million of mortgage-backed and other securities.

At the time of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank was required by the OTS to establish a liquidation account which is reduced as and to the extent that eligible account holders reduce their qualifying deposits. The balance of the liquidation account at December 31, 1999 was $10.3 million. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay a dividend or to repurchase any of its capital stock if the effect would be to cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the declaration or payment of dividends to its stockholders, although the source of such dividends could depend upon dividend payments from the Bank. The Holding Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets (the amount by which total assets exceed total liabilities) over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

Regulatory Capital Position. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards: tangible capital, core capital and total risk-based capital. Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. At December 31, 1999 and 1998, the Bank exceeded each of the three OTS capital requirements. (See Note 13 of Notes to Consolidated Financial Statements.)

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

IMPACT OF NEW ACCOUNTING STANDARDS

In June of 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which amends SFAS No. 52 and 107, and supercedes FASB Statements No. 80, 105 and 119. This Statement requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of these derivatives at fair value. This Pronouncement was scheduled to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June of 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which amends SFAS No. 133 to delay the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. Adoption of this Pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

OTHER TRENDS AND CONTINGENCIES

The Company's net interest rate margin improved six basis points to 3.49% for the year ended December 31, 1999 from 3.43% for the year ended December 31, 1998. This improvement was due primarily to a 47 basis point decrease in the average cost of deposits, partially offset by increased utilization of higher costing borrowed funds, and an eleven basis point decrease in the yield on average interest-earning assets.

Comparing 1999 to 1998, the Company experienced an increase in the average balance of deposits of $3.3 million. The average balance of higher costing certificates of deposits decreased $11.8 million while other lower costing deposits increased $15.2 million. The Company seeks to maintain its deposits at competitive rates. Starting in 1996, the Company increased its utilization of FHLB-NY advances as an alternative source of funding. Borrowed funds averaged $379.3 million for 1999 with an average cost of 6.02% as compared to an average balance of $303.6 million for 1998 with an average cost of 6.16%. These factors contributed to the decrease in the Company's average cost of funds to 4.69% for the year ended December 31, 1999 from 4.97% for the year ended December 31, 1998. However, during the second half of 1999, the Company experienced an increase in its cost of funds due to an increasing interest rate environment. A continuation of the present, or an increasing, interest rate environment could result in a further increase in the Company's cost of funds and could result in a narrowing of the Company's net interest margin.

YEAR 2000 COMPLIANCE

The widespread use of computer programs that rely on two-digit dates to perform computations and decision making functions may have caused computer systems to malfunction prior to or in the year 2000 ("Y2K"), and may have lead to significant business delays and disruptions in the United States and internationally. We have completed our program to identify and mitigate Y2K risks. To date, we have not encountered any disruptions related to the Y2K issue. We cannot provide assurances, however, that our suppliers and vendors have not been, or will not be, affected in a manner that is not yet apparent. As a result, we will continue to monitor our own Y2K compliance and that of our suppliers and vendors. Nevertheless, based on the actions described above, we do not expect to encounter any significant disruptions in the future.

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

Y2K costs have been expensed as incurred, except those costs directly related to the replacement of systems requiring upgrades in the ordinary course of business, which have been capitalized. The total costs of the Y2K program were less than $100,000.

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                    CONSOLIDATED STATEMENTS
    FLUSHING                 OF FINANCIAL CONDITION
FINANCIAL CORP.=================================================================

====================================================================================================================================
December 31,                                                                                     1999                   1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands, except share data)
ASSETS
Cash and due from banks ................................................................      $    29,059           $    11,934
Federal funds sold and overnight interest-earning deposits .............................            5,875                10,800
Securities available for sale:
  Mortgage-backed securities ...........................................................          269,022               302,421
  Other securities .....................................................................           15,994                24,269
Loans ..................................................................................          882,704               757,317
  Less: Allowance for loan losses ......................................................           (6,818)               (6,762)
                                                                                              ----------------------------------
  Net loans ............................................................................          875,886               750,555
Interest and dividends receivable ......................................................            6,812                 7,120
Real estate owned, net .................................................................              368                    77
Bank premises and equipment, net .......................................................            6,202                 6,441
Federal Home Loan Bank of New York stock ...............................................           22,592                17,320
Goodwill ...............................................................................            4,638                 5,004
Other assets ...........................................................................           13,081                 6,114
                                                                                              ----------------------------------
  Total assets .........................................................................      $ 1,249,529           $ 1,142,055
                                                                                              ==================================


LIABILITIES
Due to depositors:
  Non-interest bearing .................................................................      $    20,490           $    27,505
  Interest-bearing .....................................................................          635,428               629,991
Mortgagors' escrow deposits ............................................................           11,023                 6,563
Borrowed funds, including securities sold under agreements to repurchase
  of $110,000 and $120,000 at December 31, 1999 and 1998, respectively .................          451,831               335,458
Other liabilities ......................................................................           12,581                10,451
                                                                                              ----------------------------------
  Total liabilities ....................................................................        1,131,353             1,009,968
                                                                                              ----------------------------------
Commitments and contingencies (Note 14)

STOCKHOLDERS' EQUITY
Preferred stock, ($0.01 par value, authorized 5,000,000 shares; none issued) ...........               --                    --
Common stock, ($0.01 par value, authorized 20,000,000 shares;
  11,355,678 shares issued; 9,725,971 and 10,898,805 shares
  outstanding at December 31, 1999 and 1998, respectively) .............................              114                   114
Additional paid-in capital .............................................................           75,952                75,452
Treasury stock, at average cost (1,629,707 and 456,873 shares at
  December 31, 1999 and 1998, respectively) ............................................          (25,308)               (6,949)
Unearned compensation ..................................................................           (9,142)               (9,332)
Retained earnings ......................................................................           81,056                71,460
Accumulated other comprehensive income, net of taxes ...................................           (4,496)                1,342
                                                                                              ----------------------------------
  Total stockholders' equity ...........................................................          118,176               132,087
                                                                                              ----------------------------------
  Total liabilities and stockholders' equity ...........................................      $ 1,249,529           $ 1,142,055
                                                                                              ==================================

The accompanying notes are an integral part of these consolidated financial statements.

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries


     [LOGO]    =================================================================
      FFC               CONSOLIDATED STATEMENTS OF INCOME
    FLUSHING   =================================================================
FINANCIAL CORP.

======================================================================================================================
For the years ended December 31,                                          1999               1998                1997
----------------------------------------------------------------------------------------------------------------------
                                                                            (In thousands, except per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans .........................................     $66,543            $57,186            $42,062
Interest and dividends on securities:
  Interest .........................................................      19,677             23,688             22,826
  Dividends ........................................................         238                224                247
Other interest income ..............................................         685              1,748              1,731
                                                                         ---------------------------------------------
  Total interest and dividend income ...............................      87,143             82,846             66,866
                                                                         ---------------------------------------------
INTEREST EXPENSE
Deposits ...........................................................      24,982             27,987             26,566
Other interest expense .............................................      22,813             18,715              8,229
                                                                         ---------------------------------------------
  Total interest expense ...........................................      47,795             46,702             34,795
                                                                         ---------------------------------------------
    NET INTEREST INCOME ............................................      39,348             36,144             32,071
Provision for loan losses ..........................................          36                214                104
                                                                         ---------------------------------------------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ............      39,312             35,930             31,967
                                                                         ---------------------------------------------
NON-INTEREST INCOME
Other fee income ...................................................       1,916              1,386              1,190
Net gain on sales of securities and loans ..........................         252                368                 67
Other income .......................................................       1,706              1,541              1,406
                                                                         ---------------------------------------------
  Total non-interest income ........................................       3,874              3,295              2,663
                                                                         ---------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits .....................................      11,221             12,454             10,213
Occupancy and equipment ............................................       1,936              1,943              1,908
Professional services ..............................................       2,412              1,943              1,583
Data processing ....................................................       1,285              1,231                873
Depreciation and amortization of premises and equipment ............       1,016                984                804
Other operating ....................................................       4,776              4,468              3,943
                                                                         ---------------------------------------------
  Total non-interest expense .......................................      22,646             23,023             19,324
                                                                         ---------------------------------------------
INCOME BEFORE INCOME TAXES .........................................      20,540             16,202             15,306
                                                                         ---------------------------------------------
PROVISION FOR INCOME TAXES
Federal ............................................................       6,412              5,044              4,491
State and local ....................................................       1,393                968              2,284
                                                                         ---------------------------------------------
  Total provision for income taxes .................................       7,805              6,012              6,775
                                                                         ---------------------------------------------
NET INCOME .........................................................     $12,735            $10,190            $ 8,531
                                                                         =============================================
Basic earnings per share ...........................................     $  1.40            $  1.00            $  0.80
Diluted earnings per share .........................................     $  1.37            $  0.98            $  0.79

The accompanying notes are an integral part of these consolidated financial statements.

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                  CONSOLIDATED STATEMENTS OF
    FLUSHING             CHANGES IN STOCKHOLDERS' EQUITY
FINANCIAL CORP.=================================================================

====================================================================================================================================
For the years ended December 31,                                                           1999              1998            1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands, except share data)
COMMON STOCK
Balance, beginning of year...........................................................    $    114         $     89         $     89
Stock dividend (3,785,168 shares, 1,339,590 shares funded from Treasury).............          --               25               --
                                                                                         -------------------------------------------
    Balance, end of year.............................................................    $    114         $    114         $     89
                                                                                         ===========================================
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year...........................................................    $ 75,452         $101,717         $101,278
Stock dividend.......................................................................          --          (26,914)              --
Award of shares released from Employee Benefit Trust (28,818, 29,220 and 27,060
  shares for the years ended December 31, 1999, 1998 and 1997, respectively).........         253              238              204
Restricted stock awards (76,750 and 45,750 shares for the years ended
  December 31, 1999 and 1997, respectively)..........................................           8               --              104
Tax benefit of unearned compensation.................................................         239              411              131
                                                                                         -------------------------------------------
    Balance, end of year.............................................................    $ 75,952         $ 75,452         $101,717
                                                                                         ===========================================
TREASURY STOCK
Balance, beginning of year...........................................................    $ (6,949)        $(19,666)        $(12,065)
Purchases of common shares outstanding (1,268,900, 757,146 and 420,477 shares
  for the years ended December 31, 1999, 1998 and 1997, respectively)................     (19,844)         (14,239)          (8,247)
Stock dividend.......................................................................          --           26,889               --
Restricted stock award forfeitures (5,700, 20,900 and 3,300 shares
  for the years ended December 31, 1999, 1998 and 1997, respectively)................         (84)            (410)             (54)
Restricted stock awards (76,750, 25,000 and 30,500 shares for the years
  ended December 31, 1999, 1998 and 1997, respectively)..............................       1,177              520              560
Repurchase of restricted stock awards (19,646 and 21,112 shares for the years
  ended December 31, 1999 and 1998, respectively) to satisfy tax obligations.........        (291)            (484)              --
Options exercised (44,662, 23,175, and 7,400 shares for the years
  ended December 31, 1999, 1998 and 1997, respectively)..............................         683              441              140
                                                                                         -------------------------------------------
    Balance, end of year.............................................................    $(25,308)        $ (6,949)        $(19,666)
                                                                                         ===========================================
UNEARNED COMPENSATION
Balance, beginning of year...........................................................    $ (9,332)        $(10,922)        $(11,660)
Release of shares from Employee Benefit Trust (38,122, 29,220 and 27,060 shares
  for the years ended December 31, 1999, 1998 and 1997, respectively)................         293              248              240
Restricted stock awards (76,750, 25,000 and 45,750 shares for the years ended
  December 31, 1999, 1998 and 1997, respectively)....................................      (1,185)            (470)            (665)
Restricted stock award forfeitures (5,700, 20,900 and 4,950 shares for the
  years ended December 31, 1999, 1998 and 1997, respectively)........................          84              410               54
Restricted stock award expense.......................................................         998            1,402            1,109
                                                                                         -------------------------------------------
    Balance, end of year.............................................................    $ (9,142)        $ (9,332)        $(10,922)
                                                                                         ===========================================


                                                                       Continued

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries


     [LOGO]    =================================================================
      FFC                  CONSOLIDATED STATEMENTS OF
    FLUSHING             CHANGES IN STOCKHOLDERS' EQUITY
FINANCIAL CORP.                    (continued)
               =================================================================

====================================================================================================================================
For the years ended December 31,                                                      1999               1998                1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands, except share data)
RETAINED EARNINGS
Balance, beginning of year......................................................    $ 71,460           $ 63,766            $ 56,869
Net income......................................................................      12,735             10,190               8,531
Stock options exercised (44,662, 23,175 and 11,100 shares for the
  years ended December 31, 1999, 1998 and 1997, respectively)...................        (191)               (66)                (19)
Restricted stock awards (25,000 shares).........................................          --                (50)                 --
Cash dividends declared and paid................................................      (2,948)            (2,380)             (1,615)
                                                                                    ------------------------------------------------
    Balance, end of year........................................................    $ 81,056           $ 71,460            $ 63,766
                                                                                    ================================================
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET OF TAXES
Balance, beginning of year......................................................    $  1,342           $  1,459            $ (1,230)
Change in net unrealized gain (loss), net of taxes of approximately
  $(4,936), $(38) and $2,290 for the years ended December 31, 1999,
  1998 and 1997, respectively, on securities available for sale.................      (5,794)               (52)              2,717
Less: Reclassification adjustment for gains included in net income, net of taxes of approximately $37, $37 and $24 for the years ended
  December 31, 1999, 1998 and 1997 respectively.................................         (44)               (65)                (28)
                                                                                    ------------------------------------------------
    Balance, end of year........................................................    $ (4,496)          $  1,342            $  1,459
                                                                                    ================================================
Total stockholders' equity......................................................    $118,176           $132,087            $136,443
                                                                                    ================================================
COMPREHENSIVE INCOME
Net income......................................................................    $ 12,735           $ 10,190            $  8,531
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities.......................................      (5,838)              (117)              2,689
                                                                                    ------------------------------------------------
Comprehensive income............................................................    $  6,897           $ 10,073            $ 11,220
                                                                                    ================================================


The accompanying notes are an integral part of these consolidated financial statements.

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                    CONSOLIDATED STATEMENTS
    FLUSHING                      OF CASH FLOW
FINANCIAL CORP.=================================================================

====================================================================================================================================
For the years ended December 31,                                                             1999           1998             1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (In thousands)
OPERATING ACTIVITIES
Net income .........................................................................      $  12,735       $  10,190       $   8,531
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses ........................................................             36             214             104
  Provision for losses on real estate owned ........................................             --              33              --
  Depreciation and amortization of bank premises and equipment .....................          1,016             984             804
  Amortization of goodwill .........................................................            366             366             122
  Net gain on sales of securities ..................................................            (81)           (102)            (52)
  Net gain on sales of loans .......................................................           (171)           (266)            (15)
  Net loss on sales of real estate owned ...........................................             10              14             109
  Amortization of unearned premium, net of accretion of unearned discount ..........          2,157           2,315             653
  Amortization of deferred income ..................................................         (1,315)           (832)           (858)
  Deferred income tax (benefit) provision ..........................................           (133)            523            (155)
  Deferred compensation ............................................................            192             210             164
Net increase (decrease) in other assets and liabilities ............................            638           4,392            (748)
Unearned compensation ..............................................................          1,544           1,888           1,029
                                                                                          ------------------------------------------
    Net cash provided by operating activities ......................................         16,994          19,929           9,688
                                                                                          ------------------------------------------
INVESTING ACTIVITIES
Purchases of bank premises and equipment ...........................................           (777)           (932)         (1,501)
Purchases of Federal Home Loan Bank shares .........................................         (5,272)         (2,964)         (8,938)
Purchases of securities available for sale .........................................        (75,430)       (251,575)       (168,527)
Proceeds from sales and calls of securities available for sale .....................          8,547         186,370         108,060
Proceeds from maturities and prepayments of securities available for sale ..........         96,112          93,010          40,198
Net originations and repayments of loans ...........................................       (108,735)       (123,743)        (91,786)
Purchases of loans .................................................................        (15,970)        (28,020)       (124,988)
Proceeds from sales of real estate owned ...........................................             67             616             489
Acquisition of New York Federal, net of cash and cash equivalents ..................             --              --          (5,171)
                                                                                          ------------------------------------------
    Net cash used in investing activities ..........................................       (101,458)       (127,238)       (252,164)
                                                                                          ------------------------------------------

                                                                       Continued

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries


     [LOGO]    =================================================================
      FFC                    CONSOLIDATED STATEMENTS
    FLUSHING                      OF CASH FLOW
FINANCIAL CORP.                    (continued)
               =================================================================

====================================================================================================================================
For the years ended December 31,                                                   1999                 1998                1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (In thousands)
FINANCING ACTIVITIES
Net increase (decrease) in non-interest bearing deposits ............           $  (7,015)           $   8,242            $  11,797
Net increase (decrease) in interest-bearing deposits ................               5,437               (1,757)              60,985
Net increase (decrease) in mortgagors' escrow deposits ..............               4,460                1,663               (1,350)
Net increase (decrease) in short-term borrowed funds ................             (20,000)             (30,000)               5,000
Increases in long-term borrowed funds ...............................              96,373               78,271              231,187
Purchases of treasury stock, net ....................................             (19,643)             (14,348)              (7,601)
Cash dividends paid .................................................              (2,948)              (2,380)              (1,615)
                                                                                ----------------------------------------------------
    Net cash provided by financing activities .......................              96,664               39,691              298,403
                                                                                ----------------------------------------------------
Net increase (decrease) in cash and cash equivalents ................              12,200              (67,618)              55,927
Cash and cash equivalents, beginning of year ........................              22,734               90,352               34,425
                                                                                ----------------------------------------------------
    Cash and cash equivalents, end of year ..........................           $  34,934            $  22,734            $  90,352
                                                                                ====================================================
SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid .......................................................           $  49,532            $  45,394            $  33,254
Income taxes paid ...................................................               9,723                4,976                6,532
Non-cash activities:
  Loans originated as the result of real estate sales ...............                  --                   40                  637
  Loans transferred through the foreclosure of a related
    mortgage loan to real estate owned ..............................                 374                  420                  374

The accompanying notes are an integral part of these consolidated financial statements.

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

     [LOGO]    =================================================================
      FFC                        NOTES TO CONSOLIDATED
    FLUSHING                     FINANCIAL STATEMENTS
FINANCIAL CORP.  For the years ended December 31, 1999, 1998 and 1997
               =================================================================

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

The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (i) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans, and commercial real estate loans; (ii) mortgage loan surrogates such as mortgage-backed securities and; (iii) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans, Small Business Administration loans and other small business loans. The Bank conducts its business through nine full-service banking offices, four of which are located in Queens County, two in Nassau County, one in Kings County (Brooklyn), one in Bronx County and one in New York County (Manhattan), New York.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company follow generally accepted accounting principles ("GAAP") and general practices applicable to the banking industry. The policies which materially affect the determination of the Company's financial position, results of operations and cash flows are summarized below.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Flushing Financial Corporation and its direct and indirect wholly-owned subsidiaries, the Bank, Flushing Preferred Funding Corporation ("FPFC"), Flushing Service Corporation ("FSC") and FSB Properties, Incorporated ("Properties"). FPFC is a real estate investment trust incorporated on November 5, 1997 to hold a portion of the Bank's mortgage loans to facilitate access to capital markets. FSC was formed to market insurance products and mutual funds. Properties is an inactive subsidiary whose purpose was to manage real estate properties and joint ventures. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Allowance for loan losses:

The Company maintains an allowance for loan losses at an amount, which, in management's judgment, is adequate to absorb estimated losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries


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

Goodwill:

Goodwill is amortized using the straight-line method over fifteen years. The Company periodically reviews its goodwill for possible impairment.

Earnings per share:

Basic earnings per share for the years ended December 31, 1999, 1998 and 1997 was computed by dividing net income by the total weighted average number of common shares outstanding, including only the vested portion of restricted stock awards. Diluted earnings per share includes the additional dilutive effect of stock options outstanding and the unvested portions of restricted stock awards during the period. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share.

Earnings per share has been computed based on the following:

==================================================================================================
(Amounts in thousands, except per share data)                1999            1998           1997
--------------------------------------------------------------------------------------------------
Net income ............................................     $12,735         $10,190        $ 8,531
Divided by:
  Weighted average common shares outstanding ..........       9,080          10,194         10,660
  Weighted average common stock equivalents ...........         195             241            156
                                                            --------------------------------------
Total weighted average common shares
   outstanding & common stock equivalents .............       9,275          10,435         10,816
Basic earnings per share ..............................     $  1.40         $  1.00        $  0.80
Diluted earnings per share ............................     $  1.37         $  0.98        $  0.79
==================================================================================================

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries


3.   LOANS

The composition of loans as of December 31, 1999 and 1998 are as follows:


================================================================================
(In thousands)                                          1999              1998
--------------------------------------------------------------------------------

One-to-four family residential .............          $414,194          $361,786
Multi-family residential ...................           310,594           277,437
Commercial real estate .....................           137,072           101,401
Co-operative apartments ....................             8,926            10,238
Construction ...............................             6,198             3,203
Small Business Administration ..............             2,369             2,616
Consumer and other .........................             3,379             1,899
                                                      --------------------------
  Gross loans ..............................           882,732           758,580
Less: Unearned income ......................                28             1,263
                                                      --------------------------
  Total loans ..............................          $882,704          $757,317
================================================================================

The total amount of loans on non-accrual status as of December 31, 1999, 1998 and 1997 was $3,196,000, $2,597,000 and $2,458,000, respectively. Impaired loans totaled $3,196,000, $2,597,000 and $2,771,000 at December 31, 1999, 1998 and
1997, respectively. The portion of the allowance for loan losses allocated to impaired loans was $360,000 (5.3%), $137,000 (2.0%) and $330,000 (5.1%) at
December 31, 1999, 1998 and 1997, respectively. The portion of the impaired loan amount above 100% of the loan-to-value ratio is charged off. Impaired loans include loans on non-accrual status and loans that are performing but deemed substandard by management. Impaired loans are analyzed on an individual basis. The average balance of impaired loans was $4,269,000, $3,094,000 and $2,637,000 for 1999, 1998 and 1997, respectively.

The following is a summary of interest foregone on non-accrual loans:

================================================================================
(In thousands)                                          1999      1998      1997
--------------------------------------------------------------------------------
Interest income that would have been recognized
had the loans performed in accordance with their
original terms ...................................      $254      $222      $180
Less: Interest income included in the
results of operations ............................        46        42        --
                                                        ------------------------
Foregone interest ................................      $208      $180      $180
================================================================================

The following are changes in the allowance for loan losses:

================================================================================
(In thousands)                               1999           1998         1997
--------------------------------------------------------------------------------
Balance, beginning of year ...........      $ 6,762       $ 6,474       $ 5,437
Provision for loan losses ............           36           214           104
Additional allowance acquired
with the purchase of New
York Federal .........................           --            --           979
Charge-offs ..........................         (133)         (103)         (206)
Recoveries ...........................          153           177           160
                                            ------------------------------------
  Balance, end of year ...............      $ 6,818       $ 6,762       $ 6,474
================================================================================

4.   REAL ESTATE OWNED

The following are changes in the allowance for losses on real estate owned:

================================================================================
(In thousands)                                        1999      1998       1997
--------------------------------------------------------------------------------

Balance, beginning of year ......................     $ --     $  74      $ 281
Provision .......................................       --        33         --
Reduction due to sales of real estate owned .....       --      (107)      (207)
                                                      --------------------------
  Balance, end of year ..........................     $ --     $  --      $  74
================================================================================

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries


5.   BANK PREMISES AND EQUIPMENT, NET

Bank premises and equipment at December 31, 1999 and 1998 are as follows:

================================================================================
(In thousands)                                                1999         1998
--------------------------------------------------------------------------------
Land ...................................................     $   801     $   801
Building and leasehold improvements ....................       3,703       3,483
Equipment and furniture ................................       8,655       8,101
                                                             -------------------
  Total ................................................      13,159      12,385
Less: Accumulated depreciation and amortization ........       6,957       5,944
                                                             -------------------
  Bank premises and equipment, net .....................     $ 6,202     $ 6,441
================================================================================

6.   DEBT AND EQUITY SECURITIES

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified in one of the following three categories and accounted for accordingly: (1) trading securities, (2) securities available for sale and (3) securities held-to-maturity.

The Company did not hold any trading securities or securities held-to-maturity during the years ended December 31, 1999, 1998 and 1997. Securities available for sale are recorded at estimated fair value based on dealer quotations where available. Actual values may differ from estimates provided by outside dealers. Securities classified as held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount using the level-yield method.

The amortized cost and estimated fair value of the Company's securities, classified as available for sale as of December 31, 1999 are as follows:

                                                         ----------------------------------------------------
                                                                                       Gross         Gross
                                                         Amortized    Estimated      Unrealized    Unrealized
(In thousands)                                             Cost       Fair Value       Gains         Losses
============================================================================================================
U.S. Treasury securities and government agencies ...     $ 10,988      $ 10,636        $   --        $   352
Public utility debt securities .....................        1,001         1,004             3             --
Other ..............................................        4,331         4,354           286            263
                                                         ---------------------------------------------------
  Total other securities ...........................       16,320        15,994           289            615
Mortgage-backed securities .........................      277,023       269,022           305          8,306
                                                         ---------------------------------------------------
  Total securities available for sale ..............     $293,343      $285,016        $  594        $ 8,921
============================================================================================================

The amortized cost and estimated fair value of the Company's securities, classified as available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      -------------------------
                                                                      Estimated
                                                       Amortized        Fair
(In thousands)                                           Cost           Value
===============================================================================

Due in one year or less .........................      $     --       $     --
Due after one year through five years ...........         3,522          3,441
Due after five years through ten years ..........         5,308          5,239
Due after ten years .............................         7,490          7,314
                                                       -----------------------
  Total other securities ........................        16,320         15,994
Mortgage-backed securities ......................       277,023        269,022
                                                       -----------------------
  Total securities available for sale ...........      $293,343       $285,016
===============================================================================
                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries


The amortized cost and estimated fair value of the Company's securities classified as available for sale at December 31, 1998, are as follows:

                                                        ------------------------------------------------------
                                                                                        Gross          Gross
                                                         Amortized     Estimated     Unrealized     Unrealized
(In thousands)                                              Cost       Fair Value       Gains         Losses
==============================================================================================================
U.S. Treasury securities and government agencies ...      $ 13,213     $ 13,425        $   212          $  --
Corporate debt securities ..........................         4,711        4,710              4              5
Public utility debt securities .....................           945          944             --              1
Other ..............................................         4,699        5,190            598            107
                                                          ----------------------------------------------------
  Total other securities ...........................        23,568       24,269            814            113
Mortgage-backed securities .........................       300,637      302,421          2,090            306
                                                          ----------------------------------------------------
  Total securities available for sale ..............      $324,205     $326,690        $ 2,904          $ 419
==============================================================================================================

For the year ended December 31, 1999, gross gains of $144,000 and losses of $63,000 were realized on sales of securities available for sale. For the year ended December 31, 1998, gross gains of $387,000 and losses of $285,000 were realized on sales of securities available for sale. For the year ended December 31, 1997, gross gains of $506,000 and losses of $454,000 were realized on sales of securities available for sale.

7.   DEPOSITS

Total deposits as of December 31, 1999 and 1998, and the weighted average rate on deposits at December 31, 1999, are as follows:

===============================================================================================
                                                                                    Weighted
                                                                                  Average Cost
(Dollars in thousands)                              1999             1998            1999
----------------------------------------------------------------------------------------------
Interest-bearing deposits:
  Certificate of deposit accounts ...........     $371,677         $370,815           5.36%
  Passbook savings accounts .................      195,910          203,949           2.07
  Money market accounts .....................       40,378           28,439           3.23
  NOW accounts ..............................       27,463           26,788           1.90
                                                  -------------------------
    Total interest-bearing deposits .........      635,428          629,991
Non-interest bearing deposits:
  Demand accounts ...........................       20,490           27,505
                                                  -------------------------
    Total due to depositors .................      655,918          657,496
Mortgagors' escrow deposits .................       11,023            6,563           0.79
                                                  -------------------------
    Total deposits ..........................     $666,941         $664,059
===============================================================================================

The aggregate amount of time deposits with denominations greater than $100,000 was $42,992,000 and $30,549,000 at December 31, 1999 and 1998, respectively.

Interest expense on deposits, for the years ended December 31, 1999, 1998 and 1997, respectively, is summarized as follows:

================================================================================
For the years ended December 31,                 1999        1998         1997
--------------------------------------------------------------------------------
                                                         (In thousands)
Certificate of deposit accounts .........      $19,130      $21,128      $19,487
Passbook savings accounts ...............        4,156        5,549        5,884
Money market accounts ...................        1,105          773          692
NOW accounts ............................          499          466          432
                                               ---------------------------------
  Total due to depositors ...............       24,890       27,916       26,495
Mortgagors' escrow deposits .............           92           71           71
                                               ---------------------------------
  Total deposit expense .................      $24,982      $27,987      $26,566
================================================================================

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries


8.   BORROWED FUNDS

Borrowed funds as of December 31, 1999 and 1998, respectively, are summarized as follows:

=====================================================================================================================
                                                               1999                               1998
                                                    -----------------------------------------------------------------
                                                                      Weighted                             Weighted
At December 31,                                      Amount         Average Rate          Amount         Average Rate
---------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)
Repurchase agreements:
  Due in 1999 ..............................        $     --              --%            $ 10,000            6.06%
  Due in 2001 ..............................          60,000            5.95               60,000            5.95
  Due in 2007 ..............................          50,000            5.64               50,000            5.64
                                                    -----------------------------------------------------------------
    Total repurchase agreements ............         110,000            5.81              120,000            5.83
                                                    -----------------------------------------------------------------

FHLB-NY advances:
  Due in 1999 ..............................              --              --               74,325            6.21
  Due in 2000 ..............................         116,174            6.27               71,288            6.37
  Due in 2001 ..............................          44,334            6.38               24,505            6.54
  Due in 2002 ..............................          76,000            5.93               10,000            6.39
  Due in 2003 ..............................          70,000            6.03               35,000            5.89
  Due in 2004 ..............................          10,000            5.56                   --              --
  Due in 2009 ..............................          25,000            5.52                   --              --
  Due in 2011 ..............................             323            7.34                  340            7.34
                                                    -----------------------------------------------------------------
    Total FHLB-NY advances .................         341,831            6.09              215,458            6.26
                                                    -----------------------------------------------------------------
Total borrowings ...........................        $451,831            6.02%            $335,458            6.11%
=====================================================================================================================

As part of the Company's strategy to finance investment opportunities and manage its cost of funds, the Company enters into repurchase agreements with the Federal Home Loan Bank of New York ("FHLB-NY"). These agreements are recorded as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The securities underlying the agreements are held in the name of the FHLB-NY, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations. The FHLB-NY agrees to resell to the Company the same securities at the maturities of the agreements. The Company retains the right of substitution of collateral throughout the terms of the agreements. All the repurchase agreements are collateralized by mortgage-backed securities. Information relating to these agreements at or for the years ended December 31, 1999 and 1998 is as follows:

=============================================================================================================
(Dollars in thousands)                                                                  1999          1998
-------------------------------------------------------------------------------------------------------------
Book value of collateral .........................................................    $125,681      $135,555
Estimated fair value of collateral ...............................................     125,681       135,555
Average balance of outstanding agreements during the year ........................     118,849       110,274
Maximum balance of outstanding agreements at a month end during the year .........     120,000       130,000
Average interest rate of outstanding agreements during the year ..................        5.83%         5.81%
=============================================================================================================

Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by all of the Bank's stock in the FHLB-NY, certain qualifying mortgage loans, mortgage-backed and mortgage-related securities, and other securities not otherwise pledged in an amount at least equal to 110% of the advances outstanding.

9.   INCOME TAXES

Flushing Financial Corporation files consolidated Federal and combined New York State and New York City income tax returns with its subsidiaries, with the exception of FPFC, which files separate Federal, New York State and New York City income tax returns as a real estate investment trust. A deferred tax liability is recognized on all taxable temporary differences and a deferred tax asset is recognized on all deductible temporary differences and operating losses and tax credit carryforwards. A valuation allowance is recognized to reduce the potential deferred tax asset if it is "more likely than not" that all or some portion of that potential deferred tax asset will not be realized. The Company must also take into account changes in tax laws or rates when valuing the deferred income tax amounts it carries on its Consolidated Statements of Financial Condition.

The Company's annual tax liability for New York State and New York City was the greater of a tax based on "entire net income", "alternative entire net income", "taxable assets" or a minimum tax. For the years ended December 31, 1999 and 1998, the Company's state and city tax was based on "alternative entire net income", while the Company's state and city tax liability for the year ended December 31, 1997 was based on "entire net income".

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries


Income tax provisions (benefits) for the years ended December 31, 1999, 1998 and 1997, are summarized as follows:


================================================================================
For the years ended December 31,                  1999        1998        1997
--------------------------------------------------------------------------------
                                                          (In thousands)
Federal:
  Current ..................................    $ 6,730     $ 5,532     $ 5,148
  Deferred .................................       (318)       (488)       (657)
                                                --------------------------------
    Total federal tax provision ............      6,412       5,044       4,491
                                                --------------------------------
State and Local:
  Current ..................................      1,215         (43)      1,782
  Deferred .................................        178       1,011         502
                                                --------------------------------
    Total state and local tax provision ....      1,393         968       2,284
                                                --------------------------------
    Total income tax provision .............    $ 7,805     $ 6,012     $ 6,775
================================================================================

The income tax provision in the Consolidated Statements of Income has been provided at effective rates of 38%, 37% and 44% for the years ended December 31, 1999, 1998 and 1997, respectively. The effective rates differ from the statutory federal income tax rate as follows:

===================================================================================================================================
For the years ended December 31,                                          1999                   1998                  1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
Taxes at federal statutory rate ...............................   $ 7,189         35%    $ 5,671         35%    $ 5,357         35%
Increase (reduction) in taxes resulting from:
  State & local income tax, net of Federal income tax benefit .       905          4         629          4       1,485         10
  Other .......................................................      (289)        (1)       (288)        (2)        (67)        (1)
                                                                  -----------------------------------------------------------------
Taxes at effective rate .......................................   $ 7,805         38%    $ 6,012         37%    $ 6,775         44%
===================================================================================================================================

The components of the income taxes for the years ended December 31, 1999, 1998 and 1997; attributable to income from operations and changes in equity are as follows:

====================================================================================================================================
For the years ended December 31,                                                          1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (In thousands)
Income from operations .......................................................          $ 7,805           $ 6,012           $ 6,775
Equity:
  Change in fair value of securities available for sale ......................           (4,973)              (75)            2,266
  Compensation expense for tax purposes in excess of that
     recognized for financial reporting purposes .............................             (239)             (411)             (131)
                                                                                        --------------------------------------------
    Total ....................................................................          $ 2,593           $ 5,526           $ 8,910
====================================================================================================================================

The components of the net deferred tax asset as of December 31, 1999 and 1998 are as follows:

================================================================================
For the years ended December 31,                                1999       1998
--------------------------------------------------------------------------------
                                                                 (In thousands)
Deferred tax asset:
  Postretirement benefits ................................     $2,913     $2,683
  Allowance for loan losses ..............................          8        267
  Unrealized losses on securities available for sale .....      3,830         --
  Other ..................................................        957        870
                                                               -----------------
    Deferred tax asset ...................................      7,708      3,820
                                                               -----------------
Deferred tax liabilities:
  Unrealized gains on securities available for sale ......         --      1,143
  Depreciation ...........................................        458        542
  Other ..................................................         17         11
                                                               -----------------
    Deferred tax liability ...............................        475      1,696
                                                               -----------------
      Net deferred tax asset included in other assets ....     $7,233     $2,124
================================================================================

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

The Company has recorded a net deferred tax asset of $7,233,000. This represents the anticipated net federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for federal, state, and local tax purposes in each of the past three years. In management's opinion, in view of the Company's previous, current and projected future earnings trend, it is more likely than not that the net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at December 31, 1999.

10.  BENEFIT PLANS

Defined Contribution Plans:

The Company maintains a profit-sharing plan and the Bank maintains a 401(k) plan. Both plans are tax-qualified defined contribution plans which cover substantially all employees. Annual contributions are at the discretion of the Company's Board of Directors, but not to exceed the maximum amount allowable under the Internal Revenue Code. Currently, annual matching contributions under the Bank's 401(k) plan equal fifty percent of the employee's contributions, up to a maximum of three percent of the employee's compensation. Contributions to the profit-sharing plan are determined at the end of each year. The Board of Director's discretion to amend these arrangements is limited to prospective changes only. Annual contributions by the Bank into the 401(k) plan for employees vests 20% per year over a five year period beginning after the employee has completed one year of service. Annual contributions by the Bank into the profit-sharing plan for employees vests 20% per year over the employees first five years of service. Compensation expense recorded by the Company for these plans amounted to $534,000, $526,000 and $469,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Employee Benefit Trust:

An Employee Benefit Trust ("EBT") has been established to assist the Company in funding its benefit plan obligations. In connection with the Bank's conversion, the EBT borrowed $7,928,000 from the Company and used $7,000 of cash received from the Bank to purchase 1,035,000 shares of the common stock of the Company. The loan will be repaid principally from the Company's discretionary contributions to the EBT and dividend payments received on common stock held by the EBT, or will be forgiven by the Company, over a period of 30 years. At December 31, 1999 the loan had an outstanding balance of $6,657,000, bearing a fixed interest rate of 6.22% per annum. The loan obligation of the EBT is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the EBT or forgiven by the Company. Shares purchased with the loan proceeds are held in a suspense account for contribution to specified benefit plans as the loan is repaid or forgiven. Shares released from the suspense account are used solely for funding matching contributions under the Bank's 401(k) plan and contributions to the Company's profit-sharing plan. Since annual contributions are discretionary with the Company or dependent upon employee contributions, compensation payable under the EBT cannot be estimated. For the years ended December 31, 1999, 1998 and 1997, the Company funded $475,000, $463,000 and
$411,000, respectively, of its contributions to the Bank's 401(k) and profit-sharing plans from the EBT.

The shares held in the suspense account are pledged as collateral and are reported as unallocated EBT shares in stockholders' equity. As shares are released from the suspense account, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The EBT shares as of December 31, 1999 and 1998 are as follows:

==================================================================================================
December 31,                                                              1999            1998
--------------------------------------------------------------------------------------------------
Shares owned by Employee Benefit Trust, beginning balance .......         914,583          943,803
Shares released and allocated ...................................          28,818           29,220
                                                                      ----------------------------
Shares owned by Employee Benefit Trust, ending balance ..........         885,765          914,583
                                                                      ============================
Market value of unallocated shares ..............................     $13,120,394      $14,462,000
==================================================================================================

                    sustaining growth/securing opportunities

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

====================================================================================================================================
For the years ended December 31,                                                             1999            1998            1997
------------------------------------------------------------------------------------------------------------------------------------
Shares available for future Restricted Stock Awards at beginning of year ...........        195,072          58,390          77,775
Shares authorized for Restricted Stock Awards ......................................             --         112,500              --
Restricted Stock Awards ............................................................        (76,750)        (32,000)        (45,750)
Restricted shares repurchased to satisfy tax obligations ...........................         19,646          28,132          21,415
Forfeitures ........................................................................          5,700          28,050           4,950
                                                                                            ----------------------------------------
Shares available for future Restricted Stock Awards at end of year .................        143,668         195,072          58,390
====================================================================================================================================

All grants vest 20% per year over a five year period with full vesting in the event of death, disability, retirement or a change in control. Total restricted stock award expense in 1999, 1998 and 1997 was $998,000, $1,402,000 and
$1,109,000, respectively.

Stock Option Plan:

The 1996 Stock Option Incentive Plan ("Stock Option Plan") became effective on May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, nonstatutory stock options, and limited stock appreciation rights granted in tandem with such options. The aggregate number of shares of common stock which may be issued under the Stock Option Plan, as amended, with respect to options granted to employees may not exceed 1,130,625 shares, and with respect to options granted to Outside Directors may not exceed 463,125 shares, for a total of 1,593,750 shares. Lapsed, forfeited or canceled options will not count against these limits and will be available for subsequent grants. However, the cancellation of an option upon exercise of a related stock appreciation right will count against these limits. Options with respect to more than 112,500 shares of common stock may not be granted to any employee in any calendar year. The shares distributed under the Stock Option Plan may be shares held in treasury or authorized but unissued shares. All grants vest over a five year period. The following table summarizes certain information regarding the Stock Option Plan after giving effect to the 3-for-2 common stock split.

                                                                                       ---------------------------
                                                                                         Shares        Weighted
                                                                                       Underlying      Average
                                                                                        Options     Exercise Price
==================================================================================================================
Balance outstanding December 31, 1996 ..........................................       1,130,775        $10.88
Granted ........................................................................          91,500        $14.53
Exercised ......................................................................         (11,100)       $10.83
Forfeited ......................................................................          (9,900)       $10.83
                                                                                       ---------------------------
Balance outstanding December 31, 1997 ..........................................       1,201,275        $11.54
Granted ........................................................................          64,000        $14.70
Exercised ......................................................................         (34,763)       $10.83
Forfeited ......................................................................         (56,100)       $14.34
                                                                                       ---------------------------
Balance outstanding December 31, 1998 ..........................................       1,174,412        $11.20
Granted ........................................................................         153,500        $15.44
Exercised ......................................................................         (44,662)       $11.03
Forfeited ......................................................................         (14,700)       $14.69
                                                                                       ---------------------------
Balance Outstanding December 31, 1999 ..........................................       1,268,550        $11.68
                                                                                       ===========================
Shares available for future stock option awards at December 31, 1999 ...........         234,675
==================================================================================================================

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

The following table summarizes information about the Stock Option Plan at December 31, 1999:

                                          ---------------------------------------------------------------------
                                                 Options Outstanding                Options Exercisable
                                          ---------------------------------------------------------------------
                                              Number     Weighted Average       Number
                                          Outstanding at     Remaining       Exercisable at    Weighted Average
Exercise Prices                             12/31/99      Contractual Life      12/31/99        Exercise Price
===============================================================================================================
 $10.83...................................   992,550         6.4 Years          632,850             $10.83
 $12.00-$15.00............................   103,500         7.9 Years           55,740             $13.28
 $15.01-$19.00............................   172,500         9.4 Years            5,000             $16.76
                                          --------------------------------------------------------------------
 $10.83-$19.00............................ 1,268,550         6.9 Years          693,590             $11.07
==============================================================================================================

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been as indicated in the table below. However, the present impact of SFAS No. 123, may not be representative of the effect on income in future years because the options vest over several years and additional option grants may be made each year.

================================================================================
(Dollars in thousands, except per share data)         1999       1998      1997
--------------------------------------------------------------------------------
Net income:
  As reported ..................................    $12,735    $10,190    $8,531
  Pro forma ....................................    $12,015    $ 9,540    $8,101
Diluted earnings per share:
  As reported ..................................    $  1.37    $  0.98    $ 0.79
  Pro forma ....................................    $  1.30    $  0.91    $ 0.75
================================================================================

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used for grants made in 1999, 1998 and 1997 are as follows:

================================================================================
                                         1999 Grants   1998 Grants   1997 Grants
--------------------------------------------------------------------------------
Dividend yield..........................     2.07%         1.50%        1.21%
Expected volatility.....................    25.85%        35.22%       28.55%
Risk-free interest rate.................     6.01%         4.38%        6.08%
Expected option life....................    7 Years       7 Years      7 Years
================================================================================

Pension Plans:

The Bank also has a defined benefit pension plan covering substantially all of its employees (the "Retirement Plan"). The benefits are based on years of service and the employee's compensation during the three consecutive years out of the final ten years of service that produces the highest average. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for the benefits attributed to service to date but also for those expected to be earned in the future.

The components of the net pension expense are as follows:

================================================================================
For the years ended December 31,                     1999       1998       1997
--------------------------------------------------------------------------------
                                                           (In thousands)
Service cost ..................................     $ 338      $ 341      $ 298
Interest cost .................................       547        517        487
Amortization of transition asset ..............        --         --         (2)
Amortization of past service liability ........       (24)       (24)       (24)
Amortization of unrecognized gain .............        --        (34)        --
Return on plan assets .........................      (730)      (701)      (581)
                                                    ----------------------------
  Net pension expense .........................     $ 131      $  99      $ 178
================================================================================
                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries


The following table sets forth, for the Retirement Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31, 1999, 1998 and 1997.

====================================================================================================================================
For the years ended December 31,                                                            1999            1998             1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year .........................................         $ 8,198          $ 7,270          $ 6,077
Service cost ....................................................................             338              341              298
Interest cost ...................................................................             547              517              487
Actuarial (gain) loss ...........................................................            (708)             189              619
Benefits paid ...................................................................            (377)            (218)            (211)
Plan amendments .................................................................              --               99               --
                                                                                          ------------------------------------------
Benefit obligation at end of year ...............................................           7,998            8,198            7,270
                                                                                          ------------------------------------------
Change in plan assets:
Market value of assets at beginning of year .....................................           8,717            8,863            7,255
Actual return on plan assets ....................................................           1,531               20            1,626
Employer contributions ..........................................................              --               52              193
Benefits paid ...................................................................            (377)            (218)            (211)
                                                                                          ------------------------------------------
Market value of plan assets at end of year ......................................           9,871            8,717            8,863
                                                                                          ------------------------------------------
Funded status ...................................................................           1,873              519            1,593
Unrecognized net gain from past experience different
   from that assumed and effects of changes in assumptions ......................          (1,703)            (194)          (1,144)
Prior service cost not yet recognized in periodic pension cost ..................            (111)            (134)            (159)
                                                                                          ------------------------------------------
Prepaid pension cost included in other assets ...................................         $    59          $   191          $   290
====================================================================================================================================


Assumptions used in 1999, 1998 and 1997 to develop periodic pension amounts were:

================================================================================
                                                     1999       1998       1997
--------------------------------------------------------------------------------
Weighted average discount rate ................      7.75%      6.75%      7.25%
Rate of increase in future compensation levels       5.00%      4.00%      5.00%
Expected long-term rate of return on assets ...      8.50%      8.50%      8.00%
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

The components of the net pension expense for the Directors' Plan are as follows:

================================================================================
For the years ended December 31,                        1999       1998     1997
--------------------------------------------------------------------------------
                                                             (In thousands)
Service cost .....................................      $ 20       $--      $  9
Interest cost ....................................        --        --        --
Amortization of past service liability ...........       109        83        83
                                                        ------------------------
Net pension expense ..............................      $129      $ 83      $ 92
================================================================================

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

The following table sets forth, for the Directors' Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31, 1999, 1998 and 1997:

===================================================================================================================
December 31,                                                               1999             1998             1997
-------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year ..............................   $ 1,953          $ 1,654          $ 1,641
Service cost .........................................................        20               --                9
Actuarial (gain) loss ................................................       (38)              97               22
Benefits paid ........................................................       (22)             (22)             (18)
Plan amendments ......................................................        --              224               --
                                                                         ------------------------------------------
Benefit obligation at end of year ....................................     1,913            1,953            1,654
                                                                         ------------------------------------------
Change in plan assets:
Market value of assets at beginning of year ..........................        --               --               --
Employer contributions ...............................................        22               22               18
Benefits paid ........................................................       (22)             (22)             (18)
                                                                         ------------------------------------------
Market value of assets at end of year ................................        --               --               --
                                                                         ------------------------------------------
Funded status ........................................................    (1,913)          (1,953)          (1,654)
Unrecognized net loss (gain) from past experience different
   from that assumed and effects of changes in assumptions ...........        39               79              (18)
Prior service cost not yet recognized in periodic pension cost .......       862              969              828
                                                                         ------------------------------------------
Accrued pension cost included in other liabilities ...................   $(1,012)         $  (905)         $  (844)
===================================================================================================================

For the years ended December 31, 1999, 1998 and 1997, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75%, 6.75% and 7.25%, respectively. The level of future retainers and meeting fees was projected to remain constant.

11.  POSTRETIREMENT BENEFITS OTHER THAN PENSION

The Company sponsors two defined postretirement benefit plans that cover all full-time permanent employees and their spouses. One plan provides medical benefits through a fifty percent cost sharing arrangement. The other plan provides life insurance benefits and is noncontributory. These retiree programs are available to retirees with five years of service. Under these programs, eligible retirees receive lifetime medical and life insurance coverage for themselves and lifetime medical coverage for their spouses. The Company reserves the right to amend or terminate these plans at its discretion.

Comprehensive medical plan benefits equal the lesser of the normal plan benefit or the total amount not paid by Medicare. Life insurance benefits for retirees are based on annual compensation and age at retirement. As of December 31, 1999, the Bank has not adopted a funding policy.

The following table sets forth for the postretirement plans, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition:

===================================================================================================================
December 31,                                                              1999             1998             1997
-------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year ..............................   $ 3,007          $ 1,660          $ 1,304
Service cost .........................................................       136              118               69
Actuarial (gain) loss ................................................      (853)           1,153              243
Interest cost ........................................................       199              188              110
Benefits paid ........................................................       (82)            (112)             (66)
                                                                         ------------------------------------------
Benefit obligation at end of year ....................................     2,407            3,007            1,660
                                                                         ------------------------------------------

Change in plan assets:
Market value of assets at beginning of year ..........................        --               --               --
Employer contributions ...............................................        82              112               66
Benefits paid ........................................................       (82)            (112)             (66)
                                                                         ------------------------------------------
Market value of assets at end of year ................................        --               --               --
                                                                         ------------------------------------------
Funded status ........................................................    (2,407)          (3,007)          (1,660)
Unrecognized net loss from past experience different from
   that assumed and effects of changes in assumptions ................       282            1,202              113
Prior service cost not yet recognized in periodic expense ............      (517)            (619)            (722)
                                                                         ------------------------------------------
Accrued postretirement cost included in other liabilities ............   $(2,642)         $(2,424)         $(2,269)
===================================================================================================================

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

Assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligations as of December 31, 1999, 1998 and 1997 are as follows:

================================================================================
For the years ended December 31,                          1999    1998     1997
--------------------------------------------------------------------------------
Rate of return on plan assets...........................   NA      NA       NA
Discount rate...........................................  7.75%   6.75%    7.25%
Rate of increase in health care costs:
  Initial...............................................  6.50%   6.75%    7.50%
  Ultimate (year 2003)..................................  5.00%   5.00%    5.00%
Annual rate of salary increases.........................   NA      NA       NA
================================================================================

The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 by $196,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for the year then ended by $45,000.

For the years ended December 31, 1999, 1998 and 1997, the resulting net periodic postretirement benefit expense consisted of the following components:

===============================================================================
For the years ended December 31,                          1999    1998     1997
-------------------------------------------------------------------------------
                                                             (In thousands)
Service cost............................................ $ 136   $ 118   $  69
Interest cost...........................................   199     188     110
Amortization of unrecognized loss.......................    68      63      --
Amortization of past service liability..................  (102)   (102)   (102)
                                                         ----------------------
Net postretirement benefit expense...................... $ 301   $ 267   $  77
===============================================================================

12.  STOCKHOLDERS' EQUITY

Dividend Restrictions:

In connection with the Bank's conversion from mutual to stock form in November 1995, a special liquidation account was established at the time of conversion, in accordance with the requirements of the Office of Thrift Supervision ("OTS"), which was equal to its capital as of June 30, 1995. The liquidation account is reduced as and to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in deposits do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. As of December 31, 1999, the Bank's liquidation account was $10.3 million and was presented within retained earnings.

In addition to the restriction described above, Federal banking regulations place certain restrictions on dividends paid by the Bank to the Holding Company. The total amount of dividends which may be paid at any date is generally limited to the net income of the Bank for the current year and prior two years, less any dividends previously paid from those earnings. At December 31, 1999, the Bank's retained earnings available for the payment of dividends was $13,500,000.

In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

Stock Split:

The Company declared a three-for-two stock split which was distributed on September 30, 1998 in the form of a stock dividend. This dividend was not paid on shares held in treasury. Shares issued and outstanding for prior years have been restated to reflect this three-for-two stock split.

Treasury Stock Transactions:

During 1999, the Holding Company repurchased 1,268,900 shares of its outstanding common stock. Also during 1998, 1,339,590 shares of Treasury stock were used to pay the stock dividend discussed above. At December 31, 1999, the Company had 1,629,707 shares of Treasury stock which, among other things, could be used to award grants under the Company's Restricted Stock Plan and to satisfy obligations under the Stock Option Plan. Treasury stock is being accounted for using the average cost method.

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

13.  REGULATORY CAPITAL

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of December 31, 1999, the Bank has been categorized as "well-capitalized" by the OTS under the prompt corrective action regulations and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards as of December 31, 1999 and 1998:

================================================================================
                                     December 31, 1999      December 31, 1998
--------------------------------------------------------------------------------
                                               Percent of             Percent of
(Dollars in thousands)                Amount     Assets       Amount    Assets
================================================================================
Tangible capital:
  Capital level.................    $102,709     8.28%      $105,535     9.46%
  Requirement...................      18,605     1.50%        16,729     1.50%
  Excess........................    $ 84,104     6.78%      $ 88,806     7.96%
Core (Tier I) capital:
  Capital level.................    $102,709     8.28%      $105,535     9.46%
  Requirement...................      49,612     4.00%        44,611     4.00%
  Excess........................    $ 53,097     4.28%      $ 60,924     5.46%
Total risk-based capital:
  Capital level.................    $109,527    16.33%      $112,297    19.43%
  Requirement...................      53,671     8.00%        46,238     8.00%
  Excess........................    $ 55,856     8.33%      $ 66,059    11.43%
================================================================================

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

Commitments to extend credit (principally real estate mortgages), purchase mortgage loans and lines of credit (principally home equity lines of credit) amounted to approximately $30,437,000, $10,615,000 and $2,191,000, respectively, at December 31, 1999. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

As of December 31, 1999, commitments to extend credit for fixed-rate real estate mortgages amounted to $8.4 million, with an average interest rate of 8.50%.

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. Collateral held consists primarily of real estate.

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

The Company's minimum annual rental payments for Bank premises due under non-cancelable leases are as follows:

                                                                  Minimum Rental
================================================================================
                                                                  (In thousands)
Years ending December 31:
2000..............................................................    $  625
2001..............................................................       665
2002..............................................................       343
2003..............................................................       360
2004..............................................................       373
Thereafter........................................................     1,833
                                                                      ------
Total minimum payments required...................................    $4,199
================================================================================

The leases have escalation clauses for operating expenses and real estate taxes. Certain lease agreements provide for increases in rental payments based upon increases in the consumer price index. Rent expense under these leases for the years ended December 31, 1999, 1998 and 1997 was approximately $488,000, $451,000 and $449,000, respectively.

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

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

Further, SFAS No. 107 does not attempt to value future income or business. These items may be material and accordingly, the fair value information presented does not purport to represent, nor should it be construed to represent, the underlying "market" or franchise value of the Company.

The estimated fair value of each material class of financial instruments as of December 31, 1999 and 1998 and the related methods and assumptions used to estimate fair value are as follows:

Cash and due from banks, overnight interest-earning deposits and federal funds sold, FHLB-NY stock, interest and dividends receivable, mortgagors' escrow deposits and other liabilities:

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

Loans:

The estimated fair value of loans, with carrying amounts of $875,886,000 and $750,555,000 as of December 31, 1999 and 1998, respectively, was $883,196,000 and $777,715,000 as of December 31, 1998 and 1998, respectively.

Fair value is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

For non-accruing loans, fair value is generally estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

Due to depositors:

The estimated fair value of due to depositors, with carrying amounts of $655,918,000 and $657,496,000 as of December 31, 1999 and 1998, respectively, was $656,670,000 and $661,494,000 at December 31, 1999 and 1998, respectively.

The fair values of demand, passbook savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting dates (i.e. their carrying value). The fair value of fixed-maturity certificates of deposits are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowed funds:

The estimated fair value of borrowed funds, with carrying amounts of $451,831,000 and $335,458,000 as of December 31, 1999 and 1998, respectively, was $440,159,000 and $340,060,000 at December 31, 1999 and 1998, respectively.

The fair value of borrowed funds is estimated by discounting the contractual cash flows using interest rates in effect for borrowings with similar maturities and collateral requirements.

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

As of December 31, 1999 and 1998, the fair values of the above financial instruments approximate the recorded amounts of the related fees and were not considered to be material.

17.  RECENT ACCOUNTING PRONOUNCEMENTS

In June of 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which amends SFAS No. 52 and 107, and it supercedes FASB Statements No. 80, 105 and 119. This Statement requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of these derivatives at fair value. This Pronouncement was scheduled to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June of 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which amends SFAS No. 133 to delay the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. Adoption of this Pronouncement is not expected to have a material impact on the Company's financial position or the results of operations.

                    sustaining growth/securing opportunities

Flushing Financial Corporation and Subsidiaries

18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected unaudited quarterly financial data for the fiscal years ended December 31, 1999 and 1998 is presented below:

====================================================================================================================================
                                                                 1999                                       1998
------------------------------------------------------------------------------------------------------------------------------------
                                                4th        3rd        2nd        1st         4th        3rd        2nd         1st
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands, except per share data)
Quarterly operating data:
Interest income............................   $22,730    $22,199    $21,458    $20,756     $20,989    $20,829    $20,531     $20,497
Interest expense...........................    12,799     12,258     11,452     11,286      12,003     11,968     11,302      11,429
                                              --------------------------------------------------------------------------------------
  Net interest income......................     9,931      9,941     10,006      9,470       8,986      8,861      9,229       9,068
Provision for loan losses..................        --         --         12         24          41         15         42         116
Other operating income.....................     1,069        896        919        990         803        962        770         760
Other expense..............................     5,718      5,626      5,696      5,606       5,395      6,032      5,660       5,936
                                              --------------------------------------------------------------------------------------
Income before income tax expense...........     5,282      5,211      5,217      4,830       4,353      3,776      4,297       3,776
Income tax expense.........................     2,007      1,980      2,007      1,811       1,589      1,317      1,555       1,551
                                              --------------------------------------------------------------------------------------
  Net income...............................   $ 3,275    $ 3,231    $ 3,210    $ 3,019     $ 2,764    $ 2,459    $ 2,742     $ 2,225
                                              ======================================================================================
Basic earnings per share...................   $  0.38    $  0.36    $  0.35    $  0.32     $  0.28    $  0.24    $  0.26     $  0.21
Diluted earnings per share.................   $  0.37    $  0.35    $  0.34    $  0.31     $  0.27    $  0.24    $  0.25     $  0.21
Dividends per share........................   $  0.08    $  0.08    $  0.08    $  0.08     $  0.06    $  0.06    $  0.05     $  0.05
Average common shares outstanding for:
  Basic earnings per share.................     8,705      8,957      9,161      9,509       9,919     10,209     10,436      10,419
  Diluted earnings per share...............     8,910      9,186      9,330      9,707      10,119     10,454     10,725      10,670
====================================================================================================================================

19.  PARENT COMPANY ONLY FINANCIAL INFORMATION

Earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment, any dividends would reduce the Holding Company's investment in the Bank, and any changes in the Bank's unrealized gain or loss on securities available for sale, net of taxes, would increase or decrease, respectively, the Holding Company's investment in the Bank. The condensed financial statements for the Holding Company at and for the years ended December 31, 1999 and 1998 are presented below:

==================================================================================================
                                                                          1999             1998
--------------------------------------------------------------------------------------------------
                                                                              (In thousands)
CONDENSED STATEMENTS OF FINANCIAL CONDITION
Assets:
  Cash and due from banks ..........................................   $   7,760        $     463
  Federal funds sold and overnight interest-earning deposit ........         875            3,500
  Securities available for sale:
    Mortgage-backed securities .....................................       2,215           10,850
    Other securities ...............................................       4,354            6,193
  Interest receivable ..............................................          46              108
  Investment in Bank ...............................................     102,885          111,602
  Other assets .....................................................         155              425
                                                                       ---------------------------
    Total assets ...................................................   $ 118,290        $ 133,141
                                                                       ===========================

Liabilities:
  Other liabilities ................................................   $     114        $   1,054
                                                                       ---------------------------
    Total liabilities ..............................................         114            1,054
                                                                       ---------------------------
Stockholders' equity:
  Common stock .....................................................         114              114
  Additional paid-in capital .......................................      75,952           75,452
  Unearned compensation ............................................      (9,142)          (9,332)
  Treasury stock ...................................................     (25,308)          (6,949)
  Retained earnings ................................................      81,056           71,460
  Accumulated other comprehensive income, net of taxes .............      (4,496)           1,342
                                                                       ---------------------------
    Total equity ...................................................     118,176          132,087
                                                                       ---------------------------
    Total liabilities and equity ...................................   $ 118,290        $ 133,141
==================================================================================================

                                                                       Continued

               Flushing Financial Corporation 1999 annual report

Flushing Financial Corporation and Subsidiaries

=============================================================================================================================
                                                                                                     1999             1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                         (In thousands)
CONDENSED STATEMENTS OF INCOME
Dividends from Bank ..........................................................................     $ 16,000         $     --
Interest income ..............................................................................          719            1,831
Non-interest income ..........................................................................           46               --
Other operating expenses .....................................................................         (568)            (500)
                                                                                                   --------------------------
  Income before taxes and equity in undistributed earnings of subsidiary .....................       16,197            1,331
Income tax expense ...........................................................................          (32)            (545)
                                                                                                   --------------------------
  Income before equity in undistributed earnings of subsidiary ...............................       16,165              786
Excess of dividends over current year earnings ...............................................       (3,430)              --
Equity in undistributed earnings of the Bank .................................................           --            9,404
                                                                                                   --------------------------
  Net income .................................................................................     $ 12,735         $ 10,190
                                                                                                   ==========================
CONDENSED STATEMENTS OF CASH FLOW
Operating activities:
  Net income .................................................................................     $ 12,735         $ 10,190
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of the Bank .............................................        3,430           (9,404)
    Net increase (decrease) in operating assets and liabilities ..............................         (341)             451
    Amortization of unearned premium, net of accretion of unearned discount ..................           74              118
    Net gain on sales of securities ..........................................................          (45)              (8)
    Unearned compensation, net ...............................................................        1,544            1,888
                                                                                                   --------------------------
      Net cash provided by operating activities ..............................................       17,397            3,235
                                                                                                   --------------------------
Investing activities:
  Purchases of securities available for sale .................................................       (9,765)         (26,835)
  Proceeds from sales and calls of securities available for sale .............................       19,631           37,548
                                                                                                   --------------------------
      Net cash provided by investing activities ..............................................        9,866           10,713
                                                                                                   --------------------------
Financing activities:
  Purchase of treasury stock .................................................................      (19,643)         (14,348)
  Cash dividends paid ........................................................................       (2,948)          (2,380)
                                                                                                   --------------------------
      Net cash used in financing activities ..................................................      (22,591)         (16,728)
                                                                                                   --------------------------
Net increase (decrease) in cash and cash equivalents .........................................        4,672           (2,780)
Cash and cash equivalents, beginning of year .................................................        3,963            6,743
                                                                                                   --------------------------
Cash and cash equivalents, end of year .......................................................     $  8,635         $  3,963
=============================================================================================================================

                    sustaining growth/securing opportunities

================================================================================
                       REPORT OF INDEPENDENT ACCOUNTANTS
================================================================================

To the Board of Directors and Stockholders of Flushing Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FLUSHING FINANCIAL CORPORATION and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 26, 2000

               Flushing Financial Corporation 1999 annual report