Form 10-K, Exhibit 13
period 2000-12-31
FLUSHING FINANCIAL CORP
filed 2001-03-29
CIK 923139

Flushing Financial Corporation and Subsidiaries


SELECTED FINANCIAL DATA

At or for the Year Ended December 31,           2000             1999            1998             1997              1996
---------------------------------------------------------------------------------------------------------------------------
                                                            (Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA
Total assets (1) .....................     $ 1,338,092       $ 1,249,529      $ 1,142,055      $ 1,088,476      $   775,343
Loans, net (1) .......................         986,359           875,886          750,555          598,421          382,781
Securities available for sale ........         255,220           285,016          326,690          356,712          331,895
Real estate owned, net ...............              44               368               77              433            1,218
Deposits .............................         689,811           666,941          664,059          655,911          584,479
Borrowed funds .......................         508,839           451,831          335,458          287,187           51,000
Stockholders' equity .................         126,737           118,176          132,087          136,443          133,281
Book value per share (2) (3) .........     $     13.67       $     12.15      $     12.12      $     11.57      $     10.77


SELECTED OPERATING DATA
Interest and dividend income .........     $    96,941       $    87,143      $    82,846      $    66,866      $    55,061
Interest expense .....................          57,048            47,795           46,702           34,795           26,302
                                           --------------------------------------------------------------------------------
  Net interest income ................          39,893            39,348           36,144           32,071           28,759
Provision for loan losses ............              --                36              214              104              418
                                           --------------------------------------------------------------------------------
  Net interest income after provision
   for loan losses ...................          39,893            39,312           35,930           31,967           28,341
Non-interest income:
  Net gains (losses) on sales of
   securities and loans ..............            (651)              252              368                            67 126
  Other income .......................           4,509             3,622            2,927            2,596            1,623
                                           --------------------------------------------------------------------------------
    Total non-interest income ........           3,858             3,874            3,295            2,663            1,749
Non-interest expense:
  Other operating expenses ...........          23,797            22,646           23,023           19,324           18,224
  Recovery for deposits at Nationar ..              --                --               --               --             (660)
                                           --------------------------------------------------------------------------------
    Total non-interest expense .......          23,797            22,646           23,023           19,324           17,564
                                           --------------------------------------------------------------------------------
Income before income tax provision ...          19,954            20,540           16,202           15,306           12,526
Income tax provision .................           7,532             7,805            6,012            6,775            5,811
                                           --------------------------------------------------------------------------------
    Net income .......................     $    12,422       $    12,735      $    10,190      $     8,531      $     6,715
                                           ================================================================================

Basic earnings per share (3) (4) .....     $      1.48       $      1.40      $      1.00      $      0.80      $      0.57
Diluted earnings per share (3) (4) (8)     $      1.46       $      1.37      $      0.98      $      0.79      $      0.57
Dividends declared per share (3) .....     $      0.40       $      0.32      $      0.22      $      0.15      $      0.05
Dividend payout ratio ................            27.0%             22.9%            22.0%            18.9%             9.3%

                                               (Footnotes on the following page)

Flushing Financial Corporation and Subsidiaries


At or for the Year Ended December 31,                   2000        1999        1998        1997         1996
--------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA
Performance ratios:
  Return on average assets ....................          0.96%       1.08%       0.92%        0.96%       0.89%
  Return on average equity ....................         10.48       10.31        7.51         6.41        4.90
  Average equity to average assets ............          9.18       10.49       12.24        15.00       18.17
  Equity to total assets ......................          9.47        9.46       11.57        12.53       17.19
  Interest rate spread ........................          2.87        3.05        2.88         3.06        3.29
  Net interest margin .........................          3.24        3.49        3.43         3.74        4.01
  Non-interest expense to average assets ......          1.84        1.92        2.08         2.18        2.33
  Efficiency ratio ............................         53.07       51.54       53.44        53.91       58.33
  Average interest-earning assets to average
   interest-bearing liabilities ...............          1.08x       1.11x       1.12x        1.17x       1.20x
Regulatory capital ratios (5):
  Tangible capital ............................          8.02%       8.28%       9.46%        9.11%      12.67%
  Core capital ................................          8.02        8.28        9.46         9.11       12.67
  Total risk-based capital ....................         15.77       16.33       19.43        19.76       27.43
Asset quality ratios:
  Non-performing loans to gross loans (6) .....          0.16%       0.36%       0.34%        0.41%       0.62%
  Non-performing assets to total assets (7) ...          0.12        0.29        0.23         0.27        0.47
  Net charge-offs (recoveries) to average loans          0.01       --          (0.01)        0.01        0.09
  Allowance for loan losses to gross loans ....          0.68        0.77        0.89         1.07        1.39
  Allowance for loan losses to total
   non-performing assets (7) ..................        404.28      191.29      252.83       223.94      149.94
  Allowance for loan losses to total
   non-performing loans (6) ...................        415.32      213.29      260.36       263.38      225.79
Full-service customer facilities ..............            10           9           8            7           7

(1) Includes the effect of the acquisition of New York Federal Savings Bank on September 9, 1997 in a purchase transaction valued at approximately $13.0 million in cash.
(2) Calculated by dividing stockholders' equity of $126.7 million and $118.2 million at December 31, 2000 and 1999, respectively, by 9,271,921 and 9,725,971 shares outstanding at December 31, 2000 and 1999, respectively.
(3) All per share data has been adjusted for the three-for-two stock split distributed on September 30, 1998 in the form of a stock dividend.
(4) The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share. Unvested restricted stock awards are not included in basic earnings per share calculations, but are included in diluted earnings per share calculations.
(5) The Bank exceeded all minimum regulatory capital requirements during the periods presented.
(6) Non-performing loans consist of non-accrual loans and loans delinquent 90 days or more that are still accruing.
(7) Non-performing assets consists of non-performing loans and real estate owned
(8) Excluding the effect of the after tax loss on sale of securities incurred in the third quarter of 2000, the proceeds from which were used to purchase Bank Owned Life Insurance, diluted earnings per share for 2000 would have been $1.51.

Market Price of Common Stock

     Flushing Financial Corporation Common Stock is traded on the Nasdaq National Markett under the symbol "FFIC". As of December 31, 2000 the Company had approximately 790 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. At December 29, 2000, the last trading date in 2000 for Nasdaq, the Company's stock closed at $17.9375. The following table shows the high and low sales price of the Common Stock during the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions. See
Note 12 of Notes to Consolidated Financial Statements for dividend restrictions.

                                2000                       1999
                     --------------------------------------------------------
                      High      Low    Dividend    High      Low     Dividend
                     --------------------------------------------------------
First Quarter        $15.25    $12.75    $0.10    $16.38    $13.75    $0.08
Second Quarter        15.50     12.50     0.10     15.63     12.88     0.08
Third Quarter         16.50     14.69     0.10     19.13     15.38     0.08
Fourth Quarter        17.94     15.06     0.10     17.00     14.38     0.08

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

     The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (1) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans and commercial real estate loans; (2) mortgage loan surrogates such as mortgage-backed securities; and (3) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans, Small Business Administration loans and other small business loans.

     The Company's results of operations depend primarily on net interest income, which is the difference between the interest income earned on its loan and investment portfolios, and its cost of funds, consisting primarily of interest paid on deposit accounts and borrowed funds. Net interest income is the result of the Company's interest rate margin, which is the difference between the average yield earned on interest-earning assets and the average cost of interest-bearing liabilities, and the average balance of interest-earning assets compared to the average balance of interest-bearing liabilities. The Company also generates non-interest income from loan fees, service charges on deposit accounts, mortgage servicing fees, late charges and other fees and net gains and losses on sales of securities and loans. The Company's operating expenses consist principally of employee compensation and benefits, occupancy and equipment costs, other general and administrative expenses and income tax expense. The Company's results of operations also can be significantly affected by its periodic provision for loan losses and specific provision for losses on real estate owned. Such results also are significantly affected by general economic and competitive conditions, including changes in market interest rates, the strength of the local economy, government policies and actions of regulatory authorities.

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

     The Bank has also sought increased growth through the opening of new branches. In June 1998, the Bank opened its first in-store supermarket branch in the neighborhood of New Hyde Park. In November 1999, the Bank opened its second in-store supermarket branch in Co-Op City in the Bronx. A traditional branch was opened in July 2000 on Kissena Boulevard in Flushing, Queens.

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

     In March 1998, the Bank formed Flushing Service Corporation ("FSC"), a service corporation to market insurance products and mutual funds. The insurance products and mutual funds sold are products of unrelated insurance and securities firms from which FSC earns a commission.

     In September 2000, the Bank sold certain lower-yielding mortgage-backed securities and invested the proceeds in $20.0 million of Bank Owned Life Insurance ("BOLI"). The purchase of BOLI, with its tax-advantaged earnings and other benefits, is expected to allow the Company to fund a substantial portion of the Company's employee benefit costs.

     As part of the Company's strategy to find ways to best utilize its available capital, during 2000 Flushing Financial Corporation continued its stock repurchase programs by repurchasing 475,516 shares of its common stock, bringing the total number of treasury shares, at December 31, 2000, to 2,083,757 and the total number of outstanding common shares to 9,271,921. At December 31, 2000, 379,000 shares remain to be repurchased under the current stock repurchase program.

     Statements contained in this Annual Report relating to plans, strategies, objectives, economic performance and trends,

Flushing Financial Corporation and Subsidiaries


projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth in the third paragraph of this section, and under captions "Management Strategy" and "Other Trends and Contingencies" below, and elsewhere in this Annual Report and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligations to update these forward-looking statements.

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

MANAGEMENT STRATEGY

     Management's strategy is to continue the Bank's focus as a consumer-oriented institution serving its local markets. In furtherance of this objective, the Company intends to (1) continue its emphasis on the origination of one-to-four family residential mortgage, multi-family real estate and commercial real estate loans, (2) seek to maintain asset quality, (3) seek to manage deposit growth and maintain a low cost of funds, (4) seek to manage interest rate risk, and (5) explore new business opportunities. The Company has in the past increased growth through acquisitions of financial institutions and branches of other financial institutions, and will continue to pursue growth through acquisitions that are, or are expected to be within a reasonable time frame, accretive to earnings. The company has also opened new branches. There can be no assurance that the Company will be able to effectively implement this strategy. The Company's strategy is subject to change by the Board of Directors.

     One-to-Four Family, Multi-Family Real Estate and Commercial Real Estate Lending. The Company has traditionally emphasized the origination and acquisition of one-to-four family residential mortgage loans, which include adjustable rate mortgage ("ARM") loans, fixed rate mortgage loans and home equity loans. However, in recent years, the Company has also placed emphasis on multi-family and commercial real estate loans. The Company expects to continue this emphasis on multi-family and commercial real estate loans as well as on one-to-four family residential mortgage loans. During 2000, loan originations and purchases were $94.1 million for one-to-four family residential mortgage loans, $63.8 million for multi-family real estate loans, $41.9 million for commercial real estate loans and $5.0 million for construction loans. At December 31, 2000, the Company's one-to-four family residential mortgage loans, multi-family real estate loans and commercial real estate loans amounted to $475.8 million (47.9%), $334.3 million (33.7%) and $167.5 million (16.9%), respectively,  of gross loans.

     The Company seeks to increase its originations of one-to-four family residential mortgage, multi-family real estate and commercial real estate loans through aggressive marketing and by maintaining competitive interest rates and origination fees. The Company's marketing efforts includes frequent contacts with mortgage brokers and other professionals who serve as referral sources. In addition, to a lesser extent, the Company established relationships with mortgage bankers who originate one-to-four family residential mortgage loans in the New York metropolitan area that are then purchased by the Company. Loans purchased by the Company from these mortgage bankers comply with the Bank's underwriting standards. The acquisition of New York Federal in September of 1997 also augmented the Company's market share, adding $62.4 million of multi-family real estate loans, $11.7 million of commercial real estate loans and $0.9 million of one-to-four family residential mortgage loans at the time of the acquisition. The

Flushing Financial Corporation and Subsidiaries


acquisition of New York Federal also expanded the Bank's line of loan products with the acquisition of $2.0 million in Small Business Administration loans.

     Fully underwritten one-to-four family residential mortgage loans generally are considered by the banking industry to have less risk than other types of loans. Multi-family income-producing real estate loans and commercial real estate loans generally have higher yields than one-to-four family residential mortgage loans and shorter terms to maturity, but typically involve higher principal amounts and generally expose the lender to a greater risk of credit loss than one-to-four family residential mortgage loans. The Company's increased emphasis on multi-family and commercial real estate loans has increased the overall level of credit risk inherent in the Company's loan portfolio. The greater risk associated with multi-family and commercial real estate loans may require the Company to increase its provisions for loan losses and to maintain an allowance for loan losses as a percentage of total loans in excess of the allowance currently maintained by the Company. To date, the Company has not experienced significant losses in its multi-family and commercial real estate loan portfolios.

     Maintain Asset Quality. By adherence to its strict underwriting standards the Bank has been able to minimize net losses from impaired loans with net charge-offs of $97,000 for the year ended December 31, 2000 and net recoveries of $20,000 for the year ended December 31, 1999. The Company has maintained the strength of its loan portfolio, as evidenced by the Company's ratio of its allowance for loan losses to non-performing loans of 415.32% and 213.29% at December 31, 2000 and 1999, respectively. The Company seeks to maintain its loans in performing status through, among other things, strict collection efforts, and consistently monitors non-performing assets in an effort to return them to performing status. To this end, management reviews the quality of loans and reports to the Loan Committee of the Board of Directors of the Bank on a monthly basis. From time to time, the Company has sold and may continue to make sales of non-performing assets. Non-performing assets amounted to $1.7 million at December 31, 2000 and $3.6 million at December 31, 1999. Non-performing assets as a percentage of total assets were 0.12% at December 31, 2000 and 0.29% at December 31, 1999.

     Managing Deposit Growth and Maintaining Low Cost of Funds. The Company has a relatively stable retail deposit base drawn from its market area through its ten full-service offices. Although the Company seeks to retain existing deposits and maintain depositor relationships by offering quality service and competitive interest rates to its customers, the Company seeks to keep deposit growth within reasonable limits. Management intends to balance its goal to maintain competitive interest rates on deposits while seeking to manage its overall cost of funds to finance its strategies. Historically, the Company has relied on its deposit base as its principal source of funding. The Bank is also a member of the Federal Home Loan Bank of New York ("FHLB-NY"), which provides it with an additional source of borrowing, which the Company has increasingly utilized to provide funding for asset growth which has increased net interest income.

     Managing Interest Rate Risk. The Company seeks to manage its interest rate risk by actively reviewing the repricing and maturities of its interest rate sensitive assets and liabilities. The mix of loans originated by the Company (fixed or ARM) is determined in large part by borrowers' preferences and prevailing market conditions. The Company seeks to manage the interest rate risk of the loan portfolio by actively managing its security portfolio and borrowings. By adjusting the mix of fixed and adjustable rate securities, as well as the maturities of the securities, the Company has the ability to manage the combined interest rate sensitivity of its assets. In order to maintain flexibility in managing the Company's interest rate sensitive assets, the majority of fixed rate residential mortgage loans originated by the Company in recent years were made in accordance with Federal National Mortgage Association requirements to facilitate sale in the secondary market. Additionally, the Company seeks to balance the interest rate sensitivity of its assets by managing the maturities of its liabilities.

     Prevailing interest rates also affect the extent to which borrowers repay and refinance loans. An increasing interest rate environment would tend to extend the lives of lower yielding fixed rate mortgages and mortgage-backed securities, which could adversely affect net interest income. In addition, depositors tend to open longer term, higher costing certificate of deposit accounts which could adversely affect the Bank's net interest income if rates were to subsequently decline. In a declining interest rate environment, the number of loan prepayments and loan refinancings may increase, as well as prepayments of mortgage-backed securities. Call provisions associated with the Company's investment in U.S. government agency

Flushing Financial Corporation and Subsidiaries


and corporate securities may also adversely affect yield in a declining interest rate environment. Such prepayments and calls may adversely affect the yield of the Company's loan portfolio and mortgage-backed and other securities as the Company reinvests the prepaid funds in a lower interest rate environment. However, the Company typically receives additional loan fees when existing loans are refinanced, which partially offset the reduced yield on the Company's loan portfolio resulting from prepayments. In periods of low interest rates, the Company's level of core deposits also may decline if depositors seek higher yielding instruments or other investments not offered by the Company, which in turn may increase the Company's cost of funds and decrease its net interest margin to the extent alternative funding sources are utilized. Additionally, adjustable rate mortgage loans and mortgage-backed securities generally contain interim and lifetime caps that limit the amount the interest rate can increase or decrease at repricing dates.

     Exploring New Business Opportunities. As part of the Company's exploration in new retailing concepts and products, the Bank opened its first in-store supermarket branch in June 1998 in the neighborhood of New Hyde Park. A second in-store supermarket branch was opened in November 1999 in Co-op City in the Bronx. These supermarket branches can address virtually all of their customers' financial needs, with the added convenience of extended hours and time saving grocery store access. A traditional branch was opened in July 2000 on Kissena Boulevard in Flushing, Queens.

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

   Management is currently reviewing the profitability potential of various new products to further expand the Company's product lines and market.

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

Flushing Financial Corporation and Subsidiaries


     The table below sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions for mortgage-backed securities are based on industry averages. Passbook and Money Market accounts were assumed to have a withdrawal or "run-off" rate of 5%, based on historical experience. Management believes that these assumptions are indicative of actual prepayments and withdrawals experienced by the Company.

=============================================================================================================================
                                                   Interest Rate Sensitivity Gap Analysis at December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
                                                               More Than       More Than        More Than        More Than
                                                 Three           Three          One Year       Three Years       Five Years
                                                Months          Months to       to Three         to Five           to Ten
                                               And Less         One Year          Years            Years            Years
=============================================================================================================================
Interest-Earning Assets                                                 (Dollars in thousands)
Mortgage loans .........................     $   37,318       $  149,205       $  244,616       $  218,477       $  256,936
Other loans ............................          1,457              944            1,304            1,704            1,139
Short-term securities (1) ..............         11,758               --               --               --               --
Securities available for sale:
  Mortgage-backed securities ...........         30,654           33,685           53,972           37,347           50,791
  Other ................................          3,194            1,953            3,419            1,038               --
                                             --------------------------------------------------------------------------------
  Total interest-earning assets ........         84,381          185,787          303,311          258,566          308,866
                                             --------------------------------------------------------------------------------
Interest-Bearing Liabilities
Passbook accounts ......................          2,328            6,984           17,248           15,565           32,595
NOW accounts ...........................             --               --               --               --               --
Money market accounts ..................            539            1,617            3,996            3,606            7,550
Certificate of deposit accounts ........         92,470          162,384           83,625           58,042            5,666
Mortgagors' escrow deposits ............             --               --               --               --               --
Borrowed funds .........................         79,529          128,855          241,150           19,000           40,000
                                             --------------------------------------------------------------------------------
  Total interest-bearing liabilities(2)      $  174,866       $  299,840       $  346,019       $   96,213       $   85,811
                                             --------------------------------------------------------------------------------
Interest rate sensitivity gap ..........     $  (90,485)      $ (114,053)      $  (42,708)      $  162,353       $  223,055
Cumulative interest-rate sensitivity gap     $  (90,485)      $ (204,538)      $ (247,246)      $  (84,893)      $  138,162
Cumulative interest-rate sensitivity
  gap as a percentage of total assets ..          (6.76)%         (15.29)%         (18.48)%          (6.34)%         10.33%
Cumulative interest-earning assets as a
  percentage of cumulative
  interest-bearing liabilities .........          48.25%           56.91%           69.87%           90.74%         113.78%



==============================================================================
                  Interest Rate Sensitivity Gap Analysis at December 31, 2000
-----------------------------------------------------------------------------


                                                   More Than
                                                    Ten Years         Total
=============================================================================
Interest-Earning Assets                            (Dollars in thousands)
Mortgage loans .........................          $   79,401       $  985,953
Other loans ............................                  --            6,548
Short-term securities (1) ..............                  --           11,758
Securities available for sale:
  Mortgage-backed securities ...........              32,177          238,626
  Other ................................               6,990           16,594
                                             ---------------------------------
  Total interest-earning assets ........             118,568        1,259,479
                                             ---------------------------------
Interest-Bearing Liabilities
Passbook accounts ......................             111,487          186,207
NOW accounts ...........................              29,615           29,615
Money market accounts ..................              25,828           43,136
Certificate of deposit accounts ........                  --          402,187
Mortgagors' escrow deposits ............               7,753            7,753
Borrowed funds .........................                 305          508,839
                                             ---------------------------------
  Total interest-bearing liabilities(2)           $  174,988       $1,177,737
                                             ---------------------------------
Interest rate sensitivity gap ..........          $  (56,420)
Cumulative interest-rate sensitivity gap          $   81,742
Cumulative interest-rate sensitivity
  gap as a percentage of total assets ..                6.11%
Cumulative interest-earning assets as a
  percentage of cumulative
  interest-bearing liabilities .........              106.94%


(1)  Consists of interest-earning deposits.

(2) Does not include non-interest-bearing demand accounts totaling $20.9 million at December 31, 2000.

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

Flushing Financial Corporation and Subsidiaries


and liabilities remains static. Interest rates may have an effect on customer preferences for deposits and loan products. Finally, the maturity and repricing characteristics of many assets and liabilities as set forth in the above table are not governed by contract but rather by management's best judgement based on current market conditions and anticipated business strategies.

INTEREST RATE RISK

     The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in fair value of certain investments due to changes in interest rates. Generally, the fair value of financial investments such as loans and securities fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Company's interest-earning assets which could adversely affect the Company's results of operations if such assets were sold, or, in the case of securities classified as available-for-sale, decreases in the Company's stockholders' equity, if such securities were retained.

     The Company manages the mix of interest-earning assets and interest-bearing liabilities on a continuous basis to maximize return and adjust its exposure to interest rate risk. On a quarterly basis, management prepares the "Earnings and Economic Exposure to Changes in Interest Rate" report for review by the Board of Directors, as summarized below. This report quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. The Company has been calculating the changes in the net interest income and net portfolio value for several years. During 1999, the OTS placed its focus on the net portfolio value ratio. This is now the ratio used by the OTS to measure the interest rate sensitivity of the Company. Net portfolio value is defined as the market value of assets net of the market value of liabilities. The market value of assets and liabilities is determined using a discounted cash flow calculation. The net portfolio value ratio is the ratio of the net portfolio value to the market value of assets. All changes in income and value are measured as percentage changes from the projected net interest income and net portfolio value at the base interest rate scenario. The base interest rate scenario assumes interest rates at December 31, 2000. Various estimates regarding prepayment assumptions are made at each level of rate shock. Actual results could differ significantly from these estimates. The Company is within the guidelines established by the Board of Directors for each interest rate level.


                       Projected Percentage
                             Change In
------------------------------------------------------------------
                               Net         Net          Net
                            Interest     Portfolio    Portfolio
Change in Interest Rate       Income      Value      Value Ratio
------------------------------------------------------------------

-300 basis points .......     4.72%       -2.54%      10.89%
-200 basis points .......     3.43         0.71       11.46
-100 basis points .......     1.60         3.08       11.91
Base interest rate ......       --           --       11.79
+100 basis points .......    -5.72       -15.61       10.28
+200 basis points .......   -12.70       -33.71        8.38
+300 basis points .......   -20.38       -50.38        6.50


ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amount of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

Flushing Financial Corporation and Subsidiaries


     The following table sets forth certain information relating to the Company's Consolidated Statements of Financial Condition and the Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include amortization of fees that are considered adjustments to yields.

====================================================================================================================================
For the years ended December 31,                               2000                                          1999
====================================================================================================================================
                                                                            Average                                          Average
                                             Average                         Yield/          Average                          Yield/
                                             Balance          Interest        Cost           Balance         Interest         Cost
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                       (Dollars in thousands)
Interest-earning assets:
 Mortgage loans, net (1) (2)  ...          $  936,222         $76,094          8.13%       $  800,668         $65,998          8.24%
  Other loans, net (1) (2) ......               6,681             686         10.27             5,515             545          9.88
                                           -----------------------------------------------------------------------------------------
     Total loans, net ...........             942,903          76,780          8.14           806,183          66,543          8.25
                                           -----------------------------------------------------------------------------------------
   Mortgage-backed securities ...             261,903          18,304          6.99           287,154          18,703          6.51
   Other securities .............              16,504           1,182          7.16            20,331           1,212          5.96
                                           -----------------------------------------------------------------------------------------
     Total securities ...........             278,407          19,486          7.00           307,485          19,915          6.48
                                           -----------------------------------------------------------------------------------------
   Interest-earning deposits and
      federal funds sold ........               9,542             675          7.07            12,346             685          5.55
                                           -----------------------------------------------------------------------------------------
Total interest-earning assets ...           1,230,852          96,941          7.88         1,126,014          87,143          7.74
                                                              ---------------------                            --------------------
Non-interest-earning assets .....              60,344                                          52,174
                                           ----------                                      ----------
     Total assets ...............          $1,291,196                                      $1,178,188
                                           ==========                                      ==========
Liabilities and Equity

Interest-bearing liabilities:
 Deposits:
  Passbook accounts .............          $  189,852           3,931          2.07        $  200,601           4,156          2.07
  NOW accounts ..................              27,838             530          1.90            26,281             499          1.90
  Money market accounts .........              42,791           1,438          3.36            36,191           1,105          3.05
  Certificate of deposit
   accounts .....................             385,237          21,488          5.58           364,947          19,130          5.24
  Mortgagors' escrow
   deposits .....................              13,177              86          0.65            11,718              92          0.79
                                           -----------------------------------------------------------------------------------------
   Total deposits ...............             658,895          27,473          4.17           639,738          24,982          3.91
Other borrowed funds ............             478,675          29,575          6.18           379,259          22,813          6.02
                                           -----------------------------------------------------------------------------------------
Total interest-bearing
  liabilities ...................           1,137,570          57,048          5.01         1,018,997          47,795          4.69
                                                              ---------------------                            --------------------
Other liabilities(3) ............              35,073                                          35,655
                                           ----------                                      ----------
     Total liabilities ..........           1,172,643                                       1,054,652
Equity ..........................             118,553                                         123,536
                                           ----------                                      ----------
     Total liabilities and equity          $1,291,196                                      $1,178,188
                                           ==========                                      ==========
Net interest income/net interest
  rate spread (4) ...............                             $39,893          2.87%                          $39,348          3.05%
                                                              =====================                           =====================
Net interest-earning assets/net
   interest margin (5) ..........          $   93,282                          3.24%       $  107,017                          3.49%
Ratio of interest-earning assets           ==========                          ====        ==========                          ====
 to interest-bearing
 liabilities ....................                                              1.08x                                          1.11x
                                                                               ====                                           ====


=============================================================================================
For the years ended December 31,                                  1998
=============================================================================================
                                                                                    Average
                                                   Average                           Yield/
                                                   Balance          Interest          Cost
---------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
 Mortgage loans, net (1) (2)  ...                $   660,475          $56,810           8.60%
  Other loans, net (1) (2) ......                      3,275              376          11.48
                                           --------------------------------------------------
     Total loans, net ...........                    663,750           57,186           8.62
                                           --------------------------------------------------
   Mortgage-backed securities ...                    314,685           20,887           6.64
   Other securities .............                     44,578            3,025           6.79
                                           --------------------------------------------------
     Total securities ...........                    359,263           23,912           6.66
                                           --------------------------------------------------
   Interest-earning deposits and
      federal funds sold ........                     31,752            1,748           5.51
                                           --------------------------------------------------
Total interest-earning assets ...                  1,054,765           82,846           7.85
                                                                       ----------------------
Non-interest-earning assets .....                     52,945
                                                  ----------
     Total assets ...............                 $1,107,710
                                                  ==========
Liabilities and Equity

Interest-bearing liabilities:
 Deposits:
  Passbook accounts .............                $   202,291            5,549           2.74
  NOW accounts ..................                     24,375              466           1.91
  Money market accounts .........                     26,240              773           2.95
  Certificate of deposit
   accounts .....................                    376,787           21,128           5.61
  Mortgagors' escrow
   deposits .....................                      6,724               71           1.06
                                           --------------------------------------------------
   Total deposits ...............                    636,417           27,987           4.40
Other borrowed funds ............                    303,573           18,715           6.16
                                           --------------------------------------------------
Total interest-bearing
  liabilities ...................                    939,990           46,702           4.97
                                                                      -----------------------
Other liabilities(3) ............                     32,115
                                                 -----------
     Total liabilities ..........                    972,105
Equity ..........................                    135,605
                                                 -----------
     Total liabilities and equity                $ 1,107,710
                                                 ===========
Net interest income/net interest
  rate spread (4) ...............                                     $36,144           2.88%
                                                                      ======================
Net interest-earning assets/net
   interest margin (5) ..........                $   114,775                            3.43%
Ratio of interest-earning assets                 ===========                            ====
 to interest-bearing
 liabilities ....................                                                       1.12x
                                                                                        ====

(1)  Average balances include non-accrual loans.
(2) Loan interest income includes loan fee income of approximately $555,000, $1,304,000 and $969,000 for the years ended December 31, 2000, 1999 and 1998, respectively.
(3)  Includes non-interest-bearing demand deposit accounts.
(4) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

Flushing Financial Corporation and Subsidiaries


RATE/VOLUME ANALYSIS

     The following table presents the impact of changes in interest rates and in the volume of interest-earning assets and interest-bearing liabilities on the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (1) changes attributable to changes in volume (changes in volume multiplied by the prior rate), (2) changes attributable to changes in rate (changes in rate multiplied by the prior volume) and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                    ================================================================================
                                                                      Increase (Decrease) in Net Interest Income
                                                    --------------------------------------------------------------------------------
                                                    Year Ended December 31, 2000           Year Ended December 31, 1999
                                                       Compared to Year Ended                 Compared to Year Ended
                                                          December 31, 1999                    December 31, 1998
                                                    --------------------------------------------------------------------------------
                                                              Due to                                  Due to
                                                    -------------------------                 ------------------------
                                                       Volume         Rate         Net         Volume         Rate           Net
====================================================================================================================================
                                                                         (Dollars in thousands)
Interest-Earning Assets
Mortgage loans, net ............................     $ 10,960      $   (864)     $ 10,096      $ 12,057      $ (2,869)     $  9,188
Other loans ....................................          118            23           141           257           (88)          169
Mortgage-backed securities .....................       (1,711)        1,312          (399)       (1,828)         (356)       (2,184)
Other securities ...............................         (251)          221           (30)       (1,646)         (167)       (1,813)
Interest-earning deposits and federal funds sold         (177)          167           (10)       (1,069)            6        (1,063)
                                                     -------------------------------------------------------------------------------
    Total interest-earning assets ..............        8,939           859         9,798         7,771        (3,474)        4,297
                                                     -------------------------------------------------------------------------------
Interest-Bearing Liabilities
Deposits:
  Passbook accounts ............................         (225)           --          (225)          (46)       (1,347)       (1,393)
  NOW accounts .................................           31            --            31            36            (3)           33
  Money market accounts ........................          214           119           333           294            38           332
  Certificate of deposit accounts ..............        1,088         1,270         2,358          (664)       (1,334)       (1,998)
  Mortgagors' escrow deposits ..................           11           (17)           (6)           53           (32)           21
Other borrowed funds ...........................        6,139           623         6,762         4,662          (564)        4,098
                                                     -------------------------------------------------------------------------------
  Total interest-bearing liabilities ...........        7,258         1,995         9,253         4,335        (3,242)        1,093
                                                     -------------------------------------------------------------------------------
Net change in net interest income ..............     $  1,681      $ (1,136)     $    545      $  3,436      $   (232)     $  3,204
====================================================================================================================================

COMPARISON OF OPERATING RESULTS
FOR THE YEARS ENDED
DECEMBER 31, 2000 AND 1999

     General. Diluted earnings per share increased 6.6 percent to $1.46 for the year ended December 31, 2000 from $1.37 for the year ended December 31, 1999. Net income decreased $0.3 million, or 2.5%, to $12.4 million for the year ended December 31, 2000 from $12.7 million for the year ended December 31, 1999. An increase in net interest income of $0.6 million was offset by a $1.2 million increase in non-interest expense. As a result of the lower net income before income taxes, there was a $0.3 million decrease in income tax expense.

     The year ended December 31, 2000 includes the sale of approximately $20.7 million of mortgage-backed securities in September, which resulted in an after tax loss of $445,000. The proceeds of this sale were used to purchase $20.0 million of BOLI, which has been included in Other Assets in the Consolidated Statements of Financial Condition. The purchase of the BOLI is expected to allow the Company to fund a substantial portion of its employee benefit costs. The tax advantages of the BOLI are immediately accretive to earnings, and will allow the Company to recover this loss within one year. Excluding this loss on sale of securities, net income for the year ended December 31, 2000 would have been $12.9 million, or $1.51 per diluted share.

     Interest Income. Interest income increased $9.8 million, or 11.2%, to $96.9 million for the year ended December 31, 2000 from $87.1 million for the year ended December 31,

Flushing Financial Corporation and Subsidiaries


1999. This increase was primarily due to an increase of $10.2 million in interest and fees on loans during 2000, which was partially offset by a $0.4 million decrease in interest and dividends on investment securities. The increase in interest and fee income from loans reflects a $136.7 million increase in the average balance of loans to $942.9 million during 2000, which, however, was partially offset by an 11 basis point decrease in the yield on loans. The decrease in interest and dividend income from investment securities reflects a $29.1 million decrease in the average balances of investment securities during 2000 to $278.4 million, offset in part by a 52 basis point increase in the yield on investment securities. The decrease in the average balance of investment securities is due to the Company investing these funds in higher yielding loans, BOLI and/or utilizing the funds to reduce certain short-term borrowed funds.

     Interest Expense. Interest expense increased $9.3 million, or 19.4%, to $57.1 million for the year ended December 31, 2000 from $47.8 million for the year ended December 31, 1999. The increase in interest expense is due to a $118.6 million increase in the average balance of total interest-bearing liabilities during 2000, combined with a 32 basis point increase in the cost of interest-bearing liabilities. The increase in the average balance primarily reflects the Bank's increased use of higher costing FHLB-NY advances and repurchase agreements as an alternative source of funding to leverage its highly capitalized balance sheet.

     The average balance for deposits increased $19.2 million to $658.9 million for 2000. The cost of deposits increased 26 basis points to 4.17% during 2000 as the average balance of higher costing certificates of deposit increased, and certificates of deposit were opened and renewed at higher rates. The average balance for borrowed funds increased $99.4 million to $478.7 million for 2000 from $379.3 million for 1999. In addition, the cost of borrowed funds increased 16 basis to 6.18% during 2000.

     Net Interest Income. Net interest income for the year ended December 31, 2000 totaled $39.9 million, an increase of $0.6 million from $39.3 million for 1999. The net interest margin declined 25 basis points to 3.24% for the year ended December 31, 2000 from 3.49% for the year ended December 31, 1999. The decline in the margin is primarily due to the 32 basis point increase in the average cost of funds to 5.01% for 2000 from 4.69% for 1999, which, however, was partially offset by a 14 basis point improvement in the average yield of interest-earning assets and a $104.8 million increase in the average balance of interest-earning assets.

     Provision for Loan Losses. There was no provision for loan losses for the year ended December 31, 2000, as compared to $36,000 for the year ended December 31, 1999. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, and local and national economic conditions. The ratio of non-performing loans to gross loans declined to 0.16% at December 31, 2000 from 0.36% at December 31, 1999. The allowance for loan losses as percentage of non-performing loans was 415.32% and 213.29% at December 31, 2000 and 1999, respectively. The ratio of allowance for loan losses to gross loans was 0.68% and 0.77% at December 31, 2000 and 1999, respectively. The Company experienced net charge-offs of $97,000 for the year ended December 31, 2000 compared to net recoveries of $20,000 for the year ended December 31, 1999.

     Non-Interest Income. Non-interest income for the year ended December 31, 2000 was $3.9 million, the same as that reported for the year ended December 31, 1999. Increases in fee income from mortgage operations and banking services and the quarterly dividends on FHLB-NY stock, along with the income earned on the investment in BOLI, were offset by the net loss on sales of securities and loans. The net loss on sales of securities and loans is primarily related to the loss on the sale of securities in the third quarter of 2000, the proceeds from which were invested in BOLI.

     Non-Interest Expense. Non-interest expense for the year ended December 31, 2000 totaled $23.8 million, representing an increase of $1.2 million, or 5.1% from the year ended December 31, 1999. The increase is primarily attributed to the operating expenses of the Co-op City branch, opened in November 1999, and the Kissena branch, opened in July 2000. Management continues to closely monitor expenditures, resulting in an efficiency ratio of 53.1% for the year ended December 31, 2000 compared to 51.5% for 1999.

Flushing Financial Corporation and Subsidiaries


     Income Tax Provisions. Income tax expense for the year ended December 31, 2000 totaled $7.5 million, compared to $7.8 million for the year ended December 31, 1999. This decrease is primarily attributed to the decrease of $0.6 million in income before income taxes. The effective tax rate was 37.7% for the year ended December 31, 2000 compared to 38.0% for the year ended December 31, 1999.


COMPARISON OF OPERATING RESULTS
FOR THE YEARS ENDED
DECEMBER 31, 1999 AND 1998

     General. Net income increased $2.5 million, or 25.0%, to $12.7 million, or $1.37 per common share, for the year ended December 31, 1999 from $10.2 million, or $0.98 per common share, for the year ended December 31, 1998. This was due to an increase of $3.2 million in net interest income, an increase of $579,000 in non-interest income, and a decrease of $377,000 in non-interest expense, which were partially offset by an increase of $1.8 million in income tax expense due to the higher income level.

     Interest Income. Interest income increased $4.3 million, or 5.2%, to $87.1 million for the year ended December 31, 1999 from $82.8 million for the year ended December 31, 1998. This increase was primarily due to an increase of $9.4 million in interest and fees on loans during 1999, which was partially offset by a decrease of $4.0 million in interest and dividends on investment securities and a $1.1 million decrease in other interest income. The increase in interest and fee income from loans reflects a $142.4 million increase in the average balance of loans to $806.2 million during 1999, which, however, was partially offset by a 37 basis point decrease in the yield on loans, as loans were originated at rates below the average earning rate of the loan portfolio and higher rate mortgages were refinanced at lower rates. The decrease in interest and dividend income from investment securities reflects a $51.8 million decrease in the average balances of investment securities during 1999 to $307.5 million, coupled with an 18 basis point decline in the yield on investment securities. The decrease in other interest income was due to a $19.4 million decline in the average balance of money market investments. The decrease in the average balance of investment securities and money market investments was due to the Company investing these funds in higher yielding loans and/or utilizing the funds to reduce certain short-term borrowed funds.

     Interest Expense. Interest expense increased $1.1 million, or 2.3%, to $47.8 million for the year ended December 31, 1999 from $46.7 million for the year ended December 31, 1998. The increase in interest expense was due to a $79.0 million increase in the average balance of total interest-bearing liabilities to $1,019.0 million during 1999, partially offset by a 28 basis point decrease in the cost of interest-bearing liabilities. The increase in the average balance reflected the Bank's increased use of FHLB-NY advances as an alternative source of funding to leverage its highly capitalized balance sheet.

     The average balance for deposits increased $3.3 million to $639.7 million for 1999. The cost of deposits declined 49 basis points to 3.91% during 1999 as certificates of deposit were renewed at lower rates and the rate paid on passbook accounts was reduced. The average balance for borrowed funds increased $75.7 million to $379.3 million for 1999 from $303.6 million for 1998, the effect of which, however, was partially offset by a decline in the cost of borrowed funds of fourteen basis to 6.02% during 1999.

     Net Interest Income. Net interest income for the year ended December 31, 1999 totaled $39.3 million, an increase of $3.2 million from $36.1 million for 1998. The net interest margin improved six basis points to 3.49% for the year ended December 31, 1999 from 3.43% for the year ended December 31, 1998. The improvement in the margin was primarily due to a 28 basis point decline in the average cost of funds to 4.69% for 1999 from 4.97% for 1998, which, however, was partially offset by an eleven basis point decline in the average yield of interest-earning assets.

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

Flushing Financial Corporation and Subsidiaries


     Non-Interest Income. Non-interest income for the year ended December 31, 1999 totaled $3.9 million, an increase of $579,000, or 17.6%, from $3.3 million over the same period in 1998. The increase was due to increased fee income from mortgage operations and banking services and an increase in dividends on FHLB-NY stock, partially offset by decreased gains on sales of securities and loans.

     Non-Interest Expense. Non-interest expense for the year ended December 31, 1999 totaled $22.6 million, representing a decrease of $0.4 million, or 1.6% from the year ended December 31, 1998. Salaries and employee benefits expense decreased $1.2 million, which was primarily attributable to one-time, non-recurring compensation expenses recorded during 1998. This decrease was partially offset by increases in professional services and other expense. The efficiency ratio improved to 51.5% for 1999 compared to 53.4% for 1998.

     Income Tax Provisions. Income tax expense for the year ended December 31, 1999 totaled $7.8 million, compared to $6.0 million for the year ended December 31, 1998. This increase was primarily attributed to the increase of $4.3 million in income before income taxes. The effective tax rate was 38.0% for the year ended December 31, 1999 compared to 37.1% for the year ended December 31, 1998.

LIQUIDITY, REGULATORY CAPITAL AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans, mortgage-backed and other securities, proceeds from sales of securities and, to a lesser extent, proceeds from sales of loans. Deposit flows and mortgage prepayments, however, are greatly influenced by general interest rates, economic conditions and competition. At December 31, 2000, the Bank had an approved over-night line of credit of $50.0 million with the FHLB-NY. In total, as of December 31, 2000, the Bank may borrow up to $393.4 million from the FHLB-NY in Federal Home Loan advances and over-night lines of credit. As of December 31, 2000, the Bank had borrowed $344.5 million in FHLB-NY advances. There were no funds outstanding at December 31, 2000 under the over-night line of credit with the FHLB-NY. In addition, the Bank had $164.4 million in repurchase agreements to fund lending and investment opportunities. (See Note 8 of Notes to Consolidated Financial Statements.)

     Pursuant to OTS regulations regarding liquidity requirements, the Bank is required to maintain an average daily balance of liquid assets (cash, and certain securities with detailed maturity limitations and marketability requirements) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. The OTS may vary the amount of the liquidity requirement by regulation, but only within pre-established statutory limits of no less than 4% and no greater than 10%. The current OTS liquidity requirement is 4%. At December 31, 2000 and 1999 the Bank's liquidity ratio, computed in accordance with the OTS requirement, was 11.14% and 9.72%, respectively. Unlike the Bank, the Holding Company is not subject to OTS regulatory requirements on the maintenance of minimum levels of liquid assets.

     The Company's most liquid assets are cash and cash equivalents, which include cash and due from banks, overnight interest-earning deposits and federal funds sold with original maturities of 90 days or less. The level of these assets is dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2000, cash and cash equivalents totaled $22.0 million, a decrease of $12.9 million from December 31, 2000. The Company also held marketable securities available for sale with a carrying value of $255.2 million at December 31, 2000.

     At December 31, 2000, the Company had outstanding loan commitments of $30.1 million, open lines of credit for borrowers of $1.6 million and commitments to purchase mortgage loans of $0.3 million. The Company's total interest and operating expenses in 2000 were $57.0 million and $23.8 million, respectively. Certificates of deposit accounts which are scheduled to mature in one year or less as of December 31, 2000 totaled $254.9 million.

     The market value of the assets of the Company's defined benefit pension plan is $11.1 million at December 31, 2000, which exceeds the benefit obligation by $2.5 million. The Company does not anticipate a change in the market value of these assets which would have a significant effect on liquidity, capital resources, or results of operations.

Flushing Financial Corporation and Subsidiaries


     During 2000, funds provided by the Company's operating activities amounted to $14.2 million. These funds, together with $69.7 million provided by financing activities and $34.9 million available at the beginning of the year, were utilized to fund net investing activities of $96.9 million. Financing activities were primarily provided by FHLB-NY borrowings with original maturities greater than one year and repurchase agreements. Additional funds were provided by principal payments and calls on loans and securities. The primary investment activity of the Company is the origination and purchase of loans, and the purchase of mortgage-backed securities. During 2000, the Bank had loan originations of $196.7 million and purchased $15.7 million of loans. Further, during 2000, the Company purchased $28.7 million of mortgage-backed and other securities.

     At the time of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank was required by the OTS to establish a liquidation account which is reduced as and to the extent that eligible account holders reduce their qualifying deposits. The balance of the liquidation account at December 31, 2000 was $8.4 million. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay a dividend or to repurchase any of its capital stock if the effect would be to cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the declaration or payment of dividends to its stockholders, although the source of such dividends could depend upon dividend payments from the Bank. The Holding Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets (the amount by which total assets exceed total liabilities) over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

     Regulatory Capital Position. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards: tangible capital, core capital and total risk-based capital. Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. At December 31, 2000 and 1999, the Bank exceeded each of the three OTS capital requirements. (See Note 13 of Notes to Consolidated Financial Statements.)


IMPACT OF NEW ACCOUNTING STANDARDS

     In June of 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which amends SFAS No. 52 and 107, and supercedes FASB Statements No. 80, 105 and 119. This Statement requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of these derivatives at fair value. This Pronouncement was scheduled to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June of 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which amends SFAS No. 133 to delay the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. In June of 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amends SFAS No. 133 by clarifying certain aspects of SFAS No. 133 to ease implementation. Adoption of this Statement at January 1, 2001 did not have a material impact on the Company's financial position or its results of operations.

Flushing Financial Corporation and Subsidiaries


     In September of 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement expands the disclosure requirements in financial statements to require, among other matters, information about accounting policies, volume, cash flows, key assumptions made in determining fair values of retained interests, and sensitivity of those fair values to changes in key assumptions. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, certain provisions of this Statement required adoption for the year ended December 31, 2000. Adoption of those provisions did not have a material impact on the Company's financial position or its results of operations. Adoption of the remaining provisions is not expected to have a material impact on the Company's financial position or its results of operations.


OTHER TRENDS AND CONTINGENCIES

     The Company's net interest rate margin declined 25 basis points to 3.24% for the year ended December 31, 2000 from 3.49% for the year ended December 31, 1999. This decline was due primarily to a 32 basis point increase in the average cost of funds, as rates paid for deposits and borrowings rose during most of the year 2000. In addition, the average balance of higher costing certificates of deposit and borrowed funds increased. The higher cost of funds was partially offset by a 14 basis point increase in the yield on average interest-earning assets and an increase in average interest-earning assets.

     Comparing 2000 to 1999, the Company experienced an increase in the average balance of deposits of $19.2 million. The average balance of higher costing certificates of deposits increased $20.3 million while other lower costing deposits decreased $1.1 million. The Company seeks to maintain its deposits at competitive rates. In recent years, the Company has increased its utilization of FHLB-NY advances and repurchase agreements as alternative sources of funding. Borrowed funds averaged $478.7 million for 2000 with an average cost of 6.18% as compared to an average balance of $379.3 million for 1999 with an average cost of 6.02%. These factors, along with the increasing interest rate environment experienced during most of 2000, contributed to the increase in the Company's average cost of funds to 5.01% for the year ended December 31, 2000 from 4.69% for the year ended December 31, 1999. During the fourth quarter of 2000, interest rates began to decline. Should this trend continue, the Company could see a decrease in its cost of obtaining new funds. However, approximately 49% of the Company's certificates of deposit and borrowed funds do not reprice or mature during the next year. As a result, the average cost of the Company's interest-bearing liabilities may not immediately reflect the benefit of a declining interest-rate environment. Also, in a declining interest rate environment, higher yielding mortgage loans may prepay, with the funds received by the Bank being invested in a lower interest rate environment. This would result in a decline in net interest income.

Flushing Financial Corporation and Subsidiaries


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

=============================================================================================================================
December 31,                                                                                    2000                  1999
-----------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands, except share data)
ASSETS
Cash and due from banks ........................................................           $    10,235            $    29,059
Federal funds sold and overnight interest-earning deposits .....................                11,758                  5,875
Securities available for sale:
  Mortgage-backed securities ...................................................               238,626                269,022
  Other securities .............................................................                16,594                 15,994
Loans ..........................................................................               993,080                882,704
  Less: Allowance for loan losses ..............................................                (6,721)                (6,818)
                                                                                           -----------------------------------
    Net loans ..................................................................               986,359                875,886
Interest and dividends receivable ..............................................                 7,724                  6,812
Real estate owned, net .........................................................                    44                    368
Bank premises and equipment, net ...............................................                 6,311                  6,202
Federal Home Loan Bank of New York stock .......................................                24,932                 22,592
Goodwill .......................................................................                 4,272                  4,638
Other assets ...................................................................                31,237                 13,081
                                                                                           -----------------------------------
    Total assets ...............................................................           $ 1,338,092            $ 1,249,529
                                                                                           ===================================

LIABILITIES
Due to depositors:
  Non-interest bearing .........................................................           $    20,913            $    20,490
  Interest-bearing .............................................................               661,145                635,428
Mortgagors' escrow deposits ....................................................                 7,753                 11,023
Borrowed funds, including securities sold under agreements to repurchase
  of $164,382 and $135,000 at December 31, 2000 and 1999, respectively .........               508,839                451,831
Other liabilities ..............................................................                12,705                 12,581
                                                                                           -----------------------------------
    Total liabilities ..........................................................             1,211,355              1,131,353
                                                                                           -----------------------------------
Commitments and contingencies (Note 14)


STOCKHOLDERS' EQUITY
Preferred stock, ($0.01 par value, authorized 5,000,000 shares; none issued) ...                    --                     --
Common stock, ($0.01 par value, authorized 20,000,000 shares;
  11,355,678 shares issued; 9,271,921 and 9,725,971 shares outstanding
  at December 31, 2000 and 1999, respectively) .................................                   114                    114
Additional paid-in capital .....................................................                76,396                 75,952
Treasury stock, at average cost (2,083,757 and 1,629,707 shares at
  December 31, 2000 and 1999, respectively) ....................................               (31,755)               (25,308)
Unearned compensation ..........................................................                (7,781)                (9,142)
Retained earnings ..............................................................                89,896                 81,056
Accumulated other comprehensive income, net of taxes ...........................                  (133)                (4,496)
                                                                                           -----------------------------------
    Total stockholders' equity .................................................               126,737                118,176
                                                                                           -----------------------------------
    Total liabilities and stockholders' equity .................................           $ 1,338,092            $ 1,249,529
                                                                                           ===================================

The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries


CONSOLIDATED STATEMENTS OF INCOME

=====================================================================================================================
For the years ended December 31,                                        2000                1999               1998
---------------------------------------------------------------------------------------------------------------------
                                                                           (In thousands, except per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans ......................................     $ 76,780            $ 66,543           $ 57,186
Interest and dividends on securities:
  Interest ......................................................       19,214              19,677             23,688
  Dividends .....................................................          272                 238                224
Other interest income ...........................................          675                 685              1,748
                                                                      -----------------------------------------------
  Total interest and dividend income ............................       96,941              87,143             82,846
                                                                      -----------------------------------------------
INTEREST EXPENSE
Deposits ........................................................       27,473              24,982             27,987
Other interest expense ..........................................       29,575              22,813             18,715
                                                                      -----------------------------------------------
  Total interest expense ........................................       57,048              47,795             46,702
                                                                      -----------------------------------------------
  NET INTEREST INCOME ...........................................       39,893              39,348             36,144
Provision for loan losses .......................................           --                  36                214
                                                                      -----------------------------------------------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ...........       39,893              39,312             35,930
                                                                      -----------------------------------------------
NON-INTEREST INCOME
Other fee income ................................................        2,053               1,916              1,386
Net gain (loss) on sales of securities and loans ................         (651)                252                368
Other income ....................................................        2,456               1,706              1,541
                                                                      -----------------------------------------------
  Total non-interest income .....................................        3,858               3,874              3,295
                                                                      -----------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits ..................................       12,254              11,221             12,454
Occupancy and equipment .........................................        2,222               1,936              1,943
Professional services ...........................................        2,245               2,412              1,943
Data processing .................................................        1,309               1,285              1,231
Depreciation and amortization of premises and equipment .........        1,085               1,016                984
Other operating .................................................        4,682               4,776              4,468
                                                                      -----------------------------------------------
  Total non-interest expense ....................................       23,797              22,646             23,023
                                                                      -----------------------------------------------
INCOME BEFORE INCOME TAXES ......................................       19,954              20,540             16,202

PROVISION FOR INCOME TAXES
Federal .........................................................        6,195               6,412              5,044
State and local .................................................        1,337               1,393                968
                                                                      -----------------------------------------------
  Total provision for income taxes ..............................        7,532               7,805              6,012
                                                                      -----------------------------------------------
NET INCOME ......................................................     $ 12,422            $ 12,735           $ 10,190
                                                                      ===============================================

Basic earnings per share ........................................     $   1.48            $   1.40           $   1.00
Diluted earnings per share ......................................     $   1.46            $   1.37           $   0.98

The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

===================================================================================================================================
For the years ended December 31,                                                              2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               (In thousands, except share data)
COMMON STOCK
Balance, beginning of year ............................................................     $     114      $     114      $      89
Stock dividend (3,785,168 shares, 1,339,590 shares funded from Treasury) ..............            --             --             25
                                                                                            ---------------------------------------
Balance, end of year ..................................................................     $     114      $     114      $     114
                                                                                            =======================================


ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year ............................................................     $  75,952      $  75,452      $ 101,717
Stock dividend ........................................................................            --             --        (26,914)
Award of shares released from Employee Benefit Trust (32,987, 28,818 and
  29,220 shares for the years ended December 31, 2000, 1999 and 1998, respectively) ...           257            253            238
Restricted stock awards (4,600 and 76,750 shares for the years ended
  December 31, 2000 and 1999, respectively) ...........................................             3              8             --
Tax benefit of unearned compensation ..................................................           184            239            411
                                                                                            ---------------------------------------
Balance, end of year ..................................................................     $  76,396      $  75,952      $  75,452
                                                                                            =======================================


TREASURY STOCK
Balance, beginning of year ............................................................     $ (25,308)     $  (6,949)     $ (19,666)
Purchases of common shares outstanding (475,516, 1,268,900 and 757,146 shares
  for the years ended December 31, 2000, 1999 and 1998, respectively) .................        (6,797)       (19,844)       (14,239)
Stock dividend ........................................................................            --             --         26,889
Restricted stock award forfeitures (1,500, 5,700 and 20,900 shares for the years
  ended December 31, 2000, 1999 and 1998, respectively) ...............................           (22)           (84)          (410)
Restricted stock awards (9,600, 76,750 and 25,000 shares for the years ended
  December 31, 2000, 1999 and 1998, respectively) .....................................           148          1,177            520
Repurchase of restricted stock awards (23,234, 19,646 and 21,112 shares for the years
  ended December 31, 2000, 1999 and 1998, respectively) to satisfy tax obligations ....          (333)          (291)          (484)
Stock options exercised (36,600, 44,662, and 23,175 shares for the years ended
  December 31, 2000, 1999, and 1998, respectively) ....................................           557            683            441
                                                                                            ---------------------------------------
Balance, end of year ..................................................................     $ (31,755)     $ (25,308)     $  (6,949)
                                                                                            =======================================

UNEARNED COMPENSATION
Balance, beginning of year ............................................................     $  (9,142)     $  (9,332)     $ (10,922)
Release of shares from Employee Benefit Trust (46,118, 38,122 and 29,220 shares
  for the years ended December 31, 2000, 1999 and 1998, respectively) .................           354            293            248
Restricted stock awards (9,600, 76,750 and 25,000 shares for the years ended
  December 31, 2000, 1999 and 1998, respectively) .....................................          (145)        (1,185)          (470)
Restricted stock award forfeitures (1,500, 5,700 and 20,900 shares for the years ended
  December 31, 2000, 1999 and 1998, respectively) .....................................            22             84            410
Restricted stock award expense ........................................................         1,130            998          1,402
                                                                                            ---------------------------------------
Balance, end of year ..................................................................     $ (7,781)      $  (9,142)     $  (9,332)
                                                                                            =======================================

Flushing Financial Corporation and Subsidiaries

===================================================================================================================================
For the years ended December 31,                                                                2000          1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                (In thousands, except share data)
RETAINED EARNINGS
Balance, beginning of year ..............................................................    $  81,056     $  71,460     $  63,766
Net income ..............................................................................       12,422        12,735        10,190
Stock options exercised (36,600, 44,662 and 23,175 shares for the years ended
  December 31, 2000, 1999 and 1998, respectively) .......................................         (159)         (191)          (66)
Restricted stock awards (5,000 and 25,000 shares for the years ended
  December 31, 2000 and 1998, respectively) .............................................           (6)           --           (50)
Cash dividends declared and paid ........................................................       (3,417)       (2,948)       (2,380)
                                                                                             --------------------------------------
Balance, end of year ....................................................................    $  89,896     $  81,056     $  71,460
                                                                                             --------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET OF TAXES
Balance, beginning of year ..............................................................    $  (4,496)    $   1,342     $   1,459
Change in net unrealized gain (loss), net of taxes of approximately $3,434, $(4,936)
  and $(38) for the years ended December 31, 2000, 1999 and 1998, respectively,
  on securities available for sale ......................................................        3,902        (5,794)          (52)
Less: Reclassification adjustment for losses (gains) included in net income, net of taxes of approximately ($283), $37 and $37 for the years ended December 31, 2000, 1999
  and 1998 respectively .................................................................          461           (44)          (65)
                                                                                             --------------------------------------
Balance, end of year ....................................................................    $    (133)    $  (4,496)    $   1,342
                                                                                             --------------------------------------

Total stockholders' equity ..............................................................    $ 126,737     $ 118,176     $ 132,087
                                                                                             --------------------------------------

COMPREHENSIVE INCOME
Net income ..............................................................................    $  12,422     $  12,735     $  10,190
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities ...............................................        4,363        (5,838)         (117)
                                                                                             --------------------------------------
Comprehensive income ....................................................................    $  16,785     $   6,897     $  10,073
                                                                                             --------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

Flushing Financial Corporation and Subsidiaries


CONSOLIDATED STATEMENTS OF CASH FLOW

==========================================================================================================================
For the years ended December 31,                                                        2000        1999           1998
--------------------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)
OPERATING ACTIVITIES
Net income ......................................................................    $  12,422     $  12,735     $  10,190
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses .....................................................           --            36           214
  Provision for losses on real estate owned .....................................           --            --            33
  Depreciation and amortization of bank premises and equipment ..................        1,085         1,016           984
  Amortization of goodwill ......................................................          366           366           366
  Net loss (gain) on sales of securities ........................................          744           (81)         (102)
  Net gain on sales of loans ....................................................          (93)         (171)         (266)
  Net loss (gains) on sales of real estate owned ................................         (199)           10            14
  Amortization of unearned premium, net of accretion of unearned discount .......        1,142         2,157         2,315
  Amortization of deferred income ...............................................         (544)       (1,315)         (832)
  Deferred income tax (benefit) provision .......................................           (7)         (133)          523
  Deferred compensation .........................................................          232           192           210
Net increase (decrease) in other assets and liabilities .........................       (2,695)          638         4,392
Unearned compensation ...........................................................        1,741         1,544         1,888
                                                                                      ------------------------------------
     Net cash provided by operating activities ..................................       14,194        16,994        19,929
                                                                                      ------------------------------------
INVESTING ACTIVITIES
Purchases of bank premises and equipment ........................................       (1,194)         (777)         (932)
Purchases of Federal Home Loan Bank shares ......................................       (2,340)       (5,272)       (2,964)
Purchase of Bank Owned Life Insurance ...........................................      (20,000)           --            --
Purchases of securities available for sale ......................................      (28,667)      (75,430)     (251,575)
Proceeds from sales and calls of securities available for sale ..................       28,735         8,547       186,370
Proceeds from maturities and prepayments of securities available for sale .......       36,130        96,112        93,010
Net originations and repayments of loans ........................................      (94,312)     (108,735)     (123,743)
Purchases of loans ..............................................................      (15,783)      (15,970)      (28,020)
Proceeds from sales of real estate owned ........................................          567            67           616
                                                                                      ------------------------------------
Net cash used in investing activities ...........................................      (96,864)     (101,458)     (127,238)
                                                                                      ------------------------------------

                                                                       Continued

Flushing Financial Corporation and Subsidiaries

======================================================================================================================
For the years ended December 31, 2000 1999 1998
----------------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)
FINANCING ACTIVITIES
Net increase (decrease) in non-interest bearing deposits .............      $     423       $  (7,015)      $   8,242
Net increase (decrease) in interest-bearing deposits .................         25,717           5,437          (1,757)
Net increase (decrease) in mortgagors' escrow deposits ...............         (3,270)          4,460           1,663
Net increase (decrease) in short-term borrowed funds .................         (5,768)         20,000         (30,000)
Proceeds from long-term borrowings ...................................        159,150         181,000          90,000
Repayment of long-term borrowings ....................................        (96,374)        (84,627)        (11,729)
Purchases of treasury stock, net .....................................         (6,732)        (19,643)        (14,348)
Cash dividends paid ..................................................         (3,417)         (2,948)         (2,380)
                                                                            ------------------------------------------
Net cash provided by financing activities ............................         69,729          96,664          39,691
  Net increase (decrease) in cash and cash equivalents ...............        (12,941)         12,200         (67,618)
Cash and cash equivalents, beginning of year .........................         34,934          22,734          90,352
                                                                            ------------------------------------------
    Cash and cash equivalents, end of year ...........................      $  21,993       $  34,934       $  22,734
                                                                            ==========================================

SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid ........................................................      $  56,227       $  49,532       $  45,394
Income taxes paid ....................................................          7,849           9,723           4,976
Non-cash activities:
  Loans originated as the result of real estate sales ................            191              --              40
  Loans transferred through the foreclosure of a related mortgage loan
    to real estate owned .............................................            235             374             420

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Flushing Financial Corporation and Subsidiaries


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2000, 1999 and 1998

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

     The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (1) originations and purchases of one-to-four family residential mortgage loans, multi-family income-producing property loans, and commercial real estate loans; (2) mortgage loan surrogates such as mortgage-backed securities and; (3) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans, Small Business Administration loans and other small business loans. The Bank conducts its business through ten full-service banking offices, five of which are located in Queens County, two in Nassau County, one in Kings County (Brooklyn), one in Bronx County and one in New York County (Manhattan), New York.

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

Loans:

     Loans are carried at amortized cost. Interest on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of ninety days or more, indicate reasonable doubt as to the timely collectibility of such income. Interest previously recognized on non-accrual loans is reversed against interest income at the time the loan is placed on non-accrual status.

Flushing Financial Corporation and Subsidiaries


A non-accrual loan can be returned to accrual status after the loan meets certain criteria. Subsequent cash payments received on non-accrual loans that do not meet the criteria are applied first as a reduction of principal until all principal is recovered and then subsequently to interest.

     The portion of loan origination fees that exceeds the direct costs of underwriting and closing loans is deferred. The deferred fees received in connection with a loan are recognized as an adjustment of the loan's yield over the shorter of the repricing period or the contractual life of the related loan by the interest method, which results in a constant rate of return. The direct costs of underwriting and closing loans that exceed loan origination fees, and premiums on mortgage loans purchased, are deferred and amortized to income over the life of the loans using the level-yield method.

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

     A loan is considered impaired when, based upon current information, the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Interest income on impaired loans is recorded on the cash basis. The Company reviews all non-accrual loans for impairment.

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

Bank premises and equipment:

     Bank  premises  and  equipment  are  stated  at  cost,  less   depreciation
accumulated on a straight-line basis over the estimated useful lives of the related assets (3 to 40 years). Leasehold improvements are amortized on a straight-line basis over the terms of the related leases or the lives of the assets, whichever is shorter. Federal Home Loan Bank Stock:

   In connection with the Bank's borrowings from the Federal Home Loan Bank of New York ("FHLB-NY"), the Bank is required to purchase shares of FHLB-NY non-marketable capital stock at par. Such shares are redeemed by FHLB-NY at par with reductions in the Bank's borrowing levels. The Bank carries this investment at historical cost.

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

Stock Compensation Plans:

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", establishes a fair value based method of accounting for employee stock compensation plans. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected to continue with the accounting methodology in Opinion No.
25. As a result, proforma disclosures of net income and earnings

Flushing Financial Corporation and Subsidiaries


per share and other disclosures, as if the fair value based method of accounting had been applied, are provided in the notes to the consolidated financial statements.

Earnings per share:

   Basic earnings per share for the years ended December 31, 2000, 1999 and 1998 was computed by dividing net income by the total weighted average number of common shares outstanding, including only the vested portion of restricted stock awards. Diluted earnings per share includes the additional dilutive effect of stock options outstanding and the unvested portions of restricted stock awards during the period. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share.

   Earnings per share has been computed based on the following for the years ended December 31:

=========================================================================
(Amounts in thousands,
except per share data)                2000           1999           1998
-------------------------------------------------------------------------
Net income ................        $12,422        $12,735        $10,190
Divided by:
  Weighted average common
    shares outstanding ....          8,377          9,080         10,194
  Weighted average common
    stock equivalents .....            151            195            241
                                   -------------------------------------
  Total weighted average
    common shares
    outstanding & common
    stock equivalents .....          8,528          9,275         10,435
Basic earnings per share ..        $  1.48        $  1.40        $  1.00
Diluted earnings per share         $  1.46        $  1.37        $  0.98
=========================================================================


3.   LOANS

     The composition of loans is as follows at December 31:

===========================================================
(In thousands)                          2000         1999
-----------------------------------------------------------
One-to-four family residential     $ 467,784     $ 414,194
Multi-family residential .....       334,307       310,594
Commercial real estate .......       167,549       137,072
Co-operative apartments ......         8,009         8,926
Construction .................         8,304         6,198
Small Business Administration          2,844         2,369
Consumer and other ...........         3,704         3,379
                                   -----------------------
  Gross loans ................       992,501       882,732
Unearned loan fees and
  deferred costs, net ........           579           (28)
                                   -----------------------
  Total loans ................     $ 993,080     $ 882,704
===========================================================

     The total amount of loans on non-accrual status, and loans classified as impaired, at December 31, 2000, 1999 and 1998 was $1,618,000, $3,196,000 and
$2,597,000, respectively. The portion of the allowance for loan losses allocated to impaired loans was $257,000 (3.8%), $360,000 (5.3%) and $137,000 (2.0%) at
December 31, 2000, 1999 and 1998, respectively. The portion of the impaired loan amount above 100% of the loan-to-value ratio is charged off. The average balance of impaired loans was $1,692,000, $4,269,000 and $3,094,000 for 2000, 1999 and
1998, respectively.

     The following is a summary of interest foregone on non-accrual loans for the years ended December 31:

===========================================================
(In thousands)                   2000     1999      1998
-----------------------------------------------------------
Interest income that would
  have been recognized had
  the loans performed in
  accordance with their
  original terms .............     $141     $254     $222
Less: Interest income included
  in the results of operations       62       46       42
                                ---------------------------
Foregone interest ............     $ 79     $208     $180
===========================================================

     The following are changes in the allowance for loan losses for the years ended December 31:

===========================================================
(In thousands)                   2000     1999     1998
-----------------------------------------------------------
Balance, beginning of year ...     $6,818   $6,762   $6,474
Provision for loan losses ....       --       36      214
Charge-offs ..................      (99)    (133)    (103)
Recoveries ...................        2      153      177
                                ---------------------------
 Balance, end of year ........     $6,721   $6,818   $6,762
===========================================================

4    REAL ESTATE OWNED

     The following are changes in the allowance for losses on real estate owned for the years ended December 31:

===========================================================
(In thousands)                   2000     1999     1998
-----------------------------------------------------------
Balance, beginning of year ...      $--      $--     $ 74
Provision ....................       --       --       33
Reduction due to sales of real
  estate owned ...............       --       --     (107)
                                ---------------------------
  Balance, end of year .......      $--      $--     $ --
===========================================================

Flushing Financial Corporation and Subsidiaries


5.   BANK PREMISES AND EQUIPMENT, NET

     Bank premises and equipment are as follows at December 31:

============================================================
(In thousands)                              2000      1999
------------------------------------------------------------
Land ...............................     $   801     $   801
Building and leasehold improvements        4,213       3,703
Equipment and furniture ............       8,880       8,655
                                         -------------------
  Total ............................      13,894      13,159
Less: Accumulated depreciation and
  amortization .....................       7,583       6,957
                                         -------------------
  Bank premises and equipment, net .     $ 6,311     $ 6,202
============================================================


6.   DEBT AND EQUITY SECURITIES

     Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified in one of the following three categories and accounted for accordingly: (1) trading securities, (2) securities available for sale and (3) securities held-to-maturity.

     The   Company   did  not  hold  any  trading   securities   or   securities
held-to-maturity during the years ended December 31, 2000, 1999 and 1998. Securities available for sale are recorded at estimated fair value based on dealer quotations where available. Actual values may differ from estimates provided by outside dealers. Securities classified as held-to-maturity would be stated at cost, adjusted for amortization of premium and accretion of discount using the level-yield method.

     The amortized cost and estimated fair value of the Company's securities, classified as available for sale at December 31, 2000 are as follows:

================================================================================
                                                             Gross     Gross
                                     Amortized  Estimated  Unrealized Unrealized
(In thousands)                        Cost      Fair Value   Gains     Losses
--------------------------------------------------------------------------------
U.S. Treasury securities
  and government
  agencies .....................    $     68    $  5,990    $  5,932    $     10
Corporate debt
  securities ...................       2,835       2,847          12          --
Public utility debt
  securities ...................       1,001       1,038          37          --
Mutual funds ...................       3,566       3,593          27          --
Other ..........................       2,851       3,184         345          12
                                    --------------------------------------------
  Total other
    securities .................      16,243      16,594         431          80
                                    --------------------------------------------
GNMA ...........................     201,688     200,718         681       1,651
FNMA ...........................       9,516       9,725         224          15
FHLMC ..........................       8,527       8,612         121          36
REMIC ..........................      19,493      19,571          78          --
                                    --------------------------------------------
  Total mortgage-
    backed securities ..........     239,224     238,626       1,104       1,702
  Total securities
    available for sale .........    $255,467    $255,220    $  1,535    $  1,782
================================================================================

     The amortized cost and estimated fair value of the Company's securities, classified as available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

==================================================================
                                        Amortized  Estimated Fair
(In thousands)                             Cost        Value
------------------------------------------------------------------
Due in one year or less ............     $ 1,466     $ 1,512
Due after one year through five years      4,826       4,885
Due after five years through ten years       307         328
Due after ten years ................       9,644       9,869
                                         -------------------------
Total other securities .............      16,243      16,594
Mortgage-backed securities .........     239,224     238,626
                                         -------------------------
Total securities available for sale      $255,467    $255,220
==================================================================

Flushing Financial Corporation and Subsidiaries


     The amortized cost and estimated fair value of the Company's securities classified as available for sale at December 31, 1999 are as follows:

================================================================================
                                                             Gross      Gross
                                   Amortized   Estimated  Unrealized  Unrealized
(In thousands)                       Cost     Fair Value     Gains       Losses
--------------------------------------------------------------------------------
U.S. Treasury securities
  and government
  agencies .....................   $ 10,988    $ 10,636    $     --    $    352
Public utility debt
  securities ...................      1,001       1,004           3          --
Other ..........................      4,331       4,354         286         263
                                   --------------------------------------------
  Total other
    securities .................     16,320      15,994         289         615

GNMA ...........................    252,626     244,763          99       7,962
FNMA ...........................     14,639      14,602         155         192
FHLMC ..........................      9,758       9,657          51         152
                                   --------------------------------------------
  Total mortgage-
    backed securities ..........    277,023     269,022         305       8,306
                                   --------------------------------------------
   Total securities available
    for sale ...................   $293,343    $285,016    $    594    $  8,921
================================================================================

     For the year ended December 31, 2000, gross gains of $205,000 and losses of $949,000 were realized on sales of securities available for sale. For the year ended December 31, 1999, gross gains of $144,000 and losses of $63,000 were realized on sales of securities available for sale. For the year ended December 31, 1998, gross gains of $387,000 and losses of $285,000 were realized on sales of securities available for sale.

7.   DEPOSITS

     Total deposits at December 31, 2000 and 1999, and the weighted average rate on deposits at December 31, 2000, are as follows:

========================================================================
                                                 Weighted
                                                 Average
                                                   Rate
(Dollars in thousands)                 2000        1999           2000
------------------------------------------------------------------------
Interest-bearing deposits:
  Certificate of deposit
    accounts .................      $402,187      $371,677         5.87%
  Passbook savings accounts ..       186,207       195,910         2.08
  Money market accounts ......        43,136        40,378         3.49
  NOW accounts ...............        29,615        27,463         1.92
                                    -----------------------------------
    Total interest-bearing
      deposits ...............       661,145       635,428
Non-interest bearing deposits:
  Demand accounts ............        20,913        20,490
                                    -----------------------------------
    Total due to depositors ..       682,058       655,918
Mortgagors' escrow deposits ..         7,753        11,023         0.65
                                    -----------------------------------
    Total deposits ...........      $689,811      $666,941
========================================================================

     The aggregate  amount of time deposits  with  denominations  of $100,000 or
more  was   $53,659,000   and   $42,992,000  at  December  31,  2000  and  1999,
respectively.

     Interest expense on deposits is summarized as follows for the years ended December 31:

====================================================================
(In thousands)                         2000       1999       1998
--------------------------------------------------------------------
Certificate of deposit accounts     $21,488     $19,130     $21,128
Passbook savings accounts .....       3,931       4,156       5,549
Money market accounts .........       1,438       1,105         773
NOW accounts ..................         530         499         466
                                    --------------------------------
  Total due to depositors .....      27,387      24,890      27,916
Mortgagors' escrow deposits ...          86          92          71
                                    --------------------------------
  Total deposit expense .......     $27,473     $24,982     $27,987
====================================================================

Flushing Financial Corporation and Subsidiaries


8.   BORROWED FUNDS

     Borrowed funds are summarized as follows at December 31:

================================================================================
                                    2000                     1999
                            ---------------------------------------------------
                                           Weighted                  Weighted
                                            Average                  Average
(Dollars in thousands)       Amount          Rate      Amount         Rate
-------------------------------------------------------------------------------
Repurchase agreements:
  Due in 2001 ........      $ 69,232         6.06%   $ 60,000         5.95%
  Due in 2002 ........         9,250         6.01          --           --
  Due in 2005 ........        10,900         6.36          --           --
  Due in 2007 ........        50,000         5.64      50,000         5.64
  Due in 2009 ........        25,000         5.52      25,000         5.52
                            ----------------------------------------------
    Total repurchase
     agreements ......       164,382         5.87     135,000         5.75
                            ----------------------------------------------
FHLB-NY advances:
  Due in 2000 ........            --           --     116,174         6.27
  Due in 2001 ........        49,152         6.40      44,334         6.38
  Due in 2002 ........       101,000         6.12      76,000         5.93
  Due in 2003 ........       110,000         6.23      70,000         6.03
  Due in 2004 ........        19,000         6.55      10,000         5.56
  Due in 2007 ........        25,000         6.15          --           --
  Due in 2010 ........        40,000         7.30          --           --
  Due in 2011 ........           305         7.34         323         7.34
                            ----------------------------------------------
    Total FHLB-NY
      advances .......       344,457         6.36     316,831         6.13
Total borrowings .....      $508,839         6.20%   $451,831         6.02%
================================================================================

     As part of the Company's strategy to finance investment opportunities and manage its cost of funds, the Company enters into repurchase agreements with broker-dealers and the FHLB-NY. These agreements are recorded as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The securities underlying the agreements were delivered to the broker-dealers or the FHLB-NY who arranged the transaction. The securities remain registered in the name of the Company and are returned upon the maturity of the agreement. The Company retains the right of substitution of collateral throughout the terms of the agreements. All the repurchase agreements are collateralized by mortgage-backed securities. Information relating to these agreements at or for the years ended December 31 is as follows:

===============================================================
(Dollars in thousands)                    2000         1999
---------------------------------------------------------------
Book value of collateral ...........    $172,533     $132,108
Estimated fair value of collateral .     172,533      132,108
Average balance of outstanding
  agreements during the year .......     145,575      129,945
Maximum balance of outstanding
  agreements at a month end during
  the year .........................     164,382      145,000
Average interest rate of outstanding
  agreements during the year .......        5.81%        5.80%


     Included in the $69,232,000 of repurchase agreements due in 2001 is $9,232,000 due within thirty days. The terms of the remaining repurchase agreements due in 2001 are greater than ninety days.

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

Flushing Financial Corporation and Subsidiaries


     The Company's annual tax liability for New York State and New York City was the greater of a tax based on "entire net income", "alternative entire net income", "taxable assets" or a minimum tax. For each of the years ended December 31, 2000, 1999 and 1998, the Company's state and city tax was based on "alternative entire net income".

   Income tax provisions (benefits) are summarized as follows for the years ended December 31:

==================================================================
(In thousands)                    2000        1999         1998
------------------------------------------------------------------
Federal:
  Current ...................   $ 6,387      $ 6,730      $ 5,532
  Deferred ..................      (192)        (318)        (488)
                                ----------------------------------
    Total federal tax provision   6,195        6,412        5,044
State and Local:
  Current ...................     1,138        1,215          (43)
  Deferred ..................       199          178        1,011
                                ----------------------------------
    Total state and local tax
      provision ...............   1,337        1,393          968
Total income tax provision      $ 7,532      $ 7,805      $ 6,012
==================================================================

     The income tax provision in the Consolidated Statements of Income has been provided at effective rates of 37.7%, 38.0% and 37.1% for the years ended December 31, 2000, 1999 and 1998, respectively. The effective rates differ from the statutory federal income tax rate as follows for the years ended December 31:

======================================================================================
(Dollars in thousands)           2000                1999                  1998
--------------------------------------------------------------------------------------
Taxes at federal
  statutory rate .......   $ 6,984      35.0%  $ 7,189      35.0%  $ 5,671      35.0%

Increase (reduction) in
   taxes resulting from:
  State & local
    income tax, net
    of Federal income
    tax benefit ........       869       4.3       905       4.4       629       3.9
  Other ................      (321)     (1.6)     (289)     (1.4)     (288)     (1.8)
                          -----------------------------------------------------------
Taxes at effective
  rate .................   $ 7,532      37.7%  $ 7,805      38.0%  $ 6,012      37.1%
======================================================================================


     The components of the income taxes attributable to income from operations and changes in equity are as follows for the years ended December 31:

=========================================================================
(In thousands)                2000      1999       1998
-------------------------------------------------------------------------

Income from operations .....      $  7,532       $  7,805       $  6,012
Equity:
  Change in fair value of
   securities available
   for sale ................         3,717         (4,973)           (75)
  Compensation expense for
   tax purposes in excess of
   that recognized for
   financial reporting
   purposes ................          (184)          (239)          (411)
                                  ---------------------------------------
Total ......................      $ 11,065       $  2,593       $  5,526
=========================================================================

   The components of the net deferred tax asset are as follows at December 31:

==========================================================
(In thousands)                        2000         1999
----------------------------------------------------------
Deferred tax asset:
  Postretirement benefits ........      $2,978      $2,913
  Allowance for loan losses ......          --           8
  Unrealized losses on securities
    available for sale ...........         113       3,830
  Other ..........................       1,026         957
                                        ------------------
    Deferred tax asset ...........       4,117       7,708
Deferred tax liabilities:
  Allowance for loan losses ......         270          --
  Depreciation ...................         306         458
  Other ..........................          18          17
                                        ------------------
    Deferred tax liability .......         594         475
Net deferred tax asset included in
  other assets ...................      $3,523      $7,233
==========================================================

     The Company has recorded a net deferred tax asset of $3,523,000. This represents the anticipated net federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for federal, state, and local tax purposes in each of the past three years. In management's opinion, in view of the Company's previous, current and projected future earnings trend, it is more likely than not that the net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at December 31, 2000.

Flushing Financial Corporation and Subsidiaries


10.  BENEFIT PLANS

Defined Contribution Plans:

     The Company maintains a profit-sharing plan and the Bank maintains a 401(k) plan. Both plans are tax-qualified defined contribution plans which cover substantially all employees. Annual contributions are at the discretion of the Company's Board of Directors, but not to exceed the maximum amount allowable under the Internal Revenue Code. Currently, annual matching contributions under the Bank's 401(k) plan equal fifty percent of the employee's contributions, up to a maximum of three percent of the employee's compensation. Contributions to the profit-sharing plan are determined at the end of each year. The Board of Director's discretion to amend these arrangements is limited to prospective changes only. Contributions by the Bank into the 401(k) plan vest 20% per year over a five year period beginning after the employee has completed one year of service. Contributions by the Bank into the profit-sharing plan vest 20% per year over the employee's first five years of service. Compensation expense recorded by the Company for these plans amounted to $581,000, $534,000 and $526,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

Employee Benefit Trust:

     An Employee Benefit Trust ("EBT") has been established to assist the Company in funding its benefit plan obligations. In connection with the Bank's conversion, the EBT borrowed $7,928,000 from the Company and used $7,000 of cash received from the Bank to purchase 1,035,000 shares of the common stock of the Company. The loan will be repaid principally from the Company's discretionary contributions to the EBT and dividend payments received on common stock held by the EBT, or may be forgiven by the Company, over a period of 30 years. At December 31, 2000 the loan had an outstanding balance of $6,304,000, bearing a fixed interest rate of 6.22% per annum. The loan obligation of the EBT is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the EBT or forgiven by the Company. Shares purchased with the loan proceeds are held in a suspense account for contribution to specified benefit plans as the loan is repaid or forgiven. Shares released from the suspense account are used solely for funding matching contributions under the Bank's 401(k) plan and contributions to the Company's profit-sharing plan. Since annual contributions are discretionary with the Company or dependent upon employee contributions, compensation payable under the EBT cannot be estimated. For the years ended December 31, 2000, 1999 and 1998, the Company funded $511,000, $475,000 and
$463,000, respectively, of employer contributions to the 401(k) and profit sharing plans from the EBT.

     The shares held in the suspense account are pledged as collateral and are reported as unallocated EBT shares in stockholders' equity. As shares are released from the suspense account, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The EBT shares are as follows at December 31:

====================================================================
                                             2000            1999
--------------------------------------------------------------------

Shares owned by Employee Benefit
  Trust, beginning balance .......          885,765          914,583
Shares released and allocated ....           32,987           28,818
                                        ----------------------------
Shares owned by Employee Benefit
  Trust, ending balance ..........          852,778          885,765
Market value of unallocated shares      $15,296,705      $13,120,394
====================================================================


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

Flushing Financial Corporation and Subsidiaries


Restricted Stock Plan, after giving effect to the 3-for-2 common stock split distributed on September 30, 1998, for the years ended December 31:

==========================================================================
                                      2000          1999           1998
--------------------------------------------------------------------------
Shares available for future
  Restricted Stock Awards at
  beginning of year .........       143,668        195,072         58,390
Shares authorized for
  Restricted Stock Awards ...            --             --        112,500
Restricted Stock Awards .....        (9,600)       (76,750)       (32,000)
Restricted shares repurchased
  to satisfy tax obligations         23,234         19,646         28,132
Forfeitures .................         1,500          5,700         28,050
                                    -------------------------------------
Shares available for future
  Restricted Stock Awards
  at end of year ............       158,802        143,668        195,072
==========================================================================

     All grants vest 20% per year over a five year period with full vesting in the event of death, disability, retirement or a change in control. Total restricted stock award expense in 2000, 1999 and 1998 was $1,130,000, $998,000 and $1,402,000, respectively.

Stock Option Plan:

     The 1996 Stock Option Incentive Plan ("Stock Option Plan") became effective on May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, nonstatutory stock options, and limited stock appreciation rights granted in tandem with such options. The aggregate number of shares of common stock which may be issued under the Stock Option Plan, as amended, with respect to options granted to employees may not exceed 1,130,625 shares, and with respect to options granted to Outside Directors may not exceed 463,125 shares, for a total of 1,593,750 shares. Lapsed, forfeited or canceled options will not count against these limits and will be available for subsequent grants. However, the cancellation of an option upon exercise of a related stock appreciation right will count against these limits. Options with respect to more than 112,500 shares of common stock may not be granted to any employee in any calendar year. The shares distributed under the Stock Option Plan may be shares held in treasury or authorized but unissued shares. All grants vest over a five year period. The following table summarizes certain information regarding the Stock Option Plan after giving effect to the 3-for-2 common stock split distributed on September 30, 1998.

========================================================================
                                                               Weighted
                                                Shares          Average
                                               Underlying      Exercise
                                                Options         Price
------------------------------------------------------------------------
Balance outstanding
  December 31, 1997 ....................       1,201,275       $   11.54
Granted ................................          64,000       $   14.70
Exercised ..............................         (34,763)      $   10.83
Forfeited ..............................         (56,100)      $   14.34

Balance outstanding
  December 31, 1998 ....................       1,174,412       $   11.20
Granted ................................         153,500       $   15.44
Exercised ..............................         (44,662)      $   11.03
Forfeited ..............................         (14,700)      $   14.69

Balance outstanding
  December 31, 1999 ....................       1,268,550       $   11.68
Granted ................................          19,200       $   15.08
Exercised ..............................         (36,600)      $   10.83
Forfeited ..............................         (24,600)      $   14.56
Balance Outstanding
  December 31, 2000 ....................       1,226,550       $   11.70

Shares available for future stock option
  awards at December 31, 2000 ..........         240,075
========================================================================

     The following table summarizes information about the Stock Option Plan at December 31, 2000:

==========================================================================
                       Options Outstanding          Options Exercisable
--------------------------------------------------------------------------
                                   Weighted                      Weighted
                   Number          Average       Number           Average
                Outstanding at    Remaining     Exercisable at   Exercise
Exercise Prices   12/31/00     Contractual Life  12/31/00          Price
--------------------------------------------------------------------------
   $10.83          955,950        5.4 Years       777,900          $10.83
$12.00-$15.00       91,900        7.1 Years        47,520          $12.72
$15.01-$19.00      178,700        8.4 Years        40,500          $15.76
                 ---------------------------------------------------------
$10.83-$19.00    1,226,550        6.0 Years       865,920          $11.16
==========================================================================

Flushing Financial Corporation and Subsidiaries


     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been as indicated in the table below. However, the present impact of SFAS No. 123 may not be representative of the effect on income in future years because the options vest over several years and additional option grants may be made each year.

============================================================================
(Dollars in thousands,
except per share data)               2000           1999            1998
----------------------------------------------------------------------------
Net income:
  As reported .............      $   12,422      $   12,735      $   10,190
  Pro forma ...............      $   11,655      $   12,015      $    9,540
Diluted earnings per share:
  As reported .............      $     1.46      $     1.37      $     0.98
  Pro forma ...............      $     1.37      $     1.30      $     0.91
============================================================================

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 2000, 1999 and 1998 are as follows:

===============================================================
                                 2000         1999        1998
                                Grants       Grants      Grants
                        ---------------------------------------
Dividend yield ........          2.65%       2.07%       1.50%
Expected volatility ...         24.37%      25.85%      35.22%
Risk-free interest rate          6.08%       6.01%       4.38%
Expected option life ..       7 Years     7 years     7 Years
===============================================================

Pension Plans:

     The Bank has a defined benefit pension plan covering substantially all of its employees (the "Retirement Plan"). The benefits are based on years of service and the employee's compensation during the three consecutive years out of the final ten years of service that produces the highest average. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for the benefits attributed to service to date but also for those expected to be earned in the future.

     The components of the net pension expense are as follows for the years ended December 31:

==========================================================================
(In thousands)                                2000       1999       1998
--------------------------------------------------------------------------
Service cost .........................      $ 350       $ 338       $ 341
Interest cost ........................        621         547         517
Amortization of past service liability        (25)        (24)        (24)
Amortization of unrecognized gain ....        (48)         --         (34)
Return on plan assets ................       (823)       (730)       (701)
                                            -----------------------------
Net pension expense ..................      $  75       $ 131       $  99
==========================================================================

     The following table sets forth, for the Retirement Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

================================================================================
(In thousands)                          2000            1999          1998
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning
  of year ......................      $  7,998       $  8,198       $  7,270
Service cost ...................           350            338            341
Interest cost ..................           621            547            517
Actuarial (gain) loss ..........            94           (708)           189
Benefits paid ..................          (392)          (377)          (218)
Plan amendments ................            --             --             99
                                      ---------------------------------------
  Benefit obligation at end
   of year .....................         8,671          7,998          8,198
                                      ---------------------------------------
Change in plan assets:
Market value of assets at
  beginning of year ............         9,871          8,717          8,863
Actual return on plan assets ...         1,676          1,531             20
Employer contributions .........            --             --             52
Benefits paid ..................          (392)          (377)          (218)
                                      ---------------------------------------
  Market value of plan assets at
    end of year ................        11,155          9,871          8,717
                                      ---------------------------------------
Funded status ..................         2,484          1,873            519
Unrecognized net gain from past
  experience different from that
  assumed and effects of changes
  in assumptions ...............        (2,414)        (1,703)          (194)
Prior service cost not yet
  recognized in periodic
  pension cost .................           (86)          (111)          (134)
                                      ---------------------------------------
Prepaid (accrued) pension cost
  included in other
  assets/liabilities ...........      $    (16)      $     59       $    191
================================================================================

Flushing Financial Corporation and Subsidiaries


     Assumptions used to develop periodic pension amounts were:

====================================================================
                                       2000       1999       1998
--------------------------------------------------------------------
Weighted average discount rate         8.00%      7.75%      6.75%
Rate of increase in future
  compensation levels ..........       5.50%      5.00%      4.00%
Expected long-term rate of
  return on assets .............       9.00%      8.50%      8.50%


     The Bank has an Outside Director Retirement Plan (the "Directors' Plan"), which provides benefits to each outside director who has at least five years of service as an outside director (including service as a director or trustee of the Bank or any predecessor) and whose years of service as an outside director plus age equal or exceed 55. Benefits are also payable to an outside director whose status as an outside director terminates because of death or disability or who is an outside director upon a change of control (as defined in the Directors' Plan). An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid, plus fees paid to such director for attendance at Board meetings during the twelve month period prior to retirement. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an outside director or 120 months. In the event of a termination of Board service due to a change of control, an outside director who has completed at least two years of service as an outside director will receive a cash lump sum payment equal to 120 months of benefit, and an outside director with less than two years service will receive a cash lump sum payment equal to a number of months of benefit equal to the number of months of his service as an outside director. In the event of the director's death, the surviving spouse will receive the equivalent benefit. No benefits will be payable to a director who is removed for cause. The Holding Company has guaranteed the payment of benefits under the Directors' Plan. Upon adopting the Directors' Plan, the Bank elected to immediately recognize the effect of adopting the Directors' Plan.

     The components of the net pension expense for the Directors' Plan are as follows for the years ended December 31:

=====================================================================
(In thousands)                              2000      1999     1998
---------------------------------------------------------------------
Service cost .........................      $ 20      $ 20      $ --
Interest cost ........................         8        --        --
Amortization of past service liability       109       109        83
                                           -------------------------
Net pension expense ..................      $137      $129      $ 83
=====================================================================

     The following table sets forth, for the Directors' Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

==========================================================================
(In thousands)                          2000          1999          1998
--------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at
  beginning of year ............      $ 1,913       $ 1,953       $ 1,654
Service cost ...................           20            20            --
Interest cost ..................            8            --            --
Actuarial (gain) loss ..........          (24)          (38)           97

Benefits paid ..................          (22)          (22)          (22)
Plan amendments ................          148            --           224
                                      -----------------------------------
  Benefit obligation at
    end of year ................        2,043         1,913         1,953
                                      -----------------------------------
Change in plan assets:
Market value of assets at
  beginning of year ............           --            --            --
Employer contributions .........           22            22            22
Benefits paid ..................          (22)          (22)          (22)
                                      -----------------------------------
  Market value of assets at
    end of year ................           --            --            --
Funded status ..................       (2,043)       (1,913)       (1,953)
Unrecognized net loss from
  past experience different from
  that assumed and effects of
  changes in assumptions .......           15            39            79
Prior service cost not yet
  recognized in periodic
  pension cost .................          901           862           969
                                      -----------------------------------
Accrued pension cost included
in other liabilities ...........      $(1,127)      $(1,012)      $  (905)
==========================================================================

     For the years ended December 31, 2000, 1999 and 1998, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.00%, 7.75% and 6.75%, respectively. The level of future retainers and meeting fees was projected to remain constant.

11.  POSTRETIREMENT BENEFITS OTHER THAN PENSION

     The Company sponsors two postretirement benefit plans that cover all retirees who were full-time permanent employees with at least five years of service and their spouses. One plan provides medical benefits through a fifty-percent cost sharing arrangement. Effective January 1, 2000, the spouses of future retirees will be required to pay one hundred percent of the premiums for their coverage. The other plan provides life

Flushing Financial Corporation and Subsidiaries


insurance benefits and is noncontributory. Under these programs, eligible retirees receive lifetime medical and life insurance coverage for themselves and lifetime medical coverage for their spouses. The Company reserves the right to amend or terminate these plans at its discretion. Comprehensive medical plan benefits equal the lesser of the normal plan benefit or the total amount not paid by Medicare. Life insurance benefits for retirees are based on annual compensation and age at retirement. As of December 31, 2000, the Bank has not adopted a funding policy for these plans. The following table sets forth for the postretirement plans, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

=======================================================================
(In thousands)                        2000        1999           1998
-----------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at
 beginning of year .............    $ 2,407     $ 3,007        $ 1,660
Service cost ...................         82         136            118
Actuarial (gain) loss ..........        (69)       (853)         1,153
Plan amendments ................       (265)         --             --
Interest cost ..................        171         199            188
Benefits paid ..................        (99)        (82)          (112)
                                    -----------------------------------
  Benefit obligation at
    end of year ................      2,227       2,407          3,007
                                    -----------------------------------
Change in plan assets:
Market value of assets at
  beginning of year ............         --          --             --
Employer contributions .........         99          82            112
Benefits paid ..................        (99)        (82)          (112)
                                    -----------------------------------

  Market value of assets at
    end of year ................         --          --             --
Funded status ..................     (2,227)     (2,407)        (3,007)
Unrecognized net loss from past
  experience different from that
  assumed and effects
  of changes in assumptions ....        208         282          1,202
Prior service cost not yet
  recognized in periodic
  expense ......................       (658)       (517)          (619)
                                    -----------------------------------
Accrued postretirement cost
included in other liabilities ..    $(2,677)    $(2,642)       $(2,424)
=======================================================================

     Assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligations at December 31 are as follows:

======================================================================
                                             2000     1999     1998
----------------------------------------------------------------------
Rate of return on plan assets ........        NA       NA       NA
Discount rate ........................       8.00%    7.75%    6.75%
Rate of increase in health care costs:
  Initial ............................       6.50%    6.50%    6.75%
  Ultimate (year 2004) ...............       5.00%    5.00%    5.00%
Annual rate of salary increases ......        NA       NA       NA
======================================================================

     The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2000 by $166,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for the year then ended by $21,000.

     The resulting net periodic postretirement benefit expense consisted of the following components for the years ended December 31:

====================================================================
(In thousands)                            2000      1999      1998
--------------------------------------------------------------------
Service cost .........................    $  82     $ 136     $ 118
Interest cost ........................      171       199       188
Amortization of unrecognized loss ....        4        68        63
Amortization of past service liability     (124)     (102)     (102)
                                          --------------------------
  Net postretirement
    benefit expense ..................    $ 133     $ 301     $ 267
====================================================================

Flushing Financial Corporation and Subsidiaries


12.  Stockholders' Equity

Dividend Restrictions:

     In connection with the Bank's conversion from mutual to stock form in November 1995, a special liquidation account was established at the time of conversion, in accordance with the requirements of the Office of Thrift
Supervision ("OTS"), which was equal to its capital as of June 30, 1995. The liquidation account is reduced as and to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in deposits do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. As of December 31, 2000, the Bank's liquidation account was $8.4 million and was presented within retained earnings.

     In addition to the restriction described above, Federal banking regulations place certain restrictions on dividends paid by the Bank to the Holding Company. The total amount of dividends which may be paid at any date is generally limited to the net income of the Bank for the current year and prior two years, less any dividends previously paid from those earnings. At December 31, 2000, the Bank's retained earnings available for the payment of dividends was $8,904,000.

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

Treasury Stock Transactions:

     During 2000, the Holding Company repurchased 475,516 shares of its outstanding common stock under its stock repurchase programs. Also during 1998, 1,339,590 shares of Treasury stock were used to pay the stock dividend discussed above. At December 31, 2000, the Company had 2,083,757 shares of Treasury stock which, among other things, could be used to award grants under the Company's Restricted Stock Plan and to satisfy obligations under the Stock Option Plan. Treasury stock is being accounted for using the average cost method.

13.  REGULATORY CAPITAL

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of December 31, 2000, the Bank continues to be categorized as "well-capitalized" by the OTS under the prompt corrective action regulations and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards.

================================================================================
                                      December 31, 2000      December 31, 1999
--------------------------------------------------------------------------------
                                               Percent of             Percent of
(Dollars in thousands)                Amount     Assets      Amount     Assets
--------------------------------------------------------------------------------
Tangible capital:
  Capital level ................     $106,191     8.02%     $102,709     8.28%
  Requirement ..................       19,858     1.50%       18,605     1.50%
  Excess .......................     $ 86,333     6.52%     $ 84,104     6.78%
Core (Tier I) capital:
  Capital level ................     $106,191     8.02%     $102,709     8.28%
  Requirement ..................       39,715     3.00%       49,612     4.00%
  Excess .......................     $ 66,476     5.02%     $ 53,097     4.28%
Total risk-based capital:
  Capital level ................     $112,912    15.77%     $109,527    16.33%
  Requirement ..................       57,290     8.00%       53,671     8.00%
  Excess .......................     $ 55,622     7.77%     $ 55,856     8.33%
================================================================================

Flushing Financial Corporation and Subsidiaries


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

     Commitments to extend credit (principally real estate mortgages), purchase mortgage loans and lines of credit (principally home equity lines of credit) amounted to approximately $30,104,000, $310,000 and $1,576,000, respectively, at December 31, 2000. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     As of December 31, 2000, commitments to extend credit for fixed-rate real estate mortgages amounted to $6.5 million, with an average interest rate of 8.64%.

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

     The Company's minimum annual rental payments for Bank premises due under non-cancelable leases are as follows:

================================================================================
                                                                 Minimum Rental
--------------------------------------------------------------------------------
                                                                 (In thousands)
Years ending December 31:
2001 .........................................................       $  658
2002 .........................................................          353
2003 .........................................................          333
2004 .........................................................          303
2005 .........................................................          253
Thereafter ...................................................        1,373
                                                                     ------
    Total minimum payments required ..........................       $3,273
================================================================================

     The leases have escalation clauses for operating expenses and real estate taxes. Certain lease agreements provide for increases in rental payments based upon increases in the consumer price index. Rent expense under these leases for the years ended December 31, 2000, 1999 and 1998 was approximately $643,000, $488,000 and $451,000, respectively.

Contingencies:

     The Company is a defendant in various lawsuits. Management of the Company, after consultation with outside legal counsels, believes that the resolution of these various matters will not result in any material effect on the Company's consolidated financial condition, results of operations or cash flows.

15.  CONCENTRATION OF CREDIT RISK

     The Company's lending is concentrated in one-to-four family residential real estate, multi-family residential real estate and commercial real estate loans to borrowers in the metropolitan New York area. The Company evaluates each customer's credit worthiness on a case-by-case basis under the Company's established underwriting policies. The collateral obtained by the Company generally consists of first liens on one-to-four family and multi-family residential real estate and commercial income producing real estate.

Flushing Financial Corporation and Subsidiaries


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

     The estimated fair value of each material class of financial instruments at December 31, 2000 and 1999 and the related methods and assumptions used to estimate fair value are as follows:

Cash and due from banks, overnight interest-earning deposits and federal funds sold, FHLB-NY stock, interest and dividends receivable, mortgagors' escrow deposits and other liabilities

     The carrying amounts are a reasonable estimate of fair value.

Securities available for sale

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

Loans

     The estimated fair value of loans, with carrying amounts of $986,359,000 and $875,886,000 at December 31, 2000 and 1999, respectively, was $996,042,000 and $883,196,000 at December 31, 2000 and 1999, respectively.

     Fair value is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

Flushing Financial Corporation and Subsidiaries


     For non-accruing loans, fair value is generally estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

Due to depositors

     The estimated fair value of due to depositors, with carrying amounts of $682,058,000 and $655,918,000 at December 31, 2000 and 1999, respectively, was
$685,748,000 and $656,670,000 at December 31, 2000 and 1999, respectively.

     The fair values of demand, passbook savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting dates (i.e. their carrying value). The fair value of fixed-maturity certificates of deposits are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowed funds

     The estimated fair value of borrowed funds, with carrying amounts of $508,839,000 and $451,831,000 at December 31, 2000 and 1999, respectively, was
$513,075,000 and $440,159,000 at December 31, 2000 and 1999, respectively.

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

     At December 31, 2000 and 1999, the fair values of the above financial instruments approximate the recorded amounts of the related fees and were not considered to be material.

17.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June of 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which amends SFAS No. 52 and 107, and it supercedes FASB Statements No. 80, 105 and 119. This Statement requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of these derivatives at fair value. This Pronouncement was scheduled to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June of 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which amends SFAS No. 133 to delay the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. In June of 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amends SFAS No. 133 by clarifying certain aspects of SFAS No. 133 to ease implementation. Adoption of this Statement at January 1, 2001 did not have a material impact on the Company's financial position or its results of operations.

     In September of 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement also provides consistent standards for distinguishing transfers of financial assets that are

Flushing Financial Corporation and Subsidiaries


sales from transfers that are secured borrowings. This Statement expands the disclosure requirements in financial statements to require, among other matters, information about accounting policies, volume, cash flows, key assumptions made in determining fair values of retained interests, and sensitivity of those fair values to changes in key assumptions. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, certain provisions of this Statement required adoption for the year ended December 31, 2000. Adoption of those provisions did not have a material impact on the Company's financial position or its results of operations. Adoption of the remaining provisions is not expected to have a material impact on the Company's financial position or its results of operations.

18.  QUARTERLY FINANCIAL DATA (unaudited)

     Selected unaudited quarterly financial data for the fiscal years ended December 31, 2000 and 1999 is presented below:

====================================================================================================================================
                                                                        2000                                   1999
------------------------------------------------------------------------------------------------------------------------------------
                                                         4th       3rd       2nd       1st       4th       3rd       2nd       1st
------------------------------------------------------------------------------------------------------------------------------------
                                                                            (In thousands, except per share data)
Quarterly operating data:
Interest income ....................................   $24,702   $24,810   $24,153   $23,276   $22,730   $22,199   $21,458   $20,756
Interest expense ...................................    15,099    14,863    13,966    13,120    12,799    12,258    11,452    11,286
                                                       -----------------------------------------------------------------------------
Net interest income ................................     9,603     9,947    10,187    10,156     9,931     9,941    10,006     9,470
Provision for loan losses ..........................        --        --        --        --        --        --        12        24
Other operating income .............................     1,553       264       965     1,076     1,069       896       919       990
Other expense ......................................     6,086     6,013     5,950     5,748     5,718     5,626     5,696     5,606
                                                       -----------------------------------------------------------------------------
Income before income tax expense ...................     5,070     4,198     5,202     5,484     5,282     5,211     5,217     4,830
Income tax expense .................................     1,875     1,596     1,977     2,084     2,007     1,980     2,007     1,811
                                                       -----------------------------------------------------------------------------
Net income .........................................   $ 3,195   $ 2,602   $ 3,225   $ 3,400   $ 3,275   $ 3,231   $ 3,210   $ 3,019
                                                       =============================================================================

Basic earnings per share ...........................   $  0.39   $  0.31   $  0.38   $  0.40   $  0.38   $  0.36   $  0.35   $  0.32
Diluted earnings per share .........................   $  0.38   $  0.31   $  0.38   $  0.39   $  0.37   $  0.35   $  0.34   $  0.31
Dividends per share ................................   $  0.10   $  0.10   $  0.10   $  0.10   $  0.08   $  0.08   $  0.08   $  0.08
Average common shares outstanding for:
Basic earnings per share ...........................     8,271     8,337     8,390     8,512     8,705     8,957     9,161     9,509
Diluted earnings per share .........................     8,451     8,516     8,532     8,638     8,910     9,186     9,330     9,707
====================================================================================================================================

Flushing Financial Corporation and Subsidiaries


19.  PARENT COMPANY ONLY FINANCIAL INFORMATION

     Earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment, any dividends would reduce the Holding Company's investment in the Bank, and any changes in the Bank's unrealized gain or loss on securities available for sale, net of taxes, would increase or decrease, respectively, the Holding Company's investment in the Bank. The condensed financial statements for the Holding Company at and for the years ended December 31, 2000 and 1999 are presented below:

================================================================================
(In thousands)                                            2000           1999
--------------------------------------------------------------------------------
Condensed Statements of Financial Condition
Assets:
  Cash and due from banks ........................     $   8,757      $   7,760
  Federal funds sold and overnight
    interest-earning deposit .....................           758            875
  Securities available for sale:
    Mortgage-backed securities ...................            --          2,215
    Other securities .............................         6,776          4,354
  Interest receivable ............................            33             46
  Investment in Bank .............................       110,135        102,885
  Other assets ...................................           519            155
                                                       ------------------------
      Total assets ...............................     $ 126,978      $ 118,290
                                                       ========================

Liabilities:
  Other liabilities ..............................     $     241      $     114
                                                       ------------------------
      Total liabilities ..........................           241            114
                                                       ------------------------
Stockholders' equity:
  Common stock ...................................           114            114
  Additional paid-in capital .....................        76,396         75,952
  Unearned compensation ..........................        (7,781)        (9,142)
  Treasury stock .................................       (31,755)       (25,308)
  Retained earnings ..............................        89,896         81,056
  Accumulated other comprehensive
    income, net of taxes .........................          (133)        (4,496)
                                                       ------------------------
      Total equity ...............................       126,737        118,176
                                                       ------------------------
      Total liabilities and equity ...............     $ 126,978      $ 118,290
                                                       ------------------------
================================================================================

================================================================================
(In thousands)                                            2000           1999
--------------------------------------------------------------------------------
Condensed Statements of Income
Dividends from the Bank ..........................     $   9,500      $  16,000
Interest income ..................................           472            719
Non-interest income ..............................           (25)            46
Other operating expenses .........................          (580)          (568)
                                                       ------------------------
  Income before taxes and equity in
    undistributed earnings of subsidiary .........         9,367         16,197
Income tax benefit (expense) .....................           124            (32)
                                                       ------------------------
  Income before equity in undistributed
    earnings of subsidiary .......................         9,491         16,165
Excess of dividends over current
  year earnings ..................................            --         (3,430)
Equity in undistributed earnings of the Bank .....         2,931             --
                                                       ------------------------
      Net income .................................     $  12,422      $  12,735
================================================================================
Condensed Statements of Cash Flow
Operating activities:
  Net income .....................................     $  12,422      $  12,735
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Equity in undistributed earnings of
      the Bank ...................................        (2,931)         3,430
    Net decrease in operating assets
      and liabilities ............................          (419)          (341)
    Amortization of unearned premium,
      net of accretion of unearned discount ......            17             74
    Net gain on sales of securities ..............           (25)           (45)
    Unearned compensation, net ...................         1,741          1,544
                                                       ------------------------
      Net cash provided by
        operating activities .....................        10,855         17,397
                                                       ------------------------
Investing activities:
  Purchases of securities available for sale .....        (3,566)        (9,765)
  Proceeds from sales and calls of
    securities available for sale ................         3,740         19,631
                                                       ------------------------
      Net cash provided by
        investing activities .....................           174          9,866
                                                       ------------------------
Financing activities:
  Purchase of treasury stock .....................        (6,732)       (19,643)
  Cash dividends paid ............................        (3,417)        (2,948)
                                                       ------------------------
      Net cash used in financing activities ......       (10,149)       (22,591)
                                                       ------------------------
Net increase in cash and cash equivalents ........           880          4,672
Cash and cash equivalents,
  beginning of year ..............................         8,635          3,963
                                                       ------------------------
Cash and cash equivalents, end of year ...........     $   9,515      $   8,635
================================================================================

Flushing Financial Corporation and Subsidiaries


REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Flushing Financial Corporation:

     In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Flushing Financial Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

New York, New York
January 23, 2001