Form 10-K, Exhibit 13
period 2001-12-31
FLUSHING FINANCIAL CORP
filed 2002-04-01
CIK 923139

[PHOTO]


                                CORPORATE PROFILE


     Flushing Financial Corporation, a Delaware corporation, was formed in May 1994 to serve as the holding company for Flushing Savings Bank, FSB, a federally chartered, FDIC-insured savings institution originally organized in 1929.

     The Bank is a customer-oriented, full-service community bank primarily engaged in attracting deposits from residents and businesses in the local communities of Queens, Nassau, Brooklyn, the Bronx and Manhattan and investing such deposits and other available funds primarily in originations of multi-family mortgage loans, commercial real estate loans and one-to-four family residential loans.

     Flushing Financial Corporation's common stock is publicly traded on the Nasdaq National Market(R) under the symbol "FFIC."

     Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.


               Flushing Financial Corporation 1 2001 ANNUAL REPORT

================================================================================
TO  OUR   SHAREHOLDERS                                     [PHOTO]
================================================================================

Partnership
       for Success

     We are pleased to report that 2001 was another profitable and successful year for Flushing Financial Corporation. We achieved record diluted earnings per share of $1.17, up 20.6% from $0.97 a year earlier. We also continued to grow our balance sheet, increase both net interest income and non-interest income and become more efficient. Credit quality remained strong despite a softening economy.

     Early in the year, we undertook an analysis of our past successes. With the knowledge we gained, we developed a strategic plan to emphasize our strengths in the markets we serve. We then set to work with a disciplined approach to implement that plan and build upon our areas of expertise. The strategic initiatives that we outlined in 2001 are in our view a blueprint for our growth in the near term. These initiatives fall into several categories:

DIVERSIFY LENDING TO EMPHASIZE HIGHER YIELDS

     In 2001, we accelerated our efforts to further diversify our lending to emphasize higher yielding assets. To effect this change, we reallocated greater resources to several key lending areas including multi-family and commercial real estate lending. While the Federal Reserve Board and the credit markets exerted downward pressure on rates, our approach to high quality niche lending allowed us to grow our loan portfolio with only a slight reduction in yield. Originations in higher yielding multi-family and commercial real estate loans improved over last year. In the residential real estate lending area, we concentrated on changing our mix of originations toward higher yielding mixed-use


               Flushing Financial Corporation 2 2001 ANNUAL REPORT

================================================================================

================================================================================

properties (those that contain both residential dwellings and commercial units). Single-family mortgages, while still an important part of our loan portfolio took on lesser significance in our earnings plan as margins in that business continued to narrow.

MAINTAIN HIGH ASSET QUALITY

     While we have continued to search out profitable niches to expand lending, we have also continued to approach underwriting in a traditional manner, primarily focusing on basic housing stock and small commercial properties in the NY Metropolitan area. The loan portfolio has grown to $1.1 billion. At the same time, non-performing assets at December 31, 2001 were $2.4 million, and, although this represents a small increase over the prior year, our ratio of non-performing assets to total assets was a modest 0.16%.

GROW CORE DEPOSITS

     We concentrated heavily on fine-tuning our retail network in our effort to grow lower costing core deposits. We initiated a new sales process, brought on additional talent and, capitalizing on market trends toward increased deposits, experienced unprecedented growth in total deposits of $136 million--more than 20% over year 2000, as more customers chose Flushing for their banking needs. Growth in lower costing core deposits was even more encouraging as those balances increased by $71 million or 26%. We saw an increase in depth of relationship as more Flushing customers chose to open checking and money market accounts with us in addition to their certificates of deposit.

INCREASE NON-INTEREST INCOME

     We further augmented our basic business of deposit gathering and lending with an additional $2.2 million in non-interest income for the year. A leading contributor to the increase for 2001 was the Bank Owned Life Insurance (BOLI) program initiated in late 2000. A gain on sale of securities further contributed to the increase, as did an improvement in loan and deposit fees.

CAPITAL MANAGEMENT

     Our effective management of capital, in addition to strong earnings growth, yielded a record high return on equity of 11.52% for the year. We continued to manage capital to improve shareholder value by repurchasing 639,950 shares of our stock during the year. Since our initial public offering in 1995, we have repurchased approximately 35% of the common shares issued in connection with that offering, thus enhancing the value for the remaining shareholders. Further, our continued financial success prompted us to increase the annual dividend paid in 2001 to $0.31 per share, up from the $0.27 per share paid in the prior year. We also declared a three-for-two stock split in August of 2001 in order to provide additional liquidity in the market for our common stock.

Deposits
(millions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                  '97                  $655.9
                  '98                  $664.1
                  '99                  $666.9
                  '00                  $689.8
                  '01                  $828.6

Net Loan Portfolio
(millions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                  '97                  $  598.4
                  '98                  $  750.6
                  '99                  $  875.9
                  '00                  $  986.4
                  '01                  $1,067.2


               Flushing Financial Corporation 3 2001 ANNUAL REPORT

Total Assets
(millions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                  '97                  $1,088.5
                  '98                  $1,142.1
                  '99                  $1,249.5
                  '00                  $1,338.1
                  '01                  $1,487.5

STRENGTHEN THE SALES AND SERVICE CULTURE

     No discussion of long-term strategy or 2001 results would be complete without mentioning the cultural changes that have been initiated and their positive impact on our staff and their performance. Throughout the year, we concentrated on building the skills of our customer contact staff through sales, product knowledge and small business training. In addition, we have recruited new talent to our organization in retail banking, investment sales, loan originations and small business banking. Expectations and responsibilities have been clearly defined to managers and staff and incentive pay structures have been put in place to reward results. Our people have responded well and we believe their increasing knowledge and skill will contribute to our success in the coming years.

THE FUTURE

     We come out of the year 2001 a very strong, well-capitalized institution, with, in our view, a straightforward but effective business model that should continue to deliver shareholder value in the foreseeable future. In 2002, we anticipate a year of continued improvement in financial results, while we make the investments necessary to accomplish our strategic goals.

================================================================================
                          STRENGTHENING RELATIONSHIPS
================================================================================

     We are working hard to build upon our success in targeted lending by enhancing our relationships with our communities, our existing customers and our broker networks. We intend to explore new technologies to streamline processes and make it easier for our customers to transact business with us.

     We will continue to focus on local businesses and consumers for the sources of our growth. We operate in an active and competitive market yet maintain a strong reputation for both lending and deposit products. By taking an active role in our communities, financing small business and delivering, in a personalized manner, an array of up-to-date financial products, we expect to continue to attract more customers to Flushing in the years to come.

     We would like to thank the Board for its active guidance, our employees for their commitment to our strategy and our customers for their valued trust.

     We thank you, our shareholders, for the confidence you have expressed in us through your investment.

/S/ Gerard P. Tully, Sr.                 /S/ Michael J. Hegarty
Gerard P. Tully, Sr.                     Michael J. Hegarty
Chairman of the Board                    President and Chief Executive Officer



We are working hard to build upon our success in targeted lending by enhancing our relationships with our communities, our existing customers and our broker networks.


               Flushing Financial Corporation 4 2001 ANNUAL REPORT

================================================================================
                             SELECTED FINANCIAL DATA
================================================================================

----------------------------------------------------------------------------------------------------------------------------
At or for the year ended December 31,                        2001          2000         1999         1998          1997
----------------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA
Total assets..........................................   $1,487,529    $1,338,092   $1,249,529   $1,142,055   $1,088,476
Loans, net............................................    1,067,197       986,359      875,886      750,555      598,421
Securities available for sale.........................      305,539       255,220      285,016      326,690      356,712
Real estate owned, net................................           93            44          368           77          433
Deposits..............................................      828,582       689,811      666,941      664,059      655,911
Borrowed funds........................................      513,435       508,839      451,831      335,458      287,187
Stockholders' equity..................................      133,387       126,737      118,176      132,087      136,443
Book value per share (1) (2)..........................   $     9.89    $     9.11   $     8.10   $     8.08   $     7.71

SELECTED OPERATING DATA
Interest and dividend income..........................   $  101,899    $   96,941   $   87,143   $   82,846   $   66,866
Interest expense......................................       59,702        57,048       47,795       46,702       34,795
                                                         -------------------------------------------------------------------
  Net interest income.................................       42,197        39,893       39,348       36,144       32,071
Provision for loan losses.............................           --            --           36          214          104
                                                         -------------------------------------------------------------------
  Net interest income after provision for loan losses.       42,197        39,893       39,312       35,930       31,967
Non-interest income:
  Net gains (losses) on sales of securities and loans.          321          (651)         252          368           67
  Other income........................................        5,737         4,509        3,622        2,927        2,596
                                                         -------------------------------------------------------------------
    Total non-interest income.........................        6,058         3,858        3,874        3,295        2,663
Non-interest expense..................................       24,457        23,797       22,646       23,023       19,324
Income before income tax provision....................       23,798        19,954       20,540       16,202       15,306
Income tax provision..................................        8,869         7,532        7,805        6,012        6,775
                                                         -------------------------------------------------------------------
    Net income........................................   $   14,929    $   12,422   $   12,735   $   10,190   $    8,531
                                                         -------------------------------------------------------------------

Basic earnings per share (2) (3)......................   $     1.22    $     0.99   $     0.94   $     0.67   $     0.53
Diluted earnings per share (2) (3)....................   $     1.17    $     0.97   $     0.92   $     0.65   $     0.53
Dividends declared per share (2)......................   $     0.31    $     0.27   $     0.21   $     0.15   $     0.10
Dividend payout ratio.................................         25.4%         27.3%        22.3%        22.3%        18.9%

                                                                       Continued

                                               (Footnotes on the following page)


           =========================================================
                               TABLE OF CONTENTS
           =========================================================

           Selected Financial Data                                 5

           Management's Discussion and Analysis of
           Financial Condition and Results of Operations           7

           Consolidated Financial Statements                      20

           Notes to Consolidated Financial Statements             26

           Report of Independent Accountants                      44

           Corporate and Shareholder Information                 1BC


      Flushing Financial Corporation and Subsidiaries 5 2001 ANNUAL REPORT

================================================================================
                             SELECTED FINANCIAL DATA
================================================================================
                                  (continued)

----------------------------------------------------------------------------------------------------------------------------
At or for the year ended December 31,                           2001           2000       1999         1998           1997
----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA
Performance ratios:
  Return on average assets............................          1.06%          0.96%       1.08%        0.92%          0.96%
  Return on average equity............................         11.52          10.48       10.31         7.51           6.41
  Average equity to average assets....................          9.19           9.18       10.49        12.24          15.00
  Equity to total assets..............................          8.97           9.47        9.46        11.57          12.53
  Interest rate spread................................          2.89           2.87        3.05         2.88           3.06
  Net interest margin.................................          3.20           3.24        3.49         3.43           3.74
  Non-interest expense to average assets..............          1.74           1.84        1.92         2.08           2.18
  Efficiency ratio....................................         50.06          53.07       51.54        53.44          53.91
  Average interest-earning assets to average
    interest-bearing liabilities......................          1.07x          1.08x       1.11x        1.12x          1.17x
Regulatory capital ratios (4):
  Tangible capital....................................          7.32%          8.02%       8.28%        9.46%          9.11%
  Core capital........................................          7.32           8.02        8.28         9.46           9.11
  Total risk-based capital............................         13.58          15.77       16.33        19.43          19.76
Asset quality ratios:
  Non-performing loans to gross loans (5).............          0.22%          0.16%       0.36%        0.34%          0.41%
  Non-performing assets to total assets (6)...........          0.16           0.12        0.29         0.23           0.27
  Net charge-offs (recoveries) to average loans.......          0.01           0.01       --           (0.01)          0.01
  Allowance for loan losses to gross loans............          0.61           0.68        0.77         0.89           1.07
  Allowance for loan losses to total
    non-performing assets (6).........................        272.94         404.28      191.29       252.83         223.94
  Allowance for loan losses to total
    non-performing loans (5)..........................        283.85         415.32      213.29       260.36         263.38
Full-service customer facilities......................            10             10           9            8              7

(1) Calculated by dividing stockholders' equity of $133.4 million and $126.7 million at December 31, 2001 and 2000, respectively, by 13,487,784 and 13,907,881 shares outstanding at December 31, 2001 and 2000, respectively.

(2) All per share data has been adjusted for the three-for-two stock split distributed on August 30, 2001 in the form of a stock dividend and the three-for-two stock split distributed on September 30, 1998 in the form of a stock dividend.

(3) The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share. Unvested restricted stock awards are not included in basic earnings per share calculations, but are included in diluted earnings per share calculations.

(4) The Bank exceeded all minimum regulatory capital requirements during the periods presented.

(5) Non-performing loans consist of non-accrual loans and loans delinquent 90 days or more that are still accruing.

(6) Non-performing assets consists of non-performing loans and real estate owned.


MARKET PRICE OF COMMON STOCK

     Flushing Financial Corporation Common Stock is traded on the Nasdaq National Market (R) under the symbol "FFIC." As of December 31, 2001 the Company had approximately 760 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. The Company's stock closed at $17.80 on December 31, 2001. The following table shows the high and low sales price of the Common Stock during the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions. All price and dividend information has been adjusted for the three-for-two stock split distributed on August 30, 2001 in the form of a stock dividend. See Note 12 of Notes to Consolidated Financial Statements for dividend restrictions.

---------------------------------------------------------------------------------------------------------
                                                2001                                 2000
                                   ----------------------------------------------------------------------
                                     High        Low     Dividend          High        Low     Dividend
---------------------------------------------------------------------------------------------------------
First Quarter...............       $12.54      $11.00      $0.073        $10.17     $ 8.50      $0.067
Second Quarter..............        16.20       12.17       0.073         10.33       8.33       0.067
Third Quarter...............        17.00       13.71       0.080         11.00       9.79       0.067
Fourth Quarter..............        18.96       15.44       0.080         11.96      10.04       0.067


      Flushing Financial Corporation and Subsidiaries 6 2001 ANNUAL REPORT

================================================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
================================================================================

GENERAL

     Flushing Financial Corporation ("Holding Company") is the parent holding company for Flushing Savings Bank, FSB ("Bank"), a federally chartered stock savings bank. The following discussion of financial condition and results of operations includes the collective results of the Holding Company and the Bank (collectively the "Company"), but reflects principally the Bank's activities.

     The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (1) originations and purchases of one-to-four family residential mortgage loans (focusing on mixed-use properties--properties that contain both residential dwelling units and commercial units), multi-family income-producing property loans and commercial real estate loans; (2) mortgage loan surrogates such as mortgage-backed securities; and (3) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans, Small Business Administration loans and other small business loans.

     The Company's results of operations depend primarily on net interest income, which is the difference between the interest income earned on its loan and investment portfolios, and its cost of funds, consisting primarily of interest paid on deposit accounts and borrowed funds. Net interest income is the result of the Company's interest rate margin, which is the difference between the average yield earned on interest-earning assets and the average cost of interest-bearing liabilities, and the average balance of interest-earning assets compared to the average balance of interest-bearing liabilities. The Company also generates non-interest income from loan fees, service charges on deposit accounts, mortgage servicing fees, late charges and other fees, income earned on Bank Owned Life Insurance ("BOLI"), dividends on Federal Home Bank of NY ("FHLB-NY") stock and net gains and losses on sales of securities and loans. The Company's operating expenses consist principally of employee compensation and benefits, occupancy and equipment costs, other general and administrative expenses and income tax expense. The Company's results of operations also can be significantly affected by its periodic provision for loan losses and specific provision for losses on real estate owned. Such results also are significantly affected by general economic and competitive conditions, including changes in market interest rates, the strength of the local economy, government policies and actions of regulatory authorities.

     In September 2000, the Bank sold certain lower-yielding mortgage-backed securities and invested the proceeds in $20.0 million of BOLI. The purchase of BOLI, with its tax-advantaged earnings and other benefits, allows the Company to fund a substantial portion of the Company's employee benefit costs.

     On July 17, 2001, the Board of Directors of the Company declared a three-for-two stock split of the Company's common stock in the form of a 50% stock dividend, which was paid on August 30, 2001. Each stockholder received one additional share for every two shares of the Company's common stock held at the record date, August 10, 2001. Cash was paid in lieu of fractional shares. The Company issued 4,617,270 shares of its common stock, of which 2,120,885 shares had been held as treasury stock. All share and per share amounts in this Annual Report have been restated to reflect this three-for-two stock split paid on August 30, 2001.

     During the fourth quarter of 2001, the Bank began to: (1) expand its business loan and deposit products, (2) increase its focus on the investment products it offers, and (3) plan for the anticipated introduction in 2002 of a debit card and Internet banking.

     As part of the Company's strategy to find ways to best utilize its available capital, during 2001 Flushing Financial Corporation continued its stock repurchase programs by repurchasing 639,950 shares of its common stock. The total number of treasury shares, at December 31, 2001 is 364,279 and the total number of outstanding common shares is 13,487,784. At December 31, 2001, 552,450 shares remain to be repurchased under the current stock repurchase program.

     Statements contained in this ANNUAL REPORT relating to plans, strategies, objectives, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently


      Flushing Financial Corporation and Subsidiaries 7 2001 ANNUAL REPORT anticipated due to a number of factors, which include, but are not limited to, the factors set forth in the third paragraph of this section, and under captions "Management Strategy" and "Other Trends and Contingencies" below, and elsewhere in this Annual Report and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

FLUSHING SAVINGS BANK, FSB

     The Bank was organized in 1929 as a New York State chartered mutual savings bank. On May 10, 1994, the Bank converted to a federally chartered mutual savings bank and changed its name from Flushing Savings Bank to Flushing Savings Bank, FSB. As a federal savings bank, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). The Bank's deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). The Bank owns three subsidiaries: (1) Flushing Preferred Funding Corporation ("FPFC")--a real estate investment trust; (2) Flushing Service Corporation ("FSC")--a service corporation which markets insurance products and mutual funds; and (3) FSB Properties, Inc.--a service corporation formed to manage certain real estate properties, which is currently inactive.

MANAGEMENT STRATEGY

     Management's strategy is to continue the Bank's focus as a consumer-oriented institution serving its local markets. In furtherance of this objective, the Company intends to (1) continue its emphasis on the origination of one-to-four family residential mortgage (focusing on mixed-use properties), multi-family real estate and commercial real estate loans, (2) maintain asset quality, (3) manage deposit growth and maintain a low cost of funds, (4) manage interest rate risk, and (5) explore new business opportunities. The Company has in the past increased growth through acquisitions of financial institutions and branches of other financial institutions, and will continue to pursue growth through acquisitions that are, or are expected to be within a reasonable time frame, accretive to earnings. The Company has also opened new branches. There can be no assurance that the Company will be able to effectively implement this strategy. The Company's strategy is subject to change by the Board of Directors.

     One-to-Four Family, Multi-Family Real Estate and Commercial Real Estate Lending. The Company has traditionally emphasized the origination and acquisition of one-to-four family residential mortgage loans, which include mixed-use property mortgage loans, adjustable rate mortgage ("ARM") loans, fixed rate mortgage loans and home equity loans. Increasingly, the Company has placed greater emphasis on multi-family and commercial real estate loans. The Company expects to continue this emphasis on multi-family and commercial real estate loans as well as on one-to-four family residential mortgage loans. During 2001, loan originations and purchases were $82.3 million for one-to-four family residential mortgage loans, $71.0 million for multi-family real estate loans, $62.1 million for commercial real estate loans and $8.7 million for construction loans. At December 31, 2001, the Company's one-to-four family residential mortgage loans, multi-family real estate loans and commercial real estate loans amounted to $468.4 million (43.7%), $369.7 million (34.5%) and $214.4 million (20.0%), respectively, of gross loans.

     The Company seeks to increase its originations of one-to-four family residential mortgage, multi-family real estate and commercial real estate loans through aggressive marketing and by maintaining competitive interest rates and origination fees. The Company's marketing efforts includes frequent contacts with mortgage brokers and other professionals who serve as referral sources. From time-to-time, the Company may purchase loans from mortgage bankers. Loans purchased by the Company from these mortgage bankers comply with the Bank's underwriting standards.

     Fully underwritten one-to-four family residential mortgage loans generally are considered by the banking industry to have less risk than other types of loans. Multi-family income-producing real estate loans and commercial real estate loans generally have higher yields than one-to-four family residential


      Flushing Financial Corporation and Subsidiaries 8 2001 ANNUAL REPORT mortgage loans and shorter terms to maturity, but typically involve higher principal amounts and generally expose the lender to a greater risk of credit loss than one-to-four family residential mortgage loans. The Company's increased emphasis on multi-family and commercial real estate loans has increased the overall level of credit risk inherent in the Company's loan portfolio. The greater risk associated with multi-family and commercial real estate loans could require the Company to increase its provisions for loan losses and to maintain an allowance for loan losses as a percentage of total loans in excess of the allowance currently maintained by the Company. To date, the Company has not experienced significant losses in its multi-family and commercial real estate loan portfolios, and has determined that, at this time, additional provisions are not required.

     Maintain Asset Quality. By adherence to its strict underwriting standards the Bank has been able to minimize net losses from impaired loans with net charge-offs of $136,000 and $97,000 for the years ended December 31, 2001 and 2000, respectively. The Company has maintained the strength of its loan portfolio, as evidenced by the Company's ratio of its allowance for loan losses to non-performing loans of 283.85% and 415.32% at December 31, 2001 and 2000, respectively. The Company seeks to maintain its loans in performing status through, among other things, strict collection efforts, and consistently monitors non-performing assets in an effort to return them to performing status. To this end, management reviews the quality of loans and reports to the Loan Committee of the Board of Directors of the Bank on a monthly basis. From time-to-time, the Company has sold and may continue to make sales of non-performing assets. Non-performing assets amounted to $2.4 million and $1.7 million at December 31, 2001 and 2000, respectively. Non-performing assets as a percentage of total assets were 0.16% and 0.12% at December 31, 2001 and 2000, respectively.

     Managing Deposit Growth and Maintaining Low Cost of Funds. The Company has a relatively stable retail deposit base drawn from its market area through its ten full-service offices. Although the Company seeks to retain existing deposits and maintain depositor relationships by offering quality service and competitive interest rates to its customers, the Company seeks to keep deposit growth within reasonable limits. Management intends to balance its goal to maintain competitive interest rates on deposits while seeking to manage its overall cost of funds to finance its strategies. Historically, the Company has relied on its deposit base as its principal source of funding. The Bank is also a member of the FHLB-NY, which provides it with an additional source of borrowing, which the Company has increasingly utilized to provide funding for asset growth which has increased net interest income. During 2001, the Company realized an increase in due to depositors and borrowed funds of $136.5 million and $4.6 million, respectively.

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

     Prevailing interest rates also affect the extent to which borrowers repay and refinance loans. An increasing interest rate environment would tend to extend the lives of lower yielding fixed rate mortgages and mortgage-backed securities, which could adversely affect net interest income. In addition, depositors tend to open longer term, higher costing certificate of deposit accounts which could adversely affect the Bank's net interest income if rates were to subsequently decline. In a declining interest rate environment, the number of loan prepayments and loan refinancings may increase, as well as prepayments of mortgage-backed securities. Call provisions associated with the Company's investment in U.S. government agency and corporate securities may also adversely affect yield in a declining interest rate environment. Such prepayments


      Flushing Financial Corporation and Subsidiaries 9 2001 ANNUAL REPORT and calls may adversely affect the yield of the Company's loan portfolio and mortgage-backed and other securities as the Company reinvests the prepaid funds in a lower interest rate environment. However, the Company typically receives additional loan fees when existing loans are refinanced, which partially offset the reduced yield on the Company's loan portfolio resulting from prepayments. In periods of low interest rates, the Company's level of core deposits also may decline if depositors seek higher yielding instruments or other investments not offered by the Company, which in turn may increase the Company's cost of funds and decrease its net interest margin to the extent alternative funding sources are utilized. Additionally, adjustable rate mortgage loans and mortgage-backed securities generally contain interim and lifetime caps that limit the amount the interest rate can increase or decrease at repricing dates.

     Exploring New Business Opportunities. As part of the Company's strategy to explore new retailing concepts and products, the Bank opened its first in-store supermarket branch in June 1998 in the neighborhood of New Hyde Park. A second in-store supermarket branch was opened in November 1999 in Co-op City in the Bronx. These supermarket branches can address virtually all of their customers' financial needs, with the added convenience of extended hours and time saving grocery store access. A traditional branch was opened in July 2000 on Kissena Boulevard in Flushing, Queens.

     During the second quarter of 1998, the Company launched Flushing Service Corporation, which began offering mutual funds, tax-deferred annuities and other investment products, expanding the services offered by the Bank. The Bank intends to place additional emphasis on the sale of these products in 2002 through additional marketing efforts and the licensing of Bank employees allowing them to sell certain of these products.

     The Bank also established, in June 1998, a Business and Community Development Department. In the Company's demanding and constantly evolving marketplace, this office plays an active role in enhancing the Company's reputation as an essential player in the local economy, and expanding its participation in new business opportunities. In the fourth quarter of 2001, staffing was increased in this department to allow the Bank to further expand these efforts.

     Management is currently reviewing the profitability potential of various new products to further expand the Company's product lines and market. During 2002, the Bank plans to introduce a debit card and Internet banking, and continue to expand its business loan and deposit products. These initiatives are designed to allow us to continue to be the provider of choice for our current customers and help attract new customers.

Interest Rate Sensitivity Analysis

     A financial institution's exposure to the risks of changing interest rates may be analyzed, in part, by examining the extent to which its assets and liabilities are "interest rate sensitive" and by monitoring the institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, a positive gap may enhance net interest income in a rising rate environment and reduce net interest income in a falling rate environment. Conversely, a negative gap may enhance net interest income in a falling rate environment and reduce net interest income in a rising rate environment.


      Flushing Financial Corporation and Subsidiaries 10 2001 ANNUAL REPORT

     The table below sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001 which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions for mortgage-backed securities are based on industry averages. Passbook and Money Market accounts were assumed to have a withdrawal or "run-off" rate of 5%, based on historical experience. Management believes that these assumptions are indicative of actual prepayments and withdrawals experienced by the Company.

                                                          Interest Rate Sensitivity Gap Analysis at December 31, 2001
====================================================================================================================================
                                                             More Than    More Than   More Than  More Than
                                                  Three       Three       One Year   Three Years Five Years
                                                  Months     Months to    to Three     to Five     to Ten    More Than
                                                 and Less    One Year       Years       Years      Years     Ten Years      Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                                                     (Dollars in thousands)
Mortgage loans ...............................  $  32,243    $ 120,995    $ 331,345    $352,620   $208,002   $  21,065    $1,066,270
Other loans ..................................      4,697          492        1,258         228         50          --         6,725
Short-term securities (1) ....................     28,367           --           --          --         --          --        28,367
Securities available for sale:
  Mortgage-backed securities .................     28,702       34,734       64,566      43,184     50,878      20,994       243,058
  Other ......................................     20,459       24,644       16,472          --        306         600        62,481
                                                ------------------------------------------------------------------------------------
    Total interest-earning assets ............    114,468      180,865      413,641     396,032    259,236      42,659     1,406,901
                                                ------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Passbook accounts ............................      2,448        7,344       18,141      16,372     34,285     117,265       195,855
NOW accounts .................................         --           --           --          --         --      33,107        33,107
Money market accounts ........................      1,172        3,516        8,687       7,841     16,418      56,155        93,789
Certificate of deposit accounts ..............     90,620      160,947      141,069      69,214      5,322          --       467,172
Mortgagors' escrow deposits ..................         --           --           --          --         --      10,065        10,065
Borrowed funds ...............................    136,000       49,250      159,000      78,900     90,285          --       513,435
                                                ------------------------------------------------------------------------------------
    Total interest-bearing liabilities (2) ...  $ 230,240    $ 221,057    $ 326,897    $172,327   $146,310   $ 216,592    $1,313,423
                                                ------------------------------------------------------------------------------------
Interest-rate sensitivity gap ................  $(115,772)   $ (40,192)   $  86,744    $223,705   $112,926   $(173,933)
Cumulative interest-rate sensitivity gap .....  $(115,772)   $(155,964)   $ (69,220)   $154,485   $267,411   $  93,478
Cumulative interest-rate sensitivity gap
  as a percentage of total assets ............      (7.78)%     (10.48)%      (4.65)%    10.39%      17.98%       6.28%
Cumulative interest-earning assets as a
  percentage of cumulative interest-bearing
  liabilities ................................      49.72%       65.44%       91.11%     116.25%    124.38%     107.12%
------------------------------------------------------------------------------------------------------------------------------------

(1)  Consists of interest-earning deposits and federal funds sold.

(2) Does not include non-interest-bearing demand accounts totaling $28.6 million at December 31, 2001.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar estimated maturities or periods to repricing, they may react in differing degrees to changes in market interest rates and may bear rates that differ in varying degrees from the rates that would apply upon maturity and reinvestment or upon repricing. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in the level of interest rates, prepayments on loans and


      Flushing Financial Corporation and Subsidiaries 11 2001 ANNUAL REPORT mortgage-backed securities, and deposit withdrawal or "run-off" levels, would likely deviate materially from those assumed in calculating the above table. In the event of an interest rate increase, some borrowers may be unable to meet the increased payments on their adjustable-rate debt. The interest rate sensitivity analysis assumes that the nature of the Company's assets and liabilities remains static. Interest rates may have an effect on customer preferences for deposits and loan products. Finally, the maturity and repricing characteristics of many assets and liabilities as set forth in the above table are not governed by contract but rather by management's best judgement based on current market conditions and anticipated business strategies.

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

     The Company manages the mix of interest-earning assets and interest-bearing liabilities on a continuous basis to maximize return and adjust its exposure to interest rate risk. On a quarterly basis, management prepares the "Earnings and Economic Exposure to Changes in Interest Rate" report for review by the Board of Directors, as summarized below. This report quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. The Company has been calculating the changes in the net interest income and net portfolio value for several years. In 1999, the OTS placed its focus on the net portfolio value ratio. This is the ratio used by the OTS to measure the interest rate sensitivity of the Company. Net portfolio value is defined as the market value of assets net of the market value of liabilities. The market value of assets and liabilities is determined using a discounted cash flow calculation. The net portfolio value ratio is the ratio of the net portfolio value to the market value of assets. All changes in income and value are measured as percentage changes from the projected net interest income and net portfolio value at the base interest rate scenario. The base interest rate scenario assumes interest rates at December 31, 2001. Various estimates regarding prepayment assumptions are made at each level of rate shock. Actual results could differ significantly from these estimates. The Company is within the guidelines established by the Board of Directors for each interest rate level.

                                       Projected Percentage Change In
                                   ---------------------------------------------
                                   Net Interest   Net Portfolio   Net Portfolio
Change in Interest Rate               Income          Value        Value Ratio
--------------------------------------------------------------------------------

-300 basis points ..............       -4.72%         -3.02%          9.76%
-200 basis points ..............       -1.11          -1.28          10.13
-100 basis points ..............        0.17           1.97          10.65
Base interest rate .............          --             --          10.67
+100 basis points ..............       -2.63         -14.47           9.42
+200 basis points ..............       -5.89         -28.81           8.10
+300 basis points ..............       -9.29         -43.21           6.68

Analysis of Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amount of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

      Flushing Financial Corporation and Subsidiaries 12 2001 ANNUAL REPORT

     The following table sets forth certain information relating to the Company's Consolidated Statements of Financial Condition and the Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include amortization of fees that are considered adjustments to yields.

====================================================================================================================================
For the years ended December 31,                2001                              2000                              1999
------------------------------------------------------------------------------------------------------------------------------------
                                                           Average                          Average                          Average
                                  Average                   Yield/    Average                Yield/    Average                Yield/
                                  Balance      Interest      Cost     Balance    Interest     Cost     Balance     Interest    Cost
------------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                (Dollars in thousands)
Interest-earning assets:
  Mortgage loans, net (1) (2) .  $1,030,126   $ 83,811     8.14%   $  936,222     $76,094     8.13%   $  800,668   $65,998    8.24%
  Other loans, net (1) (2) ....       6,405        558     8.71         6,681         686    10.27         5,515       545    9.88
                                 ---------------------------------------------------------------------------------------------------
      Total loans, net ........   1,036,531     84,369     8.14       942,903      76,780     8.14       806,183    66,543    8.25
                                 ---------------------------------------------------------------------------------------------------
  Mortgage-backed securities ..     228,681     14,938     6.53       261,903      18,304     6.99       287,154    18,703    6.51
  Other securities ............      21,640      1,260     5.82        16,504       1,182     7.16        20,331     1,212    5.96
                                 ---------------------------------------------------------------------------------------------------
      Total securities ........     250,321     16,198     6.47       278,407      19,486     7.00       307,485    19,915    6.48
                                 ---------------------------------------------------------------------------------------------------
  Interest-earning deposits
    and federal funds sold ....      33,810      1,332     3.94         9,542         675     7.07        12,346       685    5.55
                                 ---------------------------------------------------------------------------------------------------
Total interest-earning assets .   1,320,662    101,899     7.72     1,230,852      96,941     7.88     1,126,014    87,143    7.74
                                              ------------------                  -----------------                -----------------
Other assets ..................      88,237                            60,344                             52,174
                                 ----------                        ----------                         ----------
      Total assets ............  $1,408,899                        $1,291,196                         $1,178,188
                                 ==========                        ==========                         ==========

LIABILITIES AND EQUITY
Interest-bearing liabilities:
  Deposits:
    Passbook accounts .........  $  188,701      3,767     2.00    $  189,852       3,931     2.07    $  200,601     4,156    2.07
    NOW accounts ..............      30,736        504     1.64        27,838         530     1.90        26,281       499    1.90
    Money market accounts .....      71,820      2,309     3.21        42,791       1,438     3.36        36,191     1,105    3.05
                                                                                                                           ---------
    Certificate of deposit
      accounts ................     423,812     23,062     5.44       385,237      21,488     5.58       364,947    19,130    5.24
    Mortgagors' escrow
      deposits ................      13,013         69     0.53        13,177          86     0.65        11,718        92    0.79
                                 ---------------------------------------------------------------------------------------------------
      Total deposits ..........     728,082     29,711     4.08       658,895      27,473     4.17       639,738    24,982    3.91
Other borrowed funds ..........     508,434     29,991     5.90       478,675      29,575     6.18       379,259    22,813    6.02
                                 ---------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities..................   1,236,516     59,702     4.83     1,137,570      57,048     5.01     1,018,997    47,795    4.69
                                              ------------------                  -----------------                -----------------
Other liabilities (3) .........      42,845                            35,073                             35,655
                                 ----------                        ----------                         ----------
      Total liabilities .......   1,279,361                         1,172,643                          1,054,652
Equity ........................     129,538                           118,553                            123,536
                                 ----------                        ----------                         ----------
      Total liabilities and
        equity.................  $1,408,899                        $1,291,196                         $1,178,188
                                 ==========                        ==========                         ==========
Net interest income/net
  interest rate spread (4) ....               $ 42,197     2.89%                  $39,893     2.87%                $39,348    3.05%
                                              ==================                  =================                ================
Net interest-earning
  assets/net interest
  margin (5) ..................  $   84,146                3.20%   $   93,282                 3.24%     $107,017              3.49%
                                 ==========                =====   ==========                 =====     ========              =====

Ratio of interest-earning
  assets to interest-bearing
  liabilities .................                            1.07x                              1.08x                           1.11x
                                                           =====                              =====                           =====

(1)  Average balances include non-accrual loans.

(2) Loan interest income includes loan fee income of approximately $321,000, $555,000 and $1,304,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

(3)  Includes non-interest-bearing demand deposit accounts.

(4)  Interest rate spread represents the difference  between the average rate on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.

(5) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.


      Flushing Financial Corporation and Subsidiaries 13 2001 ANNUAL REPORT

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

                                                                   Increase (Decrease) in Net Interest Income
===========================================================================================================================
                                                       Year Ended December 31, 2001         Year Ended December 31, 2000
                                                          Compared to Year Ended               Compared to Year Ended
                                                             December 31, 2000                    December 31, 1999
---------------------------------------------------------------------------------------------------------------------------

                                                             Due to                                Due to
                                                      -----------------                       ---------------

                                                       Volume      Rate        Net            Volume     Rate        Net
---------------------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Interest-Earning Assets

Mortgage loans, net.................................  $ 7,623    $   94    $ 7,717          $10,960    $  (864)   $10,096
Other loans.........................................      (27)     (101)      (128)             118         23        141
Mortgage-backed securities..........................   (2,216)   (1,150)    (3,366)          (1,711)     1,312       (399)
Other securities....................................      195      (117)        78             (251)       221        (30)
Interest-earning deposits and federal funds sold....      796      (139)       657             (177)       167        (10)

                                                       --------------------------------------------------------------------
    Total interest-earning assets...................    6,371    (1,413)     4,958            8,939        859      9,798
                                                       --------------------------------------------------------------------

Interest-Bearing Liabilities
Deposits:

  Passbook accounts.................................      (25)     (139)      (164)            (225)        --       (225)
  NOW accounts......................................       84      (110)       (26)              31         --         31
  Money market accounts.............................      932       (61)       871              214        119        333
  Certificate of deposit accounts...................    2,100      (526)     1,574            1,088      1,270      2,358
  Mortgagors' escrow deposits.......................       (1)      (16)       (17)              11        (17)        (6)
Other borrowed funds................................    1,533    (1,117)       416            6,139        623      6,762
                                                       --------------------------------------------------------------------
    Total interest-bearing liabilities..............    4,623   $(1,969)     2,654            7,258      1,995      9,253
                                                       --------------------------------------------------------------------
Net change in net interest income...................  $ 1,748   $   556    $ 2,304          $ 1,681    $(1,136)    $  545
                                                       ====================================================================

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

     General. Diluted earnings per share increased 20.6% to $1.17 for the year ended December 31, 2001 from $0.97 for the year ended December 31, 2000. Net income increased $2.5 million, or 20.2%, to $14.9 million for the year ended December 31, 2001 from $12.4 million for the year ended December 31, 2000. This was due to increases in net interest income and non-interest income of $2.3 million and $2.2 million, respectively, partially offset by an increase in non-interest expense of $0.7 million. As a result of the increased net income before income taxes, there was a $1.3 million increase in income tax expense. The year ended December 31, 2000 included the sale of approximately $20.7 million of mortgage-backed securities in September, which resulted in an after tax loss of $445,000. Excluding this loss on sale of securities, net income for the year ended December 31, 2000 would have been $12.9 million, or $1.01 per diluted share.

     Interest Income. Interest income increased $5.0 million, or 5.1%, to $101.9 million for the year ended December 31, 2001 from $96.9 million for the year ended December 31, 2000. This increase is due to an increase of $89.8 million in the average balance of interest-earning assets, partially offset by a 16 basis point decline in the yield on interest-earning assets to 7.72% for 2001. Interest and fees on loans increased $7.6 million while interest on interest-earning deposits and federal funds sold increased $0.7 million. These increases were partially offset by a $3.3 million decrease in interest and dividends on investment securities. The increase in interest and fee income from loans is due to a $93.6 million increase in the average balance of loans to $1.04 billion during the year ended December 31, 2001, as the yield of 8.14% remained


      Flushing Financial Corporation and Subsidiaries 14 2001 ANNUAL REPORT unchanged for 2001 from 2000. A focus on the origination of higher yielding multi-family and commercial real estate mortgage loans, along with the origination of mixed-use property mortgage loans, allowed us to maintain the yield on our loan portfolio despite the declining interest rate environment experienced during the year ended December 31, 2001. The increase in interest on interest-earning deposits and federal funds sold is due to a $24.3 million increase in the average balance of these items, partially offset by a decline in the yield to 3.94% for 2001 from 7.07% for 2000. The decrease in interest and dividend income from investment securities reflects a $28.1 million decrease in the average balances of investment securities during 2001 to $250.3 million, combined with a 53 basis point decline in the yield on investment securities. The decrease in the average balance of investment securities is primarily due to the sale of mortgage-backed securities in the third quarter of 2000 and the reinvestment of the proceeds in BOLI. The investment in BOLI is included in Other Assets in the Consolidated Statements of Financial Condition, and the income earned on BOLI is included in Non-Interest Income in the Consolidated Statements of Income. The income on BOLI amounted to $1.3 million for the year ended December 31, 2001 compared to $0.4 million for the year ended December 31, 2000.

     Interest Expense. Interest expense increased $2.7 million, or 4.7%, to $59.7 million for the year ended December 31, 2001 from $57.0 million for the year ended December 31, 2000. The increase in interest expense is due to a $98.9 million increase in the average balance of total interest-bearing liabilities during 2001, partially offset by an 18 basis point decline in the cost of interest-bearing liabilities.

     The average balance for deposits increased $69.2 million to $728.1 million for 2001. The cost of deposits decreased nine basis points to 4.08% during 2001, as decreases in cost were seen in all categories of deposits in the declining interest rate environment experienced during the year. The average balance for borrowed funds increased $29.7 million to $508.4 million for 2001 from $478.7 million for 2000. The cost of borrowed funds decreased 28 basis points to 5.90% during 2001.

     Net Interest Income. Net interest income for the year ended December 31, 2001 totaled $42.2 million, an increase of $2.3 million from $39.9 million for 2000. The net interest spread improved two basis points to 2.89% for 2001 from 2.87% in 2000, as the yield on interest-earning assets declined 16 basis points while the cost of interest-bearing liabilities declined 18 basis points. However, the net interest margin declined four basis points to 3.20% for the year ended December 31, 2001 from 3.24% for the year ended December 31, 2000. The decline in the net interest margin is primarily due to a decline in the amount by which interest-earning assets exceed interest-bearing liabilities. During 2001, average interest-earning assets exceeded average interest-bearing liabilities by $84.2 million, a decline of $9.1 million from the $93.3 million during 2000. This decline is primarily due to the sale of mortgage-backed securities in September 2000 and the reinvestment of the proceeds in BOLI.

     Provision for Loan Losses. There was no provision for loan losses for the years ended December 31, 2001 and 2000. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, and local and national economic conditions. Based on these reviews, no provision for loan losses was deemed necessary for the years ended December 31, 2001 and 2000. The ratio of non-performing loans to gross loans was 0.22% at December 31, 2001 compared to 0.16% at December 31, 2000. The allowance for loan losses as percentage of non-performing loans was 283.85% and 415.32% at December 31, 2001 and 2000, respectively. The ratio of allowance for loan losses to gross loans was 0.61% and 0.68% at December 31, 2001 and 2000, respectively. The Company experienced net charge-offs of $136,000 and $97,000 for the years ended December 31, 2001 and 2000, respectively.

     Non-Interest Income. Non-interest income for the year ended December 31, 2001 increased $2.2 million, or 57.0%, to $6.1 million from $3.9 million for the year ended December 31, 2000. The increase is due to net gains on the sale of securities and loans of $0.3 million for the year ended December 31, 2001 compared to net losses on sales of securities and loans of $0.7 million in the year ended December 31, 2000, increased income earned on BOLI, and higher fee income from loan fees and banking services.

     Non-Interest Expense. Non-interest expense for the year ended December 31, 2001 totaled $24.5 million, representing an increase of $0.7 million, or 2.8%, from the year ended



      Flushing Financial Corporation and Subsidiaries 15 2001 ANNUAL REPORT

December 31, 2000. The increase is primarily attributed to the full year impact of the expenses associated with the operations of the Kissena branch (opened in July 2000) and an increase in salaries and benefits and professional services (which includes advertising) in the fourth quarter of 2001 as the Bank focuses on expanding its current product offerings to enhance its ability to serve its customers. Management continues to closely monitor expenditures, resulting in an efficiency ratio of 50.1% for the year ended December 31, 2001 compared to 53.1% for 2000.

     Income Tax Provisions. Income tax expense for the year ended December 31, 2001 totaled $8.9 million, compared to $7.5 million for the year ended December 31, 2000. This increase is primarily attributed to the increase of $3.8 million in income before income taxes. The effective tax rate was 37.3% for the year ended December 31, 2001 compared to 37.7% for the year ended December 31, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

     General. Diluted earnings per share increased 6.6% to $0.97 for the year ended December 31, 2000 from $0.92 for the year ended December 31, 1999. Net income decreased $0.3 million, or 2.5%, to $12.4 million for the year ended December 31, 2000 from $12.7 million for the year ended December 31, 1999. An increase in net interest income of $0.6 million was offset by a $1.2 million increase in non-interest expense. As a result of the lower net income before income taxes, there was a $0.3 million decrease in income tax expense.

     The year ended December 31, 2000 included the sale of approximately $20.7 million of mortgage-backed securities in September, which resulted in an after tax loss of $445,000. The proceeds of this sale were used to purchase $20.0 million of BOLI, which has been included in Other Assets in the Consolidated Statements of Financial Condition. The purchase of the BOLI allows the Company to fund a substantial portion of its employee benefit costs. The tax advantages of the BOLI were immediately accretive to earnings, and allowed the Company to recover this loss within one year. Excluding this loss on sale of securities, net income for the year ended December 31, 2000 would have been $12.9 million, or $1.01 per diluted share.

   Interest Income. Interest income increased $9.8 million, or 11.2%, to $96.9 million for the year ended December 31, 2000 from $87.1 million for the year ended December 31, 1999. This increase was primarily due to an increase of $10.2 million in interest and fees on loans during 2000, which was partially offset by a $0.4 million decrease in interest and dividends on investment securities. The increase in interest and fee income from loans reflected a $136.7 million increase in the average balance of loans to $942.9 million during 2000, which, however, was partially offset by an 11 basis point decrease in the yield on loans. The decrease in interest and dividend income from investment securities reflected a $29.1 million decrease in the average balances of investment securities during 2000 to $278.4 million, offset in part by a 52 basis point increase in the yield on investment securities. The decrease in the average balance of investment securities was due to the Company investing these funds in higher yielding loans, BOLI and/or utilizing the funds to reduce certain short-term borrowed funds.

   Interest Expense. Interest expense increased $9.3 million, or 19.4%, to $57.1 million for the year ended December 31, 2000 from $47.8 million for the year ended December 31, 1999. The increase in interest expense was due to a $118.6 million increase in the average balance of total interest-bearing liabilities during 2000, combined with a 32 basis point increase in the cost of interest-bearing liabilities. The increase in the average balance primarily reflected the Bank's increased use of higher costing FHLB-NY advances and repurchase agreements as an alternative source of funding to leverage its highly capitalized balance sheet.

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

   Net Interest Income. Net interest income for the year ended December 31, 2000 totaled $39.9 million, an increase of $0.6 million from $39.3 million for 1999. The net interest margin declined 25 basis points to 3.24% for the year ended

      Flushing Financial Corporation and Subsidiaries 16 2001 ANNUAL REPORT

December 31, 2000 from 3.49% for the year ended December 31, 1999. The decline in the margin was primarily due to the 32 basis point increase in the average cost of funds to 5.01% for 2000 from 4.69% for 1999, which, however, was partially offset by a 14 basis point improvement in the average yield of interest-earning assets and a $104.8 million increase in the average balance of interest-earning assets.

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

     Non-Interest Expense. Non-interest expense for the year ended December 31, 2000 totaled $23.8 million, representing an increase of $1.2 million, or 5.1% from the year ended December 31, 1999. The increase was primarily attributed to the operating expenses of the Co-op City branch, opened in November 1999, and the Kissena branch, opened in July 2000. The efficiency ratio was 53.1% for the year ended December 31, 2000 compared to 51.5% for 1999.

     Income Tax Provisions. Income tax expense for the year ended December 31, 2000 totaled $7.5 million, compared to $7.8 million for the year ended December 31, 1999. This decrease was primarily attributed to the decrease of $0.6 million in income before income taxes. The effective tax rate was 37.7% for the year ended December 31, 2000 compared to 38.0% for the year ended December 31, 1999.

LIQUIDITY, REGULATORY CAPITAL AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans, mortgage-backed and other securities, proceeds from sales of securities and, to a lesser extent, proceeds from sales of loans. Deposit flows and mortgage prepayments, however, are greatly influenced by general interest rates, economic conditions and competition. At December 31, 2001, the Bank had an approved overnight line of credit of $50.0 million with the FHLB-NY. In total, as of December 31, 2001, the Bank may borrow up to $443.2 million from the FHLB-NY in Federal Home Loan advances and overnight lines of credit. As of December 31, 2001, the Bank had borrowed $400.3 million in FHLB-NY advances, which limits the funds available under the over-night line of credit to $42.9 million at December 31, 2001. There were no funds outstanding at December 31, 2001 under the overnight line of credit with the FHLB-NY. In addition, the Bank had $113.2 million in repurchase agreements to fund lending and investment opportunities. (See Note 8 of Notes to Consolidated Financial Statements.)

     The Company's most liquid assets are cash and cash equivalents, which include cash and due from banks, overnight interest-earning deposits and federal funds sold with original maturities of 90 days or less. The level of these assets is dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2001, cash and cash equivalents totaled $38.5 million, an increase of $16.5 million from December 31, 2000. The Company also held marketable securities available for sale with a carrying value of $305.5 million at December 31, 2001.

     At December 31, 2001, the Company had commitments to extend credit (principally real estate mortgage loans) of $39.0 million and open lines of credit for borrowers (principally construction loan lines of credit) of $12.2 million. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The loan commitments generally expire in ninety days, while construction loan lines of credit mature within eighteen



      Flushing Financial Corporation and Subsidiaries 17 2001 ANNUAL REPORT months. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company's total interest and operating expenses in 2001 were $59.7 million and $24.5 million, respectively. Certificates of deposit accounts which are scheduled to mature in one year or less as of December 31, 2001 totaled $251.6 million.

     The market value of the assets of the Company's defined benefit pension plan is $9.2 million at December 31, 2001, which is $0.7 million less than the benefit obligation. The underfunding is due to a decline in the market value of pension plan's investments in 2001. The Company does not anticipate a change in the market value of these assets which would have a significant effect on liquidity, capital resources, or results of operations.

     During 2001, funds provided by the Company's operating activities amounted to $15.2 million. These funds, together with $130.3 million provided by financing activities and $22.0 million available at the beginning of the year, were utilized to fund net investing activities of $128.9 million. Financing activities were primarily provided by a growth in due to depositors of $136.5 million. Principal payments and calls on loans and securities provided additional funds. The primary investment activity of the Company is the origination of loans, and the purchase of mortgage-backed securities. During 2001, the Bank had loan originations and purchases of $230.3 million. Further, during 2001, the Company purchased $189.9 million of mortgage-backed and other securities.

     At the time of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank was required by the OTS to establish a liquidation account which is reduced as and to the extent that eligible account holders reduce their qualifying deposits. The balance of the liquidation account at December 31, 2001 was $7.2 million. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay a dividend or to repurchase any of its capital stock if the effect would be to cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the declaration or payment of dividends to its stockholders, although the source of such dividends could depend upon dividend payments from the Bank. The Holding Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets (the amount by which total assets exceed total liabilities) over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

     Regulatory Capital Position. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards: tangible capital, core capital and total risk-based capital. Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. At December 31, 2001 and 2000, the Bank exceeded each of the three OTS capital requirements. (See Note 13 of Notes to Consolidated Financial Statements.)

IMPACT OF NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. The Statement changes the approach to how goodwill and other intangible assets are accounted for subsequent to their recognition. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will be amortized over their useful lives. The Statement provides specific guidance on testing intangible assets that will not be amortized for impairment. As of December 31, 2001, the Company has goodwill with a remaining balance of $3.9 million recorded in connection with its purchase of New York Federal Savings Bank in 1997. Amortization expense for each of the years in the three-year period ended December 31, 2001 was $0.4 million. Effective January 1, 2002, the Company is no longer recording this amortization expense, but rather is required, at least annually, to test the remaining goodwill for impairment. The impairment test performed in connection with the adoption of this Statement in January 2002 did not require an adjustment to the carrying value of the goodwill.

      Flushing Financial Corporation and Subsidiaries 18 2001 ANNUAL REPORT

OTHER TRENDS AND CONTINGENCIES

     A declining interest rate environment marked the year ended December 31, 2001. This presented significant challenges and opportunities in managing our mortgage loan and investment portfolios. We strategically focused our loan origination efforts in 2001 on multi-family and commercial real estate mortgage loans, and on mixed-use property mortgage loans. Mixed-use properties are those which contain both residential dwelling units and commercial units. These types of loans have higher interest rates than traditional one-to-four family residential mortgage loans. As a result, despite the declining interest-rate environment of 2001, we were able to maintain the yield on our loan portfolio.

     Due to the availability of lower interest rates, many of our mortgagors chose to refinance their loans. We saw a significant increase in our single-family residential mortgagors refinancing with other institutions and realized a $53.7 million increase in due to depositors during the fourth quarter of 2001. Combining the increase in deposits with higher than anticipated loan prepayments, we experienced an increase in our cash position. Rather than investing these funds in low-yielding long-term investment securities, we invested these funds in shorter-term investment securities in order to provide readily available funding for loan originations in 2002. At December 31, 2001, we had loans in process of approximately $90 million.

     For the year ended December 31, 2001, we experienced an increase in due to depositors of $136.5 million. The higher costing certificate of deposits increased $65.0 million while other lower costing deposits increased $71.5 million. We seek to maintain our deposits at competitive rates. In recent years, we have increased our utilization of FHLB-NY advances and repurchase agreements as alternative sources of funding. During 2001, as a result of the increase in deposits, we increased our borrowed funds by only $4.6 million, the smallest increase in borrowed funds in over five years. As a result of the declining interest rate environment experienced during 2001, and the increase in lower costing deposits, we experienced a decrease in our cost of funds in each quarter during 2001. The cost of funds declined to 4.47% in the fourth quarter of 2001 from 5.19% in the fourth quarter of 2000.

     As a result of the declining interest-rate environment during 2001, the yield on our total interest-earning assets declined 16 basis points. This was more than offset by an 18 basis point decline in the cost of our total interest-bearing liabilities. This resulted in an increase of two basis points in the net interest spread. However, the net interest rate margin declined four basis points to 3.20% for the year ended December 31, 2001 from 3.24% for the year ended December 31, 2000. The decline in the margin is primarily due to a decline in the amount by which interest-earning assets exceed interest-bearing liabilities. During 2001, average interest-earning assets exceeded average interest-bearing liabilities by $84.2 million, a decline of $9.1 million from the $93.3 million during 2000. This decline is primarily due to the sale of mortgage-backed securities in September 2000 and the reinvestment of the proceeds in BOLI. The net interest margin improved to 3.34% in the fourth quarter of 2001 from 3.09% in the fourth quarter of 2000.

     It appears the decline in interest rates may have ended in the fourth quarter of 2001. While we are unable to predict the direction of future interest rate changes, it appears interest rates will not go lower. Should interest rates increase during 2002, we could see an increase in the cost of our existing deposit accounts and in obtaining new funds. However, approximately 55% of the Company's certificates of deposit accounts and borrowed funds do not reprice or mature during the next year. As a result, the average cost of our interest-bearing liabilities may not immediately reflect the full effect of an increasing interest-rate environment. Also, in an increasing interest rate environment, mortgage loans and mortgage-backed securities with lower rates do not usually prepay. This could result in our cost of funds increasing more than the yield on our interest-earning assets.

     The Company's operating results can also be affected by national and local economic conditions. During 2001, the nation's economy slowed and was generally considered to be in a recession. The local area economy was further hurt by the September 11, 2001 attacks on New York City's financial district, in particular, the destruction of the World Trade Center buildings. The Bank does not have a significant amount of mortgages or other loans to borrowers located in the area that was destroyed or damaged in the attacks of September 11, 2001. A slowing economy can result in borrowers defaulting on their loans, or withdrawing their funds on deposit at the Bank to meet their financial obligations. While we have not seen a significant increase in delinquent loans, and have seen an increase in deposits, we can not predict the effect of a slowing economy on the Company's financial condition or operating results.


      Flushing Financial Corporation and Subsidiaries 19 2001 ANNUAL REPORT

================================================================================
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
================================================================================

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                                 2001             2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands, except share data)
ASSETS
Cash and due from banks ...............................................................................  $    20,008    $    10,235
Federal funds sold and overnight interest-earning deposits ............................................       18,500         11,758
Securities available for sale:
  Mortgage-backed securities ..........................................................................      243,058        238,626
  Other securities ....................................................................................       62,481         16,594
Loans .................................................................................................    1,073,782        993,080
  Less: Allowance for loan losses .....................................................................       (6,585)        (6,721)
                                                                                                         --------------------------

    Net loans .........................................................................................    1,067,197        986,359
Interest and dividends receivable .....................................................................        7,945          7,724
Real estate owned, net ................................................................................           93             44
Bank premises and equipment, net ......................................................................        5,565          6,311
Federal Home Loan Bank of New York stock ..............................................................       25,422         24,932
Goodwill ..............................................................................................        3,905          4,272
Other assets ..........................................................................................       33,355         31,237
                                                                                                         --------------------------

      Total assets ....................................................................................  $ 1,487,529    $ 1,338,092
                                                                                                         ==========================


LIABILITIES
Due to depositors:
  Non-interest-bearing ................................................................................  $    28,594    $    20,913
  Interest-bearing ....................................................................................      789,923        661,145
Mortgagors' escrow deposits ...........................................................................       10,065          7,753
Borrowed funds, including securities sold under agreements to repurchase of $113,150 and
  $164,382 at December 31, 2001 and 2000, respectively ................................................      513,435        508,839
Other liabilities .....................................................................................       12,125         12,705
                                                                                                         --------------------------

      Total liabilities ...............................................................................    1,354,142      1,211,355

Commitments and contingencies (Note 14) ...............................................................

STOCKHOLDERS' EQUITY
Preferred stock, ($0.01 par value, authorized 5,000,000 shares; none issued) ..........................           --             --
Common stock, ($0.01 par value, authorized 20,000,000 shares; 13,852,063 and 15,991,638 shares issued at December 31, 2001 and 2000, respectively; 13,487,784 and 13,907,881 shares outstanding at
  December 31, 2001 and 2000, respectively) ...........................................................          139            114
Additional paid-in capital ............................................................................       45,280         76,396
Treasury stock, at average cost (364,279 and 2,083,757 shares at
  December 31, 2001 and 2000, respectively)                                                                   (5,750)       (31,755)
Unearned compensation .................................................................................       (7,766)        (7,781)
Retained earnings .....................................................................................       99,641         89,896
Accumulated other comprehensive income, net of taxes ..................................................        1,843           (133)
                                                                                                         --------------------------

      Total stockholders' equity ......................................................................      133,387        126,737

      Total liabilities and stockholders' equity ......................................................  $ 1,487,529    $ 1,338,092
                                                                                                         ==========================


The accompanying notes are an integral part of these consolidated financial statements.

      Flushing Financial Corporation and Subsidiaries 20 2001 ANNUAL REPORT

================================================================================
                       CONSOLIDATED STATEMENTS OF INCOME
================================================================================

====================================================================================================================================
For the years ended December 31,                                                        2001               2000               1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       (In thousands, except per share data)

INTEREST AND DIVIDEND INCOME
Interest and fees on loans ................................................           $ 84,369           $ 76,780            $66,543
Interest and dividends on securities:
  Interest ................................................................             15,943             19,214             19,677
  Dividends ...............................................................                255                272                238
Other interest income .....................................................              1,332                675                685
                                                                                      ----------------------------------------------

  Total interest and dividend income ......................................            101,899             96,941             87,143
                                                                                      ----------------------------------------------

INTEREST EXPENSE

Deposits ..................................................................             29,711             27,473             24,982
Other interest expense ....................................................             29,991             29,575             22,813
                                                                                      ----------------------------------------------

  Total interest expense ..................................................             59,702             57,048             47,795

  NET INTEREST INCOME .....................................................             42,197             39,893             39,348
Provision for loan losses .................................................                 --                 --                 36
                                                                                      ----------------------------------------------

  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .....................             42,197             39,893             39,312
                                                                                      ----------------------------------------------

NON-INTEREST INCOME

Other fee income ..........................................................              2,261              2,053              1,916
Net gain (loss) on sales of securities and loans ..........................                321               (651)               252
Other income ..............................................................              3,476              2,456              1,706
                                                                                      ----------------------------------------------

  Total non-interest income ...............................................              6,058              3,858              3,874
                                                                                      ----------------------------------------------

NON-INTEREST EXPENSE

Salaries and employee benefits ............................................             12,679             12,254             11,221
Occupancy and equipment ...................................................              2,368              2,222              1,936
Professional services .....................................................              2,291              2,245              2,412
Data processing ...........................................................              1,313              1,309              1,285
Depreciation and amortization of premises and equipment ...................              1,065              1,085              1,016
Other operating ...........................................................              4,741              4,682              4,776
                                                                                      ----------------------------------------------

  Total non-interest expense ..............................................             24,457             23,797             22,646
                                                                                      ----------------------------------------------

INCOME BEFORE INCOME TAXES ................................................             23,798             19,954             20,540
                                                                                      ----------------------------------------------

PROVISION FOR INCOME TAXES
Federal ...................................................................              7,245              6,195              6,412
State and local ...........................................................              1,624              1,337              1,393
                                                                                      ----------------------------------------------

  Total provision for income taxes ........................................              8,869              7,532              7,805
                                                                                      ----------------------------------------------

NET INCOME ................................................................           $ 14,929           $ 12,422            $12,735
                                                                                      ==============================================

Basic earnings per share ..................................................           $   1.22           $   0.99            $  0.94
Diluted earnings per share ................................................           $   1.17           $   0.97            $  0.92

The accompanying notes are an integral part of these consolidated financial statements.

      Flushing Financial Corporation and Subsidiaries 21 2001 ANNUAL REPORT

================================================================================
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================


====================================================================================================================================
For the years ended December 31,                                                               2001        2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (In thousands, except share data)
COMMON STOCK

Balance, beginning of year ................................................................   $    114    $    114         $    114
Stock dividend (4,617,270 shares, 2,120,885 shares funded from Treasury) ..................         25          --               --
                                                                                              -------------------------------------
Balance, end of year ......................................................................   $    139    $    114         $    114
                                                                                              ====================================


ADDITIONAL PAID-IN CAPITAL

Balance, beginning of year ................................................................   $ 76,396    $ 75,952         $ 75,452
Stock dividend ............................................................................    (33,169)         --               --
Award of shares released from Employee Benefit Trust (32,930, 49,480 and 43,227 shares
  for the years ended December 31, 2001, 2000 and 1999, respectively) .....................        376         257              253
Restricted stock awards (78,675, 6,900 and 115,125 shares for the years ended
  December 31, 2001, 2000 and 1999, respectively) .........................................        391           3                8
Stock options exercised (8,250 shares for the year ended December 31, 2001) ...............          5          --               --
Tax benefit of unearned compensation ......................................................      1,281         184              239
                                                                                              -------------------------------------
Balance, end of year ......................................................................   $ 45,280    $ 76,396         $ 75,952
                                                                                              ====================================

TREASURY STOCK

Balance, beginning of year ................................................................   $(31,755)   $(25,308)        $ (6,949)
Purchases of common shares outstanding (639,950, 475,516 and 1,268,900 shares for
  the years ended December 31, 2001, 2000 and 1999, respectively) .........................    (10,694)     (6,797)         (19,844)
Stock dividend ............................................................................     33,142          --               --
Restricted stock award forfeitures (1,400, 1,500 and 5,700 shares for the years ended
  December 31, 2001, 2000 and 1999, respectively) .........................................        (26)        (22)             (84)
Restricted stock awards (52,950, 9,600 and 76,750 shares for the years ended
  December 31, 2001, 2000 and 1999, respectively) .........................................        821         148            1,177
Repurchase of restricted stock awards (23,757, 23,234 and 19,646 shares for the years
  ended December 31, 2001, 2000 and 1999, respectively) to satisfy tax obligations ........       (519)       (333)            (291)
Stock options exercised (210,750, 36,600, and 44,662 shares for the years ended
  December 31, 2001, 2000, and 1999, respectively) ........................................      3,281         557              683
                                                                                              -------------------------------------
Balance, end of year ......................................................................   $ (5,750)   $(31,755)        $(25,308)
                                                                                              -------------------------------------


UNEARNED COMPENSATION

Balance, beginning of year ................................................................   $ (7,781)   $ (9,142)        $ (9,332)
Release of shares from Employee Benefit Trust (76,641, 69,176 and 57,183 shares for
  the years ended December 31, 2001, 2000 and 1999, respectively) .........................        391         354              293
Restricted stock awards (78,675, 14,400 and 115,125 shares for the years ended
  December 31, 2001, 2000 and 1999, respectively) .........................................     (1,212)       (145)          (1,185)
Restricted stock award forfeitures (2,100, 2,250 and 8,550 shares for the years ended
  December 31, 2001, 2000 and 1999, respectively) .........................................         26          22               84
Restricted stock award expense ............................................................        810       1,130              998
                                                                                              -------------------------------------
Balance, end of year ......................................................................   $ (7,766)   $ (7,781)        $ (9,142)
                                                                                              ====================================

                                                                       Continued


      Flushing Financial Corporation and Subsidiaries 22 2001 ANNUAL REPORT

================================================================================
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================
                                  (continued)


===================================================================================================================================
For the years ended December 31,                                                                   2001         2000         1999
                                                                                                  (In thousands, except share data)
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, beginning of year ..................................................................   $  89,896    $  81,056    $  71,460
Net income ..................................................................................      14,929       12,422       12,735
Stock options exercised (246,475, 54,900 and 66,993 shares for the years ended
  December 31, 2001, 2000 and 1999, respectively) ...........................................      (1,362)        (159)        (191)
Restricted stock awards (7,500 shares for the year ended December 31, 2000) .................          --           (6)          --
Cash dividends declared and paid ............................................................      (3,822)      (3,417)      (2,948)
                                                                                                -----------------------------------
Balance, end of year ........................................................................   $  99,641    $  89,896    $  81,056
                                                                                                ===================================

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET OF TAXES

Balance, beginning of year ..................................................................   $    (133)   $  (4,496)   $   1,342
Change in net unrealized gain (loss), net of taxes of approximately $1,719, $3,434 and $(4,936) for the years ended December 31, 2001, 2000 and 1999, respectively,
  on securities available for sale ..........................................................       2,035        3,902       (5,794)
Less: Reclassification adjustment for losses (gains) included in net income, net of taxes of approximately $35, $(283) and $37 for the years ended December 31, 2001, 2000
  and 1999, respectively ....................................................................         (59)         461          (44)
                                                                                                -----------------------------------

Balance, end of year ........................................................................   $   1,843    $    (133)   $  (4,496)
                                                                                                ===================================



TOTAL STOCKHOLDERS' EQUITY ..................................................................   $ 133,387    $ 126,737    $ 118,176
                                                                                                ===================================

COMPREHENSIVE INCOME

Net income ..................................................................................   $  14,929    $  12,422    $  12,735
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities ...................................................       1,976        4,363       (5,838)
                                                                                                -----------------------------------

Comprehensive income ........................................................................   $  16,905    $  16,785    $   6,897
                                                                                                ===================================

The accompanying notes are an integral part of these consolidated financial statements.

      Flushing Financial Corporation and Subsidiaries 23 2001 ANNUAL REPORT

================================================================================
                      CONSOLIDATED STATEMENTS OF CASH FLOW
================================================================================

===================================================================================================================================
For the years ended December 31,                                                                2001          2000           1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (In thousands)
OPERATING ACTIVITIES

Net income .............................................................................     $  14,929      $ 12,422      $  12,735
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses ............................................................            --            --             36
  Provision for losses on real estate owned ............................................             4            --             --
  Depreciation and amortization of bank premises and equipment .........................         1,065         1,085          1,016
  Amortization of goodwill .............................................................           367           366            366
  Net (gain) loss on sales of securities ...............................................           (94)          744            (81)
  Net gain on sales of loans ...........................................................          (227)          (93)          (171)
  Net (gain) loss on sales of real estate owned ........................................           (15)         (199)            10
  Amortization of unearned premium, net of accretion of unearned discount ..............         1,215         1,142          2,157
  Amortization of deferred income ......................................................          (309)         (544)        (1,315)
  Deferred income tax (benefit) provision ..............................................           132             7           (140)
  Deferred compensation ................................................................           469           232            192
Net increase (decrease) in other assets and liabilities ................................        (3,912)       (2,709)           645
                                                                                             --------------------------------------
Unearned compensation ..................................................................         1,577         1,741          1,544
                                                                                             --------------------------------------

    Net cash provided by operating activities ..........................................        15,201        14,194         16,994

INVESTING ACTIVITIES

Purchases of bank premises and equipment ...............................................          (319)       (1,194)          (777)
Purchases of Federal Home Loan Bank shares .............................................          (490)       (2,340)        (5,272)
Purchase of Bank Owned Life Insurance ..................................................            --       (20,000)            --
Purchases of securities available for sale .............................................      (189,858)      (28,667)       (75,430)
Proceeds from sales and calls of securities available for sale .........................        39,395        28,735          8,547
Proceeds from maturities and prepayments of securities available for sale ..............       102,953        36,130         96,112
Net originations and repayments of loans ...............................................       (79,840)      (94,312)      (108,735)
Purchases of loans .....................................................................          (887)      (15,783)       (15,970)
Proceeds from sales of real estate owned ...............................................           106           567             67
                                                                                             --------------------------------------
    Net cash used in investing activities ..............................................      (128,940)      (96,864)      (101,458)
                                                                                             --------------------------------------

                                                                       Continued


      Flushing Financial Corporation and Subsidiaries 24 2001 ANNUAL REPORT

================================================================================
                      CONSOLIDATED STATEMENTS OF CASH FLOW
================================================================================
                                  (continued)

====================================================================================================================================
For the years ended December 31,                                                            2001            2000            1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)
FINANCING ACTIVITIES

Net increase (decrease) in non-interest bearing deposits ...........................      $   7,681       $     423       $  (7,015)
Net increase in interest-bearing deposits ..........................................        128,778          25,717           5,437
Net increase (decrease) in mortgagors' escrow deposits .............................          2,312          (3,270)          4,460
Net increase (decrease) in short-term borrowed funds ...............................        (14,232)         (5,768)         20,000
Proceeds from long-term borrowings .................................................        123,000         159,150         181,000
Repayment of long-term borrowings ..................................................       (104,172)        (96,374)        (84,627)
Purchases of treasury stock, net ...................................................         (9,291)         (6,732)        (19,643)
Cash dividends paid ................................................................         (3,822)         (3,417)         (2,948)
                                                                                          -----------------------------------------

      Net cash provided by financing activities ....................................        130,254          69,729          96,664

Net increase (decrease) in cash and cash equivalents ...............................         16,515         (12,941)         12,200
Cash and cash equivalents, beginning of year .......................................         21,993          34,934          22,734
                                                                                          -----------------------------------------

      Cash and cash equivalents, end of year .......................................      $  38,508       $  21,993       $  34,934
                                                                                          =========================================

SUPPLEMENTAL CASH FLOW DISCLOSURE

Interest paid ......................................................................      $  59,937       $  56,227       $  49,532
Income taxes paid ..................................................................          7,615           7,849           9,723
Non-cash activities:
  Loans originated as the result of real estate sales ..............................             --             191              --
  Loans transferred through the foreclosure of a related mortgage loan to
    real estate owned ..............................................................            119             235             374

The accompanying notes are an integral part of these consolidated financial statements.


      Flushing Financial Corporation and Subsidiaries 25 2001 ANNUAL REPORT

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
              For the years ended December 31, 2001, 2000 and 1999

1    NATURE OF OPERATIONS

   Flushing Financial Corporation (the "Holding Company"), a Delaware business corporation, is a savings and loan holding company organized at the direction of its subsidiary, Flushing Savings Bank, FSB (the "Bank"), in connection with the Bank's conversion from a mutual to capital stock form of organization. The Holding Company and its direct and indirect wholly-owned subsidiaries, the Bank, Flushing Preferred Funding Corporation, Flushing Service Corporation and FSB Properties, Incorporated are collectively herein referred to as the "Company."

     The Company's principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from operations and borrowings, primarily in (1) originations and purchases of one-to-four family residential mortgage loans (focusing on mixed-use properties--properties that contain both residential dwelling units and commercial units), multi-family income-producing property loans, and commercial real estate loans; (2) mortgage loan surrogates such as mortgage-backed securities and; (3) U.S. government and federal agency securities, corporate fixed-income securities and other marketable securities. To a lesser extent, the Company originates certain other loans, including construction loans, Small Business Administration loans and other small business loans. The Bank conducts its business through ten full-service banking offices, five of which are located in Queens County, two in Nassau County, one in Kings County (Brooklyn), one in Bronx County and one in New York County (Manhattan), New York.

2    SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES

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

Securities available for sale:

     Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be utilized for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs. Premiums and discounts are amortized or accreted, respectively, using the level-yield method. Realized gains and losses on the sales of securities are determined using the specific identification method. Unrealized gains and losses (other than unrealized losses considered other than temporary) on securities available for sale are excluded from earnings and reported as accumulated other comprehensive income, net of taxes.

Loans:

     Loans are carried at amortized cost. Interest on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of ninety days or more, indicate reasonable doubt as to the timely collectibility of such income. Interest


      Flushing Financial Corporation and Subsidiaries 26 2001 ANNUAL REPORT previously recognized on non-accrual loans is reversed against interest income at the time the loan is placed on non-accrual status. A non-accrual loan can be returned to accrual status after the loan meets certain criteria. Subsequent cash payments received on non-accrual loans that do not meet the criteria are applied first as a reduction of principal until all principal is recovered and then subsequently to interest.

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

Real estate owned:

   Real estate owned consists of property acquired by foreclosure. These properties are carried at the lower of carrying amount or fair value (which is based on appraised value with certain adjustments) less estimated costs to sell (hereinafter defined as fair value). This determination is made on an individual asset basis. If the fair value is less than the carrying amount, the deficiency is recognized as a valuation allowance. Further decreases to fair value will be recorded in this valuation allowance through a provision for losses on real estate owned. The Company utilizes estimates of fair value to determine the amount of its valuation allowance. Actual values may differ from those estimates.

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

Goodwill:

   Goodwill, prior to January 1, 2002, was amortized using the straight-line method over fifteen years. The Company had periodically reviewed its goodwill for possible impairment. Upon the adoption of SFAS No. 142 on January 1, 2002, the company no longer amortizes goodwill, but rather performs annual tests for impairment.

Stock Compensation Plans:

   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," establishes a fair value based method of accounting for employee stock compensation plans. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using

     Flushing Financial Corporation and Subsidiaries 27 2001 ANNUAL REPORT the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue with the accounting methodology in Opinion No.
25. As a result, proforma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied, are provided in the notes to the consolidated financial statements.

Earnings per share:

     Basic earnings per share for the years ended December 31, 2001, 2000 and 1999 was computed by dividing net income by the total weighted average number of common shares outstanding, including only the vested portion of restricted stock awards. Diluted earnings per share includes the additional dilutive effect of stock options outstanding and the unvested portions of restricted stock awards during the period. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share.

     Earnings per share has been computed based on the following for the years ended December 31:

================================================================================
                                                       2001      2000      1999
--------------------------------------------------------------------------------
                                                       (Amounts in thousands,
                                                      except per share data)
Net income ......................................   $14,929   $12,422   $12,735
Divided by:
  Weighted average common

    shares outstanding ..........................    12,267    12,565    13,620
  Weighted average common

    stock equivalents ...........................       504       227       293
                                                    ---------------------------
  Total weighted average common
    shares outstanding &
    common stock equivalents ....................    12,771    12,792    13,913
Basic earnings per share ........................   $  1.22   $  0.99   $  0.94
Diluted earnings per share ......................   $  1.17   $  0.97   $  0.92
================================================================================


3    LOANS

     The composition of loans is as follows at December 31:

================================================================================
                                                                 2001       2000
--------------------------------------------------------------------------------
                                                                 (In thousands)

One-to-four family residential .........................   $  461,801   $467,784
Multi-family residential ...............................      369,651    334,307
Commercial real estate .................................      214,410    167,549
Co-operative apartments ................................        6,601      8,009
Construction ...........................................       13,807      8,304
Small Business Administration ..........................        3,911      2,844
Consumer and other .....................................        2,814      3,704
                                                           ---------------------

  Gross loans ..........................................    1,072,995    992,501
Unearned loan fees and deferred
  costs, net ...........................................          787        579
                                                           ---------------------

    Total loans ........................................   $1,073,782   $993,080
================================================================================

     The total amount of loans on non-accrual status, and loans classified as impaired, at December 31, 2001, 2000 and 1999 was $2,320,000, $1,618,000 and
$3,196,000, respectively. The portion of the allowance for loan losses allocated to impaired loans was $541,000 (8.2%), $257,000 (3.8%) and $360,000 (5.3%) at
December 31, 2001, 2000 and 1999, respectively. The portion of the impaired loan amount above 100% of the loan-to-value ratio is charged off. The average balance of impaired loans was $2,105,000, $1,692,000 and $4,269,000 for 2001, 2000 and
1999, respectively.

     The following is a summary of interest foregone on non-accrual loans for the years ended December 31:



================================================================================
                                                        2001      2000      1999
--------------------------------------------------------------------------------
                                                              (In thousands)
Interest  income  that would have
  been  recognized  had the loans
  performed  in  accordance with their
  original terms .................................      $193      $141      $254
Less: Interest income included in
  the results of operations ......................        76        62        46
                                                        ------------------------
Foregone interest ................................      $117      $ 79      $208
================================================================================

      Flushing Financial Corporation and Subsidiaries 28 2001 ANNUAL REPORT

     The following are changes in the allowance for loan losses for the years ended December 31:

-------------------------------------------------------------------------------
                                              2001          2000          1999
-------------------------------------------------------------------------------
                                                      (In thousands)

Balance, beginning of year ...........      $ 6,721       $ 6,818       $ 6,762
Provision for loan losses ............           --            --            36
Charge-offs ..........................         (149)          (99)         (133)
Recoveries ...........................           13             2           153
                                           ------------------------------------

  Balance, end of year ...............      $ 6,585       $ 6,721       $ 6,818
================================================================================

4    REAL ESTATE OWNED

     The following are changes in the allowance for losses on real estate owned for the years ended December 31:

================================================================================
                                                          2001      2000    1999
--------------------------------------------------------------------------------
                                                              (In thousands)

Balance, beginning of year .............................   $--    $   --   $  --
Provision ..............................................     4        --      --
Reduction due to sales of
   real estate owned ...................................    (4)       --      --

                                                           ---------------------

    Balance, end of year ...............................   $--    $   --   $  --
================================================================================


5    BANK PREMISES AND EQUIPMENT, NET

Bank premises and equipment are as follows at December 31:

================================================================================
                                                                  2001      2000
--------------------------------------------------------------------------------
                                                                 (In thousands)
Land .......................................................   $   801   $   801
Building and leasehold improvements ........................     4,231     4,213
Equipment and furniture ....................................     9,162     8,880
                                                                ----------------

    Total ..................................................    14,194    13,894
Less: Accumulated depreciation and
  amortization .............................................     8,629     7,583
                                                                ----------------

    Bank premises and equipment, net .......................   $ 5,565   $ 6,311
================================================================================


6    DEBT AND EQUITY SECURITIES

     Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified in one of the following three categories and accounted for accordingly: (1) trading securities, (2) securities available for sale and (3) securities held-to-maturity.

     The   Company   did  not  hold  any  trading   securities   or   securities
held-to-maturity during the years ended December 31, 2001, 2000 and 1999. Securities available for sale are recorded at estimated fair value based on dealer quotations where available. Actual values may differ from estimates provided by outside dealers. Securities classified as held-to-maturity would be stated at cost, adjusted for amortization of premium and accretion of discount using the level-yield method.


--------------------------------------------------------------------------------

The amortized cost and estimated fair value of the Company's securities classified as available for sale at December 31, 2001 are as follows:

=======================================================================================================================
                                                                                                 Gross         Gross
                                                             Amortized        Estimated       Unrealized     Unrealized
                                                               Cost          Fair Value          Gains         Losses
-----------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands)
Corporate debt securities .......................           $ 32,884           $ 32,985           $  123           $ 22
Public utility debt securities ..................              8,042              8,132               90             --
Mutual funds ....................................             18,899             18,867               32             64
Other ...........................................              1,884              2,497              614              1
                                                            -----------------------------------------------------------
  Total other securities ........................             61,709             62,481              859             87
                                                            -----------------------------------------------------------
GNMA ............................................            132,678            134,125            1,560            113
FNMA ............................................             50,895             51,359              591            127
FHLMC ...........................................             20,552             20,810              273             15
REMIC and CMO ...................................             36,292             36,764              500             28
                                                            -----------------------------------------------------------
  Total mortgage-backed securities ..............            240,417            243,058            2,924            283
                                                            -----------------------------------------------------------
  Total securities available for sale ...........           $302,126           $305,539           $3,783           $370
=======================================================================================================================


      Flushing Financial Corporation and Subsidiaries 29 2001 ANNUAL REPORT

     The amortized cost and estimated fair value of the Company's securities, classified as available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================
                                                         Amortized    Estimated
                                                           Cost      Fair Value
--------------------------------------------------------------------------------
                                                             (In thousands)

Due in one year or less ..........................       $ 44,418       $ 45,103
Due after one year through five years ............         16,385         16,472
Due after five years through ten years ...........            306            306
Due after ten years ..............................            600            600
                                                         -----------------------

  Total other securities .........................         61,709         62,481
Mortgage-backed securities .......................        240,417        243,058
                                                         -----------------------

  Total securities available for sale ............       $302,126       $305,539
================================================================================

The amortized cost and estimated fair value of the Company's securities classified as available for sale at December 31, 2000 were as follows:

================================================================================================================================
                                                                                                        Gross         Gross
                                                                       Amortized     Estimated        Unrealized     Unrealized
                                                                         Cost        Fair Value          Gains         Losses
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
U.S. Treasury securities and government agencies ............         $  5,990         $  5,932         $   10         $   68
Corporate debt securities ...................................            2,835            2,847             12             --
Public utility debt securities ..............................            1,001            1,038             37             --
Mutual funds ................................................            3,566            3,593             27             --
Other .......................................................            2,851            3,184            345             12
                                                                      ----------------------------------------------------------
  Total other securities ....................................           16,243           16,594            431             80
                                                                      ----------------------------------------------------------

GNMA ........................................................          201,688          200,718            681          1,651
FNMA ........................................................            9,516            9,725            224             15
FHLMC .......................................................            8,527            8,612            121             36
REMIC .......................................................           19,493           19,571             78             --
                                                                      ----------------------------------------------------------
  Total mortgage-backed securities ..........................          239,224          238,626          1,104          1,702
                                                                      ----------------------------------------------------------
  Total securities available for sale .......................         $255,467         $255,220         $1,535         $1,782
================================================================================================================================

     For the year ended December 31, 2001, gross gains of $179,000 and losses of $85,000 were realized on sales of securities available for sale. For the year ended December 31, 2000, gross gains of $205,000 and losses of $949,000 were realized on sales of securities available for sale. For the year ended December 31, 1999, gross gains of $144,000 and losses of $63,000 were realized on sales of securities available for sale.



      Flushing Financial Corporation and Subsidiaries 30 2001 ANNUAL REPORT

7    DEPOSITS

     Total deposits at December 31, 2001 and 2000, and the weighted average rate on deposits at December 31, 2001, are as follows:

============================================================================================================================
                                                                                                                     Weighted
                                                                                                                   Average Rate
                                                                            2001                  2000                 2001
-----------------------------------------------------------------------------------------------------------------------------

                                                                                    (Dollars in thousands)
Interest-bearing deposits:
  Certificate of deposit accounts ................................        $467,172               $402,187               4.76%
  Passbook savings accounts ......................................         195,855                186,207               1.73
  Money market accounts ..........................................          93,789                 43,136               2.39
  NOW accounts ...................................................          33,107                 29,615               1.01
                                                                          --------------------------------------------------

    Total interest-bearing deposits ..............................         789,923                661,145
Non-interest bearing deposits:
  Demand accounts ................................................          28,594                 20,913
                                                                          -------------------------------

    Total due to depositors ......................................         818,517                682,058
Mortgagors' escrow deposits ......................................          10,065                  7,753               0.53
                                                                          --------------------------------------------------

    Total deposits ...............................................        $828,582               $689,811
============================================================================================================================


     The aggregate  amount of time deposits  with  denominations  of $100,000 or
more  was   $75,175,000   and   $53,659,000  at  December  31,  2001  and  2000,
respectively.

   Interest expense on deposits is summarized as follows for the years ended December 31:

===============================================================================================
                                                                       2001      2000      1999
-----------------------------------------------------------------------------------------------
                                                                          (In thousands)
Certificate of deposit accounts .................................   $23,062   $21,488   $19,130
Passbook savings accounts .......................................     3,767     3,931     4,156
Money market accounts ...........................................     2,309     1,438     1,105
NOW accounts ....................................................       504       530       499
                                                                    ---------------------------

  Total due to depositors .......................................    29,642    27,387    24,890
Mortgagors' escrow deposits .....................................        69        86        92
                                                                    ---------------------------

  Total interest expense on deposits ............................   $29,711   $27,473   $24,982
===============================================================================================

8    BORROWED FUNDS

     Borrowed funds are summarized as follows at December 31:

====================================================================================================================================
                                                                                2001                         2000
                                                                       ------------------------------------------------------------

                                                                                       Weighted                            Weighted
                                                                                        Average                            Average
                                                                         Amount          Rate               Amount           Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Repurchase agreements--fixed rate:
  Due in 2001 .............................................            $     --             --%            $ 69,232            6.06%
  Due in 2002 .............................................               9,250            6.01               9,250            6.01
  Due in 2005 .............................................              10,900            6.36              10,900            6.36
  Due in 2006 .............................................              18,000            4.96                  --              --
  Due in 2007 .............................................              50,000            5.64              50,000            5.64
  Due in 2009 .............................................              25,000            5.52              25,000            5.52
                                                                       ------------------------------------------------------------
    Total repurchase agreements ...........................             113,150            5.60             164,382            5.87
                                                                       ------------------------------------------------------------

                                                                       Continued

      Flushing Financial Corporation and Subsidiaries 31 2001 ANNUAL REPORT

====================================================================================================================================
                                                                                   2001                              2000
                                                                         ----------------------------------------------------------
                                                                                        Weighted                           Weighted
                                                                                        Average                             Average
                                                                           Amount         Rate                Amount         Rate
------------------------------------------------------------------------------------------------------------------------------------
Continued                                                                             (Dollars in thousands)

FHLB-NY advances--adjustable rate:
  Due in 2002 ................................................           $ 25,000           1.95%           $ 25,000           6.70%
  Due in 2003 ................................................             25,000           5.50              25,000           6.61
  Due in 2004 ................................................             50,000           3.15                  --             --
                                                                         ----------------------------------------------------------

    Total FHLB-NY advances--adjustable rate ..................            100,000           3.44              50,000           6.66

FHLB-NY advances--fixed rate:
  Due in 2001 ................................................                 --             --              49,152           6.40
  Due in 2002 ................................................             76,000           5.93              76,000           5.93
  Due in 2003 ................................................             85,000           6.12              85,000           6.12
  Due in 2004 ................................................             49,000           5.33              19,000           6.55
  Due in 2006 ................................................             25,000           4.99                  --             --
  Due in 2007 ................................................             25,000           6.15              25,000           6.15
  Due in 2010 ................................................             40,000           7.30              40,000           7.30
  Due in 2011 ................................................                285           7.34                 305           7.34
                                                                         ----------------------------------------------------------

    Total FHLB-NY advances--fixed rate .......................            300,285           6.01             294,457           6.31
                                                                         ----------------------------------------------------------

    Total FHLB-NY advances ...................................            400,285           5.37             344,457           6.36
                                                                         ----------------------------------------------------------

Total borrowings .............................................           $513,435           5.42%           $508,839           6.20%
===================================================================================================================================

     As part of the Company's strategy to finance investment opportunities and manage its cost of funds, the Company enters into repurchase agreements with broker-dealers and the FHLB-NY. These agreements are recorded as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The securities underlying the agreements were delivered to the broker-dealers or the FHLB-NY who arranged the transaction. The securities remain registered in the name of the Company and are returned upon the maturity of the agreement. The Company retains the right of substitution of collateral throughout the terms of the agreements. All the repurchase agreements are collateralized by mortgage-backed securities. Information relating to these agreements at or for the years ended December 31 is as follows:

-------------------------------------------------------------------------
                                                         2001        2000
-------------------------------------------------------------------------
                                                     (Dollars in thousands)
Book value of collateral .........................   $119,011    $172,533
Estimated fair value of collateral ...............    119,011     172,533
Average balance of outstanding
  agreements during the year .....................    156,640     145,575
Maximum balance of outstanding
  agreements at a month end during the year ......    182,226     164,382
Average interest rate of outstanding
  agreements during the year .....................       5.71%       5.81%
-------------------------------------------------------------------------

   All of the repurchase agreements due in 2002 have maturities in excess of ninety days. Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by all of the Bank's stock in the FHLB-NY, certain qualifying mortgage loans, mortgage-backed and mortgage-related securities, and other securities not otherwise pledged in an amount at least equal to 110% of the advances outstanding.

9    INCOME TAXES

     Flushing Financial Corporation files consolidated Federal and combined New York State and New York City income tax returns with its subsidiaries, with the exception of FPFC, which files separate Federal, New York State and New York City income tax returns as a real estate investment trust. A deferred tax liability is recognized on all taxable temporary differences and a deferred tax asset is recognized on all deductible temporary differences and operating losses and tax credit carryforwards. A valuation allowance is recognized to reduce the potential deferred tax asset if it is "more likely than not" that all or some portion of that potential deferred tax asset will not be realized. The Company must also take

      Flushing Financial Corporation and Subsidiaries 32 2001 ANNUAL REPORT into account changes in tax laws or rates when valuing the deferred income tax amounts it carries on its Consolidated Statements of Financial Condition.

     The Company's annual tax liability for New York State and New York City was the greater of a tax based on "entire net income," "alternative entire net income," "taxable assets" or a minimum tax. For each of the years ended December 31, 2001, 2000 and 1999, the Company's state and city tax was based on "alternative entire net income."


   Income tax provisions (benefits) are summarized as follows for the years ended December 31:

======================================================================================
                                                            2001       2000       1999
--------------------------------------------------------------------------------------
                                                                 (In thousands)
Federal:
  Current ............................................   $ 7,350    $ 6,387    $ 6,730
  Deferred ...........................................      (105)      (192)      (318)
                                                         -----------------------------

    Total federal tax provision ......................     7,245      6,195      6,412

State and Local:
  Current ............................................     1,387      1,138      1,215
  Deferred ...........................................       237        199        178
                                                         -----------------------------

    Total state and local
      tax provision ..................................     1,624      1,337      1,393
                                                         -----------------------------

Total income tax provision ...........................   $ 8,869    $ 7,532    $ 7,805
======================================================================================

     The income tax provision in the Consolidated Statements of Income has been provided at effective rates of 37.3%, 37.7% and 38.0% for the years ended December 31, 2001, 2000 and 1999, respectively. The effective rates differ from the statutory federal income tax rate as follows for the years ended December 31:

==============================================================================================================================
                                                                            2001                 2000                  1999
------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Taxes at federal statutory rate ...................................   $ 8,329    35.0%    $ 6,984    35.0%     $7,189    35.0
Increase (reduction) in taxes resulting from:
  State and local income tax, net of Federal income tax benefit ...     1,056     4.5         869     4.3         905     4.4
  Other ...........................................................      (516)   (2.2)       (321)   (1.6)       (289)   (1.4)
                                                                      --------------------------------------------------------

  Taxes at effective rate .........................................   $ 8,869    37.3%    $ 7,532    37.7%    $ 7,805     38.0%
==============================================================================================================================


   The components of the income taxes attributable to income from operations and changes in equity are as follows for the years ended December 31:

====================================================================================================
                                                         2001                2000               1999
----------------------------------------------------------------------------------------------------
                                                                   (In thousands)
Income from operations ....................           $ 8,869            $  7,532            $ 7,805
Equity:
  Change in fair value of securities
    available for sale ....................            (1,684)              3,717             (4,973)
  Compensation expense for tax
    purposes in excess of that
    recognized for financial
    reporting purposes ....................            (1,281)               (184)              (239)
                                                     -----------------------------------------------

      Total ...............................           $ 5,904            $ 11,065            $ 2,593
====================================================================================================


     The components of the net deferred tax asset are as follows at December 31:

================================================================================
                                                                   2001     2000
--------------------------------------------------------------------------------
                                                                 (In thousands)
Deferred tax asset:
  Postretirement benefits ....................................   $3,117   $2,978
  Unrealized losses on securities
    available for sale .......................................       --      114
  Other ......................................................      907    1,026
                                                                 ---------------

      Deferred tax asset .....................................    4,024    4,118
                                                                 ---------------

Deferred tax liabilities:
  Unrealized gains on securities available
    for sale .................................................    1,570       --
  Allowance for loan losses ..................................      545      270
  Depreciation ...............................................      192      306
  Other ......................................................        9       18
                                                                 ---------------

      Deferred tax liability .................................    2,316      594

Net deferred tax asset included in other assets ..............   $1,708   $3,524
================================================================================

      Flushing Financial Corporation and Subsidiaries 33 2001 ANNUAL REPORT

The Company has recorded a net deferred tax asset of $1,708,000. This represents the anticipated net federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for federal, state, and local tax purposes in each of the past three years. In management's opinion, in view of the Company's previous, current and projected future earnings trend, it is more likely than not that the net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at December 31, 2001.

10   BENEFIT PLANS

Defined Contribution Plans:

     The Company maintains a profit-sharing plan and the Bank maintains a 401(k) plan. Both plans are tax-qualified defined contribution plans which cover substantially all employees. Annual contributions are at the discretion of the Company's Board of Directors, but not to exceed the maximum amount allowable under the Internal Revenue Code. Currently, annual matching contributions under the Bank's 401(k) plan equal fifty percent of the employee's contributions, up to a maximum of three percent of the employee's compensation. Contributions to the profit-sharing plan are determined at the end of each year. Contributions by the Bank into the 401(k) plan vest 20% per year over a five-year period beginning after the employee has completed one year of service. Contributions into the profit-sharing plan vest 20% per year over the employee's first five years of service. Compensation expense recorded by the Company for these plans amounted to $619,000, $581,000 and $534,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Employee Benefit Trust:

     An Employee Benefit Trust ("EBT") has been established to assist the Company in funding its benefit plan obligations. In connection with the Bank's conversion, the EBT borrowed $7,928,000 from the Company and used $7,000 of cash received from the Bank to purchase 1,552,500 shares of the common stock of the Company. The loan will be repaid principally from the Company's discretionary contributions to the EBT and dividend payments received on common stock held by the EBT, or may be forgiven by the Company, over a period of 30 years. At December 31, 2001 the loan had an outstanding balance of $5,913,000, bearing a fixed interest rate of 6.22% per annum. The loan obligation of the EBT is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the EBT or forgiven by the Company. Shares purchased with the loan proceeds are held in a suspense account for contribution to specified benefit plans as the loan is repaid or forgiven. Shares released from the suspense account are used solely for funding matching contributions under the Bank's 401(k) plan and contributions to the Company's profit-sharing plan. Since annual contributions are discretionary with the Company or dependent upon employee contributions, compensation payable under the EBT cannot be estimated. For the years ended December 31, 2001, 2000 and 1999, the Company funded $545,000, $511,000 and
$475,000, respectively, of employer contributions to the 401(k) and profit sharing plans from the EBT.

     The shares held in the suspense account are pledged as collateral and are reported as unallocated EBT shares in stockholders' equity. As shares are released from the suspense account, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The EBT shares are as follows at December 31:

--------------------------------------------------------------------------------
                                                          2001              2000
--------------------------------------------------------------------------------

Shares owned by Employee Benefit

  Trust, beginning balance .................         1,279,167         1,328,647
Shares released and allocated ..............            32,930            49,480
                                                   -----------------------------

Shares owned by Employee Benefit

  Trust, ending balance ....................         1,246,237         1,279,167
                                                   -----------------------------

Market value of unallocated shares .........       $22,183,019       $15,296,705
================================================================================


Restricted Stock Plan:

   The 1996 Restricted Stock Incentive Plan ("Restricted Stock Plan") became effective on May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The aggregate number of shares of common stock which may be issued under the Restricted Stock Plan, as amended, may not exceed 817,125 shares to employees, and may not exceed

      Flushing Financial Corporation and Subsidiaries 34 2001 ANNUAL REPORT

262,875 shares to Outside Directors, for a total of 1,080,000 shares. Lapsed, forfeited or canceled awards and shares withheld from an award to satisfy tax obligations will not count against these limits, and will be available for subsequent grants. The shares distributed under the Restricted Stock Plan may be shares held in treasury or authorized but unissued shares. The following table summarizes certain activity for the Restricted Stock Plan, after giving effect to the three-for-two common stock split distributed in the form of a stock dividend on August 30, 2001, for the years ended December 31:

-------------------------------------------------------------------------------
                                              2001          2000          1999
-------------------------------------------------------------------------------

Shares available for future
  Restricted Stock Awards at
  beginning of year ..................      238,203       215,502       292,608
Shares authorized for Restricted
  Stock Awards .......................      135,000            --            --
Restricted Stock Awards ..............      (78,675)      (14,400)     (115,125)
Restricted shares repurchased to
satisfy tax obligations ..............       35,221        34,851        29,469
Forfeitures ..........................        2,100         2,250         8,550
                                            -----------------------------------

Shares available for future
  Restricted Stock Awards
  at end of year .....................      331,849       238,203       215,502
===============================================================================

   The Board of Directors has discretion to determine the vesting period of all grants. All grants that have been awarded to employees vest 20% per year over a five-year period. Initial grants to Outside Directors vest 20% per year over a five-year period, while subsequent annual grants to Outside Directors vest one-third per year over a three-year period. All grants have full vesting in the event of death, disability, retirement or a change in control. Total restricted stock award expense in 2001, 2000 and 1999 was $810,000, $1,130,000 and
$998,000, respectively.

Stock Option Plan:

     The 1996 Stock Option Incentive Plan ("Stock Option Plan") became effective on May 21, 1996 after adoption by the Board of Directors and approval by shareholders. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, nonstatutory stock options, and limited stock appreciation rights granted in tandem with such options. The aggregate number of shares of common stock which may be issued under the Stock Option Plan, as amended, with respect to options granted to employees may not exceed 2,115,937 shares, and with respect to options granted to Outside Directors may not exceed 814,687 shares, for a total of 2,930,624 shares. Lapsed, forfeited or canceled options will not count against these limits and will be available for subsequent grants. However, the cancellation of an option upon exercise of a related stock appreciation right will count against these limits. Options with respect to more than 168,750 shares of common stock may not be granted to any employee in any calendar year. The shares distributed under the Stock Option Plan may be shares held in treasury or authorized but unissued shares. The Board of Directors has discretion to determine the vesting period of all grants. All grants that have been awarded to employees vest 20% per year over a five-year period. Initial grants to Outside Directors vest 20% per year over a five-year period, while subsequent annual grants to Outside Directors vest one-third per year over a three-year period. All grants have full vesting in the event of death, disability, retirement or a change in control. The following table summarizes certain information regarding the Stock Option Plan after giving effect to the three-for-two common stock split distributed in the form of a stock dividend on August 30, 2001.

----------------------------------------------------------------------------
                                                                    Weighted
                                                      Shares         Average
                                                    Underlying      Exercise
                                                      Options        Price
----------------------------------------------------------------------------
Balance outstanding December 31, 1998 .........     1,761,614       $ 7.47
Granted .......................................       230,250       $10.29
Exercised .....................................       (66,993)      $ 7.35
Forfeited .....................................       (22,050)      $ 9.79
                                                    ------------------------

Balance outstanding December 31, 1999 .........     1,902,821       $ 7.79
Granted .......................................        28,800       $10.05
Exercised .....................................       (54,900)      $ 7.22
Forfeited .....................................       (36,900)      $ 9.71
                                                    ------------------------

Balance outstanding December 31, 2000 .........     1,839,821       $ 7.80
Granted .......................................       348,600       $15.01
Exercised .....................................      (254,725)      $ 7.56
Forfeited .....................................        (5,700)      $13.40
                                                    ------------------------

Balance Outstanding December 31, 2001 .........     1,927,996       $ 9.12

Shares available for future stock option
  awards at December 31, 2001 .................       557,216
==========================================================================


      Flushing Financial Corporation and Subsidiaries 35 2001 ANNUAL REPORT

     The following table summarizes information about the Stock Option Plan at December 31, 2001:

==========================================================================================================================
                                                                       Options Outstanding          Options Exercisable
---------------------------------------------------------------------------------------------------------------------------
                                                                                     Weighted                      Weighted
                                                                      Number          Average        Number         Average
                                                                  Outstanding at     Remaining   Exercisable at    Exercise
Exercise Prices                                                      12/31/01    Contractual Life   12/31/01         Price
--------------------------------------------------------------------------------------------------------------------------
   $ 7.22........................................................   1,216,846       4.4 Years      1,216,846        $ 7.22
$ 8.00-$11.00....................................................     351,600       7.1 Years        170,010        $ 9.50
$11.01-$14.00....................................................     103,950       8.7 Years          6,750        $12.22
$14.01-$17.00....................................................     255,600       9.5 Years             --            --
                                                                    ------------------------------------------------------
$ 7.22=$17.00....................................................   1,927,996       5.8 Years      1,393,606        $ 7.52
==========================================================================================================================

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been as indicated in the table below. However, the present impact of SFAS No. 123 may not be representative of the effect on income in future years because the options vest over several years and additional option grants may be made each year.

================================================================================
                                            2001           2000           1999
--------------------------------------------------------------------------------

                                                    (Dollars in thousands,
                                                    except per share data)
Net income:
  As reported .....................     $   14,929     $   12,422     $   12,735
  Pro forma .......................     $   14,219     $   11,655     $   12,015
Diluted earnings per share:
  As reported .....................     $     1.17     $     0.97     $     0.92
  Pro forma .......................     $     1.11     $     0.91     $     0.86
================================================================================

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used for grants made in 2001, 2000 and 1999 are as follows:

===============================================================================
                                        2001 Grants   2000 Grants    1999 Grant
-------------------------------------------------------------------------------
Dividend yield ...................         2.13%         2.65%         2.07%
Expected volatility ..............        27.49%        24.37%        25.85%
Risk-free interest rate ..........         5.27%         6.08%         6.01%
Expected option life .............        7 Years       7 Years       7 Years
===============================================================================

Pension Plans:

     The Bank has a defined benefit pension plan covering substantially all of its employees (the "Retirement Plan"). The benefits are based on years of service and the employee's compensation during the three consecutive years out of the final ten years of service that produces the highest average. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for the benefits attributed to service to date but also for those expected to be earned in the future. The Bank's Retirement Plan invests in diversified equity and fixed-income funds, which are independently managed by a third party.

     The components of the net pension expense are as follows for the years ended December 31:

===============================================================================
                                                     2001       2000       1999
-------------------------------------------------------------------------------
                                                           (In thousands)
Service cost ..................................     $ 396      $ 350      $ 338
Interest cost .................................       683        621        547
Amortization of past service liability ........       (24)       (25)       (24)
Amortization of unrecognized gain .............      (116)       (48)        --
Return on plan assets .........................      (986)      (823)      (730)
                                                    ---------------------------

  Net pension expense (benefit) ...............     $ (47)     $  75      $ 131
===============================================================================

      Flushing Financial Corporation and Subsidiaries 36 2001 ANNUAL REPORT

     The following table sets forth, for the Retirement Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

===================================================================================================
                                                                    2001         2000        1999
---------------------------------------------------------------------------------------------------
                                                                           (In thousands)
Change in benefit obligation:
  Benefit obligation at beginning
    of year ...................................................   $  8,671     $  7,998     $ 8,198
  Service cost ................................................        396          350         338
  Interest cost ...............................................        683          621         547
  Actuarial (gain) loss .......................................        594           94        (708)
  Benefits paid ...............................................       (417)        (392)       (377)
  Plan amendments .............................................         --           --          --
                                                                  ---------------------------------

      Benefit obligation at end
        of year ...............................................      9,927        8,671       7,998

Change in plan assets:
  Market value of assets at
    beginning of year .........................................     11,155        9,871       8,717
  Actual return on plan assets ................................     (1,523)       1,676       1,531
  Employer contributions ......................................         --           --          --
  Benefits paid ...............................................       (417)        (392)       (377)
                                                                  ---------------------------------

      Market value of plan
        assets at end of year .................................      9,215       11,155       9,871

Funded status .................................................       (712)       2,484       1,873
Unrecognized net loss (gain) from
  past experience different from
  that assumed and effects of
  changes in assumptions ......................................        805       (2,414)     (1,703)
Prior service cost not yet
  recognized in periodic
  pension cost ................................................        (62)         (86)       (111)
                                                                  ---------------------------------

Prepaid (accrued) pension
  cost included in other
  assets/liabilities ..........................................   $     31     $    (16)    $    59
===================================================================================================


     Assumptions used to develop periodic pension amounts were:

===================================================================================================
                                                                      2001         2000        1999
---------------------------------------------------------------------------------------------------

Weighted average discount rate ................................       7.25%        8.00%       7.75%
Rate of increase in future
  compensation levels .........................................       4.50%        5.50%       5.00%
Expected long-term rate of
  return on assets ............................................       9.00%        9.00%       8.50%
===================================================================================================

     The Bank has an Outside Director Retirement Plan (the "Directors' Plan"), which provides benefits to each outside director who has at least five years of service as an outside director (including service as a director or trustee of the Bank or any predecessor) and whose years of service as an outside director plus age equal or exceed 55. Benefits are also payable to an outside director whose status as an outside director terminates because of death or disability or who is an outside director upon a change of control (as defined in the Directors' Plan). An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid, plus fees paid to such director for attendance at Board meetings during the twelve-month period prior to retirement. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an outside director or 120 months. In the event of a termination of Board service due to a change of control, an outside director who has completed at least two years of service as an outside director will receive a cash lump sum payment equal to 120 months of benefit, and an outside director with less than two years service will receive a cash lump sum payment equal to a number of months of benefit equal to the number of months of his service as an outside director. In the event of the director's death, the surviving spouse will receive the equivalent benefit. No benefits will be payable to a director who is removed for cause. The Holding Company has guaranteed the payment of benefits under the Directors' Plan. Upon adopting the Directors' Plan, the Bank elected to immediately recognize the effect of adopting the Directors' Plan. Subsequent plan amendments are amortized as a past service liability.

     The components of the net pension expense for the Directors' Plan are as follows for the years ended December 31:

==============================================================================
                                                            2001   2000   1999
------------------------------------------------------------------------------
                                                              (In thousands)
Service cost ............................................   $ 27   $ 20   $ 20
Interest cost ...........................................     11      8     --
Amortization of past service liability ..................    119    109    109
                                                            ------------------

  Net pension expense ...................................   $157   $137   $129
==============================================================================


     The following table sets forth, for the Directors' Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

===================================================================================================================
                                                               2001                   2000                  1999
-------------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
Change in benefit obligation:
  Benefit obligation at beginning
    of year ..................................               $ 2,043                $ 1,913                $ 1,953
  Service cost ...............................                    27                     20                     20
  Interest cost ..............................                    11                      8                     --
  Actuarial (gain) loss ......................                   465                    (24)                   (38)
  Benefits paid ..............................                   (38)                   (22)                   (22)
  Plan amendments ............................                    --                    148                     --
                                                             -----------------------------------------------------

      Benefit obligation at
        end of year ..........................                 2,508                  2,043                  1,913

Change in plan assets:
  Market value of assets at
    beginning of year ........................                    --                     --                     --
  Employer contributions .....................                    38                     22                     22
  Benefits paid ..............................                   (38)                   (22)                   (22)
                                                             -----------------------------------------------------

      Market value of assets at
        end of year ..........................                    --                     --                     --
                                                             -----------------------------------------------------

Funded status ................................                (2,508)                (2,043)                (1,913)
Unrecognized net loss from past
  experience different from that
  assumed and effects of changes
  in assumptions .............................                   489                     15                     39
Prior service cost not yet
  recognized in periodic
  pension cost ...............................                   782                    901                    862
                                                             -----------------------------------------------------

      Accrued pension cost
        included in other
        liabilities ..........................               $(1,237)               $(1,127)               $(1,012)
==================================================================================================================

     For the years ended December 31, 2001, 2000 and 1999, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25%, 8.00% and 7.75%, respectively. The level of future retainers and meeting fees was projected to remain constant.

11   POSTRETIREMENT BENEFITS OTHER THAN PENSION

     The Company sponsors two postretirement benefit plans that cover all retirees who were full-time permanent employees with at least five years of service and their spouses. One plan provides medical benefits through a fifty-percent cost sharing arrangement. Effective January 1, 2000, the spouses of future retirees will be required to pay one hundred percent of the premiums for their coverage. The other plan provides life insurance benefits and is noncontributory. Under these programs, eligible retirees receive lifetime medical and life insurance coverage for themselves and lifetime medical coverage for their spouses. The Company reserves the right to amend or terminate these plans at its discretion.

     Comprehensive medical plan benefits equal the lesser of the normal plan benefit or the total amount not paid by Medicare. Life insurance benefits for retirees are based on annual compensation and age at retirement. As of December 31, 2001, the Bank has not funded these plans.

     The following table sets forth for the postretirement plans, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

===============================================================================================================
                                                             2001                   2000                   1999
---------------------------------------------------------------------------------------------------------------
                                                                            (In thousands)
Change in benefit obligation:
  Benefit obligation at beginning
    of year ...............................               $ 2,227                $ 2,407                $ 3,007
  Service cost ............................                    79                     82                    136
  Actuarial gain ..........................                  (222)                   (69)                  (853)
  Plan amendments .........................                    --                   (265)                    --
  Interest cost ...........................                   174                    171                    199
  Benefits paid ...........................                   (94)                   (99)                   (82)
                                                          -----------------------------------------------------

      Benefit obligation at
        end of year .......................                 2,164                  2,227                  2,407

Change in plan assets:
  Market value of assets at
    beginning of year .....................                    --                     --                     --
  Employer contributions ..................                    94                     99                     82
  Benefits paid ...........................                   (94)                   (99)                   (82)
                                                          -----------------------------------------------------

      Market value of assets
        at end of year ....................                    --                     --                     --
                                                          -----------------------------------------------------

Funded status .............................                (2,164)                (2,227)                (2,407)
Unrecognized net (gain) loss from
  past experience different from
  that assumed and effects of
  changes in assumptions ..................                   (13)                   208                    282
Prior service cost not yet
  recognized in periodic
  expense .................................                  (527)                  (658)                  (517)
                                                          -----------------------------------------------------

      Accrued postretirement
        cost included in other
        liabilities .......................               $(2,704)               $(2,677)               $(2,642)
===============================================================================================================


     Flushing Financial Corporation and Subsidiaries 38 2001 ANNUAL REPORT

     Assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligations at December 31 are as follows:

=================================================================================================================
                                                                 2001                  2000                  1999
-----------------------------------------------------------------------------------------------------------------
Rate of return on plan assets ..........................           NA                    NA                    NA
Discount rate ..........................................         7.25%                 8.00%                 7.75%
Rate of increase in health care costs:
  Initial ..............................................         9.00%                 6.50%                 6.50%
  Ultimate (year 2007) .................................         4.50%                 5.00%                 5.00%
Annual rate of salary increases ........................           NA                    NA                    NA
=================================================================================================================

     The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2001 by $179,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for the year then ended by $23,000.

     The resulting net periodic postretirement benefit expense consisted of the following components for the years ended December 31:




===============================================================================
                                                     2001       2000       1999
-------------------------------------------------------------------------------
                                                            (In thousands)

Service cost ..................................     $  79      $  82      $ 136
Interest cost .................................       174        171        199
Amortization of unrecognized loss .............        --          4         68
Amortization of past service liability ........      (131)      (124)      (102)
                                                    ---------------------------

  Net postretirement benefit expense ..........     $ 122      $ 133      $ 301
===============================================================================

12   STOCKHOLDERS' EQUITY

Dividend Restrictions:

     In connection with the Bank's conversion from mutual to stock form in November 1995, a special liquidation account was established at the time of conversion, in accordance with the requirements of the Office of Thrift
Supervision ("OTS"), which was equal to its capital as of June 30, 1995. The liquidation account is reduced as and to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in deposits do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. As of December 31, 2001, the Bank's liquidation account was $7.2 million and was presented within retained earnings.

     In addition to the restriction described above, Federal banking regulations place certain restrictions on dividends paid by the Bank to the Holding Company. The total amount of dividends which may be paid at any date is generally limited to the net income of the Bank for the current year and prior two years, less any dividends previously paid from those earnings. As of December 31, 2001, the Bank had paid all eligible retained earnings to the Holding Company in the form of cash dividends.

     In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

Stock Split:

     The Company declared a three-for-two stock split which was distributed on August 30, 2001 in the form of a stock dividend. This dividend was not paid on shares held in treasury. Shares issued and outstanding for prior years have been restated to reflect this three-for-two stock split. Treasury share amounts have not been restated for prior years, or the current year prior to the record date of the three-for-two stock split (August 10, 2001), as the stock dividend was not paid on these shares.

Treasury Stock Transactions:

     During 2001, the Holding Company repurchased 639,950 shares of its outstanding common stock under its stock repurchase programs. Also during 2001, 2,120,885 shares of Treasury Stock were used to pay the stock dividend discussed above. At December 31, 2001, the Company had 364,279 shares of Treasury Stock which, among other things, could be used to award grants under the Company's Restricted Stock Plan and to satisfy obligations under the Stock Option Plan. Treasury stock is being accounted for using the average cost method.

13   Regulatory Capital

     The  Federal  Deposit  Insurance   Corporation   Improvement  Act  of  1991
("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among


      Flushing Financial Corporation and Subsidiaries 39 2001 ANNUAL REPORT other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of December 31, 2001, the Bank continues to be categorized as "well-capitalized" by the OTS under the prompt corrective action regulations and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards.

=====================================================================================================================
                                                     December 31, 2001                        December 31, 2000
----------------------------------------------------------------------------------------------------------------------
                                                                       Percent                                 Percent
                                                  Amount              of Assets           Amount            of Assets
----------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Tangible capital:
  Capital level .....................             $107,811              7.32%             $106,191              8.02%
  Requirement .......................               22,081              1.50%               19,858              1.50%
  Excess ............................             $ 85,730              5.82%             $ 86,333              6.52%
Core (Tier I) capital:
  Capital level .....................             $107,811              7.32%             $106,191              8.02%
  Requirement .......................               44,162              3.00%               39,715              3.00%
  Excess ............................             $ 63,649              4.32%             $ 66,476              5.02%
Total risk-based capital:
  Capital level .....................             $114,396             13.58%             $112,912             15.77%
  Requirement .......................               67,395              8.00%               57,290              8.00%
  Excess ............................             $ 47,001              5.58%             $ 55,622              7.77%
====================================================================================================================

14   Commitments and Contingencies

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

     Commitments to extend credit (principally real estate mortgages) and lines of credit (principally construction loan lines of credit) amounted to approximately $38,971,000 and $12,187,000, respectively, at December 31, 2001. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The loan commitments generally expire in ninety days, while construction loan lines of credit mature within eighteen months. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     As of December 31, 2001, commitments to extend credit for fixed-rate real estate mortgages amounted to $7.6 million, with an average interest rate of 7.77%.

     Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and require payment of a fee. The Company evaluates each customer's credit worthiness on a case by case basis. Collateral held consists primarily of real estate.


      Flushing Financial Corporation and Subsidiaries 40 2001 ANNUAL REPORT

     The Company's minimum annual rental payments for Bank premises due under non-cancelable leases are as follows:

=====================================================================
                                                     Minimum Rental
---------------------------------------------------------------------

Years ending December 31:                              (In thousands)
2002..........................................             $  922
2003..........................................                924
2004..........................................                919
2005..........................................                891
2006..........................................                880
Thereafter....................................              2,264
                                                           -------

  Total minimum payments required.............             $6,800
==================================================================

     The leases have escalation clauses for operating expenses and real estate taxes. Certain lease agreements provide for increases in rental payments based upon increases in the consumer price index. Rent expense under these leases for the years ended December 31, 2001, 2000 and 1999 was approximately $715,000, $643,000 and $488,000, respectively.

Contingencies:

     The Company is a defendant in various lawsuits. Management of the Company, after consultation with outside legal counsels, believes that the resolution of these various matters will not result in any material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

15   CONCENTRATION OF CREDIT RISK

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

16   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, deposits, securities, commitments to lend and other items as defined in SFAS No. 107.

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

     Fair value estimates are subjective in nature and are dependent on a number of significant assumptions based on management's judgment regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. In addition, SFAS No. 107 allows a wide range of valuation techniques; therefore, it may be difficult to compare the Company's fair value information to independent markets or to other financial institutions' fair value information.

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

     The estimated fair value of each material class of financial instruments at December 31, 2001 and 2000 and the

      Flushing Financial Corporation and Subsidiaries 41 2001 ANNUAL REPORT related methods and assumptions used to estimate fair value are as follows:

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

Loans

     The estimated fair value of loans, with carrying amounts of $1,067,197,000 and $986,359,000 at December 31, 2001 and 2000, respectively, was $1,092,221,000 and $996,042,000 at December 31, 2001 and 2000, respectively.

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

Due to depositors

     The estimated fair value of due to depositors, with carrying amounts of $818,517,000 and $682,058,000 at December 31, 2001 and 2000, respectively, was
$831,808,000 and $685,748,000 at December 31, 2001 and 2000, respectively.

     The fair values of demand, passbook savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting dates (i.e., their carrying value). The fair value of fixed-maturity certificates of deposits are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowed funds

     The estimated fair value of borrowed funds, with carrying amounts of $513,435,000 and $508,839,000 at December 31, 2001 and 2000, respectively, was
$527,398,000 and $513,075,000 at December 31, 2001 and 2000, respectively.

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

     At December 31, 2001 and 2000, the fair values of the above financial instruments approximate the recorded amounts of the related fees and were not considered to be material.

17   RECENT ACCOUNTING
     PRONOUNCEMENTS

     In June 2001, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. The Statement changes the approach to how goodwill and other intangible assets are accounted for subsequent to their recognition. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will be amortized over their useful lives. The Statement provides specific guidance on testing intangible assets that will not be amortized for impairment. As of December 31, 2001, the Company has goodwill with a remaining balance of $3.9 million recorded in connection with its purchase of New York Federal Savings Bank in 1997. Amortization expense for each of the years in the three-year period ended December 31, 2001 was $0.4 million. Effective January 1, 2002, the Company is no longer recording this amortization expense, but rather is required, at least annually, to test the remaining goodwill for impairment. The impairment test performed in connection with the adoption of this Statement in January 2002 did not require an adjustment to the carrying value of the goodwill.

      Flushing Financial Corporation and Subsidiaries 42 2001 ANNUAL REPORT

18   QUARTERLY FINANCIAL DATA (UNAUDITED)


     Selected unaudited quarterly financial data for the fiscal years ended December 31, 2001 and 2000 is presented below:

====================================================================================================================================
                                                                        2001                                 2000
------------------------------------------------------------------------------------------------------------------------------------

                                                        4th       3rd       2nd       1st       4th       3rd       2nd       1st
------------------------------------------------------------------------------------------------------------------------------------
                                                                            (In thousands, except per share data)
Quarterly operating data:
  Interest income ..................................   $26,038   $25,583   $25,227   $25,051   $24,702   $24,810   $24,153   $23,276
  Interest expense .................................    14,501    15,042    15,079    15,080    15,099    14,863    13,966    13,120
                                                       -----------------------------------------------------------------------------

    Net interest income ............................    11,537    10,541    10,148     9,971     9,603     9,947    10,187    10,156
  Provision for loan losses ........................        --        --        --        --        --        --        --        --
  Other operating income ...........................     1,417     1,300     1,618     1,723     1,553       264       965     1,076
  Other expense ....................................     6,567     5,939     5,984     5,967     6,086     6,013     5,950     5,748
                                                       -----------------------------------------------------------------------------

    Income before income tax expense ...............     6,387     5,902     5,782     5,727     5,070     4,198     5,202     5,484
  Income tax expense ...............................     2,427     2,184     2,140     2,118     1,875     1,596     1,977     2,084
                                                       -----------------------------------------------------------------------------

    Net income .....................................   $ 3,960   $ 3,718   $ 3,642   $ 3,609   $ 3,195   $ 2,602   $ 3,225   $ 3,400
                                                       =============================================================================

  Basic earnings per share .........................   $  0.33   $  0.30   $  0.30   $  0.29   $  0.26   $  0.21   $  0.26   $  0.27
  Diluted earnings per share .......................   $  0.31   $  0.29   $  0.28   $  0.28   $  0.25   $  0.20   $  0.25   $  0.26
  Dividends per share ..............................   $ 0.080   $ 0.080   $ 0.073   $ 0.073   $ 0.067   $ 0.067   $ 0.067   $ 0.067
  Average common shares outstanding for:
    Basic earnings per share .......................    12,107    12,316    12,284    12,364    12,407    12,505    12,584    12,768
    Diluted earnings per share .....................    12,700    12,882    12,832    12,800    12,677    12,774    12,798    12,957
====================================================================================================================================


19   PARENT COMPANY-ONLY
     FINANCIAL INFORMATION

     Earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment, any dividends would reduce the Holding Company's investment in the Bank, and any changes in the Bank's unrealized gain or loss on securities available for sale, net of taxes, would increase or decrease, respectively, the Holding Company's investment in the Bank. The condensed financial statements for the Holding Company at and for the years ended December 31, 2001 and 2000 are presented below:

===============================================================================
                                                                2001       2000
-------------------------------------------------------------------------------

CONDENSED STATEMENTS OF                                   (Dollars in thousands)
FINANCIAL CONDITION
Assets:
  Cash and due from banks ..............................   $ 12,679   $  8,757
  Federal funds sold and overnight
    interest-earning deposit ...........................        924        758
  Securities available for sale:
    Mortgage-backed securities .........................         --         --
    Other securities ...................................      6,263      6,776
  Interest receivable ..................................         17         33
  Investment in Bank ...................................    113,232    110,135
  Other assets .........................................        600        519
                                                           -------------------

      Total assets .....................................   $133,715   $126,978
================================================================================

================================================================================
                                                            2001           2000
Continued                                                (Dollars in thousands)
Liabilities:
  Other liabilities ..............................     $     328      $     241
-------------------------------------------------------------------------------

      Total liabilities ..........................           328            241

Stockholders' equity:
  Common stock ...................................           139            114
  Additional paid-in capital .....................        45,280         76,396
  Unearned compensation ..........................        (7,766)        (7,781)
  Treasury stock .................................        (5,750)       (31,755)
  Retained earnings ..............................        99,641         89,896
  Accumulated other comprehensive
    income, net of taxes .........................         1,843           (133)
                                                       ------------------------

      Total equity ...............................       133,387        126,737

      Total liabilities and equity ...............     $ 133,715      $ 126,978

================================================================================
CONDENSED STATEMENTS OF INCOME
Dividends from the Bank ..........................     $  15,000      $   9,500
Interest income ..................................           438            472
Non-interest income ..............................            --            (25)
Other operating expenses .........................          (609)          (580)
                                                       ------------------------

  Income before taxes and equity in
    undistributed earnings of subsidiary .........        14,829          9,367
Income tax benefit ...............................           127            124
                                                       ------------------------

  Income before equity in undistributed
    earnings of subsidiary .......................        14,956          9,491
Excess of dividends over current
  year earnings ..................................           (27)            --
Equity in undistributed earnings of the Bank .....            --          2,931
                                                       ------------------------

      Net income .................................     $  14,929      $  12,422
===============================================================================

      Flushing Financial Corporation and Subsidiaries 43 2001 ANNUAL REPORT

===============================================================================
                                                             2001          2000
                                                          (Dollars in thousands)
-------------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOW
Operating activities:
  Net income .......................................     $ 14,929      $ 12,422
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Equity in undistributed earnings of
        the Bank ...................................           27        (2,931)
      Net decrease in operating assets
        and liabilities ............................          (91)         (419)
      Amortization of unearned premium,
        net of accretion of unearned
        discount ...................................            8            17
      Net loss on sales of securities ..............           --            25
      Unearned compensation, net ...................        1,577         1,741
                                                         ----------------------

          Net cash provided by operating
            activities .............................       16,450        10,855
                                                         ----------------------
                                                                       Continued

================================================================================
                                                             2001          2000
--------------------------------------------------------------------------------
Continued                                                (Dollars in thousands)

Investing activities:
  Purchases of securities available for sale .......     $   (709)     $ (3,566)
  Proceeds from sales and calls of
    securities available for sale ..................        1,460         3,740
                                                         ----------------------

          Net cash provided by investing
            activities .............................          751           174
                                                         ----------------------

Financing activities:
  Purchase of treasury stock .......................       (9,289)       (6,732)
  Cash dividends paid ..............................       (3,824)       (3,417)
                                                         ----------------------

          Net cash used in financing
            activities .............................      (13,113)      (10,149)

Net increase in cash and cash equivalents ..........        4,088           880
Cash and cash equivalents, beginning
  of year ..........................................        9,515         8,635
                                                         ----------------------

Cash and cash equivalents, end of year .............     $ 13,603      $  9,515
===============================================================================




================================================================================
                        REPORT OF INDEPENDENT ACCOUNTANTS
================================================================================

To the Board of Directors and Stockholders of Flushing Financial Corporation:

     In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Flushing Financial Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PriceWaterhouseCoopers LLP

New York, New York
January 22, 2002



     Flushing Financial Corporation and Subsidiaries 44 2001 ANNUAL REPORT