Form 10-K, Exhibit 13
period 2002-12-31
FLUSHING FINANCIAL CORP
filed 2003-03-27
CIK 923139

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 9
--------------------------------------------------------------------------------

> SELECTED FINANCIAL DATA

=============================================================================================================================
At or for the year ended December 31,                  2002            2001            2000            1999           1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
>  Selected Financial Condition Data
Total assets ..................................    $ 1,652,958      $1,487,529     $ 1,338,092      $1,249,529     $1,142,055
Loans, net ....................................      1,169,560       1,067,197         986,359         875,886        750,555
Securities available for sale .................        358,984         305,539         255,220         285,016        326,690
Real estate owned, net ........................             --              93              44             368             77
Deposits ......................................      1,011,825         828,582         689,811         666,941        664,059
Borrowed funds ................................        493,164         513,435         508,839         451,831        335,458
Stockholders' equity ..........................        131,386         133,387         126,737         118,176        132,087
Book value per share (1) (2) ..................    $     10.43      $     9.89     $      9.11      $     8.10     $     8.08

>  Selected Operating Data
Interest and dividend income ..................    $   106,906      $  101,899     $    96,941      $   87,143     $   82,846
Interest expense ..............................         54,564          59,702          57,048          47,795         46,702
                                                   --------------------------------------------------------------------------
  Net interest income .........................         52,342          42,197          39,893          39,348         36,144
Provision for loan losses .....................             --              --              --              36            214
                                                   --------------------------------------------------------------------------
  Net interest income after provision for
   loan losses ................................         52,342          42,197          39,893          39,312         35,930
                                                   --------------------------------------------------------------------------
Non-interest income:
  Net gains (losses) on sales of securities
   and loans ..................................         (4,158)            321            (651)            252            368
  Other income ................................          5,667           5,737           4,509           3,622          2,927
                                                   --------------------------------------------------------------------------
      Total non-interest income ...............          1,509           6,058           3,858           3,874          3,295
                                                   --------------------------------------------------------------------------
Non-interest expense ..........................         27,621          24,457          23,797          22,646         23,023
                                                   --------------------------------------------------------------------------
Income before income tax provision ............         26,230          23,798          19,954          20,540         16,202
Income tax provision ..........................          9,967           8,869           7,532           7,805          6,012
                                                   --------------------------------------------------------------------------
      Net income ..............................    $    16,263      $   14,929     $    12,422      $   12,735     $   10,190
                                                   ==========================================================================

Basic earnings per share (2) (3) ..............    $      1.40      $     1.22     $      0.99      $     0.94     $     0.67
Diluted earnings per share (2) (3) ............    $      1.34      $     1.17     $      0.97      $     0.92     $     0.65
Dividends declared per share (2) ..............    $      0.36      $     0.31     $      0.27      $     0.21     $     0.15
Dividend payout ratio .........................           25.7%           25.4%           27.3%           22.3%          22.3%

                                                                       Continued

                                               (Footnotes on the following page)

================================================================================
                               TABLE OF CONTENTS

Selected Financial Data.................................................. >    9

Management's Discussion and Analysis of
Financial Condition and Results of Operations............................ >   11

Consolidated Financial Statements........................................ >   25

Notes to Consolidated Financial Statements............................... >   30

Report of Independent Accountants........................................ >   48

Corporate and Shareholder Information.................................... >  IBC
================================================================================

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 10
--------------------------------------------------------------------------------

> SELECTED FINANCIAL DATA (continued)

-------------------------------------------------------------------------------------------------------------------------
At or for the year ended December 31,                               2002        2001        2000        1999        1998
-------------------------------------------------------------------------------------------------------------------------
>  Selected Financial Ratios and Other Data
Performance ratios:
  Return on average assets ...................................       1.03%       1.06%       0.96%       1.08%       0.92%
  Return on average equity ...................................      12.57       11.52       10.48       10.31        7.51
  Average equity to average assets ...........................       8.22        9.19        9.18       10.49       12.24
  Equity to total assets .....................................       7.95        8.97        9.47        9.46       11.57
  Interest rate spread .......................................       3.32        2.89        2.87        3.05        2.88
  Net interest margin ........................................       3.55        3.20        3.24        3.49        3.43
  Non-interest expense to average assets .....................       1.76        1.74        1.84        1.92        2.08
  Efficiency ratio ...........................................      47.41       50.06       53.07       51.54       53.44
  Average interest-earning assets to average interest-bearing
    liabilities ..............................................       1.06x       1.07x       1.08x       1.11x       1.12x
Regulatory capital ratios (4):
  Tangible capital ...........................................       7.74%       7.32%       8.02%       8.28%       9.46%
  Core capital ...............................................       7.74        7.32        8.02        8.28        9.46
  Total risk-based capital ...................................      14.27       13.58       15.77       16.33       19.43
Asset quality ratios:
  Non-performing loans to gross loans (5) ....................       0.31%       0.22%       0.16%       0.36%       0.34%
  Non-performing assets to total assets (6) ..................       0.26        0.16        0.12        0.29        0.23
  Net charge-offs (recoveries) to average loans ..............         --        0.01        0.01          --       (0.01)
  Allowance for loan losses to gross loans ...................       0.56        0.61        0.68        0.77        0.89
  Allowance for loan losses to total non-performing assets (6)     153.34      272.94      404.28      191.29      252.83
  Allowance for loan losses to total non-performing loans (5)      183.23      283.85      415.32      213.29      260.36
Full-service customer facilities .............................         10          10          10           9           8

(1) Calculated by dividing stockholders' equity of $131.4 million and $133.4 million at December 31, 2002 and 2001, respectively, by 12,598,343 and 13,487,784 shares outstanding at December 31, 2002 and 2001, respectively.

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

(6) Non-performing assets consist of non-performing loans, real estate owned and non-performing investment securities.

> MARKET PRICE OF COMMON STOCK

      Flushing Financial Corporation Common Stock is traded on the Nasdaq National Market(R) under the symbol "FFIC." As of December 31, 2002 the Company had approximately 750 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. The Company's stock closed at $16.38 on December 31, 2002. The following table shows the high and low sales price of the Common Stock during the periods indicated. Such prices do not necessarily reflect retail markups, markdowns or commissions. All price and dividend information has been adjusted for the three-for-two stock split distributed on August 30, 2001 in the form of a stock dividend. See Note 12 of Notes to Consolidated Financial Statements for dividend restrictions.

===========================================================================================
                                     2002                                2001
                        -------------------------------------------------------------------
                         High         Low      Dividend      High         Low      Dividend
===========================================================================================

First Quarter ....      $18.08      $15.95      $0.090      $12.54      $11.00      $0.073
Second Quarter ...       20.83       16.45       0.090       16.20       12.17       0.073
Third Quarter ....       20.84       16.00       0.090       17.00       13.71       0.080
Fourth Quarter ...       18.52       14.85       0.090       18.96       15.44       0.080

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 11
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

> GENERAL

      Flushing Financial Corporation ("Holding Company") is the parent holding company for Flushing Savings Bank, FSB ("Bank"), a federally chartered stock savings bank. The Holding Company also owns a special purpose business trust, Flushing Financial Capital Trust I ("Trust"). The following discussion of financial condition and results of operations includes the collective results of the Holding Company, the Trust and the Bank (collectively the "Company"), but reflects principally the Bank's activities.

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

      During the fourth quarter of 2001, the Bank began to: (1) expand its business loan and deposit products, (2) increase its focus on the investment products it offers, and (3) plan for the anticipated introduction in 2002 of a debit card and Internet banking. This effort continued into 2002, as the Bank continued to explore new products that will help it continue to be the provider of choice for existing customers and help attract new customers. The debit card and Internet banking were introduced in 2002.

      During the third quarter of 2002, the Holding Company issued $20.0 million of floating rate capital securities through the Trust, a newly created special purpose business trust formed by the Holding Company. The capital securities have a maturity date of October 7, 2032, are callable at par in five years and every quarter thereafter, and pay cumulative cash distributions at a floating per annum rate of interest, reset quarterly, equal to 3.65% over 3-month LIBOR, with an initial rate of 5.51387%. A rate cap of 12.50% is effective through October 7, 2007. The rate at December 31, 2002 was 5.425%.

      As part of the Company's strategy to find ways to best utilize its available capital, during 2002 Flushing Financial Corporation continued its stock repurchase programs by repurchasing 1,202,450 shares of its common stock. The total number of treasury shares, at December 31, 2002 is 1,253,720 and the total number of outstanding common shares is 12,598,343. At December 31, 2002, 630,000 shares remain to be repurchased under the current stock repurchase program.

      Statements contained in this Annual Report relating to plans, strategies, objectives, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 12
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS (continued)

of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth in the third paragraph of this section, and under captions "Management Strategy" and "Other Trends and Contingencies" below, and elsewhere in this Annual Report and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

> FLUSHING SAVINGS BANK, FSB

      The Bank was organized in 1929 as a New York State chartered mutual savings bank. On May 10, 1994, the Bank converted to a federally chartered mutual savings bank and changed its name from Flushing Savings Bank to Flushing Savings Bank, FSB. The Bank converted to a federally chartered stock savings bank in 1995. As a federal savings bank, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). The Bank's deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). The Bank owns three subsidiaries: (1) Flushing Preferred Funding Corporation ("FPFC")--a real estate investment trust; (2) Flushing Service Corporation ("FSC")--a service corporation which markets insurance products and mutual funds; and (3) FSB Properties, Inc.--a service corporation formed to manage certain real estate properties, which is currently inactive.

> MANAGEMENT STRATEGY

      Management's strategy is to continue the Bank's focus as a consumer-oriented institution serving its local markets. In furtherance of this objective, the Company intends to (1) continue its emphasis on the origination of one-to-four family residential mortgage (focusing on mixed-use properties), multi-family residential mortgage and commercial real estate mortgage loans, (2) maintain asset quality, (3) manage deposit growth and maintain a low cost of funds, (4) manage interest rate risk, and (5) explore new business opportunities. The Company has in the past increased growth through acquisitions of financial institutions and branches of other financial institutions, and will continue to pursue growth through acquisitions that are, or are expected to be within a reasonable time frame, accretive to earnings. The Company has also opened new branches. There can be no assurance that the Company will be able to effectively implement this strategy. The Company's strategy is subject to change by the Board of Directors.

      One-to-Four Family, Multi-Family Real Estate and Commercial Real Estate Lending. The Company has traditionally emphasized the origination and acquisition of one-to-four family residential mortgage loans, which include mixed-use property mortgage loans, adjustable rate mortgage ("ARM") loans, fixed rate mortgage loans and home equity loans. Market interest rates on conventional one-to-four family residential mortgage loans declined to their lowest levels in almost 40 years during 2002. As a result, many borrowers sought to refinance their mortgages. The Company decided not to actively pursue this refinance market due to the low rates. The Company focused its origination efforts on higher yielding mixed-use property one-to-four family residential mortgage loans, multi-family residential mortgage loans and commercial real estate mortgage loans. The Company expects to continue this emphasis on the higher yielding mortgage loan products. During 2002, loan originations and purchases were $19.4 million for conventional one-to-four family residential mortgage loans, $71.9 million for mixed-use property one-to-four family residential mortgage loans, $136.9 million for multi-family residential mortgage loans, $73.1 million for commercial real estate loans and $13.8 million for construction loans. At December 31, 2002, the Company's conventional one-to-four family residential mortgage loans, mixed-use property one-to-four family residential mortgage loans, multi-family residential mortgage loans and commercial real estate loans amounted to $268.1 million (22.8%), $170.5 million (14.5%), $452.7 million (38.5%) and $257.1 million (21.9%), respectively, of gross loans.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 13
--------------------------------------------------------------------------------

      The Company seeks to increase its originations of mixed-use property one-to-four family residential mortgage, multi-family residential mortgage and commercial real estate mortgage loans through aggressive marketing and by maintaining competitive interest rates and origination fees. The Company's marketing efforts include frequent contacts with mortgage brokers and other professionals who serve as referral sources. From time-to-time, the Company may purchase loans from mortgage bankers and other financial institutions. Loans purchased by the Company comply with the Bank's underwriting standards.

      Fully underwritten one-to-four family residential mortgage loans generally are considered by the banking industry to have less risk than other types of loans. Multi-family residential mortgage loans and commercial real estate loans generally have higher yields than one-to-four family residential mortgage loans and shorter terms to maturity, but typically involve higher principal amounts and generally expose the lender to a greater risk of credit loss than one-to-four family residential mortgage loans. The Company's increased emphasis on multi-family residential and commercial real estate loans has increased the overall level of credit risk inherent in the Company's loan portfolio. The greater risk associated with multi-family and commercial real estate loans could require the Company to increase its provisions for loan losses and to maintain an allowance for loan losses as a percentage of total loans in excess of the allowance currently maintained by the Company. To date, the Company has not experienced significant losses in its multi-family and commercial real estate loan portfolios, and has determined that, at this time, additional provisions are not required.

      Maintain Asset Quality. By adherence to its strict underwriting standards the Bank has been able to minimize net losses from impaired loans with net charge-offs of $4,000 and $136,000 for the years ended December 31, 2002 and 2001, respectively. The Company has maintained the strength of its loan portfolio, as evidenced by the Company's ratio of its allowance for loan losses to non-performing loans of 183.23% and 283.85% at December 31, 2002 and 2001, respectively. The Company seeks to maintain its loans in performing status through, among other things, strict collection efforts, and consistently monitors non-performing assets in an effort to return them to performing status. To this end, management reviews the quality of loans and reports to the Loan Committee of the Board of Directors of the Bank on a monthly basis. From time to time, the Company has sold and may continue to make sales of non-performing assets. Non-performing assets amounted to $4.3 million and $2.4 million at December 31, 2002 and 2001, respectively. This increase in non-performing assets is primarily attributed to one borrower. None of the loan-to-value ratios for each of this borrower's three loans is greater than 65 percent. Therefore, management believes the Bank will recover its investment in these loans. Non-performing assets as a percentage of total assets were 0.26% and 0.16% at December 31, 2002 and 2001, respectively.

      Managing Deposit Growth and Maintaining Low Cost of Funds. The Company has a relatively stable retail deposit base drawn from its market area through its ten full-service offices. Although the Company seeks to retain existing deposits and maintain depositor relationships by offering quality service and competitive interest rates to its customers, the Company seeks to keep deposit growth within reasonable limits and its strategic plan. Management intends to balance its goal to maintain competitive interest rates on deposits while seeking to manage its overall cost of funds to finance its strategies. Historically, the Company has relied on its deposit base as its principal source of funding. The Bank is also a member of the FHLB-NY, which provides it with an additional source of borrowing, which the Company has utilized to provide funding for asset growth which has increased net interest income. During 2002, the Company realized an increase in due to depositors of $183.5 million and a reduction in borrowed funds of $20.3 million.

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

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 14
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS (continued)

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

      Prevailing interest rates also affect the extent to which borrowers repay and refinance loans. An increasing interest rate environment would tend to extend the average lives of lower yielding fixed rate mortgages and mortgage-backed securities, which could adversely affect net interest income. In addition, depositors tend to open longer term, higher costing certificate of deposit accounts which could adversely affect the Bank's net interest income if rates were to subsequently decline. In a declining interest rate environment, the number of loan prepayments and loan refinancings may increase, as well as prepayments of mortgage-backed securities. Call provisions associated with the Company's investment in U.S. government agency and corporate securities may also adversely affect yield in a declining interest rate environment. Such prepayments and calls may adversely affect the yield of the Company's loan portfolio and mortgage-backed and other securities as the Company reinvests the prepaid funds in a lower interest rate environment. However, the Company typically receives additional loan fees when existing loans are refinanced, which partially offset the reduced yield on the Company's loan portfolio resulting from prepayments. In periods of low interest rates, the Company's level of core deposits also may decline if depositors seek higher yielding instruments or other investments not offered by the Company, which in turn may increase the Company's cost of funds and decrease its net interest margin to the extent alternative funding sources are utilized. Additionally, adjustable rate mortgage loans and mortgage-backed securities generally contain interim and lifetime caps that limit the amount the interest rate can increase or decrease at repricing dates.

      Exploring New Business Opportunities. As part of the Company's strategy to expand its operations, the Bank opened a traditional branch in July 2000 on Kissena Boulevard in Flushing, Queens, and plans to open a traditional branch in Northern Queens in the second half of 2003.

      During the second quarter of 1998, the Company launched Flushing Service Corporation, which began offering mutual funds, tax-deferred annuities and other investment products, expanding the services offered by the Bank. The Bank placed additional emphasis on the sale of these products in 2002 through the licensing of Bank employees, allowing them to sell certain of these products.

      The Bank also established, in June 1998, a Business and Community Development Department. In the Company's demanding and constantly evolving marketplace, this office plays an active role in enhancing the Company's reputation as an essential player in the local economy, and expanding its participation in new business opportunities. In the fourth quarter of 2001, staffing was increased in this department, which has allowed the Bank to further expand these efforts.

      During 2002, the Bank introduced a debit card and Internet banking, and continued to expand its business loan and deposit products. Management plans to continue reviewing the profitability potential of various new products to further expand the Company's product lines and market. These initiatives are designed to allow us to continue to be the provider of choice for our current customers and help attract new customers.

> INTEREST RATE SENSITIVITY ANALYSIS

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

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 15
--------------------------------------------------------------------------------

      The table below sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002 which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions for mortgage loans, other loans and mortgage-backed securities are based on industry averages, which generally range from 6% to 40%. Passbook and Money Market accounts were assumed to have a withdrawal or "run-off" rate of 5%, based on historical experience. While management believes that these assumptions are indicative of actual prepayments and withdrawals experienced by the Company, there is no guarantee that these trends will continue in the future.

===================================================================================
                                                  Interest Rate Sensitivity Gap
                                                  Analysis at December 31, 2002
                                              -------------------------------------
                                                            More Than     More Than
                                                Three         Three        One Year
                                                Months      Months to      to Three
                                               and Less      One Year       Years
-----------------------------------------------------------------------------------
                                                      (Dollars in thousands)
Interest-Earning Assets
Mortgage loans .............................  $  23,947     $ 108,442     $390,626
Other loans ................................        946         1,314        1,755
Short-term securities (1) ..................     34,785            --           --
Securities available for sale:
  Mortgage-backed securities ...............     33,686        87,178      112,687
  Other ....................................     21,033            --        2,252
                                               ------------------------------------
    Total interest-earning assets ..........    114,397       196,934      507,320
                                               ------------------------------------
Interest-Bearing Liabilities
Passbook accounts ..........................      2,670         8,010       19,782
NOW accounts ...............................         --            --           --
Money market accounts ......................      2,125         6,375       15,749
Certificate of deposit accounts ............     97,460       161,083      197,647
Mortgagors' escrow deposits ................         --            --           --
Borrowed funds .............................     75,000        95,000      114,900
                                               ------------------------------------
    Total interest-bearing liabilities (2)..  $ 177,255     $ 270,468     $348,078
                                               ------------------------------------
Interest rate sensitivity gap ..............  $ (62,858)    $ (73,534)    $159,242
Cumulative interest-rate sensitivity gap ...  $ (62,858)    $(136,392)    $ 22,850
Cumulative interest-rate sensitivity gap
  as a percentage of total assets ..........      (3.80)%       (8.25)%       1.38%
Cumulative interest-earning assets as
  a percentage of cumulative interest-
  bearing liabilities ......................      64.54%        69.54%      102.87%

-------------------------------------------------------------------------------------------------
                                                         Interest Rate Sensitivity Gap
                                                         Analysis at December 31, 2002
                                              ---------------------------------------------------
                                               More Than    More Than
                                              Three Years   Five Years
                                                to Five       to Ten      More Than
                                                 Years         Years      Ten Years       Total
-------------------------------------------------------------------------------------------------
                                                            (Dollars in thousands)
Interest-Earning Assets
Mortgage loans .............................   $442,711       $150,357    $  50,109    $1,166,192
Other loans ................................      1,590          2,881           --         8,486
Short-term securities (1) ..................         --             --           --        34,785
Securities available for sale:
  Mortgage-backed securities ...............     58,093         25,202        2,409       319,255
  Other ....................................        276         10,462        5,706        39,729
                                              ---------------------------------------------------
    Total interest-earning assets ..........    502,670        188,902       58,224     1,568,447
                                              ---------------------------------------------------
Interest-Bearing Liabilities
Passbook accounts ..........................     17,854         37,384      127,872       213,572
NOW accounts ...............................         --             --       39,795        39,795
Money market accounts ......................     14,214         29,762      101,804       170,029
Certificate of deposit accounts ............     78,958          8,182           --       543,330
Mortgagors' escrow deposits ................         --             --        9,812         9,812
Borrowed funds .............................    113,000         95,264           --       493,164
                                              ---------------------------------------------------
    Total interest-bearing liabilities (2)..   $224,026       $170,592    $ 279,283    $1,469,702
                                              ---------------------------------------------------
Interest rate sensitivity gap ..............   $278,644       $ 18,310    $(221,059)   $   98,745
Cumulative interest-rate sensitivity gap ...   $301,494       $319,804    $  98,745
Cumulative interest-rate sensitivity gap
  as a percentage of total assets ..........      18.24%         19.35%        5.97%
Cumulative interest-earning assets as
  a percentage of cumulative interest-
  bearing liabilities ......................     129.56%        126.86%      106.72%

(1)   Consists of interest-earning deposits and federal funds sold.

(2) Does not include non-interest-bearing demand accounts totaling $35.3 million at December 31, 2002.

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

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 16
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS (continued)

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

> INTEREST RATE RISK

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

      The Company manages the mix of interest-earning assets and interest-bearing liabilities on a continuous basis to maximize return and adjust its exposure to interest rate risk. On a quarterly basis, management prepares the "Earnings and Economic Exposure to Changes in Interest Rate" report for review by the Board of Directors, as summarized below. This report quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. The OTS currently places its focus on the net portfolio value ratio, focusing on a rate shock up or down of 200 basis points. The OTS uses the change in Net Portfolio Value Ratio to measure the interest rate sensitivity of the Company. Net portfolio value is defined as the market value of assets net of the market value of liabilities. The market value of assets and liabilities is determined using a discounted cash flow calculation. The net portfolio value ratio is the ratio of the net portfolio value to the market value of assets. All changes in income and value are measured as percentage changes from the projected net interest income and net portfolio value at the base interest rate scenario. The base interest rate scenario assumes interest rates at December 31, 2002. Various estimates regarding prepayment assumptions are made at each level of rate shock. Actual results could differ significantly from these estimates. At December 31, 2002, the Company is within the guidelines established by the Board of Directors for each interest rate level for Net Interest Income and Net Portfolio Value. The Company, however, does not meet the guideline established by the Board of Directors for the Net Portfolio Value Ratio for plus 300 basis points, which is 6.00%. This exception has been reviewed with the Board of Directors, who is monitoring the exception and considering the steps to be taken, if any, required to bring this exposure into compliance in the near term.

===========================================================================================
                                 Projected Percentage Change In
                            -----------------------------------------        Net Portfolio
Change in Interest Rate     Net Interest Income   Net Portfolio Value         Value Ratio
===========================================================================================
                              2002       2001       2002        2001       2002        2001
                            ---------------------------------------------------------------
-300 basis points .....      -0.09%     -4.72%     12.04%     -3.02%       9.48%       9.76%
-200 basis points .....       1.70      -1.11       4.84       -1.28       9.10       10.13
-100 basis points .....       1.15       0.17       2.29        1.97       9.09       10.65
Base interest rate ....         --         --         --          --       9.09       10.67
+100 basis points .....      -2.10      -2.63      -8.58      -14.47       8.55        9.42
+200 basis points .....      -5.39      -5.89     -25.42      -28.81       7.22        8.10
+300 basis points .....     -10.06      -9.29     -43.83      -43.21       5.64        6.68

> ANALYSIS OF NET INTEREST INCOME

      Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amount of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 17
--------------------------------------------------------------------------------

      The following table sets forth certain information relating to the Company's Consolidated Statements of Financial Condition and the Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include amortization of fees that are considered adjustments to yields.

===============================================================================================================================
For the years ended December 31,                                           2002                                2001
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     Average                            Average
                                                             Average                 Yield/      Average                 Yield/
                                                             Balance     Interest     Cost       Balance     Interest     Cost
-------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
Assets
Interest-earning assets:
  Mortgage loans, net (1) (2) .........................    $1,118,016    $ 89,978     8.05%    $1,030,126    $ 83,811     8.14%
  Other loans, net (1) (2) ............................         7,293         523     7.17          6,405         558     8.71
                                                           --------------------------------------------------------------------
      Total loans, net ................................     1,125,309      90,501     8.04      1,036,531      84,369     8.14
                                                           --------------------------------------------------------------------
  Mortgage-backed securities ..........................       247,733      13,342     5.39        228,681      14,938     6.53
  Other securities ....................................        62,110       2,436     3.92         21,640       1,260     5.82
                                                           --------------------------------------------------------------------
      Total securities ................................       309,843      15,778     5.09        250,321      16,198     6.47
                                                           --------------------------------------------------------------------
  Interest-earning deposits and federal funds sold ....        39,798         627     1.58         33,810       1,332     3.94
                                                           --------------------------------------------------------------------
Total interest-earning assets .........................     1,474,950     106,906     7.25      1,320,662     101,899     7.72
                                                                         ------------------                  ------------------
Other assets ..........................................        98,201                              88,237
                                                           ----------                          ----------
      Total assets ....................................    $1,573,151                          $1,408,899
                                                           ==========                          ==========

Liabilities and Equity
Interest-bearing liabilities:
  Deposits:
    Passbook accounts .................................    $  208,250       3,147     1.51     $  188,701       3,767     2.00
    NOW accounts ......................................        36,054         321     0.89         30,736         504     1.64
    Money market accounts .............................       126,431       3,039     2.40         71,820       2,309     3.21
    Certificate of deposit accounts ...................       507,104      21,640     4.27        423,812      23,062     5.44
                                                           --------------------------------------------------------------------
      Total due to depositors .........................       877,839      28,147     3.21        715,069      29,642     4.15
    Mortgagors' escrow accounts .......................        15,064          57     0.38         13,013          69     0.53
                                                           --------------------------------------------------------------------
      Total deposits ..................................       892,903      28,204     3.16        728,082      29,711     4.08
  Other borrowed funds ................................       496,964      26,360     5.30        508,434      29,991     5.90
                                                           --------------------------------------------------------------------
Total interest-bearing liabilities ....................     1,389,867      54,564     3.93      1,236,516      59,702     4.83
                                                                         ------------------                  ------------------
Other liabilities (3) .................................        53,905                              42,845
                                                           ----------                          ----------
      Total liabilities ...............................     1,443,772                           1,279,361
Equity ................................................       129,379                             129,538
                                                           ----------                          ----------
      Total liabilities and equity ....................    $1,573,151                          $1,408,899
                                                           ==========                          ==========

Net interest income/net interest rate spread (4)  .....                  $ 52,342     3.32%                  $ 42,197     2.89%
                                                                         ==================                  ==================
Net interest-earning assets/net interest margin (5) ...    $   85,083                 3.55%    $   84,146                 3.20%
                                                           ==========                 ===================                 =====

Ratio of interest-earning assets to
  interest-bearing liabilities ........................                               1.06x                               1.07x
                                                                                      =====                               =====

------------------------------------------------------------------------------------------
For the years ended December 31,                                          2000
------------------------------------------------------------------------------------------
                                                                                   Average
                                                             Average                Yield/
                                                             Balance     Interest    Cost
------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Assets
Interest-earning assets:
  Mortgage loans, net (1) (2) .........................    $  936,222    $76,094     8.13%
  Other loans, net (1) (2) ............................         6,681        686    10.27
                                                           ------------------------------
      Total loans, net ................................       942,903     76,780     8.14
                                                           ------------------------------
  Mortgage-backed securities ..........................       261,903     18,304     6.99
  Other securities ....................................        16,504      1,182     7.16
                                                           ------------------------------
      Total securities ................................       278,407     19,486     7.00
                                                           ------------------------------
  Interest-earning deposits and federal funds sold ....         9,542        675     7.07
                                                           ------------------------------
Total interest-earning assets .........................     1,230,852     96,941     7.88
                                                                         ----------------
Other assets ..........................................        60,344
                                                           ----------
      Total assets ....................................    $1,291,196
                                                           ==========

Liabilities and Equity
Interest-bearing liabilities:
  Deposits:
    Passbook accounts .................................    $  189,852      3,931     2.07
    NOW accounts ......................................        27,838        530     1.90
    Money market accounts .............................        42,791      1,438     3.36
    Certificate of deposit accounts ...................       385,237     21,488     5.58
                                                           ------------------------------
      Total due to depositors .........................       645,718     27,387     4.24
    Mortgagors' escrow accounts .......................        13,177         86     0.65
                                                           ------------------------------
      Total deposits ..................................       658,895     27,473     4.17
  Other borrowed funds ................................       478,675     29,575     6.18
                                                           ------------------------------
Total interest-bearing liabilities ....................     1,137,570     57,048     5.01
                                                                         ----------------
Other liabilities (3) .................................        35,073
                                                           ----------
      Total liabilities ...............................     1,172,643
Equity ................................................       118,553
                                                           ----------
      Total liabilities and equity ....................    $1,291,196
                                                           ==========

Net interest income/net interest rate spread (4)  .....                  $39,893     2.87%
                                                                         ================
Net interest-earning assets/net interest margin (5) ...    $   93,282                3.24%
                                                           ==========                ====

Ratio of interest-earning assets to
  interest-bearing liabilities ........................                              1.08x
                                                                                     =====

(1)   Average balances include non-accrual loans.

(2) Loan interest income includes loan fee income of approximately $186,000, $321,000 and $555,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

(3) Includes non-interest-bearing demand deposit accounts of $29,827, $23,200 and $24,624 for the years ended December 31, 2002, 2001 and 2000, respectively.

(4) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 18
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS (continued)

> RATE/VOLUME ANALYSIS

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

=============================================================================================================================
                                                                        Increase (Decrease) in Net Interest Income
                                                                   Year Ended                           Year Ended
                                                                December 31, 2002                    December 31, 2001
                                                             Compared to Year Ended               Compared to Year Ended
                                                                December 31, 2001                    December 31, 2000
                                                       ----------------------------------     -------------------------------
                                                               Due to                                Due to
                                                       ---------------------                  -------------------
                                                        Volume        Rate          Net        Volume       Rate        Net
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
Interest-Earning Assets
Mortgage loans, net ...............................    $  7,101     $   (934)    $  6,167     $ 7,623     $    94     $ 7,717
Other loans, net ..................................          71         (106)         (35)        (27)       (101)       (128)
Mortgage-backed securities ........................       1,169       (2,765)      (1,596)     (2,216)     (1,150)     (3,366)
Other securities ..................................       1,701         (525)       1,176         195        (117)         78
Interest-earning deposits and federal funds sold ..         203         (908)        (705)        796        (139)        657
                                                       ----------------------------------------------------------------------
  Total interest-earning assets ...................      10,245       (5,238)       5,007       6,371      (1,413)      4,958
                                                       ----------------------------------------------------------------------
Interest-Bearing Liabilities
Deposits:
  Passbook accounts ...............................         365         (985)        (620)        (25)       (139)       (164)
  NOW accounts ....................................          76         (259)        (183)         84        (110)        (26)
  Money market accounts ...........................       1,422         (692)         730         932         (61)        871
  Certificate of deposit accounts .................       4,056       (5,478)      (1,422)      2,100        (526)      1,574
  Mortgagors' escrow deposits .....................          10          (22)         (12)         (1)        (16)        (17)
Other borrowed funds ..............................        (659)      (2,972)      (3,631)      1,533      (1,117)        416
                                                       ----------------------------------------------------------------------
  Total interest-bearing liabilities ..............       5,270      (10,408)      (5,138)      4,623      (1,969)      2,654
                                                       ----------------------------------------------------------------------
Net change in net interest income .................    $  4,975     $  5,170     $ 10,145     $ 1,748     $   556     $ 2,304
                                                       ======================================================================

> COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

      General. Diluted earnings per share increased 14.5% to $1.34 for the year ended December 31, 2002 from $1.17 for the year ended December 31, 2001. Net income increased $1.4 million, or 8.9%, to $16.3 million for the year ended December 31, 2002 from $14.9 million for the year ended December 31, 2001. This was due to an increase in net interest income of $10.1 million, partially offset by a decrease in non-interest income of $4.6 million and an increase in non-interest expense of $3.1 million. As a result of the increased net income before income taxes, there was a $1.1 million increase in income tax expense. The decrease in non-interest income was primarily attributed to a $4.4 million pre-tax impairment writedown of the Bank's investment in a WorldCom, Inc. senior note during the second quarter of 2002. Excluding this impairment writedown, which on an after-tax basis was $2.6 million, diluted earnings per share would have increased 33.3% to $1.56 for the year ended December 31, 2002 from $1.17 per share for the year ended December 31, 2001, and net income for the year ended December 31, 2002 would have increased 26.2% to $18.8 million from $14.9 million for the year ended December 31, 2001.

      Return on average assets declined to 1.03% for the year ended December 31, 2002 from 1.06% for the year ended December 31, 2001, due to the increase in average assets. Return on average equity increased to 12.57% for the year ended December 31, 2002 from 11.52% for the year ended December 31, 2001. Excluding the above mentioned impairment writedown, return on average assets and return on average equity would have been 1.20% and 14.56%, respectively, for the year ended December 31, 2002.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 19
--------------------------------------------------------------------------------

      Interest Income. Interest income increased $5.0 million, or 4.9%, to $106.9 million for the year ended December 31, 2002 from $101.9 million for the year ended December 31, 2001. This increase is due to an increase of $154.3 million in the average balance of interest-earning assets, partially offset by a 47 basis point decline in the yield on interest-earning assets to 7.25% for 2002. The increase in interest and fees on loans of $6.1 million was partially offset by decreases in interest and dividends on investment securities and interest on interest-earning deposits and federal funds sold of $0.4 million and $0.7 million, respectively. The increase in interest and fee income from loans is due to an $88.8 million increase in the average balance of loans to $1.13 billion during the year ended December 31, 2002, which was partially offset by a decrease in the yield of 10 basis points to 8.04% for the year ended December 31, 2002 from 8.14% for the year ended December 31, 2001. Our focus on the origination of higher yielding multi-family residential and commercial real estate mortgage loans, along with the origination of mixed-use property one-to-four family residential mortgage loans, allowed us to maintain a higher yield on our loan portfolio than we would have otherwise experienced, despite the declining interest rate environment experienced during 2002 and 2001. The decrease in interest and dividend income from investment securities is due to a 138 basis point decline in the yield to 5.09% for 2002 from 6.47% in 2001, partially offset by a $59.5 million increase in the average balances of investment securities during 2002 to $309.8 million. The decrease in interest on interest-earning deposits and federal funds sold is due to a 236 basis point decline in the yield to 1.58% for 2002 from 3.94% in 2002, partially offset by a $6.0 million increase in the average balance of these items in 2002.

      Interest Expense. Interest expense decreased $5.1 million, or 8.6%, to $54.6 million for the year ended December 31, 2002 from $59.7 million for the year ended December 31, 2001. The decrease in interest expense is due to a 90 basis point decline in the cost of interest-bearing liabilities, partially offset by a $153.4 million increase in the average balance of total interest-bearing liabilities to $1.39 billion during 2002.

      The average balance for due to depositors increased $162.8 million to $877.8 million for 2002. The cost of these deposits decreased 94 basis points to 3.21% during 2002, as decreases in cost were seen in all categories of deposits due to the declining interest rate environment experienced during 2002 and 2001. The average balance for borrowed funds decreased $11.4 million to $497.0 million for 2002 from $508.4 million for 2001. The cost of borrowed funds decreased 60 basis points to 5.30% during 2002.

      Net Interest Income. Net interest income for the year ended December 31, 2002 totaled $52.3 million, an increase of $10.1 million from $42.2 million for 2001. The net interest spread improved 43 basis points to 3.32% for 2002 from 2.89% in 2001, as the yield on interest-earning assets declined 47 basis points while the cost of interest-bearing liabilities declined 90 basis points. The net interest margin improved 35 basis points to 3.55% for the year ended December 31, 2002 from 3.20% for the year ended December 31, 2001.

      Provision for Loan Losses. There was no provision for loan losses for the years ended December 31, 2002 and 2001. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, and local and national economic conditions. Based on these reviews, no provision for loan losses was deemed necessary for the years ended December 31, 2002 and 2001. The ratio of non-performing loans to gross loans was 0.31% at December 31, 2002 compared to 0.22% at December 31, 2001. The allowance for loan losses as percentage of non-performing loans was 183.23% and 283.85% at December 31, 2002 and 2001, respectively. The ratio of allowance for loan losses to gross loans was 0.56% and 0.61% at December 31, 2002 and 2001, respectively. The Company experienced net charge-offs of $4,000 and $136,000 for the years ended December 31, 2002 and 2001, respectively.

      Non-Interest Income. Non-interest income for the year ended December 31, 2002 decreased $4.6 million, or 75.1%, to $1.5 million from $6.1 million for the year ended December 31, 2001. The decrease is primarily due to a $4.4 million pretax impairment writedown of the Bank's investment in a WorldCom, Inc. senior note. In addition, higher income from loan fees and banking services were offset by reduced dividends on Federal Home Loan Bank of New York stock.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 20
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS (continued)

      Non-Interest Expense. Non-interest expense for the year ended December 31, 2002 totaled $27.6 million, representing an increase of $3.1 million, or 12.9%, from the year ended December 31, 2001. The increase is primarily attributed to the Bank's continued focus on expanding its current product offerings to enhance its ability to serve its customers. During the fourth quarter of 2001, the Bank began increasing its staffing to provide additional services to its customers, and to process the increasing volume of loan applications. Additional staffing increases for these same purposes were made in 2002. The Bank also expanded its training program to provide its staff with the knowledge needed to expand into new services. Advertising and business promotions were also expanded in 2002 to better promote new and existing services. Management continues to closely monitor expenditures, resulting in an efficiency ratio of 47.4% for the year ended December 31, 2002 compared to 50.1% for 2001.

      Income Tax Provisions. Income tax expense for the year ended December 31, 2002 totaled $10.0 million, compared to $8.9 million for the year ended December 31, 2000. This increase is primarily attributed to the increase of $2.4 million in income before income taxes. The effective tax rate was 38.0% for the year ended December 31, 2002 compared to 37.3% for the year ended December 31, 2001.

> COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

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

      Return on average assets increased to 1.06% for the year ended December 31, 2001 from 0.96% for the year ended December 31, 2000. Return on average equity increased to 11.52% for the year ended December 31, 2001 from 10.48% for the year ended December 31, 2000.

      Interest Income. Interest income increased $5.0 million, or 5.1%, to $101.9 million for the year ended December 31, 2001 from $96.9 million for the year ended December 31, 2000. This increase was due to an increase of $89.8 million in the average balance of interest-earning assets, partially offset by a 16 basis point decline in the yield on interest-earning assets to 7.72% for 2001. Interest and fees on loans increased $7.6 million while interest on interest-earning deposits and federal funds sold increased $0.7 million. These increases were partially offset by a $3.3 million decrease in interest and dividends on investment securities. The increase in interest and fee income from loans was due to a $93.6 million increase in the average balance of loans to $1.04 billion during the year ended December 31, 2001, as the yield of 8.14% remained unchanged for 2001 from 2000. Our focus on the origination of higher yielding multi-family residential and commercial real estate mortgage loans, along with the origination of mixed-use property one-to-four family residential mortgage loans, allowed us to maintain the yield on our loan portfolio despite the declining interest rate environment experienced during the year ended December 31, 2001. The increase in interest on interest-earning deposits and federal funds sold was due to a $24.3 million increase in the average balance of these items, partially offset by a decline in the yield to 3.94% for 2001 from 7.07% for 2000. The decrease in interest and dividend income from investment securities reflected a $28.1 million decrease in the average balances of investment securities during 2001 to $250.3 million, combined with a 53 basis point decline in the yield on investment securities. The decrease in the average balance of investment securities was primarily due to the sale of mortgage-backed securities in the third quarter of 2000 and the reinvestment of the proceeds in BOLI. The investment in BOLI is included in Other Assets in the Consolidated Statements of Financial Condition, and the income earned on BOLI is included in Non-Interest Income in the Consolidated Statements of Income. The income on BOLI amounted to $1.3 million for the year ended December 31, 2001 compared to $0.4 million for the year ended December 31, 2000.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 21
--------------------------------------------------------------------------------

      Interest Expense. Interest expense increased $2.7 million, or 4.7%, to $59.7 million for the year ended December 31, 2001 from $57.0 million for the year ended December 31, 2000. The increase in interest expense was due to a $98.9 million increase in the average balance of total interest-bearing liabilities during 2001, partially offset by an 18 basis point decline in the cost of interest-bearing liabilities.

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

      Net Interest Income. Net interest income for the year ended December 31, 2001 totaled $42.2 million, an increase of $2.3 million from $39.9 million for 2000. The net interest spread improved two basis points to 2.89% for 2001 from 2.87% in 2000, as the yield on interest-earning assets declined 16 basis points while the cost of interest-bearing liabilities declined 18 basis points. However, the net interest margin declined four basis points to 3.20% for the year ended December 31, 2001 from 3.24% for the year ended December 31, 2000. The decline in the net interest margin was primarily due to a decline in the amount by which interest-earning assets exceed interest-bearing liabilities. During 2001, average interest-earning assets exceeded average interest-bearing liabilities by $84.2 million, a decline of $9.1 million from the $93.3 million during 2000. This decline was primarily due to the sale of mortgage-backed securities in September 2000 and the reinvestment of the proceeds in BOLI.

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

      Non-Interest Income. Non-interest income for the year ended December 31, 2001 increased $2.2 million, or 57.0%, to $6.1 million from $3.9 million for the year ended December 31, 2000. The increase was due to net gains on the sale of securities and loans of $0.3 million for the year ended December 31, 2001 compared to net losses on sales of securities and loans of $0.7 million in the year ended December 31, 2000, increased income earned on BOLI, and higher fee income from loan fees and banking services.

      Non-Interest Expense. Non-interest expense for the year ended December 31, 2001 totaled $24.5 million, representing an increase of $0.7 million, or 2.8%, from the year ended December 31, 2000. The increase was primarily attributed to the full year impact of the expenses associated with the operations of the Kissena branch (opened in July 2000) and an increase in salaries and benefits and professional services (which includes advertising) in the fourth quarter of 2001 as the Bank focused on expanding its product offerings to enhance its ability to serve its customers. Management continued to closely monitor expenditures, resulting in an efficiency ratio of 50.1% for the year ended December 31, 2001 compared to 53.1% for 2000.

      Income Tax Provisions. Income tax expense for the year ended December 31, 2001 totaled $8.9 million, compared to $7.5 million for the year ended December 31, 2000. This increase was primarily attributed to the increase of $3.8 million in income before income taxes. The effective tax rate was 37.3% for the year ended December 31, 2001 compared to 37.7% for the year ended December 31, 2000.

> LIQUIDITY, REGULATORY CAPITAL AND CAPITAL RESOURCES

      The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans, mortgage-backed and other securities, proceeds from sales of securities and, to a lesser extent, proceeds from sales of loans. Deposit flows and mortgage prepayments, however, are greatly influenced by general interest rates, economic conditions and competition. At December 31, 2002, the Bank had an approved overnight line of credit of $46.0 million with the FHLB-NY. In total, as of December 31, 2002, the Bank may borrow up to $557.7 million from the FHLB-NY in Federal Home Loan advances and overnight lines of credit. As of December 31, 2002, the Bank had borrowed $359.3 million in FHLB-NY advances. There

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 22
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS (continued)

were no funds outstanding at December 31, 2002 under the overnight line of credit with the FHLB-NY. In addition, the Trust has $20.0 million in capital securities (which are included in Borrowed Funds) and the Bank had $113.9 million in repurchase agreements to fund lending and investment opportunities. (See Note 8 of Notes to Consolidated Financial Statements.)

      The Company's most liquid assets are cash and cash equivalents, which include cash and due from banks, overnight interest-earning deposits and federal funds sold with original maturities of 90 days or less. The level of these assets is dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2002, cash and cash equivalents totaled $47.6 million, an increase of $9.1 million from December 31, 2001. The Company also held marketable securities available for sale with a carrying value of $359.0 million at December 31, 2002.

      At December 31, 2002, the Company had commitments to extend credit (principally real estate mortgage loans) of $53.0 million and open lines of credit for borrowers (principally construction loan and home equity loan lines of credit) of $17.7 million. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The loan commitments generally expire in ninety days, while construction loan lines of credit mature within eighteen months and home equity loan lines of credit mature within ten years. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      The Company's total interest and operating expenses in 2002 were $54.6 million and $27.6 million, respectively. Certificates of deposit accounts which are scheduled to mature in one year or less as of December 31, 2002 totaled $258.5 million.

      The market value of the assets of the Company's defined benefit pension plan is $10.1 million at December 31, 2002, which is $1.2 million less than the benefit obligation. During 2002, the Bank contributed $2.5 million to the pension plan. The underfunding is due to a decline in the market value of pension plan's investments in 2002 and 2001. The Company does not anticipate a change in the market value of these assets which would have a significant effect on liquidity, capital resources, or results of operations.

      During 2002, funds provided by the Company's operating activities amounted to $25.1 million. These funds, together with $139.2 million provided by financing activities and $38.5 million available at the beginning of the year, were utilized to fund net investing activities of $155.2 million. Financing activities were primarily provided by a growth in due to depositors of $183.5 million. Principal payments and calls on loans and securities provided additional funds. The primary investment activity of the Company is the origination of loans, and the purchase of mortgage-backed securities. During 2002, the Bank had loan originations and purchases of $325.0 million. Further, during 2002, the Company purchased $262.5 million of mortgage-backed and other securities.

      At the time of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank was required by the OTS to establish a liquidation account which is reduced as and to the extent that eligible account holders reduce their qualifying deposits. The balance of the liquidation account at December 31, 2002 was $6.2 million. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay a dividend or to repurchase any of its capital stock if the effect would be to cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the declaration or payment of dividends to its stockholders, although the source of such dividends could depend upon dividend payments from the Bank. The Holding Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its net assets (the amount by which total assets exceed total liabilities) over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

      Regulatory Capital Position. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards: tangible capital, core capital and total risk-based capital. Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. At

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 23
--------------------------------------------------------------------------------

December 31, 2002 and 2001, the Bank exceeded each of the three OTS capital requirements. (See Note 13 of Notes to Consolidated Financial Statements.)

> IMPACT OF NEW ACCOUNTING STANDARDS

      In June 2001, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. The Statement changes the approach to how goodwill and other intangible assets are accounted for subsequent to their recognition. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will be amortized over their useful lives. The Statement provides specific guidance on testing intangible assets that will not be amortized for impairment. As of December 31, 2001, the Company had goodwill with a remaining balance of $3.9 million recorded in connection with its purchase of New York Federal Savings Bank in 1997. Amortization expense for each of the years in the two-year period ended December 31, 2001 was $0.4 million. Effective January 1, 2002, the Company no longer recorded this amortization expense, but rather is required, at least annually, to test the remaining goodwill for impairment. The impairment test performed in connection with the adoption of this Statement in January 2002, and the subsequent annual impairment test performed in January 2003, did not require an adjustment to the carrying value of the goodwill.

> CRITICAL ACCOUNTING POLICIES

      The Company's accounting policies are integral to understanding the results of operations and statement of financial condition. These policies are described in the Notes to Consolidated Financial Statements. Several of these policies require management's judgment to determine the value of the Company's assets and liabilities. The Company has established detailed written policies and control procedures to ensure consistent application of these policies. The accounting policy that requires significant management valuation judgment is determining the allowance for loan losses.

      An allowance for loan losses is provided to absorb estimated losses on existing loans that may be uncollectable. Management reviews the adequacy of the allowance for loan losses by reviewing all impaired loans on an individual basis. The remaining portfolio is evaluated based on the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, and local and national economic conditions. Judgment is required to determine how many years of historical loss experience are to be included when reviewing historical loss experience. A full credit cycle must be used, or loss estimates may be inaccurate. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

      Notwithstanding the judgment required in assessing the components of the allowance for loan losses, the Company believes that the allowance for loan losses is adequate to cover losses inherent in the loan portfolio. The policy has been applied on a consistent basis for all periods presented in the Consolidated Financial Statements.

> OTHER TRENDS AND CONTINGENCIES

      Interest rates remained low during 2002, with long-term rates declining over the course of the year, while short-term rates remained stable at low levels until November, when they declined approximately 50 basis points. At December 31, 2002, interest rates were at their lowest level in almost 40 years. This presented significant challenges and opportunities in managing our mortgage loan and investment portfolios. We remained strategically focused in 2002 on the origination of multi-family residential and commercial real estate mortgage loans, and on mixed-use property one-to-four family residential mortgage loans. Mixed-use properties are those that contain both residential dwelling units and commercial units. These types of loans have higher interest rates than traditional one-to-four family residential mortgage loans. As a result of this strategy, we were able to achieve a higher yield on our mortgage portfolio then we would have otherwise experienced, despite the declining interest-rate environment experienced during 2002 and 2001.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 24
--------------------------------------------------------------------------------

> MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS (continued)

      Due to the availability of lower interest rates, many of our mortgagors chose to refinance their loans. We saw a significant increase in our mortgagors refinancing with other institutions. In addition, due to depositors increased $183.5 million during 2002. Combining the increase in deposits with higher than anticipated loan prepayments, we experienced an increase in our cash position. Rather than investing these funds in low-yielding long-term investment securities, we invested these funds in readily marketable mortgage-backed securities and shorter-term investment securities to provide readily available funding for loan originations. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities. At December 31, 2002, we had loans in process of $189.2 million.

      For the year ended December 31, 2002, the higher costing certificate of deposits increased $76.2 million while lower costing deposits increased $107.3 million. We seek to maintain our deposits at competitive rates. In recent years, we had increased our utilization of FHLB-NY advances and repurchase agreements as alternative sources of funding. During 2002, as a result of the increase in deposits, we decreased our borrowed funds by $20.3 million. As a result of the declining interest rate environment experienced during 2002 and 2001, and the increase in lower costing deposits, we experienced a decrease in our cost of funds in each quarter during 2002. The cost of funds declined to 3.76% in the fourth quarter of 2002 from 4.47% in the fourth quarter of 2001.

      As a result of the low interest-rate environment during 2002 and 2001, the yield on our total interest-earning assets declined 47 basis points. This was more than offset by a 90 basis point decline in the cost of our total interest-bearing liabilities. This resulted in an increase of 43 basis points in the net interest spread to 3.32% for the year ended December 31, 2002 from 2.89% for the year ended December 31, 2001. The net interest rate margin improved 35 basis points to 3.55% for the year ended December 31, 2002 from 3.20% for the year ended December 31, 2001. The net interest margin improved to 3.55% in the fourth quarter of 2002 from 3.34% in the fourth quarter of 2001.

      We are unable to predict the direction of future interest rate changes. Should interest rates increase during 2003, we could see an increase in the cost of our existing deposit accounts and in obtaining new funds. However, approximately 59% of the Company's certificates of deposit accounts and borrowed funds do not reprice or mature during the next year. As a result, the average cost of our interest-bearing liabilities may not immediately reflect the full effect of an increasing interest-rate environment. Also, in an increasing interest rate environment, mortgage loans and mortgage-backed securities with lower rates do not usually prepay as quickly. In a rising interest rate environment, this could result in our cost of funds increasing more than the yield on our interest-earning assets.

      The Company's operating results can also be affected by national and local economic conditions. During 2002, the nation's economy was generally considered to be expanding slowly. World events, particularly the "War on Terror" and the unsettled situation in the Middle East (primarily the situation with Iraq), slowed the economic recovery. The local area economy has been further hurt by the September 11, 2001 attacks on New York City's financial district, in particular, the destruction of the World Trade Center buildings. The Bank does not have a significant amount of mortgages or other loans to borrowers located in the area that was destroyed or damaged in the attacks of September 11, 2001. In addition, job growth was limited during 2002. These economic conditions can result in borrowers defaulting on their loans, or withdrawing their funds on deposit at the Bank to meet their financial obligations. While we have not seen a significant increase in delinquent loans, and have seen an increase in deposits, we cannot predict the effect of these economic conditions on the Company's financial condition or operating results.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 25
--------------------------------------------------------------------------------

> CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

===========================================================================================================================
December 31,                                                                                         2002           2001
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    (Dollars in thousands,
                                                                                                      except share data)
>  Assets
Cash and due from banks ......................................................................   $    29,119    $    20,008
Federal funds sold ...........................................................................        18,500         18,500
Securities available for sale:
  Mortgage-backed securities .................................................................       319,255        243,058
  Other securities ...........................................................................        39,729         62,481

Loans ........................................................................................     1,176,141      1,073,782
  Less: Allowance for loan losses ............................................................        (6,581)        (6,585)
                                                                                                 --------------------------
    Net loans ................................................................................     1,169,560      1,067,197

Interest and dividends receivable ............................................................         8,409          7,945
Real estate owned, net .......................................................................            --             93
Bank premises and equipment, net .............................................................         5,389          5,565
Federal Home Loan Bank of New York stock .....................................................        22,213         25,422
Goodwill .....................................................................................         3,905          3,905
Other assets .................................................................................        36,879         33,355
                                                                                                 --------------------------
    Total assets .............................................................................   $ 1,652,958    $ 1,487,529
                                                                                                 ==========================

>  Liabilities
Due to depositors:
  Non-interest bearing .......................................................................   $    35,287    $    28,594
  Interest-bearing ...........................................................................       966,726        789,923
Mortgagors' escrow deposits ..................................................................         9,812         10,065
Borrowed funds, including securities sold under agreements to repurchase
  of $113,900 and $113,150 at December 31, 2002 and 2001, respectively .......................       493,164        513,435
Other liabilities ............................................................................        16,583         12,125
                                                                                                 --------------------------
    Total liabilities ........................................................................     1,521,572      1,354,142
                                                                                                 --------------------------
Commitments and contingencies (Note 14)

>  Stockholders' Equity
Preferred stock, ($0.01 par value, authorized 5,000,000 shares; none issued) .................            --             --
Common stock, ($0.01 par value, authorized 40,000,000 shares; 13,852,063 shares issued;
  12,598,343 and 13,487,784 shares outstanding at December 31, 2002 and 2001, respectively) ..           139            139
Additional paid-in capital ...................................................................        47,208         45,280
Treasury stock, at average cost (1,253,720 and 364,279 shares at December 31, 2002 and
  2001, respectively) ........................................................................       (21,733)        (5,750)
Unearned compensation ........................................................................        (7,825)        (7,766)
Retained earnings ............................................................................       109,208         99,641
Accumulated other comprehensive income, net of taxes .........................................         4,389          1,843
                                                                                                 --------------------------
    Total stockholders' equity ...............................................................       131,386        133,387
                                                                                                 --------------------------
    Total liabilities and stockholders' equity ...............................................   $ 1,652,958    $ 1,487,529
                                                                                                 ==========================

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 26
--------------------------------------------------------------------------------

> CONSOLIDATED STATEMENTS OF INCOME

================================================================================================
For the years ended December 31,                                2002        2001        2000
------------------------------------------------------------------------------------------------
                                                           (In thousands, except per share data)
>  Interest and dividend income
Interest and fees on loans ...............................   $  90,501    $ 84,369   $ 76,780
Interest and dividends on securities:
  Interest ...............................................      15,613      15,943     19,214
  Dividends ..............................................         165         255        272
Other interest income ....................................         627       1,332        675
                                                             --------------------------------
    Total interest and dividend income ...................     106,906     101,899     96,941
                                                             --------------------------------
>  Interest expense
Deposits .................................................      28,204      29,711     27,473
Other interest expense ...................................      26,360      29,991     29,575
                                                             --------------------------------
    Total interest expense ...............................      54,564      59,702     57,048
                                                             --------------------------------
    Net interest income ..................................      52,342      42,197     39,893
Provision for loan losses ................................          --          --         --
                                                             --------------------------------
    Net interest income after provision for loan losses ..      52,342      42,197     39,893
                                                             --------------------------------
>  Non-interest income
Other fee income .........................................       2,896       2,261      2,053
Net gain (loss) on sales of securities and loans .........      (4,158)        321       (651)
Other income .............................................       2,771       3,476      2,456
                                                             --------------------------------
    Total non-interest income ............................       1,509       6,058      3,858
                                                             --------------------------------
>  Non-interest expense
Salaries and employee benefits ...........................      13,921      12,679     12,254
Occupancy and equipment ..................................       2,749       2,368      2,222
Professional services ....................................       2,759       2,291      2,245
Data processing ..........................................       1,566       1,313      1,309
Depreciation and amortization of premises and equipment ..       1,035       1,065      1,085
Other operating ..........................................       5,591       4,741      4,682
                                                             --------------------------------
    Total non-interest expense ...........................      27,621      24,457     23,797
                                                             --------------------------------
Income before income taxes ...............................      26,230      23,798     19,954
                                                             --------------------------------
>  Provision for income taxes
Federal ..................................................       8,247       7,245      6,195
State and local ..........................................       1,720       1,624      1,337
                                                             --------------------------------
    Total provision for income taxes .....................       9,967       8,869      7,532
                                                             --------------------------------
Net income ...............................................   $  16,263    $ 14,929   $ 12,422
                                                             ================================
Basic earnings per share .................................   $    1.40    $   1.22   $   0.99
Diluted earnings per share ...............................   $    1.34    $   1.17   $   0.97

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 27
--------------------------------------------------------------------------------

> CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

==================================================================================================================================
For the years ended December 31,                                                                 2002         2001         2000
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                (In thousands, except share data)
>  Common Stock
Balance, beginning of year .................................................................   $     139    $     114    $     114
Stock dividend (4,617,270 shares, 2,120,885 shares funded from Treasury) ...................          --           25           --
                                                                                               -----------------------------------
Balance, end of year .......................................................................   $     139    $     139    $     114
                                                                                               ===================================
>  Additional Paid-In Capital
Balance, beginning of year .................................................................   $  45,280    $  76,396    $  75,952
Stock dividend .............................................................................          --      (33,169)          --
Award of shares released from Employee Benefit Trust (35,341, 32,930 and 49,480
  shares for the years ended December 31, 2002, 2001 and 2000, respectively) ...............         416          376          257
Restricted stock awards (69,075, 78,675 and 6,900 shares for the years ended
  December 31, 2002, 2001 and 2000, respectively) ..........................................         146          391            3
Stock options exercised (8,250 shares for the year ended December 31, 2001) ................          --            5           --
Tax benefit of unearned compensation .......................................................       1,366        1,281          184
                                                                                               -----------------------------------
Balance, end of year .......................................................................   $  47,208    $  45,280    $  76,396
                                                                                               ===================================
>  Treasury Stock
Balance, beginning of year .................................................................   $  (5,750)   $ (31,755)   $ (25,308)
Purchases of common shares outstanding (1,202,450, 639,950 and 475,516 shares
  for the years ended December 31, 2002, 2001 and 2000, respectively) ......................     (21,196)     (10,694)      (6,797)
Stock dividend .............................................................................          --       33,142           --
Restricted stock award forfeitures (2,180, 1,400 and 1,500 shares for the years
  ended December 31, 2002, 2001 and 2000, respectively) ....................................         (28)         (26)         (22)
Restricted stock awards (69,075, 52,950 and 9,600 shares for the years ended
  December 31, 2002, 2001 and 2000, respectively) ..........................................       1,140          821          148
Repurchase of restricted stock awards (13,553, 23,757 and 23,234 shares for the years
  ended December 31, 2002, 2001 and 2000, respectively) to satisfy tax obligations .........        (260)        (519)        (333)
Stock options exercised (259,667, 210,750, and 36,600 shares for the years ended
  December 31, 2002, 2001, and 2000, respectively) .........................................       4,361        3,281          557
                                                                                               -----------------------------------
Balance, end of year .......................................................................   $ (21,733)   $  (5,750)   $ (31,755)
                                                                                               ===================================
>  Unearned Compensation
Balance, beginning of year .................................................................   $  (7,766)   $  (7,781)   $  (9,142)
Release of shares from Employee Benefit Trust (87,679, 76,641 and 69,176 shares
  for the years ended December 31, 2002, 2001 and 2000, respectively) ......................         448          391          354
Restricted stock awards (69,075, 78,675 and 14,400 shares for the years ended
  December 31, 2002, 2001 and 2000, respectively) ..........................................      (1,286)      (1,212)        (145)
Restricted stock award forfeitures (2,180, 2,100 and 2,250 shares for the years ended
  December 31, 2002, 2001 and 2000, respectively) ..........................................          28           26           22
Restricted stock award expense .............................................................         751          810        1,130
                                                                                               -----------------------------------
Balance, end of year .......................................................................   $  (7,825)   $  (7,766)   $  (7,781)
                                                                                               ===================================

                                                                       Continued

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 28
--------------------------------------------------------------------------------

> CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (continued)

==================================================================================================================================
For the years ended December 31,                                                                 2002         2001         2000
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                (In thousands, except share data)
>  Retained Earnings
Balance, beginning of year .................................................................   $  99,641    $  89,896    $  81,056
Net income .................................................................................      16,263       14,929       12,422
Stock options exercised (259,667, 246,475 and 54,900 shares for the years ended
  December 31, 2002, 2001 and 2000, respectively) ..........................................      (2,458)      (1,362)        (159)
Restricted stock awards (7,500 shares for the year ended December 31, 2000) ................          --           --           (6)
Cash dividends declared and paid ...........................................................      (4,238)      (3,822)      (3,417)
                                                                                               -----------------------------------
Balance, end of year .......................................................................   $ 109,208    $  99,641    $  89,896
                                                                                               ===================================
>  Accumulated Other Comprehensive Income, Net of Taxes
Balance, beginning of year .................................................................   $   1,843    $    (133)   $  (4,496)
Adjustment required to recognize minimum pension liability, net of taxes of
  approximately $221 .......................................................................        (254)          --           --
Change in net unrealized gain (loss), net of taxes of approximately $(347), $(1,719)
  and $(3,434) for the years ended December 31, 2002, 2001 and 2000, respectively,
  on securities available for sale .........................................................         408        2,035        3,902
Less: Reclassification adjustment for losses (gains) included in net income, net of taxes of approximately $(2,038), $35 and $(283) for the years ended December 31, 2002,
  2001 and 2000, respectively ..............................................................       2,392          (59)         461
                                                                                               -----------------------------------
Balance, end of year .......................................................................   $   4,389    $   1,843    $    (133)
                                                                                               ===================================
Total stockholders' equity .................................................................   $ 131,386    $ 133,387    $ 126,737
                                                                                               ===================================
>  Comprehensive Income
Net income .................................................................................   $  16,263    $  14,929    $  12,422
Other comprehensive income, net of tax:
  Minimum pension liability ................................................................        (254)          --           --
  Unrealized gains (losses) on securities ..................................................       2,800        1,976        4,363
                                                                                               -----------------------------------
Comprehensive income .......................................................................   $  18,809    $  16,905    $  16,785
                                                                                               ===================================

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 29
--------------------------------------------------------------------------------

> CONSOLIDATED STATEMENTS OF CASH FLOW

===================================================================================================================================
For the years ended December 31,                                                                   2002         2001         2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (In thousands)
>  Operating Activities
Net income ...................................................................................  $  16,263    $  14,929    $  12,422
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses ..................................................................         --           --           --
  Provision for losses on real estate owned ..................................................         --            4           --
  Depreciation and amortization of bank premises and equipment ...............................      1,035        1,065        1,085
  Amortization of goodwill ...................................................................         --          367          366
  Impairment writedown of investment security ................................................      4,429           --           --
  Net (gain) loss on sales of securities .....................................................          1          (94)         744
  Net gain on sales of loans .................................................................       (272)        (227)         (93)
  Net gain on sales of real estate owned .....................................................         (4)         (15)        (199)
  Amortization of unearned premium, net of accretion of unearned discount ....................      2,988        1,215        1,142
  Amortization of deferred income ............................................................       (174)        (309)        (544)
  Deferred income tax (benefit) provision ....................................................       (859)         132            7
  Deferred compensation ......................................................................        523          469          232
Net decrease in other assets and liabilities .................................................       (428)      (3,912)      (2,709)
Unearned compensation ........................................................................      1,615        1,577        1,741
                                                                                                -----------------------------------
    Net cash provided by operating activities ................................................     25,117       15,201       14,194
                                                                                                -----------------------------------
>  Investing Activities
Purchases of bank premises and equipment .....................................................       (859)        (319)      (1,194)
Net redemptions (purchases) of Federal Home Loan Bank shares .................................      3,209         (490)      (2,340)
Purchase of Bank Owned Life Insurance ........................................................         --           --      (20,000)
Purchases of securities available for sale ...................................................   (262,506)    (189,858)     (28,667)
Proceeds from sales and calls of securities available for sale ...............................     39,022       39,395       28,735
Proceeds from maturities and prepayments of securities available for sale ....................    168,133      102,953       36,130
Net originations and repayments of loans .....................................................    (92,100)     (79,840)     (94,312)
Purchases of loans ...........................................................................    (10,183)        (887)     (15,783)
Proceeds from sales of real estate owned .....................................................         97          106          567
                                                                                                -----------------------------------
    Net cash used in investing activities ....................................................   (155,187)    (128,940)     (96,864)
                                                                                                -----------------------------------
>  Financing Activities
Net increase in non-interest bearing deposits ................................................      6,693        7,681          423
Net increase in interest-bearing deposits ....................................................    176,803      128,778       25,717
Net increase (decrease) in mortgagors' escrow deposits .......................................       (253)       2,312       (3,270)
Net decrease in short-term borrowed funds ....................................................         --      (14,232)      (5,768)
Proceeds from long-term borrowings ...........................................................     90,000      123,000      159,150
Repayment of long-term borrowings ............................................................   (110,271)    (104,172)     (96,374)
Purchases of treasury stock, net .............................................................    (19,553)      (9,291)      (6,732)
Cash dividends paid ..........................................................................     (4,238)      (3,822)      (3,417)
                                                                                                -----------------------------------
    Net cash provided by financing activities ................................................    139,181      130,254       69,729
                                                                                                -----------------------------------
Net increase (decrease) in cash and cash equivalents .........................................      9,111       16,515      (12,941)
Cash and cash equivalents, beginning of year .................................................     38,508       21,993       34,934
                                                                                                -----------------------------------
    Cash and cash equivalents, end of year ...................................................  $  47,619    $  38,508    $  21,993
                                                                                                ===================================
>  Supplemental Cash Flow Disclosure
Interest paid ................................................................................  $  54,479    $  59,937    $  56,227
Income taxes paid ............................................................................      9,273        7,615        7,849
Non-cash activities:
  Loans originated as the result of real estate sales ........................................         --           --          191
  Loans transferred through the foreclosure of a related mortgage loan to real estate owned ..         --          119          235

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 30
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  For the years ended December 31, 2002, 2001 and 2000

> 1. NATURE OF OPERATIONS

      Flushing Financial Corporation (the "Holding Company"), a Delaware business corporation, is a savings and loan holding company organized at the direction of its subsidiary, Flushing Savings Bank, FSB (the "Bank"), in connection with the Bank's conversion from a mutual to capital stock form of organization. The Holding Company and its direct and indirect wholly-owned subsidiaries, the Bank, Flushing Financial Capital Trust I, Flushing Preferred Funding Corporation, Flushing Service Corporation and FSB Properties, Incorporated are collectively herein referred to as the "Company."

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

> 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of the Company follow generally accepted accounting principles ("GAAP") and general practices applicable to the banking industry. The policies which materially affect the determination of the Company's financial position, results of operations and cash flows are summarized below.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Flushing Financial Corporation and its direct and indirect wholly-owned subsidiaries, the Bank, Flushing Financial Capital Trust I ("FFCTI"), Flushing Preferred Funding Corporation ("FPFC"), Flushing Service Corporation ("FSC") and FSB Properties, Incorporated ("Properties"). FFCTI is a special purpose business trust formed to issue capital securities. FPFC is a real estate investment trust formed to hold a portion of the Bank's mortgage loans to facilitate access to capital markets. FSC was formed to market insurance products and mutual funds. Properties is an inactive subsidiary whose purpose was to manage real estate properties and joint ventures. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Securities available for sale:

      Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be utilized for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs. Premiums and discounts are amortized or accreted, respectively, using the level-yield method. Realized gains and losses on the sales of securities are determined using the specific identification method. Unrealized gains and losses (other than unrealized losses considered other than temporary which are recognized in the Consolidated Statements of Income) on securities available for sale are excluded from earnings and reported as accumulated other comprehensive income, net of taxes.

Loans:

      Loans are carried at amortized cost. Interest on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of ninety days or more, indicate reasonable doubt as to the timely collectibility of such income. Interest previously recognized on non-accrual

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 31
--------------------------------------------------------------------------------

loans is reversed against interest income at the time the loan is placed on non-accrual status. A non-accrual loan can be returned to accrual status after the loan meets certain criteria. Subsequent cash payments received on non-accrual loans that do not meet the criteria are applied first as a reduction of principal until all principal is recovered and then subsequently to interest.

      The portion of loan origination fees that exceeds the direct costs of underwriting and closing loans is deferred. The deferred fees received in connection with a loan are recognized as an adjustment of the loan's yield over the shorter of the repricing period or the contractual life of the related loan by the interest method, which results in a constant rate of return. The direct costs of underwriting and closing loans that exceed loan origination fees, and premiums on loans purchased, are deferred and amortized to income over the life of the loans using the level-yield method.

Allowance for loan losses:

      The Company maintains an allowance for loan losses at an amount, which, in management's judgment, is adequate to absorb estimated losses on existing loans. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available. In assessing the adequacy of the Company's allowance for loan losses, management considers the Company's historical loss experience, recent trends in losses, collection policies and collection experience, trends in the volume of non-performing loans, changes in the composition and volume of the gross loan portfolio, and local and national economic conditions. The Board of Directors reviews and approves management's evaluation of the adequacy of the allowance for loan losses on a quarterly basis.

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

Goodwill:

      Goodwill, prior to January 1, 2002, was amortized using the straight-line method over fifteen years. The Company had periodically reviewed its goodwill for possible impairment. Upon the adoption of SFAS No. 142 on January 1, 2002, the company no longer amortizes goodwill, but rather performs annual tests for impairment as of the end of each year.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 32
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

Stock Compensation Plans:

      Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," establishes a fair value based method of accounting for employee stock compensation plans. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue with the accounting methodology in Opinion No. 25. As a result, pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied, are provided in the notes to the consolidated financial statements.

Earnings per share:

      Basic earnings per share for the years ended December 31, 2002, 2001 and 2000 was computed by dividing net income by the total weighted average number of common shares outstanding, including only the vested portion of restricted stock awards. Diluted earnings per share includes the additional dilutive effect of stock options outstanding and the unvested portions of restricted stock awards during the period. The shares held in the Company's Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share.

      Earnings per share has been computed based on the following for the years ended December 31:

================================================================================
                                         2002           2001           2000
--------------------------------------------------------------------------------
                                   (Amounts in thousands, except per share data)
Net income ......................      $16,263        $14,929        $12,422
Divided by:
  Weighted average common
    shares outstanding ..........       11,600         12,267         12,565
  Weighted average common
    stock equivalents ...........          514            504            227
                                       -------------------------------------

  Total weighted average common
    shares outstanding &
    common stock equivalents ....       12,114         12,771         12,792
Basic earnings per share ........      $  1.40        $  1.22        $  0.99
Diluted earnings per share ......      $  1.34        $  1.17        $  0.97
                                       =====================================

      Common stock equivalents that are antidilutive are not included in the computation of diluted earnings per share. Options to purchase 274,400 shares at $18.70, 255,600 shares at $16.18, and 290,550 shares at $10.38 were not included in the computation of diluted earnings per share for 2002, 2001 and 2000, respectively. Unvested restricted stock awards of 68,875 shares at $18.62, 62,925 shares at $16.27, and 110,400 shares at $10.37 were not included in the computation of diluted earnings per share for 2002, 2001 and 2000, respectively

> 3. LOANS

      The composition of loans is as follows at December 31:

================================================================================
                                                          2002           2001
--------------------------------------------------------------------------------
                                                            (In thousands)
One-to-four family residential--
  conventional ...................................     $  262,944     $  351,992
One-to-four family residential--
  mixed-use properties ...........................        170,499        109,809
Multi-family residential .........................        452,663        369,651
Commercial real estate ...........................        257,054        214,410
Co-operative apartments ..........................          5,205          6,601
Construction .....................................         17,827         13,807
Small Business Administration ....................          4,301          3,911
Consumer and other ...............................          4,185          2,814
                                                       -------------------------
    Gross loans ..................................      1,174,678      1,072,995
Unearned loan fees and deferred
  costs, net .....................................          1,463            787
                                                       -------------------------
    Total loans ..................................     $1,176,141     $1,073,782
                                                       =========================

      The total amount of loans on non-accrual status, and loans classified as impaired, at December 31, 2002, 2001 and 2000 was $3,592,000, $2,320,000 and
$1,618,000, respectively. The portion of the allowance for loan losses allocated to impaired loans was $340,000 (5.2%), $541,000 (8.2%) and $257,000 (3.8%) at
December 31, 2002, 2001 and 2000, respectively. The portion of the impaired loan amount above 100% of the loan-to-value ratio is charged off. The average balance of impaired loans was $2,681,000, $2,105,000 and $1,692,000 for 2002, 2001 and
2000, respectively.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 33
--------------------------------------------------------------------------------

      The following is a summary of interest foregone on non-accrual loans for the years ended December 31:

================================================================================
                                                            2002    2001    2000
--------------------------------------------------------------------------------
                                                               (In thousands)
Interest income that would have been
  recognized had the loans performed in
  accordance with their original terms .................    $298    $193    $141
Less: Interest income included in the
  results of operations ................................      76      76      62
                                                            --------------------
Foregone interest ......................................    $222    $117    $ 79
                                                            ====================

      The following are changes in the allowance for loan losses for the years ended December 31:

================================================================================
                                                 2002         2001        2000
--------------------------------------------------------------------------------
                                                         (In thousands)
Balance, beginning of year .................    $ 6,585     $ 6,721     $ 6,818
Provision for loan losses ..................         --          --          --
Charge-offs ................................        (12)       (149)        (99)
Recoveries .................................          8          13           2
                                                -------------------------------
  Balance, end of year .....................    $ 6,581     $ 6,585     $ 6,721
                                                ===============================

> 4. REAL ESTATE OWNED

      The following are changes in the allowance for losses on real estate owned for the years ended December 31:

================================================================================
                                                           2002    2001     2000
--------------------------------------------------------------------------------
                                                              (In thousands)
Balance, beginning of year ...........................    $  --    $ --    $  --
Provision ............................................       --       4       --
Reduction due to sales of
  real estate owned ..................................       --      (4)      --
                                                          ----------------------
Balance, end of year .................................    $  --    $ --    $  --
                                                          ======================

> 5. BANK PREMISES AND EQUIPMENT, NET

      Bank premises and equipment are as follows at December 31:

================================================================================
                                                                 2002       2001
--------------------------------------------------------------------------------
(In thousands)
Land .....................................................    $   801    $   801
Building and leasehold improvements ......................      4,214      4,231
Equipment and furniture ..................................      9,595      9,162
                                                              ------------------
  Total ..................................................     14,610     14,194
Less: Accumulated depreciation
  and amortization .......................................      9,221      8,629
                                                              ------------------
  Bank premises and equipment, net .......................    $ 5,389    $ 5,565
                                                              ==================

--------------------------------------------------------------------------------

> 6. DEBT AND EQUITY SECURITIES

      Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified in one of the following three categories and accounted for accordingly: (1) trading securities, (2) securities available for sale and (3) securities held-to-maturity.

      The Company did not hold any trading securities or securities held-to-maturity during the years ended December 31, 2002, 2001 and 2000. Securities available for sale are recorded at estimated fair value based on dealer quotations where available. Actual values may differ from estimates provided by outside dealers. Securities classified as held-to-maturity would be stated at cost, adjusted for amortization of premium and accretion of discount using the level-yield method.

      The amortized cost and estimated fair value of the Company's securities, classified as available for sale at December 31, 2002 are as follows:

========================================================================================================
                                                                                    Gross        Gross
                                                         Amortized    Estimated  Unrealized   Unrealized
                                                           Cost      Fair Value     Gains       Losses
--------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
U.S. Treasury securities and government agencies ...     $ 15,376     $ 15,609     $  233        $ --
Corporate debt securities ..........................        1,700        2,252        552          --
Mutual funds .......................................       19,535       19,412         99         222
Other ..............................................        1,853        2,456        645          42
                                                         --------------------------------------------
  Total other securities ...........................       38,464       39,729      1,529         264
                                                         --------------------------------------------
GNMA ...............................................       94,302       97,529      3,227          --
FNMA ...............................................      114,103      116,983      2,882           2
FHLMC ..............................................       46,468       47,153        691           6
REMIC and CMO ......................................       57,049       57,590        619          78
                                                         --------------------------------------------
  Total mortgage-backed securities .................      311,922      319,255      7,419          86
                                                         --------------------------------------------
  Total securities available for sale ..............     $350,386     $358,984     $8,948        $350
                                                         ============================================

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 34
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

      The amortized cost and estimated fair value of the Company's securities, classified as available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================
                                                    Amortized     Estimated Fair
                                                      Cost            Value
--------------------------------------------------------------------------------
                                                         (In thousands)
Due in one year or less ....................        $ 20,513        $ 21,033
Due after one year through five years ......           1,975           2,528
Due after five years through ten years .....          10,282          10,462
Due after ten years ........................           5,694           5,706
                                                    ------------------------
  Total other securities ...................          38,464          39,729
Mortgage-backed securities .................         311,922         319,255
                                                    ------------------------
  Total securities available for sale ......        $350,386        $358,984
                                                    ========================

      The amortized cost and estimated fair value of the Company's securities classified as available for sale at December 31, 2001 were as follows:

==================================================================================================
                                                                                Gross       Gross
                                                 Amortized     Estimated     Unrealized  Unrealized
                                                   Cost        Fair Value       Gains      Losses
--------------------------------------------------------------------------------------------------
                                                                     (In thousands)
Corporate debt securities ................       $ 32,884       $ 32,985       $  123       $ 22
Public utility debt securities ...........          8,042          8,132           90         --
Mutual funds .............................         18,899         18,867           32         64
Other ....................................          1,884          2,497          614          1
                                                 -----------------------------------------------
  Total other securities .................         61,709         62,481          859         87
                                                 -----------------------------------------------
GNMA .....................................        132,678        134,125        1,560        113
FNMA .....................................         50,895         51,359          591        127
FHLMC ....................................         20,552         20,810          273         15
REMIC and CMO ............................         36,292         36,764          500         28
                                                 -----------------------------------------------
  Total mortgage-backed securities .......        240,417        243,058        2,924        283
                                                 -----------------------------------------------
  Total securities available for sale ....       $302,126       $305,539       $3,783       $370
                                                 ===============================================

      For the year ended December 31, 2002, gross gains of $423,000 and losses of $424,000 were realized on sales of securities available for sale. In addition, an impairment writedown of $4,429,000 was recorded during the year ended December 31, 2002. For the year ended December 31, 2001, gross gains of $179,000 and losses of $85,000 were realized on sales of securities available for sale. For the year ended December 31, 2000, gross gains of $205,000 and losses of $949,000 were realized on sales of securities available for sale.

> 7. DEPOSITS

      Total deposits at December 31, 2002 and 2001, and the weighted average rate on deposits at December 31, 2002, are as follows:

-----------------------------------------------------------------------------------------
                                                                               Weighted
                                                                             Average Rate
                                                 2002            2001            2002
-----------------------------------------------------------------------------------------
                                                        (Dollars in thousands)
Interest-bearing deposits:
  Certificate of deposit accounts .....       $  543,330       $467,172          3.96%
  Passbook savings accounts ...........          213,572        195,855          1.00
  Money market accounts ...............          170,029         93,789          2.31
  NOW accounts ........................           39,795         33,107          0.75
                                              ---------------------------------------
    Total interest-bearing deposits ...          966,726        789,923
Non-interest bearing deposits:
  Demand accounts .....................           35,287         28,594
                                              -------------------------
    Total due to depositors ...........        1,002,013        818,517
Mortgagors' escrow deposits ...........            9,812         10,065          0.38
                                              ---------------------------------------
    Total deposits ....................       $1,011,825       $828,582
                                              =======================================

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 35
--------------------------------------------------------------------------------

      The aggregate amount of time deposits with denominations of $100,000 or more was $100,926,000 and $75,175,000 at December 31, 2002 and 2001,
respectively.

      Interest expense on deposits is summarized as follows for the years ended December 31:

================================================================================
                                                     2002       2001       2000
--------------------------------------------------------------------------------
                                                           (In thousands)
Certificate of deposit accounts ...............    $21,640    $23,062    $21,488
Passbook savings accounts .....................      3,147      3,767      3,931
Money market accounts .........................      3,039      2,309      1,438
NOW accounts ..................................        321        504        530
                                                   -----------------------------
  Total due to depositors .....................     28,147     29,642     27,387
Mortgagors' escrow deposits ...................         57         69         86
                                                   -----------------------------
  Total interest expense on deposits ..........    $28,204    $29,711    $27,473
                                                   =============================

> 8. BORROWED FUNDS

      Borrowed funds are summarized as follows at December 31:

=====================================================================================================================
                                                                              2002                       2001
                                                                     ------------------------------------------------
                                                                                  Weighted                   Weighted
                                                                                   Average                    Average
                                                                      Amount        Rate         Amount        Rate
---------------------------------------------------------------------------------------------------------------------
                                                                                   (Dollars in thousands)
Repurchase agreements--fixed rate:
  Due in 2002 ................................................       $     --         --%       $  9,250       6.01%
  Due in 2005 ................................................         10,900       6.36          10,900       6.36
  Due in 2006 ................................................         18,000       4.96          18,000       4.96
  Due in 2007 ................................................         60,000       5.25          50,000       5.64
  Due in 2009 ................................................         25,000       5.52          25,000       5.52
                                                                     ----------------------------------------------
    Total repurchase agreements ..............................        113,900       5.37         113,150       5.60
                                                                     ----------------------------------------------
FHLB-NY advances--adjustable rate:
  Due in 2002 ................................................             --         --          25,000       1.95
  Due in 2003 ................................................         25,000       5.50          25,000       5.50
  Due in 2004 ................................................         50,000       2.54          50,000       3.15
  Due in 2007 ................................................         20,000       3.15              --         --
                                                                     ----------------------------------------------
    Total FHLB-NY advances--adjustable rate ..................         95,000       3.45         100,000       3.44
                                                                     ----------------------------------------------
FHLB-NY advances--fixed rate:
  Due in 2002 ................................................             --         --          76,000       5.93
  Due in 2003 ................................................         85,000       6.12          85,000       6.12
  Due in 2004 ................................................         49,000       5.33          49,000       5.33
  Due in 2006 ................................................         35,000       4.93          25,000       4.99
  Due in 2007 ................................................         25,000       6.15          25,000       6.15
  Due in 2008 ................................................         30,000       3.85              --         --
  Due in 2010 ................................................         40,000       7.30          40,000       7.30
  Due in 2011 ................................................            264       7.34             285       7.34
                                                                     ----------------------------------------------
    Total FHLB-NY advances--fixed rate .......................        264,264       5.74         300,285       6.01
                                                                     ----------------------------------------------
    Total FHLB-NY advances ...................................        359,264       5.13         400,285       5.37
                                                                     ----------------------------------------------
Other borrowings--adjustable rate:
  Due in 2032 ................................................         20,000       5.43              --         --
                                                                     ----------------------------------------------
    Total borrowings .........................................       $493,164       5.20%       $513,435       5.42%
                                                                     ==============================================

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 36
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

      As part of the Company's strategy to finance investment opportunities and manage its cost of funds, the Company enters into repurchase agreements with broker-dealers and the FHLB-NY. These agreements are recorded as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The securities underlying the agreements were delivered to the broker-dealers or the FHLB-NY who arranged the transaction. The securities remain registered in the name of the Company and are returned upon the maturity of the agreement. The Company retains the right of substitution of collateral throughout the terms of the agreements. All the repurchase agreements are collateralized by mortgage-backed securities. Information relating to these agreements at or for the years ended December 31 is as follows:

================================================================================
                                                            2002         2001
--------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Book value of collateral .............................    $111,634     $119,011
Estimated fair value of collateral ...................     111,634      119,011
Average balance of outstanding
  agreements during the year .........................     108,514      156,640
Maximum balance of outstanding
  agreements at a month end
during the year ......................................     113,900      182,226
Average interest rate of outstanding
  agreements during the year .........................        5.58%        5.71%

      Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by all of the Bank's stock in the FHLB-NY, certain qualifying mortgage loans, mortgage-backed and mortgage-related securities, and other securities not otherwise pledged in an amount at least equal to 110% of the advances outstanding.

      The Holding Company also has a trust formed under the laws of the State of Delaware for the purpose of issuing capital and common securities and investing the proceeds thereof in junior subordinated debentures of the Holding Company. On July 11, 2002, FFCTI issued $20.0 million of floating rate capital securities. The capital securities have a maturity date of October 7, 2032, are callable at par in 5 years and every quarter thereafter, and pay cumulative cash distributions at a floating per annum rate of interest, reset quarterly, equal to 3.65% over 3-month LIBOR, with an initial rate of 5.51387%. The rate was 5.425% at December 31, 2002. A rate cap of 12.50% is effective through October 7, 2007. The Holding Company has guaranteed the payment of FFCTI's obligations under these capital securities.

> 9. INCOME TAXES

      Flushing Financial Corporation files consolidated Federal and combined New York State and New York City income tax returns with its subsidiaries, with the exception of FFCTI and FPFC, which file separate Federal, New York State and New York City income tax returns as a trust and real estate investment trust, respectively. A deferred tax liability is recognized on all taxable temporary differences and a deferred tax asset is recognized on all deductible temporary differences and operating losses and tax credit carryforwards. A valuation allowance is recognized to reduce the potential deferred tax asset if it is "more likely than not" that all or some portion of that potential deferred tax asset will not be realized. The Company must also take into account changes in tax laws or rates when valuing the deferred income tax amounts it carries on its Consolidated Statements of Financial Condition.

      The Company's annual tax liability for New York State and New York City was the greater of a tax based on "entire net income," "alternative entire net income," "taxable assets" or a minimum tax. For each of the years ended December 31, 2002, 2001 and 2000, the Company's state and city tax was based on "alternative entire net income."

      Income tax provisions (benefits) are summarized as follows for the years ended December 31:

================================================================================
                                                  2002        2001        2000
--------------------------------------------------------------------------------
                                                         (In thousands)
Federal:
  Current ..................................    $ 9,174     $ 7,350     $ 6,387
  Deferred .................................       (927)       (105)       (192)
                                                -------------------------------
    Total federal tax provision ............      8,247       7,245       6,195
                                                -------------------------------
State and Local:
  Current ..................................      1,652       1,387       1,138
  Deferred .................................         68         237         199
                                                -------------------------------
    Total state and local
      tax provision ........................      1,720       1,624       1,337
                                                -------------------------------
Total income tax provision .................    $ 9,967     $ 8,869     $ 7,532
                                                ===============================

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 37
--------------------------------------------------------------------------------

      The income tax provision in the Consolidated Statements of Income has been provided at effective rates of 38.0%, 37.3% and 37.7% for the years ended December 31, 2002, 2001 and 2000, respectively. The effective rates differ from the statutory federal income tax rate as follows for the years ended December 31:

================================================================================================================================
                                                                            2002                  2001                  2000
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
Taxes at federal statutory rate ................................    $ 9,181     35.0%     $ 8,329     35.0%     $ 6,984     35.0%
Increase (reduction) in taxes resulting from:
  State & local income tax, net of Federal income tax benefit ..      1,118      4.3        1,056      4.5          869      4.3
  Other ........................................................       (332)    (1.3)        (516)    (2.2)        (321)    (1.6)
                                                                    ------------------------------------------------------------
    Taxes at effective rate ....................................    $ 9,967     38.0%     $ 8,869     37.3%     $ 7,532     37.7%
                                                                    ============================================================

      The components of the income taxes attributable to income from operations and changes in equity are as follows for the years ended December 31:

================================================================================
                                               2002         2001          2000
--------------------------------------------------------------------------------
                                                       (In thousands)
Income from operations ................     $  9,967      $ 8,869      $  7,532
Equity:
 Change in fair value of
  securities available for sale .......        2,385        1,684         3,717
  Adjustment required to
  recognize minimum
  pension liability ...................         (221)          --            --
 Compensation expense for
  tax purposes in excess of
  that recognized for financial
  reporting purposes ..................       (1,366)      (1,281)         (184)
                                            -----------------------------------
      Total ...........................     $ 10,765      $ 9,272      $ 11,065
                                            ===================================

      The components of the net deferred tax asset are as follows at December
31:

================================================================================
                                                                 2002      2001
--------------------------------------------------------------------------------
                                                                (In thousands)
Deferred tax asset:
  Postretirement benefits ..................................    $1,923    $3,117
  Impairment writedown .....................................     1,849        --
  Allowance for loan losses ................................       206        --
  Minimum pension liability ................................       221        --
  Other ....................................................       237       907
                                                                ----------------
    Deferred tax asset .....................................     4,436     4,024
                                                                ----------------
Deferred tax liabilities:
  Unrealized gains on securities
  available for sale .......................................     3,955     1,570
  Allowance for loan losses ................................        --       545
  Depreciation .............................................        64       192
  Other ....................................................        14         9
                                                                ----------------
    Deferred tax liability .................................     4,033     2,316
                                                                ----------------
Net deferred tax asset included in
  other assets .............................................    $  403    $1,708
                                                                ================

      The Company has recorded a net deferred tax asset of $403,000. This represents the anticipated net federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for federal, state, and local tax purposes in each of the past three years. In management's opinion, in view of the Company's previous, current and projected future earnings trend, it is more likely than not that the net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at December 31, 2002.

> 10. BENEFIT PLANS

Defined Contribution Plans:

      The Company maintains a profit-sharing plan and the Bank maintains a 401(k) plan. Both plans are tax-qualified defined contribution plans which cover substantially all employees. Annual contributions are at the discretion of the Company's Board of Directors, but not to exceed the maximum amount allowable under the Internal Revenue Code. Currently, annual matching contributions under the Bank's 401(k) plan equal 50% of the employee's contributions, up to a maximum of 3% of the employee's compensation. Contributions to the profit-sharing plan are determined at the end of each year. Contributions by the Bank into the 401(k) plan vest 20% per year over a five-year period beginning after the employee has completed one year of service. Contributions into the profit-sharing plan vest 20% per year over the employee's first five years of service. Compensation expense recorded by the Company for these plans amounted to $679,000, $619,000 and $581,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 38
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

Employee Benefit Trust:

      An Employee Benefit Trust ("EBT") has been established to assist the Company in funding its benefit plan obligations. In connection with the Bank's conversion, the EBT borrowed $7,928,000 from the Company and used $7,000 of cash received from the Bank to purchase 1,552,500 shares of the common stock of the Company. The loan will be repaid principally from the Company's discretionary contributions to the EBT and dividend payments received on common stock held by the EBT, or may be forgiven by the Company, over a period of 30 years. At December 31, 2002 the loan had an outstanding balance of $5,465,000, bearing a fixed interest rate of 6.22% per annum. The loan obligation of the EBT is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the EBT or forgiven by the Company. Shares purchased with the loan proceeds are held in a suspense account for contribution to specified benefit plans as the loan is repaid or forgiven. Shares released from the suspense account are used solely for funding matching contributions under the Bank's 401(k) plan and contributions to the Company's profit-sharing plan. Since annual contributions are discretionary with the Company or dependent upon employee contributions, compensation payable under the EBT cannot be estimated. For the years ended December 31, 2002, 2001 and 2000, the Company funded $597,000, $545,000 and
$511,000, respectively, of employer contributions to the 401(k) and profit sharing plans from the EBT.

      The shares held in the suspense account are pledged as collateral and are reported as unallocated EBT shares in stockholders' equity. As shares are released from the suspense account, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The EBT shares are as follows at December 31:

================================================================================
                                                         2002            2001
--------------------------------------------------------------------------------
Shares owned by Employee Benefit
  Trust, beginning balance .....................       1,246,237       1,279,167
Shares released and allocated ..................          35,341          32,930
                                                     ---------------------------
Shares owned by Employee Benefit
  Trust, ending balance ........................       1,210,896       1,246,237
                                                     ===========================
Market value of unallocated shares .............     $19,832,055     $22,183,019
                                                     ===========================

Restricted Stock Plan:

      The 1996 Restricted Stock Incentive Plan ("Restricted Stock Plan") became effective on May 21, 1996 after adoption by the Board of Directors and approval by stockholders. The aggregate number of shares of common stock which may be issued under the Restricted Stock Plan, as amended, may not exceed 817,125 shares to employees, and may not exceed 262,875 shares to outside directors, for a total of 1,080,000 shares. Lapsed, forfeited or canceled awards and shares withheld from an award to satisfy tax obligations will not count against these limits, and will be available for subsequent grants. The shares distributed under the Restricted Stock Plan may be shares held in treasury or authorized but unissued shares. The following table summarizes certain activity for the Restricted Stock Plan, after giving effect to the three-for-two common stock split distributed in the form of a stock dividend on August 30, 2001, for the years ended December 31:

================================================================================
                                                2002         2001         2000
--------------------------------------------------------------------------------
Shares available for future
  Restricted Stock Awards
    at beginning of year ................     331,849      238,203      215,502
Shares authorized for Restricted
  Stock Awards ..........................          --      135,000           --
Restricted Stock Awards .................     (69,075)     (78,675)     (14,400)
Restricted shares repurchased
  to satisfy tax obligations ............      13,553       35,221       34,851
Forfeitures .............................       2,180        2,100        2,250
                                              ---------------------------------
Shares available for future
  Restricted Stock Awards
  at end of year ........................     278,507      331,849      238,203
                                              =================================

      The Board of Directors has discretion to determine the vesting period of all grants to employees. All grants that have been awarded to employees vest 20% per year over a five-year period. Initial grants to outside directors vest 20% per year over a five-year period, while subsequent annual grants to outside directors vest one-third per year over a three-year period. All grants have full vesting in the event of death, disability, retirement or a change in control. Total restricted stock award expense in 2002, 2001 and 2000 was $751,000, $810,000 and $1,130,000, respectively.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 39
--------------------------------------------------------------------------------

Stock Option Plan:

      The 1996 Stock Option Incentive Plan ("Stock Option Plan") became effective on May 21, 1996 after adoption by the Board of Directors and approval by stockholders. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, nonstatutory stock options, and limited stock appreciation rights granted in tandem with such options. The aggregate number of shares of common stock which may be issued under the Stock Option Plan, as amended, with respect to options granted to employees may not exceed 2,115,937 shares, and with respect to options granted to outside directors may not exceed 814,687 shares, for a total of 2,930,624 shares. Lapsed, forfeited or canceled options will not count against these limits and will be available for subsequent grants. However, the cancellation of an option upon exercise of a related stock appreciation right will count against these limits. Options with respect to more than 168,750 shares of common stock may not be granted to any employee in any calendar year. The shares distributed under the Stock Option Plan may be shares held in treasury or authorized but unissued shares. The Board of Directors has discretion to determine the vesting period of all grants to employees. All grants that have been awarded to employees vest 20% per year over a five-year period. Initial grants to outside directors vest 20% per year over a five-year period, while subsequent annual grants to outside directors vest one-third per year over a three-year period. All grants have full vesting in the event of death, disability, retirement or a change in control. The following table summarizes certain information regarding the Stock Option Plan after giving effect to the three-for-two common stock split distributed in the form of a stock dividend on August 30, 2001.

================================================================================
                                                                       Weighted
                                                       Shares          Average
                                                     Underlying        Exercise
                                                      Options           Price
--------------------------------------------------------------------------------
Balance outstanding
  December 31, 1999 .........................        1,902,821          $ 7.79
    Granted .................................           28,800          $10.05
    Exercised ...............................          (54,900)         $ 7.22
    Forfeited ...............................          (36,900)         $ 9.71
                                                     -------------------------
Balance outstanding
  December 31, 2000 .........................        1,839,821          $ 7.80
    Granted .................................          348,600          $15.01
    Exercised ...............................         (254,725)         $ 7.56
    Forfeited ...............................           (5,700)         $13.40
                                                     -------------------------
Balance outstanding
  December 31, 2001 .........................        1,927,996          $ 9.12
    Granted .................................          275,000          $18.70
    Exercised ...............................         (259,667)         $ 7.33
    Forfeited ...............................           (4,860)         $13.23
                                                     -------------------------
Balance Outstanding
  December 31, 2002 .........................        1,938,469          $10.71
                                                     =========================
Shares available for future stock option
  awards at December 31, 2002 ...............          287,076
                                                     =========================

--------------------------------------------------------------------------------

      The following table summarizes information about the Stock Option Plan at December 31, 2002:

===================================================================================================
                                 Options Outstanding                      Options Exercisable
                          -----------------------------------     ---------------------------------
                              Number         Weighted Average         Number
                          Outstanding at        Remaining         Exercisable at   Weighted Average
Exercise Prices              12/31/02        Contractual Life        12/31/02       Exercise Price
---------------------------------------------------------------------------------------------------
$7.22 ..............          966,209           3.4 Years             966,209           $ 7.22
$8.00-$11.00 .......          339,810           6.1 Years             224,700           $ 9.62
$11.01-$14.00 ......          103,950           7.7 Years              28,350           $11.83
$14.01-$17.00 ......          254,100           8.5 Years              62,700           $16.13
$17.01-$20.00 ......          274,400           9.5 Years                  --               --
                            -----------------------------------------------------------------------
$7.22-$20.00 .......        1,938,469           5.6 Years           1,281,959           $ 8.18
                            =======================================================================

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 40
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

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

================================================================================
                                                     2002       2001       2000
--------------------------------------------------------------------------------
                                                       (Dollars in thousands,
                                                       except per share data)
Net income:
  As reported ................................     $16,263    $14,929    $12,422
  Pro forma ..................................     $15,751    $14,219    $11,655
Diluted earnings per share:
  As reported ................................     $  1.34    $  1.17    $  0.97
  Pro forma ..................................     $  1.30    $  1.11    $  0.91

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used for grants made in 2002, 2001 and 2000 are as follows:

================================================================================
                                                       2002      2001      2000
                                                      Grants    Grants    Grants
--------------------------------------------------------------------------------
Dividend yield ...................................     1.93%     2.13%     2.65%
Expected volatility ..............................    29.33%    27.49%    24.37%
Risk-free interest rate ..........................     4.76%     5.27%     6.08%
Expected option life .............................   7 Years   7 Years   7 Years
                                                     ===========================

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

      The components of the net pension expense are as follows for the years ended December 31:

================================================================================
                                                       2002      2001      2000
--------------------------------------------------------------------------------
                                                            (In thousands)
Service cost .....................................    $ 452     $ 396     $ 350
Interest cost ....................................      695       683       621
Amortization of past service liability ...........      (24)      (24)      (25)
Amortization of unrecognized gain ................       --      (116)      (48)
Expected return on plan assets ...................     (947)     (986)     (823)
                                                      -------------------------
  Net pension expense (benefit) ..................    $ 176     $ (47)    $  75
                                                      =========================

      The following table sets forth, for the Retirement Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

================================================================================
                                            2002          2001          2000
--------------------------------------------------------------------------------
                                                     (In thousands)
Change in benefit obligation:
  Benefit obligation at
    beginning of year ................    $  9,927      $  8,671      $  7,998
  Service cost .......................         452           396           350
  Interest cost ......................         695           683           621
  Actuarial loss .....................         738           594            94
  Benefits paid ......................        (495)         (417)         (392)
  Plan amendments ....................          12            --            --
                                          ------------------------------------
    Benefit obligation at
      end of year ....................      11,329         9,927         8,671
                                          ------------------------------------
Change in plan assets:
  Market value of assets at
    beginning of year ................       9,215        11,155         9,871
  Actual return on plan assets .......      (1,136)       (1,523)        1,676
  Employer contributions .............       2,528            --            --
  Benefits paid ......................        (495)         (417)         (392)
                                          ------------------------------------
    Market value of plan assets
      at end of year .................      10,112         9,215        11,155
                                          ------------------------------------
Funded status ........................      (1,217)         (712)        2,484
Unrecognized net loss (gain)
  from past experience
  different from that assumed
  and effects of changes
  in assumptions .....................       3,638           805        (2,414)
Prior service cost not yet
  recognized in periodic
  pension cost .......................         (37)          (62)          (86)
                                          ------------------------------------
Prepaid (accrued) pension cost
  included in other assets/
  liabilities ........................    $  2,384      $     31      $    (16)
                                          ====================================

      Assumptions used to develop periodic pension amounts were:

================================================================================
                                              2002          2001          2000
--------------------------------------------------------------------------------
Weighted average discount rate .......        6.50%         7.25%         8.00%
Rate of increase in future
  compensation levels ................        4.00%         4.50%         5.50%
Expected long-term rate of
  return on assets ...................        8.50%         9.00%         9.00%

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 41
--------------------------------------------------------------------------------

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

      The components of the net pension expense for the Directors' Plan are as follows for the years ended December 31:

================================================================================
                                                          2002     2001     2000
--------------------------------------------------------------------------------
                                                              (In thousands)
Service cost ........................................     $ 38     $ 27     $ 20
Interest cost .......................................       32       11        8
Amortization of unrecognized loss ...................       14       --       --
Amortization of past service liability ..............      119      119      109
                                                          ----------------------
Net pension expense .................................     $203     $157     $137
                                                          ======================

      The following table sets forth, for the Directors' Plan, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

================================================================================
                                                  2002        2001        2000
--------------------------------------------------------------------------------
                                                         (In thousands)
Change in benefit obligation:
  Benefit obligation at
    beginning of year ......................    $ 2,508     $ 2,043     $ 1,913
  Service cost .............................         38          27          20
  Interest cost ............................         32          11           8
  Actuarial (gain) loss ....................         --         465         (24)
  Benefits paid ............................        (60)        (38)        (22)
  Plan amendments ..........................         --          --         148
                                                -------------------------------
    Benefit obligation at
      end of year ..........................      2,518       2,508       2,043
                                                -------------------------------
Change in plan assets:
  Market value of assets at
    beginning of year ......................         --          --          --
  Employer contributions ...................         60          38          22
  Benefits paid ............................        (60)        (38)        (22)
                                                -------------------------------
    Market value of assets at
      end of year ..........................         --          --          --
                                                -------------------------------
Funded status ..............................     (2,518)     (2,508)     (2,043)
Unrecognized net loss from
  past experience different
  from that assumed and
  effects of changes
  in assumptions ...........................        475         489          15
Prior service cost not yet
  recognized in periodic
  pension cost .............................        663         782         901
Adjustment required to
  recognize minimum liability ..............     (1,123)         --          --
                                                -------------------------------
Accrued pension cost included
  in other liabilities .....................    $(2,503)    $(1,237)    $(1,127)
                                                ===============================

      For the years ended December 31, 2002, 2001 and 2000, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.50%, 7.25% and 8.00%, respectively. The level of future retainers and meeting fees was projected to remain constant.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 42
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

> 11. POSTRETIREMENT BENEFITS OTHER THAN PENSION

      The Company sponsors two postretirement benefit plans that cover all retirees who were full-time permanent employees with at least five years of service and their spouses. One plan provides medical benefits through a 50% cost sharing arrangement. Effective January 1, 2000, the spouses of future retirees will be required to pay 100% of the premiums for their coverage. The other plan provides life insurance benefits and is noncontributory. Under these programs, eligible retirees receive lifetime medical and life insurance coverage for themselves and lifetime medical coverage for their spouses. The Company reserves the right to amend or terminate these plans at its discretion.

      Comprehensive medical plan benefits equal the lesser of the normal plan benefit or the total amount not paid by Medicare. Life insurance benefits for retirees are based on annual compensation and age at retirement. As of December 31, 2002, the Bank has not funded these plans.

      The following table sets forth, for the postretirement plans, the change in benefit obligation and assets, and for the Company, the amounts recognized in the Consolidated Statements of Financial Condition at December 31:

================================================================================
                                                  2002        2001        2000
--------------------------------------------------------------------------------
                                                         (In thousands)
Change in benefit obligation:
  Benefit obligation at
    beginning of year ......................    $ 2,164     $ 2,227     $ 2,407
  Service cost .............................         98          79          82
  Actuarial (gain) loss ....................      1,131        (222)        (69)
  Plan amendments ..........................         --          --        (265)
  Interest cost ............................        153         174         171
  Benefits paid ............................       (123)        (94)        (99)
                                                -------------------------------
    Benefit obligation at
      end of year ..........................      3,423       2,164       2,227
                                                -------------------------------
Change in plan assets:
  Market value of assets at
    beginning of year ......................         --          --          --
  Employer contributions ...................        123          94          99
  Benefits paid ............................       (123)        (94)        (99)
                                                -------------------------------
    Market value of assets at
      end of year ..........................         --          --          --
                                                -------------------------------
Funded status ..............................     (3,423)     (2,164)     (2,227)
Unrecognized net (gain) loss from
  past experience different from
  that assumed and effects of
  changes in assumptions ...................      1,118         (13)        208
Prior service cost not yet
  recognized in periodic expense ...........       (397)       (527)       (658)
                                                -------------------------------
Accrued postretirement cost
  included in other liabilities ............    $(2,702)    $(2,704)    $(2,677)
                                                ===============================

      Assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligations at December 31 are as follows:

================================================================================
                                                   2002        2001        2000
--------------------------------------------------------------------------------
Rate of return on plan assets ..............         NA          NA          NA
Discount rate ..............................       6.50%       7.25%       8.00%
Rate of increase in health care costs:
  Initial ..................................       9.00%       9.00%       6.50%
  Ultimate (year 2008) .....................       4.50%       4.50%       5.00%
Annual rate of salary increases ............       4.50%       5.50%       5.00%
                                                   ============================

      The health care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2002 by $327,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for the year then ended by $26,000.

      The resulting net periodic postretirement benefit expense consisted of the following components for the years ended December 31:

================================================================================
                                                   2002        2001        2000
--------------------------------------------------------------------------------
                                                          (In thousands)
Service cost ...............................      $  98       $  79       $  82
Interest cost ..............................        153         174         171
Amortization of unrecognized loss ..........         --          --           4
Amortization of past service liability .....       (130)       (131)       (124)
                                                  -----------------------------
  Net postretirement benefit expense .......      $ 121       $ 122       $ 133
                                                  =============================

> 12. STOCKHOLDERS' EQUITY

Dividend Restrictions:

      In connection with the Bank's conversion from mutual to stock form in November 1995, a special liquidation account was established at the time of conversion, in accordance with the requirements of the Office of Thrift Supervision ("OTS"), which was equal to its capital as of June 30, 1995. The liquidation account is reduced as and to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in deposits do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. As of December 31, 2002, the Bank's liquidation account was $6.2 million and was presented within retained earnings.

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 43
--------------------------------------------------------------------------------

      In addition to the restriction described above, Federal banking regulations place certain restrictions on dividends paid by the Bank to the Holding Company. The total amount of dividends which may be paid at any date is generally limited to the net income of the Bank for the current year and prior two years, less any dividends previously paid from those earnings. As of December 31, 2002, the Bank had $19.6 million in retained earnings available to distribute to the Holding Company in the form of cash dividends.

      In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

Stock Split:

      The Company declared a three-for-two stock split which was distributed on August 30, 2001 in the form of a stock dividend. This dividend was not paid on shares held in treasury. Shares issued and outstanding for prior years have been restated to reflect this three-for-two stock split. Treasury share amounts have not been restated for prior years as the stock dividend was not paid on these shares.

Treasury Stock Transactions:

      During 2002, the Holding Company repurchased 1,202,450 shares of its outstanding common stock on the open market under its stock repurchase programs. During 2001, 2,120,885 shares of Treasury Stock were used to pay the stock dividend discussed above. At December 31, 2002, the Company had 1,253,720 shares of Treasury Stock which, among other things, could be used to award grants under the Company's Restricted Stock Plan and to satisfy obligations under the Stock Option Plan. Treasury stock is being accounted for using the average cost method.

--------------------------------------------------------------------------------

> 13. REGULATORY CAPITAL

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the OTS and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of December 31, 2002, the Bank continues to be categorized as "well-capitalized" by the OTS under the prompt corrective action regulations and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards.

========================================================================================
                                         December 31, 2002          December 31, 2001
                                       ----------------------    -----------------------
                                                   Percent of                 Percent of
                                        Amount       Assets       Amount        Assets
----------------------------------------------------------------------------------------
                                                    (Dollars in thousands)
Tangible capital:
  Capital level .................      $125,656       7.74%      $107,811       7.32%
  Requirement ...................        24,344       1.50%        22,081       1.50%
  Excess ........................      $101,312       6.24%      $ 85,730       5.82%
Core (Tier I) capital:
  Capital level .................      $125,656       7.74%      $107,811       7.32%
  Requirement ...................        48,687       3.00%        44,162       3.00%
  Excess ........................      $ 76,969       4.74%      $ 63,649       4.32%
Total risk-based capital:
  Capital level .................      $132,237      14.27%      $114,396      13.58%
  Requirement ...................        74,151       8.00%        67,395       8.00%
  Excess ........................      $ 58,086       6.27%      $ 47,001       5.58%
                                       =============================================

--------------------------------------------------------------------------------

> 14. COMMITMENTS AND CONTINGENCIES

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

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 44
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

      The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for loan commitments and lines of credit is represented by the contractual amounts of these instruments.

      Commitments to extend credit (principally real estate mortgages) and lines of credit (principally construction loan and home equity loan lines of credit) amounted to approximately $53,043,000 and $17,667,000, respectively, at December 31, 2002. Since generally all of the loan commitments are expected to be drawn upon, the total loan commitments approximate future cash requirements, whereas the amounts of lines of credit may not be indicative of the Company's future cash requirements. The loan commitments generally expire in ninety days, while construction loan lines of credit mature within eighteen months and home equity lines of credit mature within ten years. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      As of December 31, 2002, commitments to extend credit for fixed-rate real estate mortgages amounted to $16.1 million, with an average interest rate of 7.17%.

      Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. Collateral held consists primarily of real estate.

      FFCTI issued $20.0 million of floating rate capital securities in July 2002. The Holding Company has guaranteed the payment of FFCTI's obligations under these capital securities.

      The Company's minimum annual rental payments for Bank premises due under non-cancelable leases are as follows:

================================================================================
                                                                  Minimum Rental
--------------------------------------------------------------------------------
                                                                  (In thousands)
Years ending December 31:
2003 .........................................................        $  971
2004 .........................................................           998
2005 .........................................................           968
2006 .........................................................           887
2007 .........................................................           273
Thereafter ...................................................           745
                                                                      ------
  Total minimum payments required ............................        $4,842
                                                                      ======

      The leases have escalation clauses for operating expenses and real estate taxes. Certain lease agreements provide for increases in rental payments based upon increases in the consumer price index. Rent expense under these leases for the years ended December 31, 2002, 2001 and 2000 was approximately $936,000, $715,000 and $643,000, respectively.

Contingencies:

      The Company is a defendant in various lawsuits. Management of the Company, after consultation with outside legal counsels, believes that the resolution of these various matters will not result in any material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

> 15. CONCENTRATION OF CREDIT RISK

      The Company's lending is concentrated in one-to-four family residential real estate, multi-family residential real estate and commercial real estate loans to borrowers in the metropolitan New York area. The Company evaluates each customer's creditworthiness on a case-by-case basis under the Company's established underwriting policies. The collateral obtained by the Company generally consists of first liens on one-to-four family and multi-family residential real estate and commercial income producing real estate.

> 16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 45
--------------------------------------------------------------------------------

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

      The estimated fair value of each material class of financial instruments at December 31, 2002 and 2001 and the related methods and assumptions used to estimate fair value are as follows:

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

Loans:

      The estimated fair value of loans, with carrying amounts of $1,169,560,000 and $1,067,197,000 at December 31, 2002 and 2001, respectively, was $1,207,408,000 and $1,092,221,000 at December 31, 2002 and 2001, respectively.

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

Due to depositors:

      The estimated fair value of due to depositors, with carrying amounts of $1,002,013,000 and $818,517,000 at December 31, 2002 and 2001, respectively, was
$1,018,495,000 and $831,808,000 at December 31, 2002 and 2001, respectively.

      The fair values of demand, passbook savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting dates (i.e., their carrying value). The fair value of fixed-maturity certificates of deposits are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowed funds:

      The estimated fair value of borrowed funds, with carrying amounts of $493,164,000 and $513,435,000 at December 31, 2002 and 2001, respectively, was
$524,480,000 and $527,398,000 at December 31, 2002 and 2001, respectively.

      The fair value of borrowed funds is estimated by discounting the contractual cash flows using interest rates in effect for borrowings with similar maturities and collateral requirements.

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 46
--------------------------------------------------------------------------------

> NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
  For the years ended December 31, 2002, 2001 and 2000

Other financial instruments:

      The fair values of commitments to sell, lend or borrow are estimated using the fees currently charged or paid to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties or on the estimated cost to terminate them or otherwise settle with the counterparties at the reporting date. For fixed-rate loan commitments to sell, lend or borrow, fair values also consider the difference between current levels of interest rates and committed rates (where applicable).

      At December 31, 2002 and 2001, the fair values of the above financial instruments approximate the recorded amounts of the related fees and were not considered to be material.

> 17. RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2001, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. The Statement changes the approach to how goodwill and other intangible assets are accounted for subsequent to their recognition. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will be amortized over their useful lives. The Statement provides specific guidance on testing intangible assets that will not be amortized for impairment. As of December 31, 2001, the Company had goodwill with a remaining balance of $3.9 million recorded in connection with its purchase of New York Federal Savings Bank in 1997. Amortization expense for each of the years in the three-year period ended December 31, 2001 was $0.4 million. Effective January 1, 2002, the Company is no longer recording this amortization expense, but rather is required, at least annually, to test the remaining goodwill for impairment. The impairment test performed in connection with the adoption of this Statement in January 2002, and the subsequent annual impairment test performed in January 2003, did not require an adjustment to the carrying value of the goodwill.

--------------------------------------------------------------------------------

> 18. QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected unaudited quarterly financial data for the fiscal years ended December 31, 2002 and 2001 is presented below:

=============================================================================================================================
                                                               2002                                     2001
-----------------------------------------------------------------------------------------------------------------------------
                                                4th       3rd        2nd        1st       4th       3rd       2nd       1st
-----------------------------------------------------------------------------------------------------------------------------
                                                                   (In thousands, except per share data)
Quarterly operating data:
  Interest income .........................   $27,260   $26,855   $ 26,678    $26,113   $26,038   $25,583   $25,227   $25,051
  Interest expense ........................    13,636    13,732     13,494     13,702    14,501    15,042    15,079    15,080
                                              -------------------------------------------------------------------------------
    Net interest income ...................    13,624    13,123     13,184     12,411    11,537    10,541    10,148     9,971
  Provision for loan losses ...............        --        --         --         --        --        --        --        --
  Other operating income ..................     1,543     1,476     (2,896)     1,386     1,417     1,300     1,618     1,723
  Other expense ...........................     7,234     6,913      6,973      6,501     6,567     5,939     5,984     5,967
                                              -------------------------------------------------------------------------------
    Income before income tax expense ......     7,933     7,686      3,315      7,296     6,387     5,902     5,782     5,727
  Income tax expense ......................     3,014     2,921      1,274      2,758     2,427     2,184     2,140     2,118
                                              -------------------------------------------------------------------------------
    Net income ............................   $ 4,919   $ 4,765   $  2,041    $ 4,538   $ 3,960   $ 3,718   $ 3,642   $ 3,609
                                              ===============================================================================
  Basic earnings per share ................   $  0.44   $  0.41   $   0.17    $  0.38   $  0.33   $  0.30   $  0.30   $  0.29
  Diluted earnings per share ..............   $  0.42   $  0.39   $   0.17    $  0.36   $  0.31   $  0.29   $  0.28   $  0.28
  Dividends per share .....................   $ 0.090   $ 0.090   $  0.090    $ 0.090   $ 0.080   $ 0.080   $ 0.073   $ 0.073
  Average common shares outstanding for:
    Basic earnings per share ..............    11,258    11,491     11,689     11,970    12,107    12,316    12,284    12,364
    Diluted earnings per share ............    11,741    12,070     12,308     12,541    12,700    12,882    12,832    12,800
                                              ===============================================================================

--------------------------------------------------------------------------------
                       Flushing Financial Corporation and Subsidiaries > 47
--------------------------------------------------------------------------------

> 19. PARENT COMPANY ONLY FINANCIAL INFORMATION

      Earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment, any dividends would reduce the Holding Company's investment in the Bank, and any changes in the Bank's unrealized gain or loss on securities available for sale, net of taxes, would increase or decrease, respectively, the Holding Company's investment in the Bank. The condensed financial statements for the Holding Company at and for the years ended December 31, 2002 and 2001 are presented below:

================================================================================
                                                            2002         2001
--------------------------------------------------------------------------------
                                                             (In thousands)
Condensed Statements of Financial Condition
Assets:
  Cash and due from banks ............................   $   9,976    $  12,679
  Federal funds sold and overnight
  interest-earning deposit ...........................          --          924
  Securities available for sale:
    Mortgage-backed securities .......................          --           --
    Other securities .................................       6,153        6,263
  Interest receivable ................................          30           17
  Investment in subsidiaries .........................     134,598      113,232
  Other assets .......................................       1,821          600
                                                         ----------------------
      Total assets ...................................   $ 152,578    $ 133,715
                                                         ======================
Liabilities:
  Other liabilities ..................................   $     573    $     328
  Borrowings .........................................      20,619           --
                                                         ----------------------
Total liabilities ....................................      21,192          328
                                                         ----------------------
Stockholders' equity:
  Common stock .......................................         139          139
  Additional paid-in capital .........................      47,208       45,280
  Treasury stock .....................................     (21,733)      (5,750)
  Unearned compensation ..............................      (7,825)      (7,766)
  Retained earnings ..................................     109,208       99,641
  Accumulated other comprehensive
    income, net of taxes .............................       4,389        1,843
                                                         ----------------------
      Total equity ...................................     131,386      133,387
                                                         ----------------------
      Total liabilities and equity ...................   $ 152,578    $ 133,715
                                                         ======================

================================================================================
                                                             2002        2001
--------------------------------------------------------------------------------
                                                              (In thousands)
Condensed Statements of Income
Dividends from the Bank ................................   $     --    $ 15,000
Interest income ........................................        333         438
Interest expense .......................................       (540)         --
Non-interest income ....................................         --          --
Other operating expenses ...............................       (722)       (609)
                                                           --------------------
  Income before taxes and equity in
    undistributed earnings of subsidiary ...............       (929)     14,829
Income tax benefit .....................................        457         127
                                                           --------------------
  Income before equity in undistributed
    earnings of subsidiary .............................       (472)     14,956
Excess of dividends over current
  year earnings ........................................         --         (27)
Equity in undistributed earnings
  of the Bank ..........................................     16,735          --
                                                           --------------------
      Net income .......................................   $ 16,263    $ 14,929
                                                           ====================

================================================================================
                                                             2002        2001
--------------------------------------------------------------------------------
                                                              (In thousands)
Condensed Statements of Cash Flow
Operating activities:
  Net income ...........................................   $ 16,263    $ 14,929
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Equity in undistributed earnings
        of the Bank ....................................    (16,735)         27
      Net decrease in operating assets
        and liabilities ................................       (898)        (91)
      Amortization of unearned
        premium, net of accretion
          of unearned discount .........................          1           8
      Unearned compensation, net .......................      1,615       1,577
                                                           --------------------
          Net cash provided by
            operating activities .......................        246      16,450
                                                           --------------------
Investing activities:
  Purchases of securities available
      for sale .........................................       (112)       (709)
  Proceeds from sales and calls of
    securities available for sale ......................         30       1,460
  Investment in subsidiary .............................       (619)         --
                                                           --------------------
          Net cash (used) provided
            by investing activities ....................       (701)        751
                                                           --------------------
Financing activities:
  Purchase of treasury stock ...........................    (19,553)     (9,289)
  Cash dividends paid ..................................     (4,238)     (3,824)
  Proceeds from long-term borrowings ...................     20,619          --
                                                           --------------------
          Net cash used in
            financing activities .......................     (3,172)    (13,113)
                                                           --------------------
Net increase (decrease) in cash and
  cash equivalents .....................................     (3,627)      4,088
Cash and cash equivalents, beginning
  of year ..............................................     13,603       9,515
                                                           --------------------
Cash and cash equivalents, end of year .................   $  9,976    $ 13,603
                                                           ====================

--------------------------------------------------------------------------------
      Flushing Financial Corporation and Subsidiaries > 48
--------------------------------------------------------------------------------

> REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Flushing Financial Corporation:

      In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Flushing Financial Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

New York, New York
January 29, 2003